As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-180385

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. ONE TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUND FINANCIAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6035	Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2005 Fifth Avenue, Second Floor, Seattle, Washington 98121; (206) 448-0884

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laura Lee Stewart, President and Chief Executive Officer

2005 Fifth Avenue, Second Floor, Seattle, Washington 98121; (206) 448-0884

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Sadow, P.C.

Dave M. Muchnikoff, P.C.

SILVER, FREEDMAN & TAFF, L.L.P.

(a limited liability partnership including professional corporations)

3299 K Street, NW, Suite 100; Washington, DC  20007; (202) 295-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [  ]        Accelerated filer [  ]            Non-accelerated filer [  ]           Smaller reporting company  [X]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	3,126,949		$10.00	$31,269,940 (1)	$3,584(2)
401(k) Plan Participation Interests	361,892	(3)	---	---	---(4)

(1)    Estimated solely for the purpose of calculating the registration fee.

(2)    Previously paid.

(3)    In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)    The securities of Sound Financial Bancorp, Inc. to be purchased by the Sound Community Bank 401(k) Plan are included in the amount shown for common stock.  Accordingly, no separate fee is required for the participation interests.  In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBSCRIPTION AND COMMMUNITY

OFFERING PROSPECTUS

SOUND FINANCIAL BANCORP, INC.

(Proposed Holding Company for Sound Community Bank)

Up to 1,495,000 Shares of Common Stock

(Subject to Increase to up to 1,719,250 Shares)

$10.00 per Share

________________________________________________

Sound Financial Bancorp, Inc., a Maryland corporation referred to throughout this document as Sound Financial Bancorp, is offering up to 1,495,000 shares of common stock for sale at $10.00 per share in connection with the conversion of Sound Community MHC from the mutual holding company to the stock holding company form of organization.  The shares being offered represent the 55.0% ownership interest in Sound Financial, Inc. currently owned by Sound Community MHC.  Sound Financial, Inc.’s common stock is currently traded on the OTC Bulletin Board under the trading symbol “SNFL.”  We expect that Sound Financial Bancorp’s shares of common stock will trade on the Nasdaq Capital Market under the trading symbol “SNFL.”  For additional information regarding our current and proposed organizational structure, see page 2.

We are offering the common stock for sale on a best efforts basis.  The shares are first being offered in a subscription offering to current and former depositors of Sound Community Bank as of specified eligibility dates, with aggregate account balances of at least $50, and tax-qualified employee benefit plans of Sound Community Bank as described in this prospectus.  Shares not purchased in the subscription offering may simultaneously be offered to the general public in a community offering, with a preference given to residents of the communities served by Sound Community Bank and existing shareholders of Sound Financial, Inc.  Existing shareholders of Sound Financial, Inc. do not have priority rights in the subscription offering, absent any status they may have as depositors.  We may also offer shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering through a syndicate of selected dealers.

We must sell a minimum of 1,105,000 shares of common stock in the offering in order to complete the offering.  We may sell up to 1,719,250 shares because of demand for the shares, as a result of regulatory considerations or changes in market conditions, without resoliciting purchasers.  Keefe, Bruyette & Woods, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings and will serve as sole book-running manager for any syndicated community offering.  Neither Keefe, Bruyette & Woods, Inc. nor any member of the syndicate group is required to purchase any shares of common stock in the offering.

In addition to the shares we are selling in the offering, the remaining 45.0% interest in Sound Financial, Inc. common stock currently held by the public will be exchanged for shares of common stock of Sound Financial Bancorp using an exchange ratio that will result in the existing public shareholders owning approximately the same percentage of Sound Financial Bancorp common stock as they owned of Sound Financial, Inc. common stock immediately prior to the completion of the conversion.  We will issue up to 1,224,086 shares of common stock in the exchange, which may be increased to up to 1,407,699 shares of common stock if we sell 1,719,250 shares of common stock in the offering.

The minimum order is 25 shares.  The subscription offering will expire at noon, Pacific time, on [DATE 1], 2012.  We expect that the community offering will terminate at the same time, although it may be extended without notice to you until [DATE 2], 2012, unless the Federal Reserve Board approves a later date.  No single extension may exceed 90 days and the offering must be completed by [DATE 3], 2014.  Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE 2], 2012, or the number of shares of common stock to be sold is increased to more than 1,719,250 shares or decreased to less than 1,105,000 shares.  Funds received prior to the completion of the subscription and community offering will be held in a segregated account at Sound Community Bank and will earn interest at Sound Community Bank’s regular savings rate, which is currently 0.05%.  If all of the shares offered are purchased in the subscription offering, purchasers in the community offering will have their funds returned promptly, with interest.  If the subscription and community offerings are terminated, purchasers will have their funds returned promptly, with interest.  If the offering is extended beyond [DATE 2], 2012, we will resolicit purchasers, and you will have the opportunity to maintain, change or cancel your order.  In such event, if you do not provide us with a written indication of your intent, your order will be canceled and your funds will be returned to you, with interest.  If there is a change in the offering range, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

Completion of the conversion and offering is subject to several conditions, including the approval of the plan of conversion and reorganization by a vote of at least a majority of the outstanding shares of Sound Financial, Inc., excluding shares held by Sound Community MHC.  See “Summary – Conditions to Completion of the Conversion.”

OFFERING SUMMARY

Price:  $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	1,105,000	1,300,000	1,495,000	1,719,250
Gross offering proceeds	$ 11,050,000	$ 13,000,000	$ 14,950,000	$ 17,192,500
Estimated offering expenses, excluding selling agent fees and expenses	$ 1,004,790	$ 1,007,850	$ 1,005,910	$ 1,005,429
Estimated selling agent fees and expenses(1)	$ 410,210	$ 467,150	$ 524,090	$ 589,571
Net proceeds	$ 9,635,000	$ 11,525,000	$ 13,420,000	$ 15,597,500
Net proceeds per share	$ 8.72	$ 8.87	$ 8.98	$ 9.07

________________________

(1)    Includes (i) fees payable by us to Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings equal to 1.00% and 2.00% of the aggregate amount of common stock sold in the subscription and community offerings, respectively (less shares purchased by our directors, officers and employees and their immediate families and by our tax-qualified compensation plans), assuming that 40% of the shares are sold in the subscription offering and 20% of the shares are sold in the community offering, (ii) fees and selling commissions payable by us to Keefe, Bruyette & Woods, Inc. and any other broker-dealers participating in the syndicated community offering equal to 6.00% of the aggregate amount of common stock sold in the syndicated community offering, assuming that 40% of the shares are sold in the syndicated community offering, and (iii)  other expenses of the stock offering payable to Keefe, Bruyette & Woods, Inc. estimated to be $90,000.  If all shares were sold in the syndicated community offering  (excluding shares purchased by the employee stock ownership plan, directors and executive officers), the maximum commission payable to participating members would be $597,960, $705,600, $813,240 and $937,026 at the minimum, midpoint, maximum and adjusted maximum of the offering range.  For further information regarding selling agent fees and commissions, including certain additional compensation not included in the table above, see “The Conversion and Offering – Marketing Arrangements.”

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page __.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

--------------------------------------------------

KEEFE, BRUYETTE & WOODS

--------------------------------------------------

For assistance, please contact the Stock Information Center toll-free at (___) ___-____.

The date of this prospectus is __ __, 2012.

SOUND
COMMUNITY BANK
Making dreams come true.

Port Angeles
Sequim
101
20
525
5
SNOHOMISH COUNTY
CLALLAM COUNTY
2
104
2
Mountlake Terrace
JEFFERSON COUNTY
5
101
3
KING COUNTY
KITSAP COUNTY
Seattle
405
90
16
Tacoma
MASON COUNTY
101
5
8
PIER COUN
THURSTON COUNTY
Olympia

Seattle
Washington

Main Office
2005 5th Avenue
Seattle, WA 98121

i

SUMMARY

The following summary explains the material aspects of the conversion, the offering and the exchange of existing shares of Sound Financial, Inc. common stock for shares of Sound Financial Bancorp, Inc. common stock.  It may not contain all of the information that is important to you.  Before making an investment decision you should read the remainder of this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements and the section entitled “Risk Factors.”

The Companies

Sound Financial Bancorp, Inc.  Sound Financial Bancorp, Inc., referred to in this prospectus as Sound Financial Bancorp, is a newly formed Maryland corporation that was incorporated in March 2012 to be the successor corporation to Sound Financial, Inc. upon completion of the conversion.  While federal regulations contemplate the use of federally chartered entities in the mutual holding company structure, fully converted public stock holding companies must be state-chartered entities.  Sound Financial Bancorp will own all of the outstanding shares of common stock of Sound Community Bank upon completion of the conversion.  Sound Financial Bancorp will be subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “Federal Reserve”). Sound Financial Bancorp’s executive offices are located at 2005 5th Avenue, Suite 200, Seattle, Washington 98121.  Our telephone number at this address is (206) 448-0884.

Sound Community MHC.  Sound Community MHC is the federally chartered mutual holding company of Sound Financial, Inc.  Sound Community MHC’s principal business activity is the ownership of 1,621,435 shares of common stock of Sound Financial, Inc., or 55.0% of the issued and outstanding shares as of the date of this prospectus.  After the completion of the conversion, Sound Community MHC will cease to exist.

Sound Financial, Inc.  Sound Financial, Inc. is a federally chartered stock holding company that owns all of the outstanding common stock of Sound Community Bank.  Sound Financial, Inc. was incorporated in 2008 for the purpose of becoming the holding company of Sound Community Bank in connection with the mutual-to-stock conversion of Sound Community Bank. Sound Community Bank reorganized into the mutual holding company form of ownership and completed a public stock offering on January 8, 2008.  In conjunction with the public stock offering, Sound Financial, Inc. raised approximately $13.0 million of proceeds.  Sound Financial, Inc. has no significant assets other than its ownership of all of the outstanding shares of common stock of Sound Community Bank, its loan to the employee stock ownership plan, and certain liquid assets.  Sound Financial, Inc.’s stock is traded on the OTC Bulletin Board under the symbol “SNFL”.

At December 31, 2011, Sound Financial, Inc. had consolidated assets of $339.7 million, deposits of $300.0 million and stockholders’ equity of $28.7 million.  After the completion of the conversion, Sound Financial, Inc. will cease to exist, and will be succeeded by Sound Financial Bancorp.  As of the date of this prospectus, Sound Financial, Inc. had 2,949,045 shares of common stock issued and outstanding, of which 1,621,435 shares were owned by Sound Community MHC.  The remaining 1,327,610 shares of Sound Financial, Inc. common stock outstanding as of the date of this prospectus were held by the public.

Sound Community Bank.  Sound Community Bank is a federally chartered stock savings bank headquartered in Seattle, Washington and the wholly-owned subsidiary of Sound Financial, Inc.  Sound Community Bank was originally founded as a credit union and converted to a federal mutual (meaning no shareholders) savings bank in 2003.  In 2008, Sound Community Bank converted to stock form and became the wholly-owned subsidiary of Sound Financial, Inc. as part of a mutual holding company reorganization and stock issuance.

Executive Overview

We serve the Puget Sound region in western Washington, including the  Seattle-Tacoma-Bellevue metropolitan area (“Seattle MSA”), and  Clallam County, Washington through our main office in Seattle and four branch offices, two of which are located in the Seattle MSA and two that are located in Clallam County, west of Puget Sound.    Our main office is located in Seattle in King County, while the Tacoma branch is located in Pierce County, the Mountlake Terrace branch is located in Snohomish County and the Sequim and Port Angeles branches are located in Clallam County.  In 2009, we acquired branches located in Port Angeles and Tacoma, Washington from another local institution.  We are a member of the Federal Home Loan Bank (“FHLB”) system, and our customers’ deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Although our total assets, loans and deposits have remained relatively stable over the last three years, we have continued to diversify our loan portfolio over this period.  At December 31, 2011, residential mortgage loans (including home equity loans) and consumer loans comprised 45.0% and 9.7%, respectively, of our total loan portfolio, compared to 58.9% and 21.0%, respectively, at December 31, 2007.  We have also in recent years focused on expanding our commercial loan portfolio, including both real estate secured loans and loans secured by business assets.  In this regard, commercial real estate (including multifamily loans) and commercial business loans have more than doubled, from 16.2% to 40.7% of total loans from December 31, 2007 to December 31, 2011, while construction and development loans have increased slightly from 3.9% to 4.6% during this same period.  As of December 31, 2011, 86.0% of our total loans were real estate secured mortgage loans, all of which properties were located in the state of Washington.

We focus on residential mortgage loan originations, most of which are written using generally accepted underwriting guidelines, and are sold in the secondary market to Fannie Mae, with servicing retained for continued customer contact, relationship building and to increase non-interest income.  Primarily as a result of these sales, substantially all of the one- to four-family residential mortgage loans we retain in this portfolio consist of loans that are “non-conforming” because they do not satisfy acreage limits, income, credit or various other requirements imposed by Fannie Mae or other secondary market purchasers.  We believe that these loans satisfy a need in our market area and. subject to market conditions, intend to continue to originate these types of loans.  See “Business of Sound Financial Inc. and Sound Community Bank – Lending Activities-- One- to Four-Family Real Estate Lending.”

The composition of our deposit mix has also changed over the last three years due to our emphasis on increasing core deposits, which we define as our non-certificate or non-time deposit accounts.  Core deposits comprised 56.7% of total deposits at December 31, 2011, versus 52.8% of total deposits at year end 2009.   We also use borrowings to fund growth and to manage funding costs and interest rate risk.  Borrowings totaled $8.5 million at December 31, 2011, a decrease of $16.3 million from the prior year, as we reduced reliance on these borrowings as the result of deposit growth exceeding loan growth.

Our market area for business operations is the Puget Sound region in western Washington and Clallam County, Washington.  In recent years, like much of the country, the economy in our market area has experienced a downturn, reflecting the impact of the nationwide recession.  Unemployment rates increased, and real estate prices  diminished from peak levels.  As a result, like most financial institutions, our future operating results and financial performance will be significantly affected by the course of recovery in our market area from the recent recessionary downturn.  Economic conditions in general appear to be stabilizing, as the unemployment rates in two of our four county market areas and the state of Washington have decreased since December 31, 2010, which is consistent with the nation as a whole.  King and Snohomish Counties reported unemployment rates of 7.5% and 8.9%, respectively, for February 2012, which is lower than the state and national unemployment rates of 8.8% and 8.2%, respectively, as of March 2012.  Alternatively, unemployment in Clallam County increased modestly from 10.1% at December 31, 2010 to 11.2% for February 2012, while unemployment in Pierce County increased from 9.2% for December 2010 to 9.8% as of February 2012.   These unemployment rates are above the state and national rates as of February 2012.

For most of the past three years, housing markets remained weak in our market area, resulting in elevated levels of delinquencies and nonperforming assets, deterioration in property values, and the need to provide for provision for loan losses in amounts that have materially adversely affected our earnings. For the years ended December 31, 2011 and 2010, we recorded net income of $1.6 million and $1.3 million, respectively, as compared to a net loss of $614,000 for the year ended December 31, 2009.    Our provision for loan loss for 2011 was $4.6 million as compared to $4.7 million and $4.3 million in 2010 and 2009, respectively.  At December 31, 2011, we had $9.5 million of nonperforming assets (representing 2.78% of total assets), compared to $5.9 million (representing 1.75% of total assets) and $6.1 million (representing 1.81% of total assets) at December 31, 2010 and 2009, respectively.  Nonperforming assets increased during 2011 primarily due to a $1.2 million nonperforming commercial real estate loan. At December 31, 2011, our allowance for loan losses was $4.5 million, equal to 1.47% of total loans and 39.56% of non-performing loans.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition at December 31, 2011 Compared to December 31, 2010 -- Delinquencies and Nonperforming Assets” for more information on nonperforming assets.

In this prospectus, the terms “we, “our,” and “us” refer to Sound Financial, Inc. and Sound Community Bank unless the context indicates another meaning.

Our Business Strategy

Our principal objective is to remain an independent, community-oriented financial institution serving customers in our primary market area.  Our Board of Directors has sought to accomplish this objective through the adoption of a strategy designed to maintain profitability, a strong capital position and high asset quality.  This strategy primarily involves:

•                  Focusing on asset quality;

•                  Improving earnings by expanding product offerings, including increasing the percentage of our assets consisting of higher-yielding commercial real estate and commercial business loans, which offer higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations than one-to four- family mortgage loans while maintaining our focus on residential lending by offering additional loan products;

•                  Emphasizing lower cost core deposits to manage the funding costs of our loan growth;

•                  Improving profitability through continued expense control;

•                  Maintaining our customer service focus; and

•                  Expanding our presence within our existing and nearby market areas by capturing business opportunities resulting from changes in the competitive environments.

These strategies are intended to guide our investment of the net proceeds of the offering.  We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.  A full description of our products and services begins on page    of this prospectus under the heading “Business of Sound Financial Inc. and Sound Community Bank.”

Our Current Organizational Structure

In 2008, Sound Financial, Inc. became the mid-tier stock holding company of Sound Community Bank, owning 100% of its stock, and conducted an initial public offering by selling a minority of its common stock to the public.  The majority of the outstanding shares of common stock of Sound Financial, Inc. are owned by Sound Community MHC, which is a federally chartered mutual holding company with no shareholders.

Pursuant to the terms of the Plan of Conversion and Reorganization of Sound Community MHC, which is referred to throughout this prospectus as the plan of conversion, Sound Community Bank will convert from the mutual holding company to the stock holding company corporate structure.  As part of the conversion, we are offering for sale in a subscription offering, a community offering and possibly a syndicated community offering, the majority ownership interest of Sound Financial, Inc. that is currently owned by Sound Community MHC.  Upon completion of the conversion, Sound Community MHC will cease to exist, and we will complete the transition from partial to full public stock ownership.  In addition, as part of the conversion, existing public shareholders of Sound Financial, Inc. will receive shares of common stock of Sound Financial Bancorp in exchange for their shares of Sound Financial, Inc. common stock pursuant to an exchange ratio that maintains the same percentage ownership in Sound Financial Bancorp (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares) that existing shareholders had in Sound Financial, Inc. immediately prior to the completion of the conversion and offering.

The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Reasons for the Conversion and the Offering

Our primary reasons for converting and raising additional capital through the offering include:

•                  to support organic growth by increasing our lending in the communities we serve;

•                  to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of December 31, 2011, Sound Community Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or recommendation from OCC or the FDIC to raise capital);

•                  to finance the possible acquisition of branches from other financial institutions or build or lease new branch facilities in, or adjacent to, our market areas, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•                  to enhance existing products and services, and support the development of new products and services, by investing, for example, in technology to support growth and enhanced customer service;

•                  the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional capital raising efforts; and

•                  to seek to improve the liquidity of our shares of common stock and shareholder returns through higher earnings and more flexible capital management strategies.

Terms of the Offering

We are offering between 1,105,000 and 1,495,000 shares of common stock to eligible depositors of Sound Community Bank, to our tax-qualified employee benefit plans, including our employee stock ownership plan and, to the extent shares remain available, to natural persons and trusts of natural persons residing in the Washington counties of Clallam, King, Pierce and Snohomish, to our existing public shareholders and to the general public.  The number of shares of common stock to be sold may be increased to up to 1,719,250 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks.  Unless the number of shares of common stock to be offered is increased to more than 1,719,250 shares or decreased to fewer than 1,105,000 shares, or the offering is extended beyond [DATE 2], 2012, purchasers will not have the opportunity to modify or cancel their stock orders once submitted.  If the number of shares of common stock to be sold is increased to more than 1,719,250 shares or decreased to fewer than 1,105,000 shares, or if the offering is extended beyond [DATE 2], 2012, purchasers will have the opportunity to maintain, cancel or change their orders for shares of common stock during a designated resolicitation period or have their funds returned promptly with interest.  If, in that event, you do not provide us with written indication of your intent, your stock order will be canceled, your funds will be returned to you with interest calculated at Sound Community Bank’s regular savings rate and any deposit account withdrawal authorizations will be canceled.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock.  Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

We may also offer for sale to the general public in a syndicated offering through a syndicate of selected dealers shares of our common stock not purchased in the subscription offering or the community offering.  We may begin the syndicated community offering at any time following the commencement of the subscription offering.  Keefe, Bruyette & Woods, Inc. will manage the syndicated community offering, if any, which will also be conducted on a best efforts basis.  Neither Keefe, Bruyette & Woods, Inc., nor any other member of the syndicate, is required to purchase any shares in the syndicated community offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Sound Financial Bancorp assuming the conversion, the exchange and the offering are completed.  RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of March 9, 2012, this estimated pro forma market value ranged from $20.1 million to a maximum of $27.2 million, with a midpoint of $23.6 million.  Based on this valuation, the 55.0% ownership interest of Sound Community MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Sound Financial Bancorp will range from 1,105,000 shares to 1,495,000 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The exchange ratio will range from 0.68150 shares at the minimum of the offering range to 0.92202 shares at the maximum of the offering range in order to approximately preserve the existing percentage ownership of public shareholders of Sound Financial Bancorp (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  If the demand for shares or market conditions warrant, the appraisal can be increased by 15%.  At this adjusted maximum of the offering range, the estimated pro forma market value is $31.3 million, the number of shares of common stock offered for sale will be 1,719,250 and the exchange ratio will be 1.06033 shares.

The independent appraisal is based primarily on Sound Financial, Inc.’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Sound Financial Bancorp.

The appraisal peer group was initially selected from the universe of all publicly-traded savings institutions with resources, strategies, financial and other operating characteristics relatively comparable to Sound Financial Bancorp.  Additional criteria applied in the selection of the  appraisal peer group included that the stock institution was fully-converted for at least one year and not subject to an actual or rumored acquisition,  headquartered in the state of Washington with assets less than $1.5 billion, and trailing twelve month earnings greater than negative 0.25% of average assets, and to those companies on a national basis (excluding those companies located in the Northeastern and Mid-Atlantic regions of the United States) with assets between $275 million and $425 million and positive earnings.  The appraisal peer group consists of the following companies.  Total assets are as of December 31, 2011, unless otherwise indicated.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
Athens Bancshares Corporation (AFCB)	NASDAQ	Athens, TN	$284(1)
Eagle Bancorp Montana, Inc. (EBMT)	NASDAQ	Helena, MT	332
First Financial Northwest, Inc. (FFNW)	NASDAQ	Renton, WA	1,059
Jacksonville Bancorp, Inc. (JXSB)	NASDAQ	Jacksonville, IL	307(1)
LSB Financial Corp. (LSBI)	NASDAQ	Lafayette, IN	364(1)
Louisiana Bancorp, Inc. (LABC)	NASDAQ	Metairie, LA	316(1)
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	402(1)
Timberland Bancorp, Inc. (TSBK)	NASDAQ	Hoquiam, WA	736
Wayne Savings Bancshares (WAYN)	NASDAQ	Wooster, OH	410
Wolverine Bancorp, Inc. (WBKC)	NASDAQ	Midland, MI	294

_________________________

(1)          As of September 30, 2011.

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price.

The following table presents a summary of selected pricing ratios for the peer group companies and Sound Financial Bancorp (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended December 31, 2011, stock price information as of March 9, 2012, as reflected in RP Financial’s appraisal report, dated March 9, 2012, and the number of shares outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 4.3% on a price-to-book value basis, a discount of 3.9% on a price-to-tangible book value basis, a discount of 2.3% on a price-to-earnings basis and a discount of 36.5% on a price-to-core earnings basis.

	Price- earnings multiple	Price-to-core- earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio

Sound Financial Bancorp (on a pro forma basis, assuming completion of the conversion)
Minimum	14.16x	9.98x	54.29%	55.62%
Midpoint	16.92x	11.87x	61.16%	62.58%
Maximum	19.77x	13.81x	67.39%	68.87%
Adjusted Maximum	23.16x	16.09x	74.02%	75.59%

Valuation of peer group companies, as of March 9, 2012
Average	20.23x	21.76x	70.38%	71.68%
Median	20.98x	24.01x	71.56%	74.09%

_______________________

(1)          Information is derived from the RP Financial appraisal report and is based upon estimated core earnings for the twelve months ended December 31, 2011.  These ratios are different from the ratios in “Pro Forma Data.”

Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-earnings and price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other.  Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.  The estimated appraised value and the resulting discounts and premiums took into consideration the potential financial impact of the offering as well as the trading price of Sound Financial, Inc. common stock, which increased from $7.10 per share on January 27, 2012, the closing price on the last trading day immediately preceding the announcement of the conversion, to $7.89 per share, the closing price on March 9, 2012, the effective date of the independent appraisal.

RP Financial, will update the independent appraisal prior to the completion of the conversion.  If the estimated appraised value changes to either below $20.1 million or above $31.3 million, then, after consulting with the Federal Reserve, we may: set a new offering range and resolicit persons who submitted stock orders; terminate the offering and promptly return all funds; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission (“SEC”).  See “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

After-Market Performance of Second-Step Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2011 and March 9, 2012. A “second-step” conversion is a stock offering by a stock-form savings institution or its holding company that is majority-owned by a mutual holding company where the mutual holding company structure will terminate in connection with the offering. As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of these second-step conversion offerings.  None of these companies were included in the peer group of 10 publicly traded companies utilized by RP Financial in performing its valuation analysis. Because the market for stocks of financial institutions was very volatile over the past two years, a relatively small number of second-step conversion offerings were completed during this period as compared to prior periods.

				Percentage Price Increase (Decrease) From Initial Trading Date
Company Name and Ticker Symbol	Date of Offering	Exchange	Gross Offering Proceeds	After 1 Day	After 1 Week	After 1 Month	Through March 9, 2012
			(In millions)
Cheviot Financial Corp. (CHEV)	01/18/12	NASDAQ	$ 37.4	3.13%	2.63%	3.50%	4.75%
Naugatuck Valley Fin. Corp. (NVSL)	06/30/11	NASDAQ	33.4	(1.30)	(2.50)	1.90	(12.50)
Rockville Financial, Inc. (RCKB)	03/04/11	NASDAQ	171.1	6.00	6.50	5.00	16.10
Eureka Financial Corp. (EKFC)	03/01/11	OTCBB	7.6	22.50	17.50	28.50	41.00
Atlantic Coast Fin. Corp. (ACFC)	02/04/11	NASDAQ	17.1	0.50	0.00	2.00	(78.50)
Alliance Bancorp, Inc. (ALLB)	01/18/11	NASDAQ	32.6	10.00	6.80	11.90	13.50
SI Financial Group, Inc. (SIFI)	01/13/11	NASDAQ	52.4	15.90	12.90	17.50	34.88
Minden Bancorp, Inc. (MDNB)	01/05/11	OTCBB	13.9	28.00	28.50	30.00	42.50

Average			45.7	10.59	9.04	12.54	7.72
Median			33.0	8.00	6.65	8.45	14.80

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Sound Financial Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for Sound Financial Bancorp and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

The Exchange of Existing Shares of Sound Financial, Inc. Common Stock

At the conclusion of the conversion, shares held by existing shareholders of Sound Financial, Inc. will be canceled and exchanged for shares of common stock of Sound Financial Bancorp.  The number of shares of common stock received will be based on an exchange ratio determined as of the conclusion of the conversion and offering, which will depend upon the number of shares sold in the offering.  The number of shares received will not be based on the market price of our currently outstanding shares.  Instead, the exchange ratio will ensure that existing public shareholders of Sound Financial, Inc. will retain the same percentage ownership of our organization after the offering, exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  In addition, if options to purchase shares of Sound Financial, Inc. common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Sound Financial, Inc. held by public shareholders, an increase in the number of shares of common stock issued to public shareholders in the share exchange and a decrease in the exchange ratio.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus.  The table also shows the number of whole shares of Sound Financial Bancorp common stock a hypothetical owner of Sound Financial, Inc. common stock would receive in exchange for 100 shares of Sound Financial, Inc. common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of Sound Financial, Inc.		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	1,105,000	55.0%	904,760	45.0%	2,009,760	0.68150	68
Midpoint	1,300,000	55.0%	1,064,423	45.0%	2,364,423	0.80176	80
Maximum	1,495,000	55.0%	1,224,086	45.0%	2,719,086	0.92202	92
Adjusted Maximum	1,719,250	55.0%	1,407,699	45.0%	3,126,949	1.06033	106

No fractional shares of Sound Financial Bancorp common stock will be issued to any public shareholder of Sound Financial, Inc.  For each fractional share that would otherwise be issued, Sound Financial Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.

Outstanding options to purchase shares of Sound Financial, Inc. common stock also will convert into and become options to purchase shares of Sound Financial Bancorp common stock.  The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio.  The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At December 31, 2011, there were 95,438 outstanding options to purchase shares of Sound Financial, Inc. common stock, 43,360 of which have vested.  Such options will be converted into options to purchase 73,873 shares of common stock at the minimum of the offering range and 114,937 shares of common stock at the adjusted maximum of the offering range.  Because Federal Reserve Board regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, shareholders would experience dilution of approximately 3.5% at the minimum and adjusted maximum of the offering range.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 1,300,000 shares of common stock in the stock offering, and we have net proceeds of $11.5 million, we intend to distribute the net proceeds as follows:

•                  $7.4 million (63.8% of the net proceeds) will be invested in Sound Community Bank;

•                  $1.0 million (9.0% of the net proceeds) will be loaned by Sound Financial Bancorp to the employee stock ownership plan to fund its purchase of our shares of common stock; and

•                  $3.1 million (27.2% of the net proceeds) will be retained by Sound Financial Bancorp.

We may use the funds that we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  Sound Community Bank may use the proceeds it receives to support its lending activities, to develop other products and services and for other general corporate purposes.  The net proceeds retained also may be used for future business expansion through opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Our Dividend Policy

Sound Financial, Inc. does not currently pay a cash dividend on its common stock.  After the conversion, we intend to pay cash dividends on a quarterly basis, the amount of which will be determined following completion of the conversion, taking into account the total number of shares issued in the conversion and the exchange ratio received by existing public shareholders.  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

See “Selected Consolidated Financial and Other Data of Sound Financial, Inc. and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

Purchases and Ownership by our Executive Officers and Directors

We expect our directors, executive officers and their associates to purchase 24,500 shares of common stock in the offering.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  After the conversion, as a result of purchases in the offering and the shares they will receive in exchange for shares of Sound Financial, Inc. common stock that they currently own, our directors and executive officers, together with their associates, are expected to beneficially own approximately 210,443 shares of common stock, or 8.7% of our total outstanding shares of common stock, at the midpoint of the offering range.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Conversion

Employee Stock Ownership Plan.  Our tax-qualified employee stock ownership plan expects to purchase up to 8% of the shares of common stock we sell in the offering, or 119,600 shares of common stock assuming we sell the maximum number of shares proposed to be sold which, when combined with the existing employee stock ownership plan, will be approximately 8% of the shares outstanding following the conversion.  If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 10% of the shares of common stock sold in the offering.  We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.  Assuming the employee stock ownership plan purchases 119,600 shares in the offering, at the maximum of the offering range, we will recognize additional compensation expense, after tax, of approximately $75,000 annually over a 10-year period, assuming the loan to the employee stock ownership plan has a 10-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and the shares of common stock have a fair market value of $10.00 per share for the full 10-year period.  If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

Stock-Based Incentive Plan.  We also intend to implement a new stock-based incentive plan no earlier than 12 months after completion of the conversion.  Shareholder approval of this plan will be required.  If implemented 12 months or more following the completion of the conversion, the stock-based incentive plan is intended to reserve a number of shares equal to 4% of the shares of common stock sold in the offering, or 68,770 shares of common stock at the adjusted maximum of the offering range for awards of restricted stock to key employees and directors, at no cost to the recipients.  If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, shareholders would experience dilution of up to approximately 2.2% in their ownership interest in Sound Financial Bancorp.  If implemented within 12 months or more following the completion of the conversion, the stock-based incentive plan is also intended to reserve a number of shares equal to 10% of the shares of common stock sold in the offering, or 171,925 shares of common stock at the adjusted maximum of the offering range, for issuance pursuant to grants of stock options to key employees and directors.  If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, shareholders would experience dilution of up to 5.2% in their ownership interest in Sound Financial Bancorp.  For a description of our current stock-based incentive plans, see “Management - Compensation Discussion and Analysis” and Note 14 of the Notes to Consolidated Financial Statements.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion.  The table also shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)				Value of Grants(2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Dilution Resulting From Issuance of Shares for Stock-Based Incentive Plans(3)	At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	88,400	119,600	8.0%	NA	$ 884,000	$1,196,000
Restricted stock awards	44,200	59,800	4.0	2.15%	442,000	598,000
Stock options	110,500	149,500	10.0	5.20%	349,180	472,420
Total	243,100	328,900	22.0%	7.15%	$1,675,180	$2,266,420

__________________________

(1)          The table assumes that the stock-based incentive plan awards a number of options and restricted stock equal to 10% and 4% of the shares of common stock sold in the offering, respectively, and the plan is implemented 12 months or more following completion of the conversion and offering.  If implemented within 12 months of the completion of the conversion, the number of shares that may be reserved for grants of restricted stock and stock options cannot exceed 4% and 10%, respectively, of the total number of shares to be outstanding upon completion of the conversion, less the number of shares of restricted stock and stock options (adjusted for the exchange ratio) reserved under previously adopted benefit plans.

(2)          The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $3.16 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 10 years; a dividend yield of 0.0%; a risk free interest rate of 1.89%; and a volatility rate of 19.34%.  The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)          Represents the dilution of stock ownership interest.  No dilution is reflected for the employee ownership plan because these shares are assumed to be purchased in the offering.

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our existing equity incentive plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares since Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.

The following table presents information as of December 31, 2011 regarding our existing employee stock ownership plan, our existing equity incentive plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan.  The table below assumes that 2,719,086 shares are outstanding after the offering, which includes the sale of 1,495,000 shares in the offering at the maximum of the offering range, and the issuance of 1,224,086 shares in exchange for shares of Sound Financial, Inc. using an exchange ratio of 0.92202.  It also assumes that the value of the stock is $10.00 per share.

						Percentage of
						Shares
						Outstanding
Existing and New Stock-Based				Estimated Value of		After the
Incentive Plans	Participants	Shares		Shares		Conversion
Existing employee stock ownership plan	Employees	101,823	(1)	$1,018,223		3.74%
New employee stock ownership plan	Employees	119,600		1,196,000		4.40
Total employee stock ownership plan		221,423		$2,214,233		8.14

Existing shares of restricted stock	Directors, Officers and Employees	53,276	(2)	$ 532,762	(3)	1.96
New shares of restricted stock	Directors, Officers and Employees	59,800		598,000		2.20
Total shares of restricted stock		113,076		$ 1,130,762		4.16

Existing stock options	Directors, Officers and Employees	133,190	(4)	$ 420,882	(5)	4.90
New stock options	Directors, Officers and Employees	149,500		472,420	(5)	5.50
Total stock options		282,690		$ 893,302		10.40

Total of stock-based incentive plans		617,190		$4,238,296		22.70%(6)

___________________

(1)          Represents shares in the employee stock ownership plan as of December 31, 2011, as adjusted for the exchange ratio at the maximum of the offering range.

(2)          Represents shares of restricted stock authorized for grant under our existing equity incentive plan, as adjusted for the exchange ratio at the maximum of the offering range.

(3)          The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)          Represents shares authorized for grant under our existing equity incentive plan, as adjusted for the exchange ratio at the maximum of the offering range.

(5)          The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $3.16 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 19.34%; and interest rate, 1.89%.

(6)          The number of shares of restricted stock and stock options set forth in the table would exceed regulatory limits if a stock-based incentive plan was adopted within one year of the completion of the conversion and offering. Accordingly, the number of new shares of restricted stock and stock options set forth in the table would have to be reduced such that the aggregate amount of outstanding stock awards would be 4.0% or less and outstanding stock options would be 10.0% or less, unless we obtain a waiver from the Federal Reserve Board, or we implement the incentive plan after 12 months following the completion of the conversion and offering.  Our current intention is to implement a new stock-based incentive plan no earlier than 12 months after completion of the conversion and offering.

The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of our common stock at the time the shares are awarded.  The stock-based incentive plan is subject to shareholder approval, and cannot be implemented until at least six months after completion of the offering.  The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the market price of our common stock ranges from $8.00 per share to $14.00 per share.

	44,200	52,000	59,800	68,770
	Shares Awarded at Minimum of	Shares Awarded at Midpoint of	Shares Awarded at Maximum of	Shares Awarded at Adjusted Maximum of
Share Price	Range	Range	Range	Range
(In thousands, except share price)
$ 8.00	$ 354	$ 416	$ 478	$ 550
10.00	442	520	598	688
12.00	530	624	718	825
14.00	619	728	837	963

The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Sound Financial Bancorp at the time the options are granted.  The value will also depend on the various assumptions used in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Option Value	110,500 Options at Minimum of Range	130,000 Options at Midpoint of Range	149,500 Options at Maximum of Range	171,925 Options at Adjusted Maximum of Range
(In thousands, except exercise price and option value)
$ 8.00	$ 2.53	$ 280	$ 329	$ 378	$ 435
10.00	3.16	349	411	472	543
12.00	3.79	419	493	567	652
14.00	4.42	488	575	661	760

The tables presented above are provided for informational purposes only.  Our shares of common stock may trade below $10.00 per share.  Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page __.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased in the offering is 25.

The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 30,000 shares.  If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed 30,000 shares ($300,000) of common stock:

•                  your spouse or relatives of you or your spouse living in your house;

•                  companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•                  other persons who may be your associates or persons acting in concert with you.

In addition to the above purchase limitations, there is an ownership limitation for shareholders other than our employee stock ownership plan.  Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Sound Financial, Inc. common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.

Subject to Federal Reserve Board approval, we may increase or decrease the purchase and ownership limitations at any time.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Sound Financial Bancorp common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,105,000 shares of common stock in the subscription, community and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

•                  increase the purchase and ownership limitations; and/or

•                  seek regulatory approval to extend the offering beyond [DATE 2], 2012, provided that any such extension will require us to resolicit subscriptions received in the subscription and community offerings.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The Federal Reserve Board has conditionally approved the plan of conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

We cannot complete the conversion unless:

•                  The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Sound Community MHC (depositors of Sound Community Bank) as of [MEMBER VOTING RECORD DATE];

•                  The plan of conversion is approved by a vote of at least two-thirds of the outstanding shares of common stock of Sound Financial, Inc. as of [VOTING RECORD DATE], including shares held by Sound Community MHC.  (Because Sound Community MHC owns 55.0% of the outstanding shares of Sound Financial, Inc. common stock, we expect that Sound Community MHC and our directors and executive officers effectively will control the outcome of this vote);

•                  The plan of conversion is approved by a vote of at least a majority of the outstanding shares of common stock of Sound Financial, Inc. as of [VOTING RECORD DATE], excluding those shares held by Sound Community MHC;

•                  We sell at least the minimum number of shares of common stock offered; and

•                  We receive the final approval of the Federal Reserve Board to complete the conversion and offering; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Sound Community MHC intends to vote its ownership interest in favor of the plan of conversion.  At December 31, 2011, Sound Community MHC owned 55.0% of the outstanding shares of common stock of Sound Financial, Inc.  The directors and executive officers of Sound Financial, Inc. and their affiliates owned 179,836 shares (excluding vested options to purchase 52,083 of Sound Financial, Inc.), or 6.1% of the outstanding shares of common stock as of December 31, 2011.  They have indicated their intention to vote those shares in favor of the plan of conversion.

Market for the Common Stock

Shares of Sound Financial, Inc. common stock currently trade on the OTC Bulletin Board under the symbol “SNFL.”  Upon completion of the conversion, the shares of common stock of Sound Financial Bancorp will replace Sound Financial, Inc.’s existing shares.  We expect that Sound Financial Bancorp’s shares of common stock will trade on the Nasdaq Capital Market under the trading symbol “SNFL” following the completion of the offering.  In order to list our common stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock.  Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the stock offering, but is under no obligation to do so.  There can be no assurance that an active and liquid trading market for our common stock will develop or, if developed, be maintained.  Persons purchasing shares of common stock in the offering may not be able to sell their shares at or above the $10.00 price per share.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Sound Community MHC, Sound Financial, Inc., Sound Community Bank, Sound Financial Bancorp, persons eligible to subscribe in the subscription offering, or existing shareholders of Sound Financial, Inc.  The position stated above with respect to no tax consequences arising from the issuance or receipt of subscription rights is based upon a reasoned opinion by counsel that subscription rights do not have any ascertainable value at the time of receipt and is supported by a letter from RP Financial to the effect that the subscription rights have no value at the time of receipt or exercise.  See “The Conversion and Offering – Material Tax Consequences.”  Existing shareholders of Sound Financial, Inc. who receive cash in lieu of fractional share interests in shares of Sound Financial Bancorp common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Persons Who May Order Shares of Common Stock in the Offering

Subscription rights to purchase shares of common stock in the subscription offering have been granted in the following descending order of priority:

(i)                                  First, to depositors with accounts at Sound Community Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2010.

(ii)                               Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the offering.

(iii)                            Third, to depositors with accounts at Sound Community Bank with aggregate balances of at least $50.00 at the close of business on ______________, 2012.

(iv)                           Fourth, to depositors of Sound Community Bank at the close of business on [VOTING RECORD DATE].

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons and trusts of natural persons residing in the Washington counties of Clallam, King, Pierce and Snohomish; and then to Sound Financial, Inc. public shareholders as of [VOTING RECORD DATE].  The community offering will begin concurrently with the subscription offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering in accordance with the plan of conversion.  A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers.  We may begin the syndicated community offering at any time following the commencement of the subscription offering.  Keefe, Bruyette & Woods, Inc. will manage the syndicated community offering, which will also be conducted on a best efforts basis.  The syndicated community offering will terminate no later than 45 days after the expiration of the subscription offering, unless extended by us with approval of the Federal Reserve Board.  Neither Keefe, Bruyette & Woods, Inc., nor any other member of the syndicate is required to purchase any shares in the syndicated community offering.  See “The Conversion and Offering - Syndicated Community Offering.”

How You May Purchase Shares of Common Stock

In the subscription and community offerings, you may pay for your shares only by:

(i)                                  personal check, bank check or money order made payable directly to “Sound Financial Bancorp, Inc.”; or

(ii)                               authorizing us to withdraw funds from the Sound Community Bank deposit accounts designated on the stock order form.

Sound Community Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  You may not designate withdrawal from accounts with check-writing privileges; instead, please submit a check.  If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  Additionally, you may not use a Sound Community Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock.  Please do not submit cash.

You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to “Sound Financial, Bancorp, Inc.” or authorization to withdraw funds from one or more of your Sound Community Bank deposit accounts, provided that we receive the stock order form before noon, Pacific time, on [DATE 1], 2012, which is the end of the subscription and community offering period.  Checks and money orders received prior to the completion of the subscription and community offering will be immediately deposited in a segregated account with Sound Community Bank upon receipt.  We will pay interest calculated at Sound Community Bank’s regular savings rate from the date funds are processed until completion or termination of the conversion, at which time a subscriber will be issued a check for interest earned.  On your stock order form, you may not authorize direct withdrawal from a Sound Community Bank retirement account.  If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “- Using Retirement Account Funds to Purchase Shares” below.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty.  If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current regular savings rate subsequent to the withdrawal.  All funds authorized for withdrawal from deposit accounts at Sound Community Bank must be available in the accounts at the time the stock order is received.  A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period.  Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

We are not required to accept copies or facsimiles of stock order forms.  By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by Sound Community Bank, Sound Financial Bancorp or the federal or any state governments.

Submitting Your Order in the Subscription and Community Offerings

You may submit your stock order form by overnight courier to the indicated address on the stock order form, by hand delivery to our Stock Information Center, which is located at 2005 5th Avenue, Suite 200, Seattle, Washington, or by mail using the stock order reply envelope provided.  Stock order forms also may be delivered to Sound Community Bank’s full service banking offices.  Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [DATE 2], 2012, or the number of shares of common stock to be sold is increased to more than 1,719,250 shares or decreased to fewer than 1,105,000 shares.

Deadline for Orders of Common Stock in the Subscription or Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by us no later than noon, Pacific time, on [DATE 1], 2012.

Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 1,719,250 or decreases to less than 1,105,000.  We may extend the [DATE 1], 2012 expiration date, without notice to you, until [DATE 2], 2012.  If the offering is extended beyond [DATE 2], 2012 or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering.  In either of these cases, purchasers will have the right to maintain, change or cancel their orders.  If, in the event of resolicitation, we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled.  No extension may last longer than 90 days.  All extensions, in the aggregate, may not last beyond [DATE 3], 2014.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at noon, Pacific time, on [DATE 1], 2012, whether or not we have been able to locate each person entitled to subscription rights.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION AND COMMUNITY OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Sound Community Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [DATE 1], 2012 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish an account with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a Sound Community Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering.  It is possible that, until certificates for the common stock are delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.  If you are currently a shareholder of Sound Financial, Inc., see “The Conversion and Offering - Exchange of Existing Shareholders’ Stock Certificates.”

You May Not Sell or Transfer Your Subscription Rights

Federal Reserve Board regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific time.  You may also meet in person with a representative by visiting our Stock Information Center located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on ____ and ____ between __ a.m. and __ p.m. Pacific time.  The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider these risk factors, in addition to the other information in this prospectus, in deciding whether to make an investment in Sound Financial Bancorp stock.

Risks Related to Our Business

Our business is geographically concentrated in the Puget Sound region of Western Washington and changes in economic conditions, particularly a continuing or further economic slowdown in the Seattle, Washington metropolitan area, could hurt our business.

Our business is directly affected by market conditions, trends in industries located in our market area and financial, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.  As of December 31, 2011, approximately 86% of our loan portfolio was comprised of real estate loans, all of which were secured by property located in Washington State. In 2008, the housing and real estate sectors experienced an economic slowdown that has continued.  There have been indications over the past year that the U.S. job market, including the job market in our market area, is improving.  Economic conditions in general appear to be stabilizing, as the unemployment rates in two of our four county market area and the state of Washington have decreased since December 31, 2010, which was consistent with the nation as a whole.  King and Snohomish Counties reported unemployment rates of 7.5% and 8.9%, respectively, for February 2012, which is lower than the state and national unemployment rates of 8.8% and 8.2%, respectively, as of March 2012.  Alternatively, unemployment in Clallam County increased modestly from 10.1% at December 31, 2010 to 11.2% for February 2012, while unemployment in Pierce County increased from 9.2% for December 2010 to 9.8% as of February 2012.   These unemployment rates are above the state and national rates as of February 2012.

Although the U.S. economy and job market, including our market area, appears to be improving, further deterioration in economic conditions, particularly within our primary market area within the Puget Sound region in western Washington and Clallam County, Washington, could result in the following consequences, among others, any of which could materially hurt our business:

•                                          loan delinquencies may increase;

•                                          problem assets and foreclosures may increase;

•                                          demand for our products and services may decline;

•                                          collateral for our loans may decline in value, in turn reducing a customer’s borrowing power and reducing the value of collateral securing our loans; and

•                                          the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Deterioration in the housing real estate market has resulted in and may continue to result in increased loan-to-value ratios on a significant portion of our one- to four-family loans and home equity lines of credit, which exposes us to greater risk of loss.

Economic deterioration throughout 2008 and weakness in the economy since then has been accompanied by continued stress in the housing markets, including declines in home prices. These declines in the housing market, with falling home prices and increasing foreclosures, compounded with weakness in the economy, have resulted in significant increases in our non-performing assets, provision for loan losses and net loan charge-offs. At December 31, 2011, we had $9.5 million of nonperforming assets, representing 2.78% of total assets, compared to $5.9 million, representing 1.75% of total assets, and $6.1 million, representing 1.81% of total assets, at December 31, 2010 and 2009, respectively.  For 2011, our loan loss provision was $4.6 million, compared to $4.7 million for 2010 and $4.3 million for 2009.  Net charge-offs during 2011 totaled $4.6 million compared to $3.7 million for 2010 and $2.1 million for 2009.  As of December 31, 2011, we maintained a loan loss allowance of $4.5 million, equal to 1.47% of total loans and 39.56% of non-performing loans.  In addition, our losses and expenses on real estate owned and repossessed assets have increased over the last three years from  $627,000 and $461,000 for the years ended December 31, 2009 and 2010, respectively, to $1.4 million for the year ended December 31, 2011. See “–Our provision for loan losses and net loan charge-offs have increased significantly in recent years and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, which could adversely affect our results of operations” and “Business of Sound Financial, Inc. and Sound Community Bank- Market Area.”

Based on information from the Washington Center for Real Estate Research (“WCRER”), the average home price in the Seattle MSA in 2011 decreased 5.6 % in 2011 from 2010, and 11.2% from 2009.  The average home price in Clallam County in 2011 was $179,000, a 12.3% decrease from 2010 and a 13.3% decrease from 2009.  While there were continued indications throughout the past year that the U.S. economy is stabilizing and may be improving, if housing market conditions continue to deteriorate, it may lead to additional charge-offs on our loan portfolio and additional losses and expenses related to our real estate owned as we continue to reassess the market value of the collateral securing our loans, the loss severities of loans in default, and the net realizable value of real estate owned.

Many of our one- to four-family loans and home equity loans and lines of credit are secured by liens on mortgage properties in which the borrowers have little or no equity because of these declines in home values in our market area.  Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses.  In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale.  Further, the majority of our home equity lines of credit consist of second mortgage loans. For those home equity lines secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property.  For these reasons, we may experience higher rates of delinquencies, defaults and losses.

Our construction and land loans have a higher risk of loss than residential or commercial real estate loans.

We make real estate construction loans to individuals and builders, primarily for the construction of residential properties. We originate these loans whether or not the collateral property underlying the loan is under contract for sale. At December 31, 2011, construction and land loans in our loan portfolio totaled $17.8 million or 5.9% of our total loan portfolio of which $5.4 million were for residential real estate projects. Approximately $3.1 million of our residential construction loans were made to finance the construction of owner-occupied homes and are structured to be converted to permanent loans at the end of the construction phase.  Land and lot loans, which are loans secured by raw land or developed lots on which the borrower intends to build a residence totaled $9.2 million, and loans secured by land for acquisition and development totaled $693,000 at December 31, 2011.  In general, construction and land lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project as well as the estimated cost of the project.  Construction costs may exceed original estimates as a result of increased materials, labor or other costs.  In addition, because of current uncertainties in the residential real estate market, property values have become more difficult to determine than they have historically been.  Land loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  The value of the lots securing our loans may be affected by the success of the development in which they are located.  As a result, construction and land loans often involve the disbursement of funds with repayment dependent, in part, on the success of the project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest.  These loans are also generally more difficult to monitor.  In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences. At December 31, 2011, $1.9 million of our construction and land loans were for speculative residential construction loans.

Our emphasis on commercial real estate lending may expose us to increased lending risks.

At December 31, 2011, we had $106.0 million of commercial and multi-family real estate mortgage loans, representing 35.1% of our total loan portfolio.  These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. Commercial and multi-family mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, many of our commercial and multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. Balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment. In addition, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss

The level of our commercial and multifamily real estate loan portfolio may subject us to additional regulatory scrutiny.

The OCC, FDIC, and the Federal Reserve have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under this guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors (i) total reported loans for construction, land development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution).  The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations.  The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing.

We have concluded that we have a concentration in commercial real estate lending under the foregoing standards because our $126.0 million balance in commercial real estate loans at December 31, 2011 represents 300% or more of total capital. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

At December 31, 2011, we had $13.2 million or 4.4% of total loans in commercial business loans.  Commercial lending involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things.  Accordingly, the repayment of commercial loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower.

Our consumer loan portfolio possesses increased risk.

Our consumer loans accounted for approximately $29.4 million or 9.7% of our total loan portfolio as of December 31, 2011, of which $18.5 million and $10.9 million, respectively, consisted of manufactured home loans and other consumer loans, including automobile loans.  Generally, we consider these manufactured home and other consumer loans to involve a different degree of risk compared to first mortgage loans on one- to four-family residential properties.  As a result of our large portfolio of these loans, it may become necessary to increase the level of our provision for loan losses, which could decrease our profits.  Consumer loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as manufactured homes, automobiles and recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  Manufactured homes are a more risky form of collateral, because they are costly and difficult to relocate when repossessed, and difficult to sell due to the diminishing number of manufactured home parks in the Puget Sound area.  Additionally, a good portion of our manufactured home loan borrowers are first-time home buyers, who tend to be a higher credit risk than first-time home buyers of single family residences, due to limited financial resources.  As a result, these loans have a higher probability of default, higher delinquency rates and greater servicing costs than other types of consumer loans.

Our provision for loan losses and net loan charge-offs have increased significantly in recent years and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, which could adversely affect our results of operations.

For the year ended December 31, 2011, we recorded a provision for loan losses of $4.6 million, as compared to $4.7 million for the year ended December 31, 2010.  We also recorded net loan charge-offs of $4.6 million for the year ended December 31, 2011, compared to $3.7 million for the year ended December 31, 2010.  We are still recording higher than our historical levels of loan delinquencies and credit losses.  Slower sales, excess inventory and declining prices in the housing market have been the primary causes of the increase in delinquencies and foreclosures in our loan portfolio. If current weak conditions in the housing and real estate markets continue, we expect that we will continue to experience further delinquencies and credit losses.  As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms, or that any underlying collateral will not be sufficient to assure repayment.  This risk is affected by, among other things:

•                                          cash flow of the borrower and/or the project being financed;

•                                          the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•                                          the duration of the loan;

•                                          the character and creditworthiness of a particular borrower; and

•                                          changes in economic and industry conditions.

We maintain an allowance for loan losses, which we believe is an appropriate reserve to provide for probable losses in our loan portfolio.  The allowance is funded by provisions for loan losses charged to expense.  The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•                                          our general reserve, based on our historical default and loss experience, certain macroeconomic factors, and management’s expectations of future events;

•                                          our specific reserve, based on our evaluation of non-performing loans and their underlying collateral; and

•                                          an unallocated reserve to provide for other credit losses inherent in our portfolio that may not have been contemplated in the other loss factors.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses.  In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.  In addition, if charge-offs in future periods exceed the allowance for loan losses we will need additional provisions to replenish the allowance for loan losses.  Any additional provisions will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

If our nonperforming assets increase, our earnings will be adversely affected.

At December 31, 2011, and December 31, 2010, our nonperforming assets (which consist of non-performing loans, including nonperforming troubled debt restructured loans (“TDRs”), and other real estate owned (“OREO”) and repossessed assets were $9.5 million and $5.9 million, respectively, or 2.78% and 1.75% of total assets, respectively.  Our nonperforming assets adversely affect our net income in various ways:

•                                          We record interest income only on a cash basis for nonaccrual loans and any nonperforming investment securities; and do not record interest income for OREO;

•                                          We must provide for probable loan losses through a current period charge to the provision for loan losses;

•                                          Non-interest expense increases when we write down the value of properties in our OREO portfolio to reflect changing market values or recognize other-than-temporary impairment (“OTTI”) on nonperforming investment securities;

•                                          There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our OREO; and

•                                          The resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations. See “Business of Sound Community Bank – Asset Quality.”

If our OREO is not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as OREO and at certain other times during the asset’s holding period.  Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (fair value).  A charge-off is recorded for any excess in the asset’s NBV over its fair value.  If our valuation process is incorrect, or if property values decline, the fair value of our OREO may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs.  Significant charge-offs to our OREO could have a material adverse effect on our financial condition and results of operations.

In addition, bank regulators periodically review our OREO and may require us to recognize further charge-offs.  Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.

Impairment of our investment securities could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the decline in market value was affected by macroeconomic conditions and whether we have the intent to sell the security or will be required to sell the security before its anticipated recovery.  During the years ended December 31, 2011 and 2010, we recognized incurred a non-cash OTTI charge of $96,000 and $98,000, respectively on securities held in our available-for-sale investments. There can be no assurance that future declines in market value of our investment securities will not result in OTTI of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Decreased volumes and lower gains on sales of mortgage loans sold could adversely impact our non-interest income.

We originate and sell one- to four-family mortgage loans. Our mortgage banking income is a significant portion of our non-interest income.  We generate gains on the sale of one- to four-family mortgage loans pursuant to programs currently offered by offered by Fannie Mae.  Fannie Mae accounts for a substantial portion of the secondary market in residential mortgage loans.  Any future changes in their programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations.  Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors.  This would result in a decrease in mortgage banking revenues and a corresponding decrease in non-interest income.  In addition, our results of operations are affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs.  During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

We use estimates in determining the fair value of certain assets, such as mortgage servicing rights (“MSRs”).  If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely affect our earnings.

A substantial portion of our one- to four-family loans are sold into the secondary market. We generally retain the right to service these loans. We have also purchased MSRs to deploy capital at acceptable returns. At

December 31, 2011 our MSRs totaled $2.4 million.  We use a financial model that uses, wherever possible, quoted market prices to value our MSRs. This model is complex and also uses assumptions related to interest and discount rates, prepayment speeds, delinquency and foreclosure rates and ancillary fee income.

Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the model. The primary risk associated with MSRs is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. If prepayment speeds increase more than estimated or delinquency and default levels are higher than anticipated we may be required to write down the value of our MSRs which could have a material adverse effect on our net income and capital levels.

We are subject to interest rate risk.

Our earnings and cash flows are largely dependent upon our net interest income.  Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve.  Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but these changes could also affect (i) our ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities and (iii) the average duration of our mortgage-backed securities portfolio and other interest-earning assets.  If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected.  Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.  In addition, a substantial amount of our residential mortgage loans and home equity lines of credit have adjustable interest rates.  As a result, these loans may experience a higher rate of default in a rising interest rate environment.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans or other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington markets in which our loans are concentrated or adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.  Deposit flows, calls of investment securities and wholesale borrowings, and the prepayment of loans and mortgage-related securities are also strongly influenced by such external factors as the direction of interest rates, whether actual or perceived, and competition for deposits and loans in the markets we serve. Furthermore, changes to the underwriting guidelines of the FHLB, for wholesale borrowings or lending policies may limit or restrict our ability to borrow, and could therefore have a significant adverse impact on our liquidity. A decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, or to fulfill such obligations as repaying our borrowings or meeting deposit withdrawal demands. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity.”

Further deterioration in the financial position of the Federal Home Loan Bank of Seattle may result in future impairment losses on our investment in Federal Home Loan Bank stock.

At December 31, 2011, we owned $2.4 million of stock of the FHLB.  As a condition of membership at the FHLB, we are required to purchase and hold a certain amount of FHLB stock.  Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the Capital Plan of the FHLB.  Our FHLB stock has a par value of $100, is carried at cost, and is subject to recoverability testing.  The FHLB announced that it had a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency, or FHFA, its primary regulator, as of December 31, 2008, and that it would suspend future dividends and the repurchase and redemption of outstanding common stock.  As a result, the FHLB has not paid a dividend since the fourth quarter of 2008.  In August 2009, under the FHFA’s prompt corrective action regulations, the FHLB received a capital classification of “undercapitalized” and has subsequently remained so classified, due to, among other things, risk-based capital deficiencies as of March 31, 2009 and June 30, 2009, the deterioration in the value of its private-label mortgage-backed securities and the amount of accumulated unrealized losses stemming from that deterioration, and the amount of its retained earnings. On October 25, 2010, the FHLB entered into a consent order with the FHFA.  The consent order required, among other matters, the FHLB meet and maintain certain minimum financial requirements. The FHLB has communicated that with the exception of a retained earnings requirement, it is in compliance with the minimum financial requirements and has continued taking the specified actions and is working toward meeting the agreed-upon milestones and timelines for completing capital management, asset composition, and other operational and risk management improvements as indicated in the consent order.   As a result, we have not recorded an impairment on our investment in FHLB stock.  Further deterioration in the FHLB’s financial position may, however, result in future impairment in the value of those securities. We will continue to monitor the financial condition of the FHLB and its compliance with the consent order as it relates to, among other things, the recoverability of our investment.

Strong competition within our market area may limit our growth and profitability.

We face substantial competition in all phases of our operations from a variety of different competitors.  Our future growth and success will depend on our ability to compete effectively in this highly competitive environment.  To date, we have been competitive by focusing on our business lines in our market area and emphasizing the high level of service and responsiveness desired by our customers.  We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies.  Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market.  Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks.  As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services. Our profitability depends upon our continued ability to successfully compete in our market area.  The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including financial reform legislation recently enacted by Congress that is expected to increase our costs of operations.

Sound Community Bank is currently subject to extensive examination, supervision and comprehensive regulation by the OCC and, upon completion of the offering, as a bank holding company Sound Financial Bancorp will be subject to examination, supervision and regulation by the Federal Reserve.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on an institution’s operations, reclassify assets, determine the adequacy of an institution’s allowance for loan losses and determine the level of deposit insurance premiums assessed.  See “Supervision and Regulation.”

Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and will affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress.  The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on Sound Community Bank and Sound Financial Bancorp.  For example, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts.  Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

In addition, the Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Financial institutions such as Sound Community Bank with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks.  However, it is expected that at minimum they will increase our operating and compliance costs and could increase our interest expense.  Any additional changes in our regulation and oversight, in the form of new laws, rules and regulations, could make compliance more difficult or expensive or otherwise materially adversely affect our business, financial condition or prospects.

Legal related costs might continue to increase.

We are subject to a variety of legal matters that have arisen in the ordinary course of our business.  In the current economic environment, our involvement in litigation has increased significantly, primarily as a result of defaulted borrowers asserting claims to defeat or delay foreclosure proceedings.  There can be no assurance that our loan workout and other activities will not expose us to additional legal actions, including lender liability or environmental claims.  As a result, we may be exposed to substantial liabilities, which could adversely affect our results of operations and financial condition.  Moreover, the expenses of legal proceedings will adversely affect our results of operations until they are resolved.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems.  Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems.  The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

Risks Related to this Offering

Our stock price may decline when trading commences.

If you purchase shares in the offering you might not be able to sell them later at or above the $10.00 purchase price.  Publicly traded stock, including stock of financial institutions, has recently experienced substantial market price volatility.  In several recent transactions, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price.

The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal and may not be indicative of the actual value of Sound Financial Bancorp.

The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Sound Financial Bancorp and the outlook for the financial institutions industry in our region and in general.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

Sound Financial Bancorp has never issued stock and, therefore, there is no current trading market for the shares of common stock.  While we expect our common stock to be quoted on the Nasdaq Capital Market under the symbol “SNFL,” we cannot predict whether an active and liquid trading market for our common stock will develop.  Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops.  A limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice.  A limited trading market could also result in a wider spread between the bid and ask price for the stock, meaning the highest price being offered for shares for sale at any particular time may be further from the lowest price being offered by buyers for the stock at that moment than if the stock were more actively traded (the difference between the bid and ask price being the “spread” for the stock).  This could make it more difficult to sell a large number of shares at one time and could mean the sale of a large number of shares at one time could depress the market price.  See “Market for the Common Stock.”

We have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

Sound Financial Bancorp intends to contribute between $7.2 million and $7.5 million of the net proceeds of the offering (or $7.8 million at the adjusted maximum of the offering range) to Sound Community Bank. We will use a portion of the remaining net proceeds retained to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay cash dividends to shareholders, repurchase shares of common stock, purchase securities, and for other general corporate purposes.  Sound Community Bank may use the proceeds it receives to support its lending activities, to develop other products and services and for other general corporate purposes.  The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications.  Our failure to utilize these funds effectively could reduce our profitability.  We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively.  Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Our return on equity initially will be low compared to our historical performance.  A lower return on equity may negatively impact the trading price of our common stock.

Net income divided by average shareholders’ equity, known as “return on average equity” is a ratio many investors use to compare the performance of a financial institution to its peers.  Our return on average equity ratio for the year ended December 31, 2011 was 5.50% compared to a median return on equity of 3.27% based on trailing twelve-month earnings for all publicly traded fully converted savings institutions as of December 31, 2011.  Although we expect that our net income will increase following the offering, our return on average equity may decrease as a result of the additional capital that we will raise in the offering.  For example, our pro forma return on equity for the year ended December 31, 2011 is 3.41%, assuming the sale of shares at the maximum of the offering range.  Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is comparable to our historical performance.  This goal may take a number of years to achieve, and we cannot assure you that we will be able to achieve it.  Consequently, you should not expect a return on equity similar to our current return on equity in the near future.  Failure to achieve a competitive return on equity may make an investment in our common stock unattractive to some investors and may cause our common stock to trade at lower prices than comparable companies with higher returns on equity.  See “Pro Forma Data” for an illustration of the financial impact of the offering.

The implementation of the stock-based incentive plan may dilute your ownership interest.

We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of shareholder approval.  This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Sound Financial Bancorp.  While our intention is to fund this plan through open market purchases, shareholders would experience a 7.2% reduction in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock under the plan in an amount equal to up to 10.0% and 4.0%, respectively, of the shares sold in the offering.  See “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion.”

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.

We intend to adopt a new stock-based incentive plan after the offering, subject to shareholder approval, pursuant to which plan participants would be awarded restricted shares of our common stock (at no cost to them) and options to purchase shares of our common stock in an amount equal to up to 4.0% and 10.0%, respectively, of the shares sold in the offering.  Following the offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses related to the shares granted to employees and executives under our stock-based incentive plan.  We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material.  In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid), and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense in the first year following the offering has been estimated to be approximately $157,000 ($99,000 after tax), assuming all options are granted under the plan, at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value.  Actual expenses, however, may be higher or lower, depending on the price of our common stock.  See “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion.”

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations.  We believe the net proceeds of this offering will be sufficient to permit Sound Community Bank to maintain regulatory capital compliance for the foreseeable future.  Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance.  Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all.  If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected.  In addition, if we are unable to raise additional capital when required by the Federal Reserve or the OCC, we may be subject to adverse regulatory action.  See “Supervision and Regulation.”

Various factors may make takeover attempts more difficult to achieve.

Our Board of Directors has no current intention to sell control of Sound Financial Bancorp.  Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law, shares of restricted stock and stock options that we have granted or may grant to employees and directors, the level of stock ownership by our management and directors and employment agreements that we have entered into with our executive officers, and various other factors may discourage attempts or make it more difficult for companies or persons to acquire or assume control of Sound Financial Bancorp without the consent of our Board of Directors.  Our shareholders may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock or they might otherwise think such a transaction is in their best interests.  For additional information, see “Restrictions on Acquisition of Sound Financial Bancorp,” “Management—Employment Agreements,” and “—Benefits to be Considered Following Completion of the Conversion.”

There may be a decrease in shareholders’ rights for existing shareholders of Sound Financial, Inc.

As a result of the conversion, existing shareholders of Sound Financial, Inc. will become shareholders of Sound Financial Bancorp.  Some rights of shareholders of Sound Financial Bancorp will be reduced compared to the rights shareholders currently have in Sound Financial, Inc.  The reduction in shareholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in shareholder rights under the articles of incorporation and bylaws of Sound Financial Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of Sound Financial Bancorp and its shareholders.  The articles of incorporation and bylaws of Sound Financial Bancorp include the following provisions: (i) approval by at least a majority of outstanding shares required to remove a director for cause; (ii) greater lead time required for shareholders to submit proposals for new business or to nominate directors; and (iii) approval by at least 80% of outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation.  See “Comparison of Shareholders’ Rights For Existing Shareholders of Sound Financial, Inc.” for a discussion of these differences.

RECENT DEVELOPMENTS

The selected financial condition and operating data presented below as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 are unaudited.  The financial condition data as of December 31, 2011 is derived from our audited consolidated financial statements. In the opinion of management, this unaudited selected data contains all adjustments (none of which are other than normal recurring items) necessary for a fair presentation of the results for the periods presented.  The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results of operations that may be expected for the entire year.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At March 31, 2012	At December 31, 2011
	(In thousands)
Selected Financial Condition Data:

Total assets	$348,697	$339,740
Cash and cash equivalents	25,409	17,031
Loans receivable, net	296,393	295,641
Loans held for sale	1,139	1,807
Available for sale securities (at fair value)	3,035	2,992
Deposits	307,777	299,997
Borrowings	8,346	8,506
Stockholders’ equity	29,466	28,713

	For the Three Months Ended March 31,
	2012	2011
	(In thousands)

Selected Operations Data:

Total interest income	$4,563	$4,648
Total interest expense	601	752
Net interest income	3,962	3,896
Provision for loan losses	1,500	825
Net interest income after provision	2,462	3,071
Service charges and fee income	550	522
Mortgage servicing income	177	135
Fair value adjustment on mortgage servicing rights	384	(1)
Gain on sale of loans and securities, net	251	-
Other-than-temporary impairment losses on securities	(91)	(39)
Other noninterest income	66	62
Total noninterest income	1,337	679
Salaries and benefits	1,282	1,466
Net loss and expenses on OREO	469	139
Other noninterest expense	1,257	1,427
Total noninterest expense	3,008	3,032
Income before income taxes	791	718
Income tax expense	245	222
Net income	546	496

	At or For the Three Months Ended March 31,
	2012	2011
Selected Financial Ratios and Other Data: (1)
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.64%	0.60%
Return on equity (ratio of net income to average equity)	7.42	7.28
Interest rate spread information:
Average during period	5.16	5.07
End of period	5.16	5.06
Net interest margin(2)	5.23	5.18
Noninterest income to total net revenue(3)	25.23	14.84
Noninterest expense to average total assets	3.52	3.68
Average interest-earning assets to average interest-bearing liabilities	108.51	110.98
Efficiency ratio(4)	47.91	63.23

Asset quality ratios:
Nonperforming assets to total assets at end of period	2.81%	2.82%
Nonperforming loans to total loans	2.57	2.06
Allowance for loan losses to nonperforming loans	56.28	72.24
Allowance for loan losses to total loans	1.45	1.49
Net charge-offs to average loans outstanding	2.14	1.14

Capital ratios:
Equity to total assets at end of period	8.45%	8.15%
Average equity to average assets	8.62	8.28

Other data:
Number of full service offices	5	5

(1)              Performance ratios for the three month periods ended March 31, 2012 and 2011 are annualized, as appropriate.

(2)              Net interest income divided by average interest earning assets.

(3)              Noninterest income divided by the sum of noninterest income and net interest income.

(4)              Noninterest expense, excluding other real estate owned and repossessed property expense, as a percentage of net interest income and total noninterest income, excluding net securities transactions.

Regulatory Capital Ratios of Sound Community Bank at March 31, 2012

	Actual		Minimum Capital Requirements(1)		Minimum Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Core capital (to total adjusted assets)	28,650	8.24%	13,910	4.0%	17,388	5.0%
Core capital (to risk-weighted assets)	28,650	10.87%	10,542	4.0%	15,812	6.0%
Risked-based capital (to risk-weighted assets)	31,948	12.12%	21,083	8.0%	26,354	10.0%

(1)  See “How We Are Regulated - Regulatory Capital Requirements.”

Management’s Discussion and Analysis of Recent Developments

Comparison of Financial Condition at March 31, 2012 and December 31, 2011

General.  Total assets increased by $9.0 million, or 2.6%, to $348.7 million at March 31, 2012 from $339.7 million at December 31, 2011.  This increase was primarily the result of a $8.4 million, or 49.2% increase in cash and cash equivalents, a $944,000, or 23.8% increase in other assets and a $752,000, or 0.3% increase in our net loan portfolio offset partially by a $756,000, or 26.8% decrease in OREO and other repossessed assets and a $668,000, or 37.0% decrease in loans held for sale.  Our total liabilities increased by $8.2 million or 2.6% to $319.2 million at March 31, 2012 from $311.0 million at December 31, 2011.  This increase was primarily the result of a $7.8 million, or 2.6% increase in deposits, a $299,000, or 13.9% increase in other liabilities and a $288,000, or 99.0% increase in advance payments from borrowers.

Cash and Securities.  Cash, cash equivalents and our available-for-sale securities increased $8.4 million, or 42.1%, to $28.4 million at March 31, 2012.  Cash and cash equivalents increased by $8.4 million, or 49.2%, to $25.4 million at March 31, 2012, as increased deposits exceeded pay-downs on borrowed funds and net loan production.  Available-for-sale securities, which consist primarily of non-agency mortgage-backed securities, remained relatively unchanged, increasing by $43,000, or 1.4%, to $3.0 million at December 31, 2011 and March 31, 2012.  This increase reflects improved market valuations on our portfolio which were offset by investment pay-downs and impairment charges on our non-agency mortgage-backed security portfolio.

At March 31, 2012, our available-for-sale securities portfolio consisted primarily of $3.0 million of non-agency mortgage-backed securities.  These securities present a higher credit risk than U.S. agency mortgage-backed securities, of which we had $58,000 at March 31, 2012.  In order to monitor the increased risk, management receives and reviews a credit surveillance report from a third party quarterly, which evaluates these securities based on a number of factors, including credit scores, loan-to-value ratios, geographic locations, delinquencies and loss histories of the underlying mortgage loans.  This analysis is prepared in order to project future losses based on various home price depreciation scenarios over a three-year horizon.  Based on these reports, management ascertains the appropriate value for these securities and, in the first quarter of 2012, recorded an impairment charge of $91,000 on four of these non-agency securities.  The current market environment significantly limits our ability to mitigate our exposure to value changes in these more risky securities by selling them, and we do not anticipate these conditions to change significantly in 2012.  Accordingly, if the market and economic environment impacting the loans supporting these securities continues to deteriorate, we could determine that additional impairment must be recorded on these securities, as well as on any other securities in our portfolio.  As a result, our future earnings, equity, regulatory capital and ongoing operations could be materially adversely affected.

Loans.  Our total loan portfolio, including loans held for sale, remained relatively unchanged, decreasing $21,000, or 0.01%, to $301.9 million at December 31, 2011 and March 31, 2012.  Loans held for sale decreased from $1.8 million at December 31, 2011, to $1.1 million at March 31, 2012, reflecting the timing of origination and sales transactions late in first quarter of 2012, as compared to late 2011.

The most significant changes in our loan portfolio include increases in commercial and multifamily loans, which increased $2.7 million or 4.1% between December 31, 2011 and March 31, 2012, consistent with our operating strategy of growing and maintaining the diversification of our loan portfolio.  One-to-four-family loans decreased by $980,000, home equity loans and lines decreased by $1.0 million and consumer loans decreased by $1.1 million during the quarter.  The decrease in all of these portfolios is a result of charge-offs, lower demand from creditworthy borrowers in the current economic environment and an emphasis on refinancing home equity loan balances into first position loans.

Mortgage Servicing Rights.  At March 31, 2012, we had $2.8 million in mortgage servicing rights recorded at fair value compared to $2.4 million at December 31, 2011.  The increase during the period was the result of a higher market valuation on the portfolio and an increase in our originated servicing portfolio as of March 31, 2012 compared to December 31, 2011.

Nonperforming Assets.  At March 31, 2012, our nonperforming assets totaled $9.8 million, or 2.81% of total assets, compared to $9.5 million, or 2.78% of total assets at December 31, 2011.

Nonperforming loans to total loans increased to 2.57% of total loans at March 31, 2012 from 2.20% at December 31, 2011.  This increase reflects a $1.1 million increase in nonperforming loans primarily due to the addition of several one- to four- family loans that became nonperforming in the first quarter of 2012 and the continuing weak economy in our market area.

Our largest nonperforming loans at March 31, 2012 consisted of a $1.2 million commercial real estate loan, a $988,000 one-to four-family loan and a $686,000 one-to four-family loan.  We do not expect any material losses on these nonperforming assets in 2012 that have not been previously identified based on current appraisals and valuation estimates.

OREO and repossessed assets decreased during the first quarter of 2012 primarily due to the sale of an $873,000 commercial property as well as a $210,000 write down on an OREO property still in our possession as of March 31, 2012.  During the quarter, we repossessed four personal residences and three manufactured homes.  We sold two personal residences, one commercial property and three manufactured homes at an aggregate loss of $10,000.  Our largest OREO at March 31, 2012, consisted of a mobile home park with a recorded value of $1.0 million in Spanaway, Washington.  Our next two largest OREO properties were comprised of a $309,000 commercial property in Sequim, Washington and a $249,000 personal residence in Dayton, Washington.  We do not expect to experience a material loss on any of the OREO and repossessed assets in our possession at March 31, 2012 based on current appraisals and valuation estimates.

Allowance for Loan Losses. The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with generally accepted accounting principles in the United States. It is our best estimate of probable incurred credit losses in our loan portfolio.

Our allowance for loan losses at March 31, 2012 was $4.3 million, or 1.45% of gross loans receivable, compared to $4.4 million, or 1.47% of gross loans receivable at December 31, 2011.  The $105,000, or 2.4% decrease in the allowance for loan losses reflects the $1.5 million provision for loan losses established during the first quarter of 2012 as a result of the increase in nonperforming loans and  charge-offs of $1.6 million during the quarter.

Specific loan loss reserves increased $123,000, while general loan loss reserves decreased by $229,000 at March 31, 2012 compared to December 31, 2011.  Net charge-offs for the three months ending March 31, 2012 were $1.6 million, or 2.14% of average loans on an annualized basis, compared to $802,000, or 1.06% of average loans for 2011.  The increase in net charge-offs was primarily due to the weak economic conditions in our market area.  As of March 31, 2012, the allowance for loan losses as a percentage of loans receivable and nonperforming loans was 1.45% and 56.28%, respectively, compared to 1.47% and 67.12%, respectively, at December 31, 2011.  Allowance for loan losses as a percentage of loans receivable decreased slightly due to the increase in charge-offs during the period.  The allowance for loan losses as a percentage of nonperforming loans decreased due to the increase in nonperforming loans.

Deposits.  Total deposits increased by $7.8 million, or 2.6%, to $307.8 million at March 31, 2012 from $300.0 million at December 31, 2011.  During the first three months of 2012, public deposits increased $3.6 million, noninterest-bearing and interest-bearing checking accounts increased $2.4 million and $2.4 million, respectively.  These increases were offset by a $1.4 million decrease in consumer certificates of deposit.  Our noninterest-bearing and interest-bearing checking account increases were a result of our increased emphasis on attracting these and other low cost deposit accounts such as savings accounts.  Decreases in consumer certificates of deposit were due to the low interest rate environment as maturing certificates migrated to other account types or investments.

Borrowings.  FHLB advances decreased $160,000, or 1.9%, to $8.3 million at March 31, 2012, with a weighted-average cost of 2.15%, from $8.5 million at December 31, 2011, with a weighted-average cost of 1.97%. We continue to utilize FHLB advances to fund interest-earning asset growth and/or enhance our interest rate risk management despite our strong deposit growth.  This reliance on borrowings, rather than deposits, may increase our overall cost of funds.  We decreased reliance on these borrowings during 2011 and the first quarter of 2012 as our deposit growth exceeded loan growth.

Stockholders’ Equity.  Total stockholders’ equity increased $753,000, or 2.6%, to $29.5 million at March 31, 2012, from $28.7 million at December 31, 2011.  This primarily reflects $546,000 in net income as well as increases in paid in capital and a decrease in accumulated other comprehensive loss.

Comparison of Results of Operation for the Three Months Ended March 31, 2012 and 2011

General. Net income increased $50,000 to $546,000 for the quarter ended March 31, 2012, compared to $496,000 for the quarter ended March 31, 2011. The primary reasons for this improvement were an increase in net interest income and non-interest income, partially offset by an increase in the provision for loan losses.

Interest Income. Interest income decreased by $85,000, or 1.8%, to $4.6 million for the quarter ended March 31, 2012, and March 31, 2011.  The decrease in interest income primarily reflected lower interest rates realized on our loan portfolio despite the increase in our average loan balances during the first quarter of 2012 as compared to the same period last year.

The weighted average yield on loans decreased from 6.18% for the quarter ended March 31, 2011, to 6.01% for the quarter ended March 31, 2012.  The decrease was primarily the result of the continued historically low interest rate environment and the competitive market for loans to well-qualified borrowers.  The decrease in the weighted average yield on loans, however, was tempered by the increase in commercial loans, which typically have higher yields, as a percentage of the entire loan portfolio.  The weighted average yield on investments was 7.48% for the quarter ended March 31, 2012 compared to 6.45% for the quarter ending March 31, 2011, reflecting sales of lower yielding non-agency mortgage-backed securities in 2011.

Interest Expense.  Interest expense decreased $151,000, or 20.1%, to $601,000 for the quarter ended March 31, 2012, from $752,000 for the quarter ended March 31, 2011.  This decrease reflects overall lower interest rates paid on deposits and FHLB advances notwithstanding an increase in the average balances of deposits during the period.  Our weighted average cost of interest-bearing liabilities was 0.86% for the quarter ended March 31, 2012, compared to 1.11% for the quarter ended March 31, 2011.

Interest paid on deposits decreased $102,000, or 15.8% to $546,000 for the quarter ended March 31, 2012, from $648,000 for the same period in 2011. This decrease resulted from a decrease in the weighted average cost of deposits, which was offset by a $24.9 million increase in the average balance of deposits outstanding for the period.  We experienced a 21 basis point decrease in the average rate paid on deposits during the quarter ended March 31, 2012 compared to same period in 2011.  This decrease in average rates was a result of the re-pricing of matured certificates of deposit, most of which we were able to retain at significantly lower rates, as well as lower interest rates paid on existing savings, interest-bearing checking and money market accounts and our emphasis on attracting lower-cost core deposits.

Interest expense on borrowings decreased $49,000, or 47.1%, to $55,000 for the quarter ended March 31, 2012 from $104,000 for the quarter ended March 31, 2011.  The decrease resulted primarily from a $13.0 million decrease in the average balance of borrowings outstanding.  We experienced a 67 basis point increase in our average cost of borrowings from 1.95% during the quarter ended March 31, 2011 compared to 2.62% during the quarter ended March 31, 2012.  This increase in our average cost was a result of the maturity of lower cost borrowings and a payoff of overnight borrowings which had a lower cost than our term borrowings in 2011.

Net Interest Income.  Net interest income increased $66,000, or 1.7% to $4.0 million for the quarter ended March 31, 2012, from $3.9 million for the quarter ended March 31, 2011.  The increase in net interest income for the 2012 period primarily resulted from lower rates paid on deposits and lower outstanding borrowings during the first quarter of 2012 compared to the first quarter of 2011. Our net interest margin was 5.23% for the quarter ended March 31, 2012, compared to 5.18% for the quarter ended March 31, 2011.

Provision for Loan Losses.  A provision for loan losses of $1.5 million was made during the quarter ended March 31, 2012, compared to a provision for loan losses of $825,000 during the quarter ended March 31, 2011.  The increase in the provision for loan losses reflects increases in our net charge-offs and nonperforming loans.  We believe that higher than historical levels of nonperforming assets and charge-offs will continue until the housing market, unemployment, and general economic market conditions further recover in our market area.

For the quarter ended March 31, 2012, the annualized percentage of net charge-offs to average loans increased 100 basis points to 2.14% from 1.14% for the quarter ended March 31, 2011.  The ratio of nonperforming loans to total loans increased from 2.06% at March 31, 2011 to 2.57% at March 31, 2012.

Noninterest Income.  Noninterest income increased $658,000, or 96.9%, to $1.3 million during the quarter ended March 31, 2012, compared to $679,000 during the quarter ended March 31, 2011.  This increase was primarily as the result of a higher fair value adjustment on mortgage servicing rights and higher gains on the sale of one-to-four family loans on the secondary market. Also, mortgage servicing income increased as the result of a deceleration of the amortization of acquired and capitalized mortgage servicing rights.  The fair value adjustment on mortgage servicing rights was also positively impacted by the interest rate environment, as rates increased during the quarter and prepayment speeds slowed, which directly impacts the market value.  The gain on sale of loans increased as the result of more originated and sold loans to Fannie Mae during the first quarter of 2012 compared to the first quarter of 2011.

Noninterest Expense.  Noninterest expense remained relatively unchanged, decreasing $24,000, or 0.8%, to $3.0 million for both quarters ended March 31, 2012 and 2011, respectively.  Salaries and benefits expense decreased by $183,000 for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 due to lower payroll costs as we continue to manage our staffing levels.  This reduction in personnel also decreased our medical and retirement costs in the 2012 period compared to the 2011 period.  Operations expense decreased $87,000 during the during the first quarter of 2012 compared to the same period in 2011 as the result of lower third party vendor expense  compared to the same period last year.  This decrease was due to our continuing emphasis on expense control.  Regulatory assessments were $103,000 lower during the 2012 first quarter as compared to the first quarter of last year due to a decrease in FDIC insurance assessments as a result of a decrease in the FDIC’s assessment rate as well as a change in the assessment base calculation.  Losses and expenses on OREO and repossessed assets increased by $330,000 during the first quarter of 2012 compared to the first quarter of 2011 due to higher carrying costs and write downs on OREO properties.

Income Tax Expense.  For the quarter ended March 31, 2012, we had income tax expense of $245,000 on our pre-tax income as compared to $222,000 for the quarter ended March 31, 2011.  The effective tax rates for the quarters ended March 31, 2012 and 2011 were 31.0% and 30.9%, respectively.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
SOUND FINANCIAL, INC. AND ITS SUBSIDIARY

The summary financial information presented below is derived in part from the consolidated financial statements of Sound Financial, Inc. and its subsidiary.  The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1.  The information at December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 is derived in part from the audited consolidated financial statements of Sound Financial, Inc. that appear in this prospectus.  The information at for the year ended December 31, 2009 is derived in part from audited consolidated financial statements that do not appear in this prospectus.  The following information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto contained elsewhere in this prospectus.

	At December 31,
	2011	2010	2009
Selected Financial Condition Data:	(In thousands)
Total assets	$339,740	$334,639	$337,806
Cash and cash equivalents	17,031	9,092	15,679
Loans receivable, net	295,641	294,810	286,357
Loans held for sale	1,807	901	2,858
Available for sale securities (at fair value)	2,992	4,541	9,899
Deposits	299,997	278,494	287,564
Borrowings	8,506	24,849	20,000
Stockholders’ equity	28,713	26,903	25,068

	For the years ended December 31,
	2011	2010	2009
Selected Operations Data:	(In thousands)
Total interest income	$ 18,519	$ 19,314	$ 19,128
Total interest expense	2,781	4,288	7,057
Net interest income	15,738	15,026	12,071
Provision for loan losses	4,600	4,650	4,275
Net interest income after provision	11,138	10,376	7,796
Service charges and fee income	2,052	2,182	2,081
Mortgage servicing income	418	624	867
Fair value adjustment on mortgage servicing rights	(422)	103	125
Gain on sale of loans and securities, net	467	849	430
Other-than-temporary impairment losses on securities	(96)	(98)	(61)
Gain on purchase of branches	-	-	227
Other noninterest income	173	266	267
Total noninterest income	2,592	3,926	3,936
Salaries and benefits	4,997	5,864	5,700
Net loss and expenses on OREO	1,394	461	627
Other noninterest expense	5,140	6,101	6,483
Total noninterest expense	11,531	12,426	12,810
Income (loss) before income taxes	2,199	1,876	(1,078)
Income tax expense (benefit)	648	545	(464)
Net income (loss)	$ 1,551	$ 1,331	$ (614)

	At December 31,
	2011	2010	2009
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.46%	0.39%	(0.19)%
Return on equity (ratio of net income to average equity)	5.50	5.16	(2.38)
Interest rate spread information:
Average during period	5.20%	4.80%	3.95%
End of period	5.11	5.01	4.53
Net interest margin(1)	5.20	4.82	3.99
Noninterest income to total net revenue(2)	14.14	20.71	24.59
Noninterest expense to average total assets	3.45	3.67	3.93
Average interest-earning assets to average interest-bearing liabilities	100.38	100.99	101.78
Efficiency ratio(3)	55.30	63.13	76.11

Asset quality ratios:
Nonperforming assets to total assets at end of period	2.78%	1.75%	1.81%
Nonperforming loans to total loans	2.20	1.08	1.62
Allowance for loan losses to nonperforming loans	67.12	136.66	73.06
Allowance for loan losses to total loans	1.47	1.48	1.18
Net charge-offs to average loans outstanding	1.53	1.22	0.75

Capital ratios:
Equity to total assets at end of period	8.45%	8.04%	7.42%
Average equity to average assets	8.43	7.61	7.93

Other data:
Number of full service offices	5	5	6

_____________________________

(1)                              Net interest income divided by average interest earning assets.

(2)                              Noninterest income divided by the sum of noninterest income and net interest income.

(3)                              Noninterest expense, excluding other real estate owned and repossessed property expense, as a percentage of net interest income and total noninterest income.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future.  These forward-looking statements include, but are not limited to:

•                                          changes in economic conditions, either nationally or in our market area;

•                                          fluctuations in interest rates;

•                                          the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of our allowance for loan losses;

•                                          the possibility of other-than-temporary impairments of securities held in our securities portfolio;

•                                          our ability to access cost-effective funding;

•                                          fluctuations in the demand for loans, the number of unsold homes, land and other properties, and fluctuations in real estate values and both residential and commercial and multifamily real estate market conditions in our market area;

•                                          secondary market conditions for loans and our ability to sell loans in the secondary market;

•                                          our ability to attract and retain  deposits;

•                                          our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits  within the anticipated time frames or at all,;

•                                          legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or  the interpretation of regulatory capital or other rules;

•                                          monetary and fiscal policies of the Federal Reserve and the U.S. Government and other governmental initiatives affecting the financial services industry;

•                                          results of examinations of Sound Financial Bancorp and Sound Community Bank by their regulators, including the possibility that the regulators may, among other things, require us to increase our allowance for loan losses or to write-down assets, change Sound Community Bank’s regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our  liquidity and earnings;

•                                          increases in premiums for deposit insurance;

•                                          our ability to control operating costs and expenses;

•                                          the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•                                          difficulties in reducing risks associated with the loans on our balance sheet;

•                                          staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•                                          computer systems on which we depend could fail or experience a security breach;

•                                          our ability to retain key members of our senior management team;

•                                          costs and effects of litigation, including settlements and judgments;

•                                          our ability to implement our business strategies;

•                                          increased competitive pressures among financial services companies;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•                                          our ability to pay dividends on our common stock;

•                                          adverse changes in the securities markets;

•                                          the inability of key third-party providers to perform their obligations to us;

•                                          changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and

•                                          other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus.  Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus might not occur and you should not put undue reliance on any forward-looking statements.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $9.6 million and $13.4 million, or $15.6 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,105,000 Shares		1,300,000 Shares		1,495,000 Shares		1,719,250 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$11,050		$ 13,000		$14,950		$17,193
Less offering expenses	(1,415)		(1,475)		(1,530)		(1,595)
Net offering proceeds	$ 9,635	100.0%	$ 11,525	100.0%	$13,420	100.0%	$15,597	100.0%

Distribution of net proceeds:
To Sound Community Bank	$ 7,199	74.7%	$ 7,355	63.8%	$ 7,511	56.0%	$ 7,799	50.0%
To fund the loan to employee stock ownership plan	$ 884	9.2%	$ 1,040	9.0%	$ 1,196	8.9%	$ 1,375	8.8%
Retained by Sound Financial Bancorp	$ 1,552	16.1%	$ 3,130	27.2%	$ 4,713	35.1%	$ 6,423	41.2%

______________________

(1)          As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market or general financial conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Sound Community Bank’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated community offering rather than in the subscription and community offerings.

Sound Financial Bancorp May Use the Proceeds it Retains From the Offering:

•                  to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•                  to pay cash dividends to shareholders;

•                  to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•                  to invest in securities; and

•                  for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

Sound Community Bank May Use the Net Proceeds it Receives From the Offering:

•                  to support organic growth by increasing its lending in the communities we serve;

•                  to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry;

•                  to finance the possible acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, our current market area, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•                  to enhance existing products and services and support the development of new products and services by investing, for example, in technology to support growth and enhanced customer service;

•                  to invest in securities; and

•                  for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.  The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions.  Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Our return on equity may be relatively low until we are able to effectively reinvest the additional capital raised in the offering.  Until we can increase our non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock.  See “Risk Factors - Our return on equity initially will be low compared to our historical performance.  A lower return on equity may negatively impact the trading price of our common stock.”

OUR POLICY REGARDING DIVIDENDS

Following the offering, our Board of Directors intends to adopt a policy of paying cash dividends on a quarterly basis, the amount of which will be determined following completion of the conversion, taking into account the total number of shares issued in the conversion and the exchange ratio received by existing public shareholders. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends.  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends, to the extent permitted by Federal Reserve Board policy and regulations.  We have no intention to initiate any action that constitutes a return of capital (as distinguished from a dividend) to shareholders.

The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends.  In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions.  We will also consider the regulatory restrictions that affect the payment of dividends by Sound Community Bank to us.

Our future payment of dividends will depend, in large part, upon receipt of dividends from Sound Community Bank.  We initially will have no source of income other than dividends from Sound Community, earnings from the investment of existing capital and proceeds of this offering retained by us, and interest payments on our loan to the employee stock ownership plan.  A regulation of the OCC imposes limitations on “capital distributions” by savings institutions.  See, “Supervision and Regulation - Limitations on Dividends and Other Capital Distributions.”

MARKET FOR THE COMMON STOCK

Sound Financial, Inc.’s common stock currently trades on the OTC Bulletin Board under the symbol “SNFL.” Upon completion of the offering, the shares of common stock of Sound Financial Bancorp will replace Sound Financial, Inc.’s shares of common stock.  We expect that Sound Financial Bancorp’s shares of common stock will trade on the Nasdaq Capital Market under the trading symbol “SNFL”.  Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the stock offering, but is under no obligation to do so.  There can be no assurance that an active and liquid trading market for our common stock will develop or, if developed, be maintained.  In order to list our common stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  You may not be able to sell your shares at or above the $10.00 price per share in the offering.

The following table sets forth the high and low trading prices for shares of Sound Financial, Inc. common stock and cash dividends paid per share for the periods indicated.  As of December 31, 2011, Sound Financial, Inc. had approximately 306 shareholders of record and there were 1,327,610 shares of Sound Financial, Inc. common stock issued and outstanding (excluding shares held by Sound Community MHC).

Year Ending December 31, 2011	High	Low	Dividend Paid Per Share
Fourth quarter	$7.50	$6.25	$---
Third quarter	6.70	6.50	---
Second quarter	7.50	6.50	---
First quarter	7.50	4.75

Year Ending December 31, 2010	High	Low	Dividend Paid Per Share
Fourth quarter	$5.00	$4.75	$---
Third quarter	5.25	4.60	---
Second quarter	7.00	4.50	---
First quarter	5.10	3.85	0.02

On January 27, 2012, the business day immediately preceding the public announcement of the conversion, the closing price of Sound Financial, Inc. common stock as reported on the OTC Bulletin Board was $7.10 per share.  On ___ __, 2012, the closing price of Sound Financial, Inc.’s common stock was $___.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2011, Sound Community Bank exceeded all of the applicable regulatory capital requirements.  The table below sets forth the historical equity capital and regulatory capital of Sound Community Bank at December 31, 2011, and the pro forma regulatory capital of Sound Community Bank, after giving effect to the sale of Sound Financial Bancorp’s shares of common stock at a $10.00 per share purchase price.  The table assumes the receipt by Sound Community Bank of an amount sufficient for Sound Community Bank to have 10% core capital upon completion of the offering, or at least 50% of the net proceeds from the offering.  See “How We Intend to Use the Proceeds from the Offering.”

	Sound Community Bank Historical at		Pro Forma at December 31, 2011 Based Upon the Sale at $10.00 Per Share
	December 31, 2011		1,105,000 Shares		1,300,000 Shares		1,495,000 Shares		1,719,250 Shares(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
					(Dollars in Thousands)

Equity capital	$28,894	8.51%	$35,475	10.25%	$35,475	10.25%	$35,475	10.25%	$35,584	10.28%

Core (leverage) capital	$28,283	8.33%	$34,598	10.00%	$34,598	10.00%	$34,598	10.00%	$34,707	10.03%
Core (leverage) requirement(3)	16,985	5.00	17,299	5.00	17,299	5.00	17,299	5.00	17,304	5.00
Excess	$11,298	3.33%	$17,299	5.00%	$17,299	5.00%	$17,299	5.00%	$17,402	5.03%

Tier I risk-based capital(4)	$28,283	10.78%	$34,598	13.11%	$34,598	13.11%	$34,598	13.11%	$34,707	13.15%
Tier I requirement	15,747	6.00	15,839	6.00	15,839	6.00	15,839	6.00	15,840	6.00
Excess	$12,536	4.78%	$18,759	7.11%	$18,759	7.11%	$18,759	7.11%	$18,866	7.15%

Total risk-based capital(3)	$31,564	12.03%	$37,879	14.35%	$37,879	14.35%	$37,879	14.35%	$37,988	14.39%
Risk-based requirement	26,244	10.00	26,398	10.00	26,398	10.00	26,398	10.00	26,401	10.00
Excess	$5,320	2.03%	$11,480	4.35%	$11,480	4.35%	$11,480	4.35%	$11,587	4.39%
Reconciliation of capital infused into Sound Community Bank:
Net proceeds			$7,199		$7,355		$7,511		$7,799
Less:
Common stock acquired by the ESOP			(884)		(1,040)		(1,196)		(1,375)
Pro forma increase in GAAP and regulatory capital(4)			$6,315		$6,315		$6,315		$6,424

______________________

(1)          As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)          Tangible and core capital levels are shown as a percentage of total adjusted assets.  Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)          Pro forma capital levels assume that we fund the stock-based incentive plans with purchases in the open market equal to 4.0% of the shares of common stock sold in the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the stock offering with funds we lend.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans.  See “Management” for a discussion of the stock-based benefit plan and employee stock ownership plan.  We may award shares of common stock under one or more stock-based incentive plans in excess of this amount if the stock-based incentive plans are adopted more than one year following the stock offering.

(4)          Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Sound Financial, Inc. at December 31, 2011 and the pro forma consolidated capitalization of Sound Financial Bancorp after giving effect to the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Sound Financial, Inc.	Sound Financial Bancorp $10.00 Per Share Pro Forma Based on the Sale of
	Historical at December 31, 2011	1,105,000 Shares	1,300,000 Shares	1,495,000 Shares	1,719,250 Shares(1)
	(Dollars in thousands)

Deposits	$299,997	$299,997	$299,997	$299,997	$299,997
Borrowed funds	8,506	8,506	8,506	8,506	8,506
Total deposits and borrowed funds	$308,503	$308,503	$308,503	$308,503	$308,503
Shareholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized (post-conversion)(2)	---	---	---	---	---
Common stock $0.01 par value, 40,000,000 shares authorized (post-conversion) shares to be issued, as reflected(2)(3)	30	20	24	27	31
Paid-in capital(2)	11,939	21,585	23,471	25,363	27,536
Retained earnings(4)	18,096	18,095	18,095	18,095	18,095
Accumulated other comprehensive income	(659)	(659)	(659)	(659)	(659)
Plus:
Sound Community MHC capital contribution	---	---	---	---	---
Less:
Unearned employee stock ownership plan shares(5)	(693)	(1,577)	(1,733)	(1,889)	(2,068)
Common stock to be acquired by the stock-based incentive plan(6)	---	(442)	(520)	(598)	(688)
Total shareholders’ equity	$28,713	$37,022	$38,678	$40,339	$42,247

Shares outstanding:
Shares offered for sale	---	1,105,000	1,300,000	1,495,000	1,719,250
Exchange shares issued	---	904,760	1,064,423	1,224,086	1,407,699
Total shares outstanding	2,949,045	2,009,760	2,364,423	2,719,086	3,126,949

Total shareholders’ equity as a percentage of total assets	8.45%	10.64%	11.06%	11.48%	11.96%
Tangible equity ratio	8.27%	10.39%	10.81%	11.23%	11.71%

______________________

(1)          As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)          Sound Financial, Inc. currently has 1,000,000 authorized shares of preferred stock and 24,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, Sound Financial Bancorp common stock and additional paid-in capital have been revised to reflect the number of shares of Sound Financial Bancorp common stock to be outstanding, which is 2,009,760 shares, 2,364,423 shares, 2,719,086 shares and 3,126,949 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)          No effect has been given to the issuance of additional shares of Sound Financial Bancorp common stock pursuant to stock options to be granted under a stock-based incentive plan.  If this plan is implemented within one year of the completion of the offering, an amount up to 10% of the shares of Sound Financial Bancorp common stock issued in the conversion will be reserved for issuance upon the exercise of options, less the amount available under the existing stock-based incentive plan.  We may exceed this limit if the plan is implemented more than one year following the completion of the offering.  No effect has been given to the exercise of options currently outstanding.  See “Management - Benefits to be Considered Following Completion of the Conversion.”

(4)          The retained earnings of Sound Community Bank will be substantially restricted after the conversion.  See “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation.”

(5)          Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Sound Financial Bancorp.  The loan will have a term of 10 years and an interest rate equal to the prime rate as published in The Wall Street Journal, and be repaid principally from Sound Community Bank’s contributions to the employee stock ownership plan.  Since Sound Financial Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Sound Financial Bancorp’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(6)          Assumes at the minimum, midpoint, maximum and adjusted maximum of the offering range that a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases.  The stock-based incentive plan will be submitted to a vote of shareholders following the completion of the offering.  The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Sound Financial Bancorp.  The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Sound Financial Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations.  Implementation of the stock-based incentive plan will require shareholder approval.  If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Sound Financial Bancorp, the number of outstanding shares at the minimum, midpoint, maximum and adjusted maximum of the offering range would be 2,164,460, 2,546,423, 2,928,386 and 3,367,644, respectively, total shareholders’ equity would be $37.5 million, $39.2 million, $40.9 million and $42.9 million, respectively, and total shareholders’ ownership in Sound Financial Bancorp would be diluted by approximately 7.2% at the maximum of the offering range.

PRO FORMA DATA

The following tables summarize historical data of Sound Financial, Inc. and pro forma data at and for the year ended December 31, 2011.  This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering.  Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Sound Community Bank, to the recoverability of intangible assets or the tax effect of the recapture of the bad debt reserve.  See “The Conversion and Offering - Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

(i)                                    65% of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders and the employee stock ownership plan, with the remaining shares to be sold in the syndicated community offering;

(ii)                                 24,500 shares of common stock will be purchased by our executive officers and directors and their associates;

(iii)                              our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering, which will be funded with a loan from Sound Financial Bancorp.  The loan will be repaid in substantially equal payments of principal and interest over a period of 10 years;

(iv)                             Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% and 2.0% of the aggregate gross proceeds received on all shares of common stock sold in the subscription and community offerings respectively, and Keefe, Bruyette & Woods, Inc., together with all other broker-dealers participating in the syndicated community offering, will receive an aggregate fee equal to 6.0% of all shares sold in the syndicated community offering, with 40%, 25% and 35% of all shares being sold in the subscription, community and syndicated community offerings, respectively.  No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)                                total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc. and other broker-dealers, will be between $1.4 million at the minimum of the offering range and $1.6 million at the adjusted maximum of the offering range.

We calculated pro forma consolidated net income for the year ended December 31, 2011 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.83% (0.52% on an after-tax basis).  This represents the yield on the five year U.S. Treasury Note as of December 31, 2011.  We consider the resulting rate to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates.  The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock.  No effect has been given in the pro forma shareholders’ equity calculations for the assumed earnings on the net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based incentive plans.  Subject to the receipt of shareholder approval, we have assumed that the stock-based incentive plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering.  We assumed that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based incentive plans will grant options to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering.  In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.16 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 19.34% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 1.89%.

We may grant options and award shares of common stock under one or more stock-based incentive plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering if the stock-based incentive plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Sound Community Bank, and we will retain the remainder of the net proceeds from the stock offering.  We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•                  withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•                  our results of operations after the stock offering; or

•                  changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with U.S. generally accepted accounting principles (“GAAP”).  We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated.  Per share figures have been calculated based on shares of Sound Financial, Inc. issued and outstanding as of the date of the prospectus.

At or for the Year Ended December 31, 2011 Based Upon the Sale at $10.00 Per Share of
1,105,000 Shares	1,300,000 Shares	1,495,000 Shares	1,719,250 Shares(1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$11,050	$13,000	$14,950	$17,193
Market value of shares issued in the exchange	---	---	---	---
Pro forma market capitalization	$11,050	$13,000	$14,950	$17,193

Gross proceeds of offering	$11,050	$13,000	$14,950	$17,193
Less: Expenses	(1,415)	(1,475)	(1,530)	(1,595)
Estimated net proceeds	9,635	11,525	13,420	15,598
Less: Common stock purchased by employee stock ownership plan	(884)	(1,040)	(1,196)	(1,375)
Less: Common stock purchased by the stock-based incentive plan	(422)	(520)	(598)	(688)
Plus: Sound Community MHC capital contribution	---	---	---	---
Estimated net proceeds, as adjusted	$8,309	$9,965	$11,626	$13,534

For the Year Ended December 31, 2011
Consolidated net income:
Historical	$1,551	$1,551	$1,551	$1,551
Pro forma adjustments:
Income on adjusted net proceeds	43	52	61	71
Employee stock ownership plan(2)	(56)	(66)	(75)	(87)
Shares granted under the stock based incentive plan(3)	(56)	(66)	(75)	(87)
Options granted under the stock-based incentive plan(4)	(63)	(75)	(86)	(99)
Pro forma net income	$1,419	$1,396	$1,376	$1,349

Net income per share(5):
Historical	$0.80	$0.68	$0.59	$0.52
Pro forma adjustments:
Income on adjusted net proceeds	0.02	0.02	0.02	0.02
Employee stock ownership plan(2)	(0.03)	(0.03)	(0.03)	(0.03)
Shares granted under the stock-based incentive plan(3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under the stock-based incentive plan(4)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma net income per share(5)(6)	$0.73	$0.61	$0.52	$0.45

Offering price to pro forma net income per share	13.70	x	16.39	x	19.23	x	22.22	x
Number of shares used in net income per share calculations(5)	1,930,200	2,270,823	2,611,446	3,003,163

At December 31, 2011
Shareholders’ equity:
Historical	$28,713	$28,713	$28,713	$28,713
Estimated net proceeds	9,635	11,525	13,420	15,598
Sound Community MHC capital contributions	---	---	---	---
Less: Common stock acquired by employee stock ownership plan(2)	(884)	(1,040)	(1,196)	(1,375)
Less: Common stock acquired by the stock-based incentive plan(3)	(442)	(520)	(598)	(688)
Pro forma shareholders’ equity	$37,022	$38,678	$40,339	$42,247
Less: Intangible assets	(875)	(875)	(875)	(875)
Pro forma tangible shareholders’ equity	$36,147	$37,803	$39,464	$41,372

	At or for the Year Ended December 31, 2011 Based Upon the Sale at $10.00 Per Share of
	1,105,000 Shares	1,300,000 Shares	1,495,000 Shares	1,719,250 Shares(1)
	(Dollars in thousands, except per share amounts)
Shareholders’ equity per share(7):
Historical	$14.29	$12.14	$10.56	$9.18
Estimated net proceeds	4.79	4.87	4.94	4.99
Sound Community MHC capital contribution	---	---	---	---
Less: Common stock acquired by employee stock ownership plan(2)	(0.44)	(0.44)	(0.44)	(0.44)
Less: Common stock acquired by the stock-based incentive plan(3)	(0.22)	(0.22)	(0.22)	(0.22)
Pro forma shareholders’ equity per share(7)	$18.42	$16.35	$14.84	$13.51
Less: Intangible assets	(0.44)	(0.37)	(0.32)	(0.28)
Pro forma tangible shareholders’ equity per share(7)	$17.98	$15.98	$14.52	$13.23

Offering price as percentage of pro forma shareholders’ equity per share	54.29%	61.16%	67.39%	74.02%
Offering price as percentage of pro forma tangible shareholders’ equity per share	55.62%	62.58%	68.87%	75.59%
Number of shares outstanding for pro forma book value per share calculations(8)	2,009,760	2,364,423	2,719,086	3,126,949

_______________________

(1)          As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or financial conditions following the commencement of the offering.

(2)          Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Sound Financial Bancorp.  The loan will have a term of 10 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Sound Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Sound Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Sound Community Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%.  The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 8,840, 10,400, 11,960 and 13,754 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)          Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Sound Financial Bancorp following the offering and presented to shareholders for approval not earlier than 12 months after the completion of the offering.  We have assumed that at the minimum, midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 4% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Sound Financial Bancorp.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Sound Financial Bancorp.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2011.  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Sound Financial Bancorp, our net income per share and shareholders’ equity per share will decrease.  This will also have a dilutive effect of approximately 2.15% (at the maximum of the offering range) on the ownership interest of shareholders.  The impact on pro forma net income per share and pro forma shareholders’ equity per share is not material.  The following table shows pro forma net income per share for the year ended December 31, 2011 and pro forma shareholders’ equity per share at December 31, 2011, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2011	1,105,000	1,300,000	1,495,000	1,719,250
Pro forma net income per share	$ 0.69	$ 0.58	$ 0.50	$ 0.42
Pro forma shareholders’ equity per share	$18.24	$16.22	$14.73	$13.44

(4)          Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Sound Financial Bancorp following the offering and presented to shareholders for approval not earlier than 12 months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares sold in the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.16 for each option.  The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $3.16 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0.0%; (iv) expected life of 10 years; (v) expected volatility of 19.34%; and (vi) risk-free interest rate of 1.89%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and shareholders’ equity per share will decrease.  This also will have a dilutive effect of up to 5.2% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)          The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of the date of this prospectus, multiplied by the exchange ratio at the minimum, midpoint, maximum and adjusted maximum, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance current accounting guidance.  See footnote 2, above.

(6)          The retained earnings of Sound Community Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation.”

(7)          Per share figures include publicly held shares of Sound Financial, Inc. common stock that will be exchanged for shares of Sound Financial Bancorp common stock in the conversion.  Shareholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares.

(8)          The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our principal business consists of attracting retail deposits from the general public and investing those funds, along with borrowed funds, in loans secured by first and second mortgages on one- to four-family residences (including home equity loans and lines of credit), commercial and multifamily, consumer and commercial business loans and, to a lesser extent, construction and land loans.  We offer a wide variety of secured and unsecured consumer loan products, including manufactured home loans, automobile loans, boat loans and recreational vehicle loans.  We intend to continue emphasizing our residential mortgage, home equity and consumer lending, while also expanding our emphasis in commercial and multifamily and commercial business lending.  As part of our business, we focus on residential mortgage loan originations, many of which we sell to Fannie Mae.  We sell these loans with servicing retained to maintain the direct customer relationship and promote our emphasis on strong customer service.  We originated $66.8 million and $73.4 million in one- to four-family residential mortgage loans during the years ended December 31, 2011 and 2010, respectively.  During these same periods, we sold $53.7 million and $61.4 million, respectively, of one- to four-family residential mortgage loans.

Our operating revenues are derived principally from earnings on interest earning assets, service charges and fees, and gains on the sale of loans and other assets.  Our primary sources of funds are deposits, FHLB advances and other borrowings, and payments received on loans and securities.  We offer a variety of deposit accounts that provide a wide range of interest rates and terms, generally including savings, money market, term certificate and checking accounts.  Our noninterest expenses consist primarily of salaries and employee benefits, expenses for occupancy, marketing and computer services and FDIC deposit insurance premiums.  Salaries and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, expenses for retirement and other employee benefits.  Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of lease payments, property taxes, depreciation charges, maintenance and costs of utilities.

Our strategic plan targets individuals, small and medium size businesses, and professionals in our market area for loan and deposit growth.  In pursuit of these goals, and while managing the size of our loan portfolio, we focused on including a significant amount of commercial business and commercial and multifamily loans in our portfolio. A significant portion of these commercial and multifamily and commercial business loans have adjustable rates, higher yields or shorter terms and higher credit risk than traditional fixed-rate mortgages.  Our commercial loan portfolio (commercial and multifamily and commercial business loans) increased 10.6% and 19.9% in 2011 and 2010, respectively, to $119.2 million or 39.4% of our loan portfolio at December 31, 2011, from $107.7 million or 35.8% of our loan portfolio at December 31, 2010. The impact of additional commercial and multifamily and commercial business loans has had a positive impact on our net interest income and has helped to further diversify our loan portfolio mix.  In particular, our emphasis on multifamily housing has enhanced our commercial and multifamily loan portfolio.  At December 31, 2011, our multifamily portfolio was $39.5 million, which represented a 27.8% increase over the prior year. A related goal was to increase our core deposits to fund these loans. As of December 31, 2011, core deposits, which we define as our non-certificate or non-time deposit accounts, represented approximately 56.7% of total deposits, compared to 53.2% and 52.7% as of December 31, 2010 and December 31, 2009, respectively.

Our primary market area is the Puget Sound region in western Washington and Clallam County, Washington.  Adverse economic conditions in our market area can reduce our rate of growth, affect our customers’ ability to repay loans and adversely impact our financial condition and earnings.  Weak economic conditions and ongoing strains in the financial and housing markets which have generally continued into 2012 in portions of the United States, including our market area, have presented an unusually challenging environment for banks and their holding companies, including us.  This has been particularly evident in our need to provide for credit losses during these periods at significantly higher levels than our historical experience and has also adversely affected our net interest income and other operating revenues and expenses. In addition, in July 2010, Sound Financial, Inc. and Sound Community Bank each entered into a Memorandum of Understanding (“MOU”) with its banking regulator.  Under its MOU, Sound Community Bank committed to, among other matters,  achieving by March 31, 2011 and, thereafter maintaining, an 8.0% core capital ratio and a 12.0% total risk-based capital ratio, after funding an adequate allowance for loan and lease losses and adopting and implementing a plan to reduce assets classified under banking guidelines. In its MOU, Sound Financial committed, among other matters, to (1) assist Sound Community Bank in meeting the capital ratios in its MOU; (2) not declare or pay any cash dividends or redeem any stock without regulatory approval; (3) not accept any dividends from Sound Community Bank or any other payments that would reduce the capital of Sound Community Bank; and (4) not increase or renew any debt without regulatory approval.  Sound Financial Inc.’s MOU was terminated in July 2011 and Sound Community Bank’s MOU was terminated in March 2012. Because of these agreements, however, part of our strategy during the last year and a half has been to control balance sheet growth in order to improve Sound Community Bank’s regulatory capital ratios to ensure compliance with its MOU.

Our provision for loan losses was significant over the last three years and reflects material levels of delinquencies, nonperforming loans and net charge-offs, particularly for loans secured by residential properties.  For most of the past three years, housing markets remained weak in our primary market area, resulting in elevated levels of delinquencies and nonperforming assets, deterioration in property values, and the need to provide for realized and anticipated losses.  Although economic conditions in general appear to be stabilizing, the prolonged weak economy in our market area, and more specifically further declines in real estate values, may result in further increases in nonperforming assets and loan charge-offs which may require additional increases in our provision for loan losses in the future. As a result, like most financial institutions, our future operating results and financial performance will be significantly affected by the course of recovery in our market area from the recent recessionary downturn.

Recent Accounting Standards

For a discussion of recent accounting standards, please see Note 2 - Accounting Pronouncements Recently Issued or Adopted in the Notes to Consolidated Financial Statements.

Critical Accounting Policies

Certain of our accounting policies are important to an understanding of our financial condition, since they require management to make difficult, complex or subjective judgments, which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances that could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.  Management believes that its critical accounting policies include determining the allowance for loan losses, accounting for other-than-temporary impairment of securities, accounting for mortgage servicing rights, accounting for other real estate owned, and accounting for deferred income taxes.  For additional information on our accounting policies see “Note 1 - Organization and Significant Accounting Principles” in the Notes to Consolidated Financial Statements.

Allowance for Loan Loss.  The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged to income.  Determining the amount of the allowance for loan losses necessarily involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  Among the material estimates required to establish the allowance are:  loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio.  All of these estimates are susceptible to significant change.  Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio.  To strengthen our loan review and classification process, we engage an independent consultant to review our classified loans and a sampling of our non-classified commercial loans on a regular basis.  We have also enhanced our credit administration policies and procedures to improve our maintenance of updated financial data on commercial borrowers.  While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact our financial condition and results of operations.  In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators as part of the routine examination process, which may result in the adjustment of reserves based upon their judgment of information available to them at the time of their examination.

Other-than-temporary impairment of securities.  Management reviews investment securities on an ongoing basis for the presence of OTTI, taking into consideration current market conditions; fair value in relationship to cost; extent and nature of the change in fair value; issuer rating changes and trends; whether management intends to sell a security or if it is likely that we will be required to sell the security before recovery of the amortized cost basis of the investment, which may be upon maturity; and other factors. For debt securities, if management intends to sell the security or it is likely that we will be required to sell the security before recovering our cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If management does not intend to sell the security and it is not more likely than not that we will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings.  The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, i.e., the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive loss. Impairment losses related to all other factors are presented as separate categories within other comprehensive income (loss).

Mortgage Servicing Rights.  We record mortgage servicing rights on loans sold to Fannie Mae with servicing retained as well as for acquired servicing rights.  We stratify our capitalized mortgage servicing rights based on the type, term and interest rates of the underlying loans.  Mortgage servicing rights are carried at fair value.  The value is determined through a discounted cash flow analysis, which uses interest rates, prepayment speeds and delinquency rate assumptions as inputs.  All of these assumptions require a significant degree of management judgment. If our assumptions prove to be incorrect, the value of our mortgage servicing rights could be negatively impacted.

Other Real Estate Owned.  OREO represents real estate that we have taken control of in partial or full satisfaction of significantly delinquent loans. At the time of foreclosure, OREO is recorded at the fair value less costs to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan and lease losses.  After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.  Subsequent valuation adjustments are recognized within net (loss) gain on other real estate owned.  Revenue and expenses from operations and subsequent adjustments to the carrying amount of the property are included in other non-interest expense in the consolidated statements of income.  In some instances, we may make loans to facilitate the sales of other real estate owned. Management reviews all sales for which it is the lending institution for compliance with sales treatment under provisions established by ASC Topic 360, “Accounting for Sales of Real Estate”.  Any gains related to sales of OREO may be deferred until the buyer has a sufficient initial and continuing investment in the property.

Income Taxes.  Income taxes are reflected in our financial statements to show the tax effects of the operations and transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes.  ASC Topic 740, “Accounting for Income Taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes.  Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities.  They are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled and are determined using the assets and liability method of accounting.  The deferred income provision represents the difference between net deferred tax asset/liability at the beginning and end of the reported period.  In formulating our deferred tax asset, we are required to estimate our income and taxes in the jurisdiction in which we operate.  This process involves estimating our actual current tax exposure for the reported period together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes. Valuation allowances are established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not all or some portion of the potential deferred tax asset will not be realized.

Business and Operating Strategies and Goals

Our goal is to deliver returns to shareholders by increasing higher-yielding assets (in particular commercial and multifamily and commercial business loans), increasing core deposit balances, reducing expenses, managing problem assets and exploring expansion opportunities. We seek to achieve these results by focusing on the following objectives:

Focusing on Asset Quality. Our goal is to improve upon our level of nonperforming assets by managing credit risk.  As real estate markets have weakened since 2008, we have experienced a significant increase in delinquencies and nonperforming assets, primarily in our loans secured by one-to four-family properties and commercial and multifamily loans.  We are focused on actively monitoring and managing all segments of our loan portfolio in order to proactively identify and mitigate risk.  We will continue to devote significant efforts and resources to reducing problem assets to levels consistent with our historical experience.  Despite these efforts, nonperforming assets recently increased to $9.5 million at December 31, 2011 from $5.9 million at December 31, 2010. This increase can be attributed to a $3.4 million increase in nonperforming loans, primarily due to an $1.7 million increase in one-to four-family nonperforming loans and an $1.2 million increase in nonperforming commercial and multifamily loans.

Improving Earnings by Expanding Product Offerings. We intend to prudently increase the percentage of our assets consisting of higher-yielding commercial real estate and commercial business loans, which offer higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations than one-to four- family mortgage loans while maintaining our focus on residential lending. We expect to shortly offer ARM loans that are hybrid loans, which are loans that after an initial fixed rate period of one, five or seven years will convert to an adjustable interest rate for the remaining term of the loan as well as loans insured by the Veterans Administration and U.S. Department of Agriculture.  We also intend to selectively add additional products to further diversify revenue sources and to capture more of each customer’s banking relationship by cross selling loan and deposit products and additional services to our customers.

We also believe the continuing changes in the secondary market as a result of the uncertainty that is surrounding Fannie Mae and Freddie Mac will result in increased opportunities in the coming years to originate high quality residential loans with more attractive pricing for our loan portfolio. With our long experience and expertise in residential lending we believe we can be effective in capturing the opportunities of these market changes in residential lending.

Emphasizing lower cost core deposits to manage the funding costs of our loan growth.  Our strategic focus is to emphasize total relationship banking with our customers to internally fund our loan growth.  We are also focused on reducing wholesale funding sources, including FHLB advances, through the continued growth of core customer deposits. We believe that a continued focus on customer relationships will help to increase the level of core deposits and locally-based retail certificates of deposit. We intend to increase demand deposits by growing retail and business banking relationships.  New technology and services are generally reviewed for business development and cost saving opportunities. We continue to experience growth in customer use of our online banking services, which allows customers to conduct a full range of services on a real-time basis, including balance inquiries, transfers and electronic bill paying while providing our customers greater flexibility and convenience in conducting their banking. In addition to our retail branches, we maintain state of the art technology-based products, such as business cash management and business remote deposit products and intend to introduce an on-line personal financial management and consumer remote deposit product in the third quarter of 2012 to further enable us to compete effectively with banks of all sizes. Total deposits increased from $278.5 million at December 31, 2010 to $300.0 million at December 31, 2011. Core deposits increased $21.9 million while FHLB advances declined $16.3 million during this same period.

Continued Expense Control. Since 2010, management has undertaken several initiatives to reduce non-interest expense and will continue to make it a priority to identify cost savings opportunities throughout all aspects of our operations. We have instituted expense control measures such as limiting increases in compensation and modifying benefit programs, and reducing marketing and professional fees as well as the costs of other service providers. We closed our East Marginal Way branch in March 2010 as a result of its failure to meet our required growth standards.  We have also reduced and continually evaluate our staffing levels in light of the continued weak economy.

Maintaining Our Customer Service Focus.  Exceptional service, local involvement and timely decision-making are integral parts of our business strategy. We emphasize to our employees the importance of delivering exemplary customer service and seeking opportunities to build further relationships with our customers to enhance our market position and add profitable growth opportunities. The goal is to compete with other financial service providers by relying on the strength of our customer service and relationship banking approach. We believe that one of our strengths is that our employees are also significant shareholders through our employee stock ownership (“ESOP”) and 401(k) plans.  We also offer an incentive system that is designed to reward well-balanced and high quality growth among our employees.

Expanding our presence within our existing and contiguous market areas and by capturing business opportunities resulting from changes in the competitive environment.  We believe that opportunities currently exist within our market area to grow our franchise.  We anticipate organic growth as the local economy and loan demand strengthens, through our marketing efforts and as a result of the opportunities being created as a result of the consolidation of financial institutions that is occurring in our market area.  Our increased capital position from our upcoming offering will position us to be able to expand our loan portfolio as well as our market presence within our existing geographic footprint at the appropriate time through the acquisition of individual branches and/or de novo branch openings that meet our investment and market objectives. In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation. We previously acquired two branches in 2009, located in Port Angeles, Washington and in Tacoma, Washington.  We subsequently opened a new branch facility in Port Angeles and consolidated the deposit and loan accounts which were acquired into the new facility.  We also consolidated the operations of our former Lakewood branch into the new Tacoma facility.  Although we do not have plans for branch expansion in 2012, we may open a loan production office in the latter half of the year. We will continue to be disciplined as it pertains to future expansion, acquisitions and de novo branching focusing on the Pacific Northwest markets we know and understand.

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

General.  Total assets increased by $5.1 million, or 1.5%, to $339.7 million at December 31, 2011 from $334.6 million at December 31, 2010.  This increase was primarily the result of s $7.9 million increase in cash and cash equivalents and an $831,000, or 0.3% increase in our net loan portfolio offset partially by a $1.5 million, or 34.1% decrease in available-for-sale securities. Our total liabilities increased by $3.3 million or 1.1% to $311.0 million at December 31, 2011 from $307.7 million at December 31, 2010. This increase was primarily the result of a $21.5 million, or 7.7% increase in deposits partially offset by a $16.3 million, or 65.8% decrease in borrowings during 2011.

Cash and Securities.  We increased our liquidity position significantly in 2011, after we decreased our cash and security balances in 2010 in order to manage the size of the balance sheet to comply with regulatory agreements and concerns about the weak economy.

Cash, cash equivalents and our available-for-sale securities increased $6.4 million, or 46.9%, to $20.0 million at December 31, 2011.  Cash and cash equivalents increased by $7.9 million, or 87.3%, to $17.0 million at December 31, 2011, as increased deposits exceeded pay-downs on borrowed funds and net loan production.  Available-for-sale securities, which consist primarily of non-agency mortgage-backed securities, decreased by $1.5 million, or 34.1%, from $4.5 million at December 31, 2010 to $3.0 million at December 31, 2011.  This decrease reflects investment pay-downs and sales and other-than-temporary impairments on our non-agency mortgage-backed security portfolio.

At December 31, 2011, our available-for-sale securities portfolio consisted primarily of $2.9 million of non-agency mortgage-backed securities.  These securities present a higher credit risk than U.S. agency mortgage-backed securities, of which we had $59,000 at December 31, 2011.  In order to monitor the increased risk, management receives and reviews a credit surveillance report from a third party quarterly, which evaluates these securities based on a number of factors, including its credit scores, loan-to-value ratios, geographic locations, delinquencies and loss histories of the underlying mortgage loans.  This analysis is prepared in order to project future losses based on various home price depreciation scenarios over a three-year horizon.  Based on these reports, management ascertains the appropriate value for these securities and, in 2011, recorded an other-than-temporary impairment charge of $96,000 on two of these non-agency securities.  See “Note 2. Investment Securities to the Notes to Consolidated Financial Statements” for more information about this recorded impairment.  The current market environment significantly limits our ability to mitigate our exposure to value changes in these more risky securities by selling them, and we do not anticipate these conditions to change significantly in 2011.  Accordingly, if the market and economic environment impacting the loans supporting these securities continues to deteriorate, we could determine that an other-than-temporary impairment must be recorded on these securities, as well as on any other securities in our portfolio.  As a result, our future earnings, equity, regulatory capital and ongoing operations could be materially adversely affected.

Loans.  Our total loan portfolio, including loans held for sale, increased $1.7 million, or 0.6%, from $300.6 million at December 31, 2010 to $302.3 million at December 31, 2011.  Loans held for sale increased from $901,000 at December 31, 2010, to $1.8 million at December 31, 2011, reflecting primarily the timing of transactions in late 2011, as compared to late 2010.

The following table reflects the changes in the types of loans in our portfolio at the end of 2011 as compared to the end of 2010.

	At December 31,		Amount	Percent
	2011	2010	Change	Change
	(Dollars in thousands)
One-to-four-family	$ 96,305	$ 99,215	$(2,910)	(2.93)%
Home equity	39,656	44,829	(5,173)	(11.54)%
Commercial and multifamily	106,016	93,053	12,963	13.93%
Construction and land	17,805	16,650	1,155	6.94%
Manufactured homes	18,444	20,043	(1,599)	(7.98)%
Other consumer	10,920	12,110	(1,190)	(9.83)%
Commercial business	13,163	14,678	(1,515)	(10.32)%
Total	$302,309	$300,578	$ 1,731	0.58%

The most significant changes in our loan portfolio include the increases in commercial and multifamily loans, consistent with our operating strategy of growing and maintaining the diversification of our loan portfolio.  The decrease in our one-to-four-family, home equity, commercial business and consumer portfolios are a result of lower demand from creditworthy borrowers in the current economic environment and an emphasis on refinancing home equity loan balances.

Mortgage Servicing Rights.  At December 31, 2011, we had $2.4 million in mortgage servicing rights recorded at fair value compared to $3.2 million at December 31, 2010.  We record mortgage servicing rights on loans sold to Fannie Mae with servicing retained and upon acquisition of a servicing portfolio.  We stratify our capitalized mortgage servicing rights based on the type, term and interest rates of the underlying loans.  Mortgage servicing rights are carried at fair value. If the fair value of our mortgage servicing rights fluctuates significantly, our financial results would be impacted.

Nonperforming Assets.  At December 31, 2011, our nonperforming assets totaled $9.5 million, or 2.78% of total assets, compared to $5.9 million, or 1.75% of total assets at December 31, 2010.

The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio at the dates indicated.

	Nonperforming Assets at December 31,
	2011	2010	Amount Change	Percent Change
	(Dollars in thousands)
Nonaccrual loans	$5,218	$2,898	$2,320	80.1%
Accruing loans 90 days or more delinquent	-	-	-	-
Nonperforming restructured loans	1,419	348	1,071	307.8
OREO and repossessed assets	2,821	2,625	196	7.5
Total	$9,458	$5,871	$3,587	61.1%

Nonperforming loans to total loans increased to 2.20% of total loans at the end of 2011 from 1.08% at the end of 2010.  This increase reflects a $3.4 million increase in nonperforming loans primarily due to a $1.2 million nonperforming commercial real estate loan secured by a retail strip shopping center and the continuing weak economy in our market area.

Our largest nonperforming loans at December 31, 2011 consisted of the $1.2 million commercial real estate loan discussed above, as well as a $988,000 one-to four-family loan and a $691,000 one-to four-family loan.  We do not expect any material losses on these nonperforming assets in 2012 that have not been previously identified based on current appraisals and valuation estimates.

OREO and repossessed assets increased during 2011 primarily due to depressed economic conditions in our market.  During the year, we repossessed ten personal residences, two commercial properties and 11 manufactured homes.  We sold 14 personal residences, three commercial properties and 8 manufactured homes at an aggregate loss of $951,000.  Our largest OREO at December 31, 2011, consisted of a mobile home park with a recorded value of $1.0 million in Spanaway, Washington. Our next two largest OREO properties were an $873,000 commercial retail center in Kent, Washington and a $329,000 retail building in Sequim, Washington.  We do not expect to experience a material loss on any of the OREO and repossessed assets in our possession at December 31, 2011 based on current appraisals and valuation estimates.

Allowance for Loan Losses.  The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with generally accepted accounting principles in the United States.  It is our best estimate of probable incurred credit losses in our loan portfolio.

Our methodology for analyzing the allowance for loan losses consists of specific and general components.  We stratify the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.  The amount of loan losses incurred in our consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors.  The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding.  A separate valuation of known losses for individual classified large-balance, non-homogeneous loans is also conducted in accordance with ASC Topic 310.

The allowance for loan losses on individually analyzed loans includes commercial business loans and one- to four-family and commercial and multifamily loans, where management has concerns about the borrower’s ability to repay.  Loss estimates include the difference between the current fair value of the collateral and the loan amount due.  Loss estimates for restructured or modified loans may be calculated using discounted cash flows based on expected cash flows discounted by the original note rate on the loan.

Our allowance for loan losses at December 31, 2011 was $4.5 million, or 1.47% of total loans receivable, compared to $4.4 million, or 1.48% of gross loans receivable at December 31, 2010.  The $19,000, or 0.4% increase in the allowance for loan losses reflects the $4.6 million provision for loan losses established during 2011, as a result of increases in nonperforming loans and growth in our commercial and residential loan portfolios during the year.

The following table reflects the adjustments in our allowance during 2011 and 2010.

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$4,436	$3,468
Charge-offs	4,802	3,944
Recoveries:	221	262
Net charge-offs	4,581	3,682
Provisions charged to operations	4,600	4,650
Balance at end of period	$4,455	$4,436

Ratio of net charge-offs during the period to average loans outstanding during the period	1.53%	1.21%

Allowance as a percentage of nonperforming loans	67.12%	136.66%

Allowance as a percentage of total loans (end of period)	1.47%	1.48%

Specific loan loss reserves increased $137,000, while general loan loss reserves decreased by $118,000 at December 31, 2011 compared to the prior year end.  Net charge offs for 2011 were $4.6 million, or 1.53% of average loans on an annualized basis, compared to $3.7 million, or 1.21% of average loans for 2010.  The increase in net charge-offs was primarily due to the weak economic conditions in our market area.  As of December 31, 2011, the allowance for loan losses as a percentage of loans receivable and nonperforming loans was 1.47% and 67.12%, respectively, compared to 1.48% and 136.66%, respectively, at December 31, 2010.  Allowance for loan losses as a percentage of loans receivable decreased slightly due to the increase in charge-offs during the period.  The allowance for loan losses as a percentage of nonperforming loans decreased due to the increase in nonperforming loans.

Deposits.  Total deposits increased by $21.5 million, or 7.7%, to $300.0 million at December 31, 2011 from $278.5 million at December 31, 2010.  During 2011, a $17.8 million increase in money market accounts and a $4.8 million increase in noninterest-bearing checking accounts were offset by an aggregate $1.7 million decrease in certificates of deposit and escrow accounts. Money market account increases were primarily a result of an increased emphasis on new business relationships, customers placing maturing certificate funds into money market accounts in light of the low interest rate environment and a preference in the marketplace for insured deposits over other investments.  Our noninterest-bearing checking account increases were a result of our increased emphasis on attracting these and other low cost deposit accounts such as savings accounts.

A summary of deposit accounts with the corresponding weighted average cost of funds is presented below (in thousands).

	As of December 31, 2011		As of December 31, 2010
	Amount	Wtd. Avg. Rate	Amount	Wtd. Avg. Rate
Checking (noninterest)	$ 26,907	0.00%	$ 22,148	0.00%
NOW (interest)	22,332	0.09%	22,186	0.10
Savings	22,092	0.10%	21,598	0.11
Money Market	95,029	0.58%	77,257	0.54
Certificates	129,968	1.53%	130,383	1.84
Escrow	3,669	0.00%	4,922	0.00
Total	$299,997	0.87%	$278,494	1.03%

Borrowings.  FHLB advances decreased $16.3 million, or 65.8%, to $8.5 million at December 31, 2011, with a weighted-average cost of 2.17%, from $24.8 million at December 31, 2010, with a weighted-average cost of 1.86%.  We continue to rely on FHLB advances to fund interest earning asset growth when despite our strong deposit growth over the last year.  This reliance on borrowings, rather than deposits, may increase our overall cost of funds. We decreased reliance on these borrowings during 2011 as our deposit growth exceeded loan growth.

Stockholders’ Equity.  Total stockholders’ equity increased $1.8 million, or 6.7%, to $28.7 million at December 31, 2011, from $26.9 million at December 31, 2010.  This primarily reflects $1.6 million in net income as well as increases in paid in capital, recognition of ESOP shares and a slight decrease in accumulated other comprehensive loss.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year ended December 31,
	2011			2010			2009
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-Earning Assets:	(Dollars in thousands)
Loans receivable(1)	$299,430	$18,285	6.11%	$304,239	$18,843	6.19%	$280,097	$17,975	6.42%
Investments and interest bearing accounts	3,456	234	6.77	7,589	471	6.21	22,109	1,153	5.21
Total interest-earning assets(1)	302,886	18,519	6.11	311,828	19,314	6.19	302,206	19,128	6.33
Interest-Bearing Liabilities:
Savings and Money Market accounts	109,956	538	0.49	100,210	587	0.59	83,985	951	1.13
Demand and NOW accounts	50,748	20	0.04	51,286	35	0.07	37,876	60	0.16
Certificate accounts	126,777	1,943	1.53	133,805	3,079	2.30	145,138	5,112	3.52
Borrowings	14,249	280	1.97	23,478	587	2.50	29,917	934	3.12
Total interest-bearing liabilities	301,730	2,781	0.91%	308,779	4,288	1.39%	296,916	7,057	2.38%

Net interest income		$15,738			$15,026			$12,071
Net interest rate spread			5.20%			4.80%			3.95%
Net earning assets	$ 1,156			$ 3,049			$ 5,290
Net interest margin			5.20%			4.82%			3.99%
Average interest-earning assets to average interest-bearing liabilities		100.38%			100.99%			101.78%

(1)            Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year ended December 31, 2011 vs. 2010			Year ended December 31, 2010 vs. 2009
	Increase (decrease) due to		Total increase	Increase (decrease) due to		Total increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
Interest-earning assets:	(In thousands)
Loans receivable	$(298)	$(260)	$ (558)	$1,549	$ (681)	$ 868
Investments and interest bearing accounts	(257)	20	(237)	(757)	75	(682)
Total interest-earning assets	$(555)	$(240)	$ (795)	$ 792	$ (606)	$ 186
Interest-bearing liabilities:
Savings and Money Market accounts	$57	$(106)	$ (49)	$ 184	$ (548)	$ (364)
Demand and NOW accounts	3	(18)	(15)	21	(46)	(25)
Certificate accounts	(162)	(974)	(1,136)	(399)	(1,634)	(2,033)
Borrowings	(231)	(76)	(307)	(201)	(146)	(347)
Total interest-bearing liabilities	$(333)	$(1,174)	(1,507)	$ (395)	$ (2,374)	(2,769)
Change in net interest income			$ 712			$ 2,955

Comparison of Results of Operation for the Year Ended December 31, 2011 and 2010

General.  Net income increased $220,000 to $1.6 million for the year ended December 31, 2011, compared to $1.3 million for the year ended December 31, 2010.  The primary reason for this improvement was an increase in net interest income and a decrease in noninterest expenses partially offset by a decrease in non-interest income.

Interest Income.  Interest income decreased by $795,000, or 4.1%, to $18.5 million for the year ended December 31, 2011, from $19.3 million for the year ended December 31, 2010.  The decrease in interest income for the period reflected the decrease in our loan yield during 2011 compared to 2010 as the result of lower market interest rates.

The weighted average yield on loans decreased from 6.19% for the year ended December 31, 2010, to 6.11% for the year ended December 31, 2011.  The decrease was primarily the result of the continued historically low interest rate environment throughout the year.  The decrease in the weighted average yield on loans, however, was tempered by the increase in commercial loans, which typically have higher yields, as a percentage of the entire loan portfolio.  The weighted average yield on investments was 6.77% for the year ended December 31, 2011 compared to 6.21% for the same period during 2010, reflecting lower average balances of agency mortgage-backed securities, which produced a lower yield than the non-agency mortgage-backed securities that remained in our portfolio throughout the year.  The yield was also affected by sales of lower yielding non-agency mortgage-backed securities in 2011.

Interest Expense.  Interest expense decreased $1.5 million, or 35.1%, to $2.8 million for the year ended December 31, 2011, from $4.3 million for the year ended December 31, 2010.  This decrease reflects overall lower interest rates paid on deposits and FHLB advances notwithstanding an increase in the average balances of deposits during the period.  Our weighted average cost of interest-bearing liabilities was 0.91% for the year ended December 31, 2011, compared to 1.39% in 2010.

Interest paid on deposits decreased $1.2 million, or 32.4% to $2.5 million for the year ended December 31, 2011, from $3.7 million for the year ended December 31, 2010.  This decrease resulted from a decrease in the weighted average cost of deposits, which was offset by a $2.2 million increase in the average balance of deposits outstanding for the period.  We experienced a 43 basis point decrease in the average rate paid on deposits during the year ended December 31, 2011 compared to the same period in 2010.  This decrease in average rates was a result of the re-pricing of matured certificates of deposit, most of which we were able to retain at significantly lower rates, as well as lower interest rates paid on existing savings, interest bearing checking and money market accounts and our emphasis on attracting lower-cost core deposits.

Interest expense on borrowings decreased $307,000, or 52.3%, to $280,000 for the year ended December 31, 2011 from $587,000 for the year ended December 31, 2010.  The decrease resulted from a 53 basis point decline in our cost of borrowings from 2.50% in the 2010 period to 1.97% in the 2011 period, in addition to a $9.2 million, or 39.3% decrease in our average balance of outstanding borrowings at the FHLB.

Net Interest Income.  Net interest income increased $712,000, or 4.7% to $15.7 million for the year ended December 31, 2011, from $15.0 million for the year ended December 2010.  The increase in net interest income for the 2011 period primarily resulted from the significantly lower rates paid on deposits and borrowings during the 2011 period.  Our net interest margin was 5.20% for the year ended December 31, 2011, compared to 4.82% for the year ended December 31, 2010.

Provision for Loan Losses.  We establish provisions for loan losses, which are charged to earnings, at a level required to reflect management’s best estimate of the probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, peer group data, prevailing economic conditions, and current factors.  Large groups of smaller balance homogeneous loans, such as one-to four-family, small commercial and multifamily, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data.  Loans for which management has concerns about the borrowers’ ability to repay, are evaluated individually, and specific loss allocations are provided for these loans when necessary.

A provision of $4.6 million was made during the year ended December 31, 2011, compared to a provision of $4.7 million during the year ended December 31, 2010.  The provision reflects increases in our nonperforming loans and growth in our commercial and multifamily and residential loan portfolios during the year.  We believe that higher than historical levels of nonperforming assets and charge-offs will continue until the housing market, unemployment, and general economic market conditions further recover in our market area.

For the year ended December 31, 2011, the annualized percentage of net charge-offs to average loans increased 32 basis points to 1.53% from 1.21% for the year ended December 31, 2010.  The ratio of nonperforming loans to total loans increased from 1.08% at December 31, 2010 to 2.20% at December 31, 2011.  See “- Comparison of Financial Condition at December 31, 2011 and December 31, 2010 -- Delinquencies and Nonperforming Assets” for more information on nonperforming loans in 2011.

Noninterest Income.  Noninterest income decreased $1.3 million, or 34%, to $2.6 million during 2011, compared to $3.9 million during 2010 as reflected below:

	Year Ended December 31,		Amount	Percent
	2011	2010	Change	Change
Service charges fee income	$2,052	$2,182	$(130)	(6.0)%

Mortgage servicing income	418	624	(206)	(33.0)%
Fair value adjustment on mortgage servicing rights	(422)	103	(525)	(509.7)%
Other-than-temporary impairment losses	(96)	(98)	2	2.0%
Net gain on sale of loans, securities and assets	387	849	(462)	(54.4)%
Earnings on cash surrender value of bank owned life insurance	253	266	(13)	(4.9)%
Total noninterest income	$2,592	$3,926	$(1,334)	(34.0)%

Mortgage servicing income decreased as the result of an acceleration of the amortization of acquired and capitalized mortgage servicing rights.  This decrease was a result of faster prepayment speeds than anticipated due to a higher than anticipated level of loan payoffs during the year.  The fair value adjustment on mortgage servicing rights was also negatively impacted by the low rate environment, which led to faster prepayment speeds, which directly impact the market value.  The gain on the sale of loans and investments decreased as the result of fewer originated and sold loans to Fannie Mae in 2011 compared to 2010.

Noninterest Expense.  Non-interest expense decreased $895,000, or 7.2%, to $11.5 million during 2011 compared to $12.4 million during 2010, as reflected below:

	Year Ended December 31,		Amount	Percent
	2011	2010	Change	Change
Salaries and benefits	$ 4,997	$ 5,864	$(867)	(14.8)%
Operations	2,530	3,035	(505)	(16.6)%
Regulatory assessments	510	852	(342)	(40.1)%
Occupancy	1,162	1,334	(172)	(12.9)%
Data processing	938	880	58	6.6%
Losses and expenses on OREO and repossessed assets	1,394	461	933	202.4%
Total noninterest expense	$11,531	$12,426	$(895)	(7.2)%

Salaries and benefits expense was lower due to lower payroll costs as the result of a reduction in force of nearly 10% in the second half of 2010 which is reflected in our results for 2011.  This also led to lower medical and retirement costs. Operations expense decreased during the period as the result of lower third party vendor expense in 2011 compared to 2010. In addition, we had lower training, legal, professional and marketing expense during the period.  This was also due to an increased emphasis by management on expense control.  Regulatory assessments were lower due to a decrease in FDIC insurance assessments as a result of a decrease in the FDIC’s assessment rate as well as a change in the assessment base from total deposits to average total assets less tangible equity.  Occupancy expense was lower as the result of the closure of our East Marginal Way facility in March 2010.  Losses and expenses on OREO and repossessed assets increased significantly due to higher legal and collection costs in addition to higher losses on the disposition OREO in 2011 compared to 2010.

Income Tax Expense.   For the year ended December 31, 2011, we had income tax expense of $648,000 on our pre-tax income as compared to $545,000 for the year ended December 31, 2010.  The effective tax rates for the years ended December 31, 2011 and 2010 were 29.4% and 29.0%, respectively.

Liquidity

Liquidity management is both a daily and longer-term function of management.  Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds.  On a longer term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed securities.  We use our sources of funds primarily to meet ongoing commitments, pay maturing deposits, fund deposit withdrawals and fund loan commitments.

We maintain cash and investments that qualify as liquid assets to maintain adequate liquidity to ensure safe and sound operation and meet demands for customer funds (particularly withdrawals of deposits).  At December 31, 2011, we had $20.0 million in cash and investment securities available for sale and $1.8 million in loans held for sale generally available for its cash needs.  We can also obtain funds from borrowings, primarily FHLB advances.  At December 31, 2011, we had the ability to borrow an additional $51.0 million in FHLB advances, subject to certain collateral requirements.  We have access to additional borrowings of $21.9 million through the Federal Reserve’s Discount Window, subject to certain collateral requirements and $2.0 million through an unsecured line of credit at Pacific Coast Banker’s Bank.

We are required to have enough cash and investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound operations.  Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.  Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows.  Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

Liquidity management involves the matching of cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to manage those requirements.  We strive to maintain an adequate liquidity position by managing the balances and maturities of interest-earning assets and interest-bearing liabilities so that the balance we have in short-term investments at any given time will cover adequately any reasonably anticipated, immediate need for funds.  Additionally, we maintain relationships with correspondent banks, which could provide funds on short-term notice if needed.  Our liquidity, represented by cash and cash-equivalents, is a product of our operating, investing and financing activities.

Sound Financial, Inc. is a separate legal entity from Sound Community Bank and must provide for its own liquidity.  In addition to its own operating expenses (many of which are paid to Sound Community Bank), Sound Financial, Inc. is responsible for paying any dividends declared to its shareholders, and interest and principal on outstanding debt.  Sound Financial Inc.’s primary source of funds is dividends from Sound Community Bank, which are subject to regulatory limits.  At December 31, 2011, Sound Financial, Inc, on an unconsolidated basis, had $344,000 in cash, interest-bearing deposits and liquid investments generally available for its cash needs.

Our liquidity, represented by cash and cash equivalents and investment securities, is a product of our operating, investing and financing activities.  Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations.  While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, which provide liquidity to meet lending requirements.  We also generate cash through borrowings.  We utilize FHLB advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management.

We use our sources of funds primarily to meet ongoing commitments, pay maturing deposits and fund withdrawals, and to fund loan commitments.  At December 31, 2011, the approved outstanding loan commitments, including unused lines and letters of credit, amounted to $35.2 million.  Certificates of deposit scheduled to mature in one year or less at December 31, 2011, totaled $71.8 million.  It is management’s policy to manage deposit rates that are competitive with other local financial institutions.  Based on this management strategy, we believe that a majority of maturing deposits will remain with us. See also the consolidated statements of cash flows for further information.

Except as set forth above, management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations.  Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have this effect.

Off-Balance Sheet Activities

In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements.  These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks.  These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For the year ended December 31, 2011, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.  A summary of our off-balance sheet loan commitments at December 31, 2011, is as follows (in thousands):

Offs-balance sheet loan commitments:
Commitments to make loans	$ 2,229
Undisbursed portion of loans closed	4,875
Unused lines of credit	27,563
Irrevocable letters of credit	578
Total loan commitments	$35,245

Capital

Sound Community Bank is subject to minimum capital requirements imposed by regulations of the OCC.  Based on its capital levels at December 31, 2011, Sound Community Bank exceeded these requirements as of that date.  Consistent with our goals to operate a sound and profitable organization, our policy is for Sound Community Bank to maintain a “well-capitalized” status under the regulatory capital categories of the OCC.  Based on capital levels at December 31, 2011, Sound Community Bank was considered to be well-capitalized.  Management monitors the capital levels to provide for current and future business opportunities and to maintain Sound Community Bank’s “well-capitalized” status.

The following table shows the capital ratios of Sound Community Bank at December 31, 2011(dollars in thousands):

	Actual		Minimum Capital Requirements			Minimum Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio

Tier 1 Capital to total adjusted assets(1)	$28,283	8.33%	$13,588	>	4.0%	$16,985	>	5.0%

Tier 1 Capital to risk-weighted assets(2)	$28,283	10.78%	$10,498	>	4.0%	$15,747	>	6.0%
Total Capital to risk-weighted assets(2)	$31,564	12.03%	$20,955	>	8.0%	$26,244	>	10.0%

________________________

(1)          Based on total adjusted assets of $339.7 million.

(2)         Based on risk-weighted assets of $262.4 million.

Asset/Liability Management

Our Risk When Interest Rates Change.  The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time.  Market rates change over time.  Like other financial institutions, our results of operations are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities.  The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

How We Measure Our Risk of Interest Rate Changes.  As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk.  In doing so, we analyze and manage assets and liabilities based on their interest rates and payment streams, timing of maturities, repricing opportunities, and sensitivity to actual or potential changes in market interest rates.

We are subject to interest rate risk to the extent that our interest-bearing liabilities, primarily deposits and FHLB advances, reprice more rapidly or at different rates than our interest-earning assets.  In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy.  Our board of directors sets the asset and liability policy, which is implemented by the asset/liability committee.

The purpose of the asset/liability committee is to communicate, coordinate, and control asset/liability management consistent with our business plan and board-approved policies.  The committee establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

The committee generally meets monthly to, among other things, protect capital through earnings stability over the interest rate cycle; maintain our well-capitalized status; and provide a reasonable return on investment.  The committee recommends appropriate strategy changes based on this review.  The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly.  Senior managers oversee the process on a daily basis.

A key element of our asset/liability management plan is to protect net earnings by managing the maturity or repricing mismatch between our interest-earning assets and our rate-sensitive liabilities.  We seek to reduce exposure to earnings by extending funding maturities through the use of FHLB advances, through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market.

As part of our efforts to monitor and manage interest rate risk, we use the net portfolio value (“NPV”) methodology adopted by the OTS as part of our capital regulations.  In 2012, we will begin utilizing our own interest rate model utilizing software and resources provided by a third party. In essence, the OTS approach calculates the difference between the present value of expected cash flows from assets and liabilities.  Management and the board of directors review NPV measurements on a quarterly basis to determine whether our interest rate exposure is within the limits established by the board of directors.

Our asset/liability management strategy dictates acceptable limits on the amounts of change in given changes in interest rates.  For interest rate increases of 100, 200, and 300 basis points, our policy dictates that our NPV ratio should not fall below 7%, 7%, and 5%, respectively.  As illustrated in the table below, we were in compliance with this aspect of our asset/liability management policy at December 31, 2011.

The table presented below, as of December 31, 2011 (the latest available information), is an internal analysis of our interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points as any further decline in rates is unlikely.

As illustrated in the table below, we would benefit from a decrease in market rates of interest.  Conversely, our NPV would be negatively impacted by an increase in interest rates.  An increase in rates would negatively impact our NPV as a result of deposit accounts re-pricing more rapidly than loans and securities due to the fixed rate nature of a large portion of our loan and security portfolios.  As interest rates rise, the market value of our fixed rate assets decline due to both rate increases and slowing prepayments.

December 31, 2011
Change in Interest Rates in	Net Portfolio Value			NPV
Basis Points	$ Amount	$ Change	% Change	Ratio %
(Dollars in thousands)
+300bp	$41,329	$(2,206)	(5)%	11.79%
+200bp	42,734	(801)	(2)%	12.08%
+100bp	43,439	(96)	0%	12.20%
0bp	43,535	-	-	12.17%
-100bp	44,092	557	1%	12.28%

In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decrease in rates.  This process is used in conjunction with NPV measures to identify excessive interest rate risk.  In managing our assets/liability mix, depending on the relationship between long and short term interest rates, market conditions and consumer preference, we may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities.  Management also believes that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch.  Management believes that our level of interest rate risk is acceptable under this approach.

In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered.  For example, although certain assets and liabilities may have similar maturities or re-pricing periods, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.  We consider all of these factors in monitoring our exposure to interest rate risk.

BUSINESS OF SOUND FINANCIAL BANCORP, INC.

Sound Financial Bancorp, Inc. is a Maryland corporation, organized in March 2012.  Upon completion of the conversion, Sound Financial Bancorp, Inc. will become the holding company of Sound Community Bank and will succeed to all of the business and operations of Sound Financial, Inc.  Sound Financial, Inc. and Sound Community MHC will each cease to exist following the conversion.

Initially following the completion of the conversion, Sound Financial Bancorp will have no significant assets other than owning 100% of the outstanding common stock of Sound Community Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the employee stock ownership plan, and certain liquid assets, and will have no significant liabilities other than $693,000 of borrowings assumed from Sound Financial, Inc.  See “How We Intend to Use the Proceeds From the Offering.”  Sound Financial Bancorp intends to use the support staff and offices of Sound Community Bank and will pay Sound Community Bank for these services.  If Sound Financial Bancorp expands or changes its business in the future, it may hire its own employees.

Sound Financial Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”  In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements for these activities.

BUSINESS OF SOUND FINANCIAL, INC. AND SOUND COMMUNITY BANK

Sound Financial, Inc. is a federally chartered stock holding company and is subject to regulation by the Federal Reserve Board.  Sound Financial, Inc. was incorporated on January 8, 2008, as part of Sound Community Bank’s reorganization into the mutual holding company form of organization.  As part of the reorganization, Sound Community Bank (i) converted to a stock savings bank as the successor to Sound Community Bank in its mutual form (which was originally chartered as a credit union in 1953); (ii) organized Sound Financial Inc., which owns 100% of the common stock of Sound Community Bank; and (iii) organized Sound Community MHC, which acquired 55.0% of the common stock of Sound Financial, Inc. in the reorganization.  Sound MHC has no other activities or operations other than its ownership of Sound Financial, Inc.  Sound Financial, Inc. has no significant assets other than all of the outstanding shares of common stock of Sound Community Bank, its loan to our ESOP and certain liquid assets.

Substantially all of Sound Financial, Inc.’s business is conducted through Sound Community Bank, which is a federal savings bank subject to extensive regulation by the OCC.  Sound Community Bank’s deposits are insured up to applicable limits by the FDIC.

Our principal business consists of attracting retail deposits from the general public and investing those funds, along with borrowed funds, in loans secured by first and second mortgages on one- to four-family residences (including home equity loans and lines of credit), commercial and multifamily, consumer and commercial business loans and, to a lesser extent, construction and land loans.  We offer a wide variety of secured and unsecured consumer loan products, including manufactured home loans, automobile loans, boat loans and recreational vehicle loans.  As part of our business, we focus on residential mortgage loan originations, many of which we sell to Fannie Mae.  We sell these loans with servicing retained to maintain the direct customer relationship and promote our emphasis on strong customer service.

Our operating revenues are derived principally from earnings on interest earning assets, service charges and fees, and gains on the sale of loans. Our primary sources of funds are deposits, FHLB advances and other borrowings, and payments received on loans and securities.  We offer a variety of deposit accounts that provide a wide range of interest rates and terms, generally including savings, money market, term certificate and demand accounts.

Market Area

We serve the Puget Sound region in western Washington, including the Seattle-Tacoma-Bellevue metropolitan area (“Seattle MSA”), and Clallam County, Washington through our main office in Seattle and four branch offices, two of which are located in the Seattle MSA and two that are located in Clallam County, west of Puget Sound. Our main office is located in Seattle in King County, while the Tacoma branch is located in Pierce County, the Mountlake Terrace branch is located in Snohomish County and the Sequim and Port Angeles branches are located in Clallam County. Based on the most recent branch deposit data provided by the FDIC, our share of deposits in the Seattle MSA was approximately 0.28%.  In Clallam County we have 4.6% of the deposits in that market.  See “- Competition.”

Our market area includes a diverse population of management, professional and sales personnel, office employees, manufacturing and transportation workers, service industry workers and government employees, as well as retired and self-employed individuals.  The population has a skilled work force with a wide range of education levels and ethnic backgrounds.  Major employment sectors include information and communications technology, financial services, manufacturing, maritime, biotechnology, education, health and social services, retail trades, transportation and professional services.  The largest employers headquartered in our market area include Boeing, Microsoft, Costco, Nordstrom, Amazon.com, Starbucks, University of Washington and Weyerhaeuser.

Weak economic conditions and ongoing strains in the financial and housing markets which have generally continued into 2012 in portions of the United States, including our market area, have presented an unusually challenging environment for banks and their holding companies, including us.  Due to these adverse conditions, our market area has experienced substantial home price declines, historically low levels of existing home sale activity, high levels of foreclosures and above average unemployment rates. For the month of December 2011, the Seattle MSA reported an unemployment rate of 7.8%, as compared to the national average of 8.3%, according to the latest available information from the Bureau of Labor Statistics. Home prices have also continued to decline over the past year.  Based on information from Case-Shiller the average home price in the Seattle MSA decreased 5.6% in 2011 from 2010 and 11.2% from 2009.  This compares unfavorably to the national average home price index decrease of 3.7%.

King County has the largest population of any county in the State of Washington, covers approximately 2,100 square miles, and is located on the Puget Sound. It has approximately 1.9 million residents and a median household income of approximately $66,000.  King County has a diversified economic base with many industries including shipping and transportation, aerospace (Boeing) and computer technology and biotech industries.  Based on information from the WCRER the average home price in King County in 2011 was $320,000, a 13.5% decrease from 2010 and a 14.7% decrease from 2009.

Pierce County has the second largest population of any county in the State of Washington, covers approximately 1,700 square miles and is located along western Puget Sound.  It has approximately 795,000 residents and a median household income of approximately $56,000. The Pierce County economy is diversified with the presence of military related government employment (Fort Lewis Army Base and McChord Air Force Base), transportation and shipping employment (Port of Tacoma), and aerospace related employment (Boeing).  Based on information from the WCRER the average home price in Pierce County in 2011 was $229,900, a 8.4% increase from 2010 and a 4.5% increase from 2009.

Snohomish County has the third largest population of any county in the State of Washington, covers approximately 2,100 square miles and is located on Puget Sound touching the northern border of King County.  It has approximately 713,000 residents and a median household income of approximately $65,000.  The economy of Snohomish County is diversified with the presence of military related government employment (Everett Homeport Naval Base), aerospace related employment (Boeing) and retail trade.  Based on information from the WCRER the average home price in Snohomish County in 2011 was $242,950, a 7.5% decrease from 2010 and a 14.8% decrease from 2009.

Clallam County, with a population of approximately 71,000, is ranked 18th among the counties in the State of Washington.  It is bordered by the Pacific Ocean and the Strait of Juan de Fuca and covers 1,700 square miles, including the westernmost portion of the continental United States.  It has approximately 36,000 households and median household income of approximately $44,000.  The economy of Clallam County is primarily manufacturing and shipping.  The Sequim Dungeness Valley continues to be a growing retirement location.  Our offices are in Port Angeles and Sequim, the two largest cities in the county. Based on information from the WCRER the average home price in Clallam County in 2011 was $179,000, a 12.3% decrease from 2010 and a 13.3% decrease from 2009.

There have been indications over the past year that the U.S. job market, including the job market in our market area, is improving. Economic conditions in general appear to be stabilizing, as the unemployment rates in two of our four county market area and the state of Washington have decreased since December 31, 2010, which was consistent with the nation as a whole. According to the latest available information from the Bureau of Labor Statistics, King and Snohomish Counties reported unemployment rates of 7.5% and 8.9%, respectively, for February 2012, which is lower than the state and national unemployment rates of 8.8% and 8.2%, respectively, as of March 2012. Alternatively, unemployment in Clallam County increased modestly from 10.1% at December 31, 2010 to 11.2% for February 2012, while unemployment in Pierce County increased from 9.2% for December 2010 to 9.8% as of February 2012. These unemployment rates are above the state and national rates as of February 2012.

Lending Activities

The following table presents information concerning the composition of our loan portfolio, including loans held for sale by the type of loan as of December 31, for the dates indicated:

	2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$ 96,305	31.86%	$ 99,215	33.01%	$107,318	36.63%	$ 90,863	34.33%	$ 84,788	38.37%
Home equity	39,656	13.12	44,829	14.91	50,445	17.22	54,557	20.61	45,374	20.53
Commercial and multifamily	106,016	35.07	93,053	30.96	72,035	24.58	48,730	18.41	25,013	11.32
Construction and land	17,805	5.89	16,650	5.54	10,000	3.41	12,220	4.62	8,622	3.90
Total real estate loans	259,782	85.94	253,747	84.42	239,798	81.84	206,370	77.97	163,797	74.12

Consumer loans:
Manufactured homes	18,444	6.10	20,043	6.67	21,473	7.33	22,723	8.58	22,495	10.18
Other consumer	10,920	3.61	12,110	4.03	13,945	4.76	17,951	6.78	23,896	10.81
Total consumer loans	29,364	9.71	32,153	10.70	35,418	12.09	40,674	15.36	46,391	20.99

Commercial business loans	13,163	4.35	14,678	4.88	17,800	6.07	17,668	6.67	10,803	4.89

Total loans	302,309	100.00%	300,578	100.00%	293,016	100.00%	264,712	100.00%	220,991	100.00%
Less:
Deferred fees and discounts	406		431		334		43		(65)
Loans held for sale	1,807		901		2,857		956		822
Allowance for loan losses	4,455		4,436		3,468		1,306		828
Total loans, net	$295,641		$294,810		$286,357		$262,407		$219,406

The following table shows the composition of our loan portfolio in dollar amounts and in percentages by fixed and adjustable rate loans as of December 31, for the dates indicated.

	2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed- rate loans:
Real estate loans:
One- to four-family(1)	$ 79,952	26.45%	$ 80,831	26.89%	$ 88,201	30.10%	$ 72,439	27.37%	$ 66,335	30.02%
Home equity	9,276	3.07	10,294	3.42	12,009	4.10	15,613	5.90	17,814	8.05
Commercial and multifamily	45,034	14.90	40,491	13.47	27,373	9.34	26,035	9.84	17,250	7.81
Construction and land	17,458	5.77	10,907	3.63	9,453	3.23	10,323	3.90	5,583	2.53
Total real estate loans	151,720	50.19	142,523	47.41	137,036	46.77	124,410	47.01	106,982	48.41

Manufactured homes	18,444	6.10	20,043	6.67	21,473	7.33	22,723	8.58	22,495	10.18
Other consumer	9,730	3.22	10,772	3.58	12,372	4.22	16,248	6.14	22,197	10.04
Commercial business	8,041	2.66	8,293	2.76	11,157	3.80	7,551	2.85	5,539	2.51
Total fixed-rate loans	187,935	62.17	181,631	60.43	182,038	62.13	170,932	64.58	157,213	71.14

Adjustable- rate loans:
Real estate loans:
One- to four-family	16,353	5.41	18,384	6.11	19,117	6.52	18,424	6.96	18,453	8.35
Home equity	30,380	10.05	34,535	11.49	38,436	13.12	38,944	14.71	27,560	12.47
Commercial and multifamily	60,982	20.18	52,562	17.49	44,662	15.24	22,695	8.57	7,763	3.51
Construction and land	347	0.11	5,743	1.91	547	0.19	1,897	0.72	3,039	1.38
Total real estate loans	108,062	35.75	111,224	37.00	102,762	35.07	81,960	30.96	56,815	25.71

Other consumer	1,190	0.39	1,338	0.45	1,573	0.54	1,703	0.64	1,699	0.77
Commercial business	5,122	1.69	6,385	2.12	6,643	2.27	10,117	3.82	5,264	2.38
Total adjustable-rate loans	114,374	37.83	118,947	39.57	110,978	37.87	93,780	35.42	63,778	28.86

Total loans	302,309	100.00%	300,578	100.00%	293,016	100.00%	$264,712	100.00%	220,991	100.00%
Less:
Deferred fees and discounts	406		431		334		43		(65)
Loans held for sale	1,807		901		2,857		956		822
Allowance for loan losses	4,455		4,436		3,468		1,306		828
Total loans, net	$295,641		$294,810		$286,357		$262,407		$219,406

(1) Includes 30-year loans with a one-time rate adjustment five to seven years after origination, which at December 31, 2011, totaled $30.9 million, or 38.6% of our fixed-rate one-to-four-family mortgages.

The following table illustrates the contractual maturity of our loan portfolio at December 31, 2011.  Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.  The total amount of loans due after December 31, 2012, which have predetermined interest rates, is $172.5 million, while the total amount of loans due after such date, which have floating or adjustable interest rates, is $111.3 million.  The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate Mortgage
	One- to Four-		Home Equity		Commercial and		Construction						Commercial
	Family		Loans		Multifamily		and Land		Manufactured Homes		Other Consumer		Business		Total(1)
		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
2012(2)	$ 4,061	6.19%	$ 1,216	6.76%	$ 1,688	6.50%	$ 7,831	6.41%	$ 40	6.97%	$ 1,106	11.87%	$ 2,556	6.01%	$ 18,498	6.62%
2013	3,499	6.37	366	5.28	795	5.87	728	5.75	54	7.76	783	8.50	518	6.24	6,743	6.42
2014	2,878	6.39	179	5.99	2,303	5.37	2,461	7.08	458	7.33	1,704	7.37	1,986	6.00	11,968	6.39
2015	3,313	6.40	646	5.86	8,030	5.74	355	6.91	306	7.48	705	8.32	983	4.95	14,338	6.04
2016 to 2018	18,147	5.89	7,964	5.13	14,979	6.17	1,055	7.18	1,278	8.34	2,022	7.00	5,134	6.59	50,579	6.04
2019 to 2022	2,006	4.41	24,945	5.64	69,552	6.17	2,054	7.23	5,650	8.93	1,455	6.79	1,213	5.48	106,876	6.04
2023 to 2026	3,773	4.46	1,677	7.09	932	6.34	2,199	7.03	7,128	7.89	1,548	6.32	-	-	17,257	5.36
2027 and following	58,628	4.87	2,663	7.63	7,737	6.53	1,122	6.82	3,530	7.66	1,597	6.64	773	3.53	76,050	5.01
Total	$96,305	4.96%	$39,656	5.77%	$106,016	6.15%	$17,805	6.73%	$18,444	8.17%	$10,920	7.54%	$13,163	5.97%	$302,309	5.52%

(1)  Excludes deferred fees and discounts of $406,000.

(2)  Includes demand loans, loans having no stated maturity, overdraft loans and loans held for sale.

Lending Authority.  Our President and Chief Executive Officer may approve unsecured loans up to $500,000 and all types of secured loans up to $1.25 million. Our Executive Vice President and Chief Credit Officer may approve secured loans up to $500,000 and unsecured loans up to $250,000. Any loans over the President and/Chief Executive Officer’s lending authority or loans otherwise outside our general underwriting guidelines must be approved by the Board Loan Committee.

Largest Borrowing Relationships. At December 31, 2011, the maximum amount under federal law that we could lend to any one borrower and the borrower’s related entities was approximately $4.6 million.  Of our five largest borrowing relationships, three are primarily business relationships and two relationships have credit extended to both the individual borrower and their businesses. Our five largest relationships totaled $18.8 million in the aggregate, or 6.2% of our $302.3 million gross loan portfolio, at December 31, 2011. The largest relationship consists of $4.1 million in loans to a business collateralized by commercial real estate.  The next four largest lending relationships at December 31, 2011, were a $4.0 million loan to a business, collateralized by multifamily; $3.8 million in loans to commonly owned businesses collateralized by multifamily; $3.6 million in loans to commonly owned businesses collateralized by multifamily; and $3.4 million to a business collateralized by multifamily. As of December 31, 2011, all of these loans were performing in accordance with their repayment terms.  At December 31, 2011, we had three other lending relationships that exceeded $3.0 million.  All of the loans in these three lending relationships were performing in accordance with their repayment terms as of December 31, 2011.

One- to Four-Family Real Estate Lending.  Our primary lending activity consists of the origination of loans secured by first mortgages on one- to four-family residences, substantially all of which are secured by property located in our geographic lending area.  We originate both fixed-rate loans and adjustable-rate loans.

Most of our loans are written using generally accepted underwriting guidelines, and are readily saleable to Fannie Mae or other private investors.  A portion of the one- to four-family loans we originate are retained in our portfolio while the majority are sold into the secondary market to Fannie Mae, with servicing retained for continued customer contact, relationship building and to increase non-interest income.  This mortgage banking element of our residential lending business allows us to originate more loans with the same funds by reinvesting sales proceeds in more residential mortgage loans.  The sale of mortgage loans reduces our interest rate risk, provides a stream of servicing income that improves earnings, enhances liquidity and enables us to originate more loans at our current capital level than if we held them in portfolio. We are currently selling all our conforming fixed-rate loans, on a servicing retained basis.   Our pricing strategy for mortgage loans includes establishing interest rates that are competitive with other local financial institutions and consistent with our internal asset and liability management objectives.  During the year ended December 31, 2011, we originated $66.9 million of one- to four-family fixed-rate mortgage loans and no one- to four-family adjustable rate mortgage (“ARM”) loans. See “- Loan Originations, Purchases, Sales, Repayments and Servicing.”  At December 31, 2011, one- to four-family residential mortgage loans (including $1.8 million of loans held for sale) totaled $96.3 million, or 31.9%, of our gross loan portfolio, of which $80.0 million were fixed-rate loans and $16.4 million were ARM loans.

Substantially all of the one- to four-family residential mortgage loans we retain in our portfolio consist of loans that are “non-conforming” because they do not satisfy acreage limits, income, credit or various other requirements imposed by Fannie Mae or other secondary market purchasers.  Some of these loans are also originated to meet the needs of borrowers who cannot otherwise satisfy Fannie Mae credit requirements because of personal and financial reasons (i.e., divorce, bankruptcy, length of time employed, etc.), and other aspects, which do not conform to Fannie Mae’s guidelines.  Such borrowers may have higher debt-to-income ratios, or the loans are secured by unique properties in rural markets for which there are no sales of comparable properties to support the value according to secondary market requirements.  We may require additional collateral or lower loan-to-value ratios to reduce the risk of these loans.  We believe that these loans satisfy a need in our market area.  As a result, subject to market conditions, we intend to continue to originate these types of loans.

We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property.  We generally lend up to 80% of the lesser of the appraised value or purchase price for one- to four-family first mortgage loans and non-owner occupied first mortgage loans.  At December 31, 2011 we had $3.2 million of non-owner occupied first mortgage loans. For first mortgage loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure to 80% or charge a higher interest rate.  Properties securing our one- to four-family loans are generally appraised by independent fee appraisers who are selected in accordance with criteria approved by the Board of Directors.  For loans that are less than $250,000, we may use an automated valuation model provided by Freddie Mac in lieu of an appraisal.  We generally require title insurance policies on all first mortgage real estate loans originated.  Homeowners, liability, fire and, if required, flood insurance policies are also required for one-to four-family loans. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.  The average size of our one- to four-family residential loans was approximately $111,000 at December 31, 2011.

Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years, however, at December 31, 2011 we had $1.8 million of one- to four-family loans with an original contractual maturity of 40 years which were originated prior to 2008.  All of these loans are fully amortizing, with payments due monthly.  Our portfolio of fixed-rate loans also includes $30.9 million of loans with an initial seven year term and a 30-year amortization period with a borrower refinancing option at a fixed rate at the end of the initial term as long as the loan has met certain performance criterion. In addition, prior to 2011 we originated for portfolio five and seven year balloon reset loans (which are loans that are originated with a fixed interest rate for the initial five or seven years, and thereafter incur one interest rate change based on current market interest rates in which the new rate remains in effect for the remainder of the loan term) based on a 30-year amortization period.

ARM loans are offered with annual adjustments and life-time rate caps that vary based on the product, generally with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%.  We generally use the rate on one-year Treasury Bills to re-price our ARM loans, however, $9.4 million of our ARM loans are to employees that re-price based on a margin of 1% over our average 12 month cost of funds.  As a consequence of using caps, the interest rates on ARM loans may not be as rate sensitive as our cost of funds. Furthermore, because loan indexes may not respond perfectly to changes in market interest rates, upward adjustments on loans may occur more slowly than increases in our cost of interest-bearing liabilities, especially during periods of rapidly increasing interest rates.  Because of these characteristics, yields on ARM loans may not be sufficient to offset increases in our cost of funds.

ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, which increases the potential for default. The majority of these loans have been originated within the past several years, when rates were historically low.  We intend to expand our fully amortizing ARM loans, by offering ARM loans having a fixed interest rate for the first one, three, five, or seven years, followed by a periodic adjustable interest rate for the remaining term. Given the recent market environment, however, the production of ARM loans has been substantially reduced because borrowers favor fixed rate mortgages.

Home Equity Lending.  We originate home equity loans that consist of fixed-rate loans and variable-rate lines of credit. We originate home equity loans in amounts of up to 80% of the value of the collateral, minus any senior liens on the property; however, prior to 2010 we originated home equity loans in amounts of up to 100% of the value of the collateral, minus any senior liens on the property. Home equity lines of credit are typically originated for up to $250,000 with an adjustable rate of interest, based on the one-year Treasury Bill rate plus a margin.  Home equity lines of credit generally have up to a twelve-year draw period, during which time the funds may be paid down and redrawn up to the committed amount.  Once the draw period has lapsed, the payment is amortized over a twelve-year period based on the loan balance at that time.  We charge a $50 annual fee on each outstanding home equity line of credit and require monthly interest-only payments on the entire drawn amount. At December 31, 2011, home equity lines of credit totaled $30.4 million, or 10.1% of our gross loan portfolio. At December 31, 2011, unfunded commitments on these lines of credit totaled $14.5 million.

Our fixed-rate home equity loans are originated in amounts, together with the amount of the existing first mortgage, of up to 90% of the appraised value of the subject property.  These loans may have terms of up to 20 years and are fully amortizing.  At December 31, 2011, fixed-rate home equity loans totaled $9.3 million, or 3.1% of our gross loan portfolio.

Commercial and Multifamily Real Estate Lending.  We offer a variety of commercial and multifamily loans.  Most of these loans are secured by commercial income producing properties, including retail centers, multifamily apartment buildings, warehouses, and office buildings located in our market area.  At December 31,

2011, commercial and multifamily loans totaled $106.0 million, or 35.1% of our gross loan portfolio, compared to $93.1 million, or 31.0% of our gross loan portfolio as of December 31, 2010.

Our loans secured by commercial and multifamily real estate are generally originated with a variable interest rate, fixed for a five-year term and a 20- to 25-year amortization period.  At the end of the initial five-year term, there is a balloon payment or the loan re-prices based on an independent index plus a margin of 1% to 4% for another five years.  Loan-to-value ratios on our commercial and multifamily loans typically do not exceed 80% of the lower of cost or appraised value of the property securing the loan at origination.

Loans secured by commercial and multifamily real estate are generally underwritten based on the net operating income of the property, quality and location of the real estate, the credit history and financial strength of the borrower and the quality of management involved with the property.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt plus an additional coverage requirement.  We generally impose a minimum debt coverage ratio of approximately 1.20 for originated loans secured by income producing commercial properties. If the borrower is other than an individual, we generally require the personal guaranty of the borrower. We also generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt.  Appraisals on properties securing commercial and multifamily loans are performed by independent state certified or licensed fee appraisers and approved by the Board Loan Committee. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is required to provide, at a minimum, annual financial information.  From time to time we also acquire participation interests in commercial and multifamily loans originated by other financial institutions secured by properties located in our market area.  At December 31, 2011, we held $3.3 million in commercial and multifamily loan participations.

Historically, loans secured by commercial and multifamily properties generally involve different credit risks than one- to four-family properties, including because they cannot be sold as easily on the secondary market.  These loans typically involve larger balances to single borrowers or groups of related borrowers.  Because payments on loans secured by commercial and multifamily properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy.  If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.  Commercial and multifamily loans also expose a lender to greater credit risk than loans secured by one-to four-family because the collateral securing these loans typically cannot be sold as easily as one-to four-family.  In addition, most of our commercial and multifamily loans are not fully amortizing and contain large balloon payments upon maturity.  Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.  Our largest single commercial and multifamily borrowing relationship at December 31, 2011, totaled $4.1 million and is collateralized by four commercial real estate notes.  At December 31, 2011, these loans were performing in accordance with its repayment terms.

The following table displays information on commercial and multifamily loans by type at December 31, 2011 and 2010:

	2011		2010
	Amount	Percent	Amount	Percent
	(dollars in thousands)
Multifamily residential	$ 39,233	37.01%	$42,411	45.58%
Gas station / Convenience store	7,918	7.47	1,772	1.90
Mobile Home Parks	1,605	1.51	8,266	8.88
Office buildings	8,491	8.01	3,256	3.50
Warehouses	14,113	13.31	2,279	2.45
Other non-owner occupied commercial real estate	18,230	17.20	14,103	15.16
Other owner-occupied commercial real estate	16,426	15.49	20,966	22.53
Total	$106,016	100.00%	$93,053	100.00%

Construction and Land Lending.  We originate construction loans secured by single-family residences and commercial and multifamily real estate.  We also originate land and lot loans, which are secured by raw land or developed lots on which the borrower intends to build a residence, and land acquisition and development loans.  At December 31, 2011, our construction and land loans totaled $17.8 million, or 5.9% of our gross loan portfolio.  At December 31, 2011, unfunded construction loan commitments totaled $4.9 million.

Construction loans to individuals and contractors for the construction and acquisition of personal residences totaled $7.3 million, or 40.9% of our construction and land portfolio.  We originate these loans whether or not the collateral property underlying the loan is under contract for sale.  At December 31, 2011, construction loans to contractors for homes that were not pre-sold totaled $1.9 million.

The composition of, and location of underlying collateral securing, our construction and land loan portfolio including loan commitments at December 31, 2011 was as follows:

Type	Olympic Peninsula	Puget Sound	Other	Total
	(In thousands)
Commercial and multifamily construction	$ -	$ 584	$ 66	$ 650
Residential construction	2,359	3,035	-	5,394
Land and lot loans	7,072	1,849	956	9,877
Speculative residential construction	130	1,754	-	1,884
Total	$9,561	$7,222	$1,022	$17,805

The composition of, and location of underlying collateral securing, our construction and land loan portfolio including loan commitments at December 31, 2010 was as follows:

Type	Olympic Peninsula	Puget Sound	Other	Total
	(In thousands)
Commercial and multifamily construction	$ -	$ -	$ -	$ -
Residential construction	964	2,436	-	3,400
Land and lot loans	8,197	3,105	978	12,280
Speculative residential construction	69	901	-	970
Total	$9,230	$6,442	$978	$16,650

Our residential construction loans generally provide for the payment of interest only during the construction phase, which is typically up to nine months.  We typically convert construction loans to individuals to permanent loans on completion of construction but do not require take-out financing prior to origination. At the end of the construction phase, the construction loan generally either converts to a longer term mortgage loan or is paid off through a permanent loan from another lender.  Residential construction loans are made up to the lesser of a maximum loan-to-value ratio of 100% of cost or 80% of appraised value at completion; however, we generally do not originate construction loans which exceed the lower of 80% loan to cost or appraised value without securing adequate private mortgage insurance or other form of credit enhancement such as the Federal Housing Administration or other governmental guarantee.

At December 31, 2011, our largest residential construction mortgage loan commitment was for $1.5 million, of which $1.3 million had been disbursed. This loan was performing according to its repayment terms.  The average outstanding residential construction loan balance was approximately $402,000 at December 31, 2011. Before making a commitment to fund a residential construction loan, we require an appraisal of the subject property by an independent licensed appraiser.  During the construction phase, we make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors or borrowers as construction progresses.

Typically, disbursements are made in monthly draws during the construction period. Loan proceeds are disbursed after inspection based on the percentage of completion method. We also require general liability, builder’s risk hazard insurance, title insurance, and flood insurance (as applicable, for properties located or to be built in a designated flood hazard area) on all construction loans.

We also originate developed lot and land loans to individuals intending to construct in the future a residence on the property.  We will generally originate these loans in an amount up to 75% of the lower of the purchase price or appraisal.  These lot and land loans are secured by a first lien on the property and have a fixed rate of interest with a maximum amortization of 20 years. At December 31, 2011, lot and land loans totaled $9.9 million or 55.5% of our construction and land portfolio.

We make land acquisition and development loans to experienced builders or residential lot developers in our market area.  The maximum loan-to-value limit applicable to these loans is generally 75% of the appraised market value upon completion of the project.  We do not require any cash equity from the borrower if there is sufficient equity in the land being used as collateral.  Development plans are required from developers prior to making the loan.  Our loan officers are required to personally visit the proposed site of the development and the sites of competing developments.  We require that developers maintain adequate insurance coverage.  Land acquisition and development loans generally are originated with a loan term up to 24 months, have adjustable rates of interest based on the Wall Street Journal Prime Rate and require interest only payment during the term of the loan.  Development loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.  We also require these loans to be paid on an accelerated basis as the lots are sold, so that we are repaid before all the lots are sold.  At December 31, 2011, we had $693,000 in land acquisition and development loans.  At December 31, 2011 our largest land acquisition and development loan consisted of a $570,000 loan, secured by single family residential lots located in our market area. At December 31, 2011, this loan was performing in accordance with its repayment terms.

We also offer commercial and multifamily construction loans.  These loans are underwritten with terms similar to our permanent commercial real estate loans with special construction financing for up to 12 months under terms similar to our residential construction loans.  At December 31, 2011, we had $650,000 in commercial and multifamily construction loans.

Construction and land financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions.  If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property and may have to hold the property for an indeterminate period of time.  Additionally, if the estimate of value is inaccurate, we may be confronted with a project that, when completed, has a value that is insufficient to generate full payment. Land loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  The value of the lots securing our loans may be affected by the success of the development in which they are located.  As a result, construction loans and land loans often involve the disbursement of funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest.  The nature of these loans is also such that they are generally more difficult to monitor.  In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences.

Consumer Lending.  We offer a variety of secured consumer loans, including new and used manufactured homes, floating homes, automobiles, boats and recreational vehicle loans, and loans secured by savings deposits.  We also offer unsecured consumer loans.  We originate our consumer loans primarily in our market area.  All of our consumer loans are originated on a direct basis.

We originate new and used manufactured home loans to borrowers who intend to use the home as a primary residence.  The yields on these loans are higher than that on our other residential lending products and the portfolio has performed reasonably well with an acceptable level of risk and loss in exchange for the higher yield.

Our weighted average yield on manufactured home loans at December 31, 2011 was 8.17%, compared to 5.23% for one- to four-family mortgages, excluding loans held for sale.  At December 31, 2011, these loans totaled $18.4 million, or 62.8% of our consumer loans and 6.1% of our gross loan portfolio.  For used manufactured homes, loans are generally made for up to 90% of the lesser of the appraised value or purchase price up to $200,000, and with terms typically up to 20 years.  On new manufactured homes, loans are generally made for up to 80% of the lesser of the appraised value or purchase price up to $200,000, and with terms typically up to 20 years.  We generally charge a 1% fee at origination.  We underwrite these loans based on our review of creditworthiness of the borrower, including credit scores, and the value of the collateral, for which we hold a security interest under Washington law.

Manufactured home loans are higher risk than loans secured by residential real property, though this risk is reduced if the owner also owns the land on which the home is located.  A small portion of our manufactured home loans involve properties on which we also have financed the land for the owner.  The primary additional risk in manufactured home loans is the difficulty in obtaining adequate value for the collateral due to the cost and limited ability to move the collateral.  Several manufactured home parks in the Puget Sound area are closing, though governmental requirements have slowed down the process.  In addition to the cost of moving a manufactured home, it is difficult for these borrowers to find a new location for their home.  As a result, we may be subject to increased defaults and lower recovery on repossession as the available sites for manufactured homes within our market area declines.  These loans tend to be made to retired individuals and first-time homebuyers.  First-time homebuyers of manufactured homes tend to be a higher credit risk than first-time homebuyers of single family residences, due to more limited financial resources.  As a result, these loans have a higher probability of default, higher delinquency rates and greater servicing and collateral recovery costs than single family residential loans and other types of consumer loans.  We take into account this additional risk as a component of our allowance for loan losses methodology.  We attempt to work out delinquent loans with the borrower and, if that is not successful, any repossessed manufactured homes are repossessed and sold.  At December 31, 2011, there were no nonperforming manufactured home loans although we did have three properties valued at $118,000 in our OREO and repossessed assets portfolio.

We make loans on new and used automobiles.  Our automobile loan portfolio totaled $2.3 million at December 31, 2011, or 7.8% of our consumer loan portfolio and 0.8% of our gross loan portfolio.  Automobile loans may be written for a term of up to 72 months and have fixed rates of interest.  Loan-to-value ratios are up to 90% of the lesser of the purchase price or the National Automobile Dealers Association value for auto loans, including tax, licenses, title and mechanical breakdown and gap insurance.  We follow our internal underwriting guidelines in evaluating automobile loans, including credit scoring, verification of employment, reviewing debt to income ratios and valuation of the underlying collateral.

Our consumer loans also include loans secured by new and used boats, floating homes, motorcycles and recreational vehicles, loans secured by deposits and unsecured consumer loans, all of which, at December 31, 2011, totaled $8.6 million or 29.3% of our consumer loan portfolio and 2.9% of our gross loan portfolio. Loans secured by boats, floating homes, motorcycles and recreational vehicles typically have terms from five to 15 years depending on the collateral and loan-to-value ratios up to 90%.  These loans may be made with fixed or adjustable interest rates.  Our unsecured consumer loans have either a fixed rate of interest generally for a maximum term of 48 months, or are revolving lines of credit of generally up to $50,000.  At December 31, 2011, unfunded commitments on our unsecured consumer lines of credit totaled $2.5 million, and the average outstanding balance on these lines was approximately $626.

Consumer loans (other than our manufactured and floating homes) generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as manufactured homes, automobiles, boats and recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Business Lending.  At December 31, 2011, commercial business loans totaled $13.2 million, or 4.4% of our gross loan portfolio.  Substantially all of our commercial business loans have been to borrowers in our market area.  Our commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance commercial vehicles and equipment.  Approximately $1.3 million of our commercial business loans at December 31, 2011 were unsecured.  Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of other conditions affecting the borrower.  Analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis.  We generally require personal guarantees on both our secured and unsecured commercial business loans.  Nonetheless, commercial business loans are believed to carry higher credit risk than residential mortgage loans.

Our interest rates on commercial business loans are dependent on the type of lending.  Our secured commercial business loans typically have a loan to value ratio of up to 80% and are term loans ranging from three to seven years.  Secured commercial business term loans generally have a fixed rated based on the FHLB amortizing rate.  In addition, we typically charge loan fees of 1% to 2% of the principal amount at origination, depending on the credit quality and account relationships of the borrower.  Business lines of credit are usually adjustable-rate and are based on the prime rate as reported in the West Coast edition of the Wall Street Journal plus 1% to 3%, and are generally originated with both a floor and ceiling to the interest rate.  Our business lines of credit have terms ranging from 12 months to 24 months and provide for interest-only monthly payments during the term.

Our commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value.  Most often, this collateral is accounts receivable, inventory, equipment or real estate.  In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.  Other collateral securing loans may depreciate over time, may be difficult to appraise, may be illiquid and may fluctuate in value based on the specific type of business and equipment used.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions).

Loan Originations, Purchases, Sales, Repayments and Servicing

We originate both fixed-rate and adjustable-rate loans.  Our ability to originate loans, however, is dependent upon customer demand for loans in our market area.  Over the past few years, we have continued to originate residential and consumer loans, and increased our emphasis on commercial and multifamily, construction and land, and commercial business lending.  Demand is affected by competition and the interest rate environment.  During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.  In periods of economic uncertainty, the ability of financial institutions, including us, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income. In 2011 and 2010, we did not acquire any loans.  In 2009, we purchased approximately $4.2 million of seasoned multifamily residential real estate loans.  In 2010, we engaged in a commercial real estate loan participation with another financial institution in the amount of $3.4 million.  We underwrite participations to the same standards as an internally-originated loan.

In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services.

We also sell whole one-to four-family loans without recourse to Fannie Mae, subject to a provision for repurchase upon breach of representation, warranty or covenant.  There were no loans repurchased from Fannie Mae in 2011. These loans are fixed-rate mortgages, which primarily are sold to improve our interest rate risk.  These loans are generally sold for cash in amounts equal to the unpaid principal amount of the loans determined using present value yields to the buyer.  These sales allow for a servicing fee on loans when the servicing is retained by us.  Most one-to four-family loans sold by us are sold with servicing retained.  We earned mortgage servicing income of $418,000 and $624,000 respectively, for the years ended December 31, 2011 and 2010.  In November 2009, we acquired a $339.0 million loan servicing portfolio from Leader Financial Services.  These loans are 100% owned by Fannie Mae and are subserviced under an agreement with a third party loan servicer who performs all servicing including payment processing, reporting and collections.  At December 31, 2011, we were servicing a $393.1 million portfolio of residential mortgage loans for Fannie Mae.  These mortgage servicing rights are carried at fair value and had a value at December 31, 2011 of $2.4 million.  See Note 6 to the Consolidated Financial Statements.

Sales of whole real estate loans can be beneficial to us since these sales generally generate income at the time of sale, produce future servicing income on loans where servicing is retained, provide funds for additional lending and other investments, and increase liquidity.  We sold $53.7 million and $61.4 million of loans during the years ended December 31, 2011 and 2010, respectively.

Gains, losses and transfer fees on sales of one-to four-family loans and participations are recognized at the time of the sale.  Our net gain on sales of residential loans for all of 2011 and 2010 were $501,000 and $785,000, respectively.

The following table shows our loan origination, sale and repayment activities for the periods indicated (includes loans held for sale):

	For the year ended December 31,
	2011	2010	2009
Originations by type:	(In thousands)
Fixed-rate:
One- to four-family	$ 66,883	$ 73,366	$111,745
Home equity	2,715	1,790	1,146
Commercial and multifamily	18,356	18,298	6,969
Construction and land	9,369	6,000	3,997
Manufactured home	1,666	2,144	1,436
Other consumer	2,323	2,525	2,873
Commercial business	7,949	3,272	6,597
Total fixed-rate	109,261	107,395	134,763
Adjustable rate:
One- to four-family (1)	-	483	3,171
Home equity	1,254	1,157	3,558
Commercial and multifamily	17,454	17,698	19,961
Construction and land	943	190	38
Other consumer	106	26	27
Commercial business	3,258	3,146	1,917
Total adjustable-rate	23,015	22,700	28,672
Total loans originated	132,276	130,095	163,435
Purchases by type:
Commercial and multifamily	-	3,400	4,199
Sales and Repayments:
One- to four-family	53,684	61,442	84,299
Total loans sold	53,684	61,442	84,299
Total principal repayments	76,861	64,491	55,031
Total reductions	130,545	125,933	139,330

Net increase	$ 1,731	$ 7,562	$ 28,304

(1)                   These loans include $0, $483,000 and $2.3 million of adjustable rate mortgage loan originations to employees at December 31, 2011, 2010 and 2009, respectively.

The decrease in originations in 2011 and 2010 compared to 2009, particularly in one-to four-family real estate loans, was due to a lack of relative demand compared to the prior period.  The ability of borrowers to refinance their existing first mortgage loans was impacted by the economic environment, the housing market and the rate of unemployment both in our markets and nationwide.

Asset Quality

When a borrower fails to make a required payment on a one-to four-family loan, we attempt to cure the delinquency by contacting the borrower.  In the case of loans secured by a one-to four-family property, a late notice typically is sent 15 days after the due date, and the borrower is contacted by phone within 30 days after the due date.  Generally, a delinquency letter is mailed to the borrower.  All delinquent accounts are reviewed by a loan account executive or branch manager who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due.  If the account becomes 60 days delinquent and an acceptable repayment plan has not been agreed upon, we generally refer the account to legal counsel with instructions to prepare a notice of intent to foreclose.  The notice of intent to foreclose allows the borrower up to 30 days to bring the account current.  If foreclosed, typically we take title to the property and sell it directly through a real estate broker.

Delinquent consumer loans, as well as delinquent home equity loans and lines of credit, are handled in a similar manner to one-to four-family loans, except that appropriate action may be taken to collect any loan payment that is delinquent for more than 15 days.  Once the loan is 90 days past due, it is classified as nonaccrual.  Generally, credits are charged-off at 120 days past due, unless the Collections Department provides support for continuing its collection efforts.  Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.

Delinquent loans are initially handled by the loan officer in charge of the loan, who is responsible for contacting the borrower.  The Collections Department also works with the loan officers to see that the necessary steps are taken to collect delinquent loans.  In addition, management meets weekly and reviews past due and classified loans, as well as other loans that management feels may present possible collection problems, which are reported to the board on a quarterly basis.  If an acceptable workout of a delinquent loan cannot be agreed upon, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

Delinquent Loans.  The following table sets forth our loan delinquencies by type, by amount and by percentage of type at December 31, 2011.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
One- to four- family	8	$ 935	0.97%	14	$2,683	2.79%	22	$3,618	3.76%
Home equity	3	176	0.44	4	683	1.72	7	859	2.16
Construction and land	1	123	0.69	1	80	0.45	2	203	1.14
Manufactured homes	1	7	0.04	-	-	NM	1	7	0.04
Other consumer	4	3	0.03	-	-	NM	4	3	0.03
Total	17	$1,244	0.41%	19	$3,446	1.14%	36	$4,690	1.55%

Nonperforming Assets.  The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio.  Loans are placed on nonaccrual status when the collection of principal and/or interest become doubtful or when the loan is more than 90 days past due.  OREO and repossessed assets include assets acquired in settlement of loans.  We had no accruing loans 90 days or more delinquent for the periods reported.

	December 31,
	2011	2010	2009	2008	2007
Nonperforming loans(1):	(Dollars in thousands)
One- to four- family	$4,401	$2,729	$2,175	$ 258	$ 256
Home equity	873	517	1,100	340	-
Commercial and multifamily	1,219	-	222	471	-
Construction and land	80	-	1,231	59	-
Manufactured homes	-	-	-	-	-
Other consumer	64	-	19	64	162
Commercial business	-	-	-	60	-
Total	6,637	3,246	4,747	1,252	418

OREO and repossessed assets:
One- to four-family	478	1,102	901	1,250	817
Commercial and multifamily	2,225	1,302	-	-	-
Construction and land	-	70	115	-	-
Manufactured homes	118	-	-	-	-
Other consumer	-	151	368	284	35
Commercial business	-	-	-	190	-
Total	2,821	2,625	1,384	1,724	852

Total nonperforming assets	$9,458	$5,871	$6,131	$2,976	$1,270

Nonperforming assets as a percentage of total assets	2.78%	1.75%	1.81%	1.01%	0.54%

Performing restructured loans:
One- to four- family	$2,508	$2,836	$3,996	$ -	$ -
Home equity	812	967	1,290	-	-
Commercial and multifamily	785	-	708	-	-
Construction and land	-	230	230	-	-
Manufactured homes	-	-	-	-	-
Other consumer	4	15	111	-	-
Commercial business	26	-	174	-	-

Total	$4,135	$4,048	$6,509	$ -	$ -

___________________________________

(1) Nonperforming loans include $2.8 million, $348,000, and $1.1 million in nonperforming TDRs as of December 31, 2011, 2010 and 2009, respectively. There were no nonperforming TDRs as of December 31, 2008 or 2007.

For the year ended December 31, 2011, gross interest income that would have been recorded had the nonaccrual loans been current in accordance with their original terms amounted to $306,000, all of which was excluded in interest income for the year ended December 31, 2011.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition at December 31, 2011 Compared to December 31, 2010 -- Delinquencies and Nonperforming Assets” for more information on troubled assets.

Troubled Debt Restructured Loans.  Troubled debt restructurings, which are accounted for under Accounting Codification Standard (“ASC”) 310-40, are loans which have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans.  Such modifications to loan terms may include a lower interest rate, a reduction in principal, or a longer term to maturity.  All troubled debt restructurings are initially classified as impaired, regardless of whether the loan was performing at the time it was restructured.  Once a troubled debt restructuring has performed according to its modified terms for six months and the collection of principal and interest under the revised terms is deemed probable, we remove the troubled debt restructuring from nonperforming status.  At December 31, 2011, we had $4.1 million of loans that were classified as troubled debt restructurings and still on accrual. Included in nonperforming loans at December 31, 2011 and 2010 were troubled debt restructured loans of $2.8 million and $348,000, respectively.

OREO and Repossessed Assets.  OREO and repossessed assets include assets acquired in settlement of loans.  At December 31, 2011 OREO and repossessed assets consisted of two single family residences totaling $478,000, three commercial real estate properties totaling $2.2 million, and three manufactured homes totaling $118,000.  The largest foreclosed property is a manufactured home development consisting of 28 lots and one commercial parcel, which had a book value of $1.0 million as of December 31, 2011.  Subsequent to December 31, 2011 we sold our next largest foreclosed property, an $873,000 commercial real estate property at a slight gain. We do not expect to experience a material loss on any of the OREO and repossessed assets in our possession at December 31, 2011 based on current appraisals and valuation estimates.

Other Loans of Concern.   In addition to the nonperforming assets set forth in the table above, as of December 31, 2011, there were 31 loans totaling $3.0 million with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories.  These loans have been considered individually in management’s determination of our allowance for loan losses.  The largest loan relationship of concern at December 31, 2011, totaled $570,000 and was secured by single family residential lots located in Clallam County, Washington.  The remaining loans of concern consist of $1.5 million in residential first mortgages, $823,000 in construction and land loans, $420,000 in commercial business loans, $148,000 in consumer loans and $81,000 in home equity loans.  Loans of concern had specific loan loss reserves of $134,000 at December 31, 2011.

Classified Assets.  Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.”  An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When we classify problem assets as either substandard or doubtful, we may establish specific allowance for loan losses in an amount deemed prudent by management.  Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the OCC and the FDIC, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  On the basis of management’s review of our assets, at December 31, 2011, we had classified $15.6 million of our assets as substandard, which represented a variety of outstanding loans, non-agency mortgage backed securities, foreclosed real estate and repossessed assets.  At that date, we had no assets classified as doubtful or loss.  This total amount of classified assets represented 54.4% of our equity capital and 4.6% of our assets at December 31, 2011.  Classified assets totaled $13.3 million, or 49.6% of our equity capital and 4.0% of our assets at December 31, 2010 and $12.1 million, or 48.1% of our equity capital and 3.6% of our assets at December 31, 2009.

Allowance for Loan Losses.  We maintain an allowance for loan losses to absorb probable loan losses in the loan portfolio.  The allowance is based on ongoing, monthly assessments of the estimated probable incurred losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  Large groups of smaller balance homogeneous loans, such as one-to four-family, small commercial and multifamily, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions.  More complex loans, such as commercial and multifamily loans and commercial business loans, are evaluated individually for impairment, primarily through the evaluation of the borrower’s net operating income and available cash flow and their possible impact on collateral values.

At December 31, 2011, our allowance for loan losses was $4.5 million, or 1.5% of our total loan portfolio, compared to $4.4 million, or 1.5% of our total loan portfolio in 2010.  Specific valuation reserves totaled $1.3 million and $1.1 million at December 31, 2011 and 2010, respectively.

Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.  In the opinion of management, the allowance, when taken as a whole, properly reflects estimated probable loan losses in our loan portfolio.  See Notes 1 and 5 of the Notes to Consolidated Financial Statements.

The following table sets forth an analysis of our allowance for loan losses:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Balance at beginning of period	$4,436	$3,468	$1,306	$ 828	$ 822
Charge-offs:
One-to four-family	834	843	104	114	-
Home equity	1,652	1,291	1,368	62	-
Commercial and multifamily	1,353	940	74	37	-
Construction and land	159	-	-	-	-
Manufactured homes	239		-	-	-
Other consumer	255	649	577	505	483
Commercial business	310	221	149	71	-
Total charge-offs	4,802	3,944	2,272	789	483

Recoveries:
One-to four-family	11	-	-	2	-
Home equity	10	222	-	-	-
Commercial and multifamily	96	-	22	-	-
Construction and land	-	-	-	-	-
Manufactured homes	8	-	-	-	-
Other consumer	53	38	128	140	239
Commercial business	43	2	9	15	-
Total recoveries	221	262	159	157	239
Net charge-offs	4,581	3,682	2,113	632	244
Additions charged to operations	4,600	4,650	4,275	1,110	250
Balance at end of period	$4,455	$4,436	$3,468	$1,306	$ 828

Net charge-offs during the period as a percentage of average loans outstanding during the period	1.53%	1.22%	0.75%	0.26%	0.11%

Net charge-offs during the period as a percentage of average nonperforming assets	48.04%	31.22%	46.40%	29.77%	29.38%

Allowance as a percentage of nonperforming loans	67.12%	136.66%	73.06%	104.31%	198.09%

Allowance as a percentage of total loans (end of period)	1.47%	1.48%	1.18%	0.49%	0.37%

Weak economic conditions and ongoing strains in the financial and housing markets which have generally continued into 2012 in portions of the United States, including our market area, have presented an unusually challenging environment for banks and their holding companies, including us.  Due to these adverse conditions, our market area has experienced substantial home price declines, historically low levels of existing home sale activity, high levels of foreclosures and above average unemployment rates negatively affecting the values of real estate collateral supporting our loans and resulting in increased loan delinquencies and defaults and net charge-offs during these periods.

The decrease in our allowance for loan losses as a percentage of nonperforming loans was a result of the increase in nonperforming loans during the period.  The allowance for loan losses as a percentage of total loans was 1.47% and 1.48% as of December 31, 2011 and 2010, respectively.

The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:

	2011		2010		2009		2008		2007
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:
One- to four- family	$1,117	31.86%	$ 909	33.01%	$ 589	36.63%	$ 321	34.33%	$145	38.37%
Home equity	1,426	13.12	1,480	14.91	2,220	17.22	240	20.61	100	20.53
Commercial and multifamily	969	35.07	664	30.96	220	24.58	153	18.41	170	11.32
Construction and land	105	5.89	205	5.54	-	3.41	55	4.62	25	3.90
Manufactured homes	290	6.10	293	6.67		7.33		8.58		10.18
Other consumer	213	3.61	309	4.03	243	4.76	272	6.78	159	10.81
Commercial business	254	4.35	163	4.88	164	6.07	158	6.67	90	4.89
Unallocated	81	-	413	-	32	-	107	-	139	-

Total	$4,455	100.00%	$4,436	100.00%	$3,468	100.00%	$1,306	100.00%	$828	100.00%

Investment Activities

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds.  Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly.  See “Supervision and Regulation – Sound Community Bank – OCC” for a discussion of additional restrictions on our investment activities.

Our Chief Executive Officer and Chief Financial Officer have the responsibility for the management of our investment portfolio, subject to the direction and guidance of the Board of Directors.  These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  Our investment quality will emphasize safer investments with the yield on those investments secondary to not taking unnecessary risk with the available funds.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Asset/Liability Management.”

At December 31, 2011, we owned $2.4 million in FHLB stock.  As a condition of membership at the FHLB, we are required to purchase and hold a certain amount of FHLB stock.  Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the Capital Plan of the FHLB.  Our FHLB stock has a par value of $100, is carried at cost, and is subject to recoverability testing.  The FHLB announced that it had a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency (the “FHFA”), its primary regulator, as of December 31, 2008, and that it would suspend future dividends and the repurchase and redemption of outstanding common stock.  As a result, the FHLB has not paid a dividend since the fourth quarter of 2008.  The FHLB has communicated that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market risk of the FHLB’s private-label mortgage-backed securities in the current market environment and that it has enough capital to cover the risks reflected in its balance sheet.  As a result, we have not recorded an impairment on our investment in FHLB stock. However, further deterioration in the FHLB’s financial position may result in impairment in the value of those securities.  In addition, on October 25, 2010, the FHLB received a consent order from the FHFA. The potential impact of the consent order is unknown at this time. We will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment.

The following table sets forth the composition of our securities portfolio and other investments at the dates indicated.  At December 31, 2011, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital.

	December 31,
	2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale	(In thousands)
Agency mortgage-backed securities	$ 53	$ 59	$ 54	$ 61	$ 3,421	$ 3,370
Non-agency mortgage-backed securities(1)	3,939	2,933	5,543	4,480	7,901	6,529
Total available for sale	3,992	2,992	5,597	4,541	11,322	9,899

FHLB stock	2,444	2,444	2,444	2,444	2,444	2,444
Total securities	$6,436	$5,436	$8,041	$6,985	$13,766	$12,343

______________________

(1)                The non-agency mortgage backed securities have an unrealized loss of $1.0 million as of December 31, 2011.  These securities were purchased at a discount in 2008 and 2009.  Each of these securities has performed and paid principal and interest each month as contractually committed.

The composition and maturities of our investment securities portfolio at December 31, 2011, excluding FHLB stock, are as follows:  Federal agency mortgage-backed securities with an amortized cost of $53,000 and a fair value of $59,000 and a final maturity greater than ten years and non-agency mortgage-backed securities with an amortized cost of $3.9 million and a fair value of $2.9 million and a final maturity greater than ten years.

We review investment securities on an ongoing basis for the presence of OTTI taking into consideration current market conditions, fair value in relationship to cost, extent and nature of the change in fair value, issuer rating changes and trends, whether we intend to sell a security or if it is likely that we will be required to sell the security before recovery of our amortized cost basis of the investment, which may be maturity, and other factors.  For debt securities, if we intend to sell the security or it is likely that we will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI.  If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security but we do not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings.  The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected.

Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI.  The remaining impairment related to all other factors, the difference between the present value of the cash flows expected to be collected and the fair value, is recognized as a charge to other comprehensive income.  Impairment losses related to all other factors are presented as separate categories within other comprehensive income.

During the year ended December 31, 2011, we recognized a $96,000 non-cash OTTI charge on three non-agency mortgage-backed securities.  At December 31, 2011, the fair value of these three securities was $1.9 million.  Management concluded that the decline of the estimated fair value below the cost of the securities was other than temporary and recorded a credit loss of $96,000 through non-interest income.  We determined the remaining decline in value was not related to specific credit deterioration.  We do not intend to sell these securities and it is more likely than not that we will not be required to sell the securities before anticipated recovery of the remaining amortized cost basis.  We closely monitor our investment securities for changes in credit risk.  The current market environment significantly limits our ability to mitigate our exposure to valuation changes in these securities by selling them.  Accordingly, if market conditions deteriorate further and we determine our holdings of these or other investment securities are OTTI, our future earnings, shareholders’ equity, regulatory capital and continuing operations could be materially adversely affected.

Sources of Funds

General.  Our sources of funds are primarily deposits, borrowings, payments of principal and interest on loans and funds provided from operations.

Deposits.  We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms.  Our deposits consist of savings accounts, money market deposit accounts, demand accounts and certificates of deposit.  We solicit deposits primarily in our market area; however, at December 31, 2011, approximately 3.5% of our deposits were from persons outside the State of Washington.  As of December 31, 2011, core deposits, which we define as our non-certificate or non-time deposit accounts, represented approximately 56.7% of total deposits, compared to 53.2% and 52.7% as of December 31, 2010 and December 31, 2009, respectively.  We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits and we expect to continue these practices in the future.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.  The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious.  We manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors.  Based on our experience, we believe that our deposits are relatively stable sources of funds.  Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

The following table sets forth our deposit flows during the periods indicated:

	For the year ended December 31,
	2011	2010	2009
	(In thousands)
Opening balance	$278,494	$287,564	$222,760
Net deposits (withdrawals)	19,002	(12,771)	58,681
Interest credited	2,501	3,701	6,123
Ending balance	$299,997	$278,494	$287,564

Net increase (decrease)	$ 21,503	$ (9,070)	$ 64,804

Percent increase (decrease)	7.7%	(3.2)%	29.1%

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by us at the dates indicated:

	December 31,
	2011		2010		2009
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
Transaction and Savings Deposits	(Dollars in thousands)
Noninterest-bearing checking	$ 26,907	8.97%	$ 22,148	7.95%	$ 21,227	7.38%
Interest-bearing demand	22,332	7.44%	22,186	7.97%	28,197	9.81%
Savings	22,092	7.36%	21,598	7.76%	19,655	6.84%
Money market	95,029	31.68%	77,257	27.74%	81,620	28.38%
Escrow	3,669	1.22%	4,922	1.77%	977	0.34%
Total non-certificates	170,029	56.68%	148,111	53.18%	151,676	52.75%
Certificates:
Below 1.99%	108,604	36.20%	26,132	9.38%	7,189	2.50%
2.00 - 3.99%	15,423	5.14%	90,967	32.66%	95,695	33.28%
4.00 - 5.99%	5,941	1.98%	13,275	4.77%	32,992	11.47%
6.00 - 7.99%	-	NM	9	0.00%	12	0.00%
Total certificates	129,968	43.32%	130,383	46.82%	135,888	47.25%
Total deposits	$299,997	100.00%	$278,494	100.00%	$287,564	100.00%

Money market account increases were primarily a result of a increased emphasis on new business relationships, customers placing maturing certificate funds into money market accounts in light of the low interest rate environment and a preference in the marketplace for insured deposits over other investments.    Our noninterest-bearing checking increases were a result of our increased emphasis on attracting these and other low cost deposit accounts such as savings accounts.  We require our commercial loan customers to maintain a checking or savings account with us. As our commercial lending business increases, we anticipate increases in transaction and savings deposits from our commercial customers.  We are a public funds depository and as of December 31, 2011, we had $24.6 million in public funds.  These funds consisted of $21.0 million in certificates of deposit, $3.5 million in money market accounts and $64,000 in checking accounts at December 31, 2011.  These accounts must be 100% collateralized.  We use agency mortgage-backed securities and letters of credit from the FHLB as collateral for these funds.

The following table shows rate and maturity information for our certificates of deposit at December 31, 2011.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	Total	Percent of Total
Certificate accounts maturing in quarter ending:	(Dollars in thousands)
March 31, 2012	$ 9,525	$ 5,048	$ 869	$ 15,442	11.88%
June 30, 2012	30,264	25	398	30,687	23.61%
September 30, 2012	7,184	-	688	7,872	6.06%
December 31, 2012	17,057	39	729	17,825	13.71%
March 31, 2013	22,320	130	721	23,171	17.83%
June 30, 2013	8,122	161	1,162	9,445	7.27%
September 30, 2013	1,564	15	408	1,987	1.53%
December 31, 2013	5,673	-	884	6,557	5.05%
March 31, 2014	3,814	525	69	4,408	3.39%
June 30, 2014	1,198	361	-	1,559	1.20%
September 30, 2014	223	499	-	722	0.56%
December 31, 2014	714	244	-	958	0.74%
Thereafter	946	8,376	13	9,335	7.18%
Total	$108,604	$15,423	$5,941	$129,968	100.00%

Percent of total	83.56%	11.87%	4.57%	100.00%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of December 31, 2011:

	Maturity
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(Dollars in thousands)
Certificates of deposit less than $100,000	$ 9,366	$12,414	$11,219	$22,025	$ 55,024
Certificates of deposit of $100,000 or more	6,076	18,273	14,477	36,118	74,944
Total certificates of deposit	$15,442	$30,687	$25,696	$58,143	$129,968

Borrowings.  Although deposits are our primary source of funds, we may utilize borrowings as a cost-effective source of funds when they can be invested at a positive interest rate spread, for additional capacity to fund loan demand, or to meet our asset/liability management goals.  Our borrowings currently consist of advances from the FHLB.  See Note 10 of the Notes to Consolidated Financial Statements.

We are a member of and obtain advances from the FHLB, which is part of the Federal Home Loan Bank System.  The twelve regional Federal Home Loan Banks provide a central credit facility for their member institutions.  These advances are provided upon the security of certain of our mortgage loans and mortgage-backed securities.  These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to provide funds for residential home financing.  We have entered into a loan agreement with the FHLB pursuant to which Sound Community Bank may borrow up to approximately 35% of its total assets, secured by a blanket pledge on a portion of our residential mortgage portfolio including one- to four family first and second mortgage loans, and commercial and multifamily loans.  Based on eligible collateral, the total amount available under this agreement as of December 31, 2011 was $83.5 million.  At the same date we had $8.5 million in FHLB advances outstanding, which had maturities between zero and six years.  At December 31, 2011, we had $51.0 million in one- to four- family and commercial and multifamily loans and mortgage-backed securities available to serve as collateral for additional advances.  We plan to rely in part on long-term FHLB advances to fund asset and loan growth.  We also use short-

term advances to meet short term liquidity needs.  We are required to own stock in the FHLB based on the amount of our advances.

We also from time to time borrow from the Federal Reserve Bank of San Francisco’s “discount window” for overnight liquidity needs.  In 2011, we did not borrow from the discount window.

The following table sets forth the maximum balance and average balance of borrowings for the periods indicated:

	For the year ended December 31,
	2011	2010	2009
Maximum balance:	(Dollars in thousands)
FHLB advances	$24,596	$33,550	$41,950
Federal Reserve Bank advances	$-	$2,400	$8,000

Average balances:
FHLB advances	$14,249	$23,478	$28,364
Federal Reserve Bank advances	$-	$66	$1,100

Weighted average interest rate:
FHLB advances	1.97%	2.52%	3.29%
Federal Reserve Bank advances	NM	0.75%	0.50%

The following table sets forth certain information about our borrowings at the dates indicated:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
FHLB advances	$8,506	$24,849	$20,000
Federal Reserve Bank advances	$-	$-	$-

Weighted average interest rate:
FHLB advances	2.17%	1.86%	3.27%
Federal Reserve Bank advances	NM	NM	0.50%

Subsidiary and Other Activities

Sound Financial, Inc. has one subsidiary, Sound Community Bank.  Sound Community Bank has one subsidiary, which is currently inactive.  Our capital investment in the inactive subsidiary as of December 31, 2011 was $2,000.

Competition

We face strong competition in attracting deposits and originating loans.  Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage brokers.  Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.  Commercial business competition is primarily from local commercial banks, but other savings banks and credit unions also compete for this business.  We compete by consistently delivering high-quality, personal service to our customers which results in a high level of customer satisfaction.

Our market area has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in Washington and other western states.  These include such large national lenders as US Bank, JP Morgan Chase, Wells Fargo, Bank of America, Key Bank and others in our market area that have greater resources than we do and offer services that we do not provide.  For example, we do not offer trust services or non-FDIC insured investments.  Customers who seek “one-stop shopping” may be drawn to institutions that offer services that we do not.

We attract our deposits through our branch office system.  Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.  Based on the most recent data provided by the FDIC, there are approximately 75 other commercial banks and savings institutions operating in the Seattle MSA and 13 other commercial banks and savings institutions in Clallam County, Washington.  Based on the most recent branch deposit data provided by the FDIC, our share of deposits in the Seattle MSA was approximately 0.1%.  The five largest financial institutions in that area have 74.2% of those deposits.  In addition, our share of deposits in Clallam County was the third highest in the county at 10.7%, with the five largest institutions in that county having 70.0% of the deposits.

Employees

At December 31, 2011, we had a total of 60 full-time employees and 16 part-time employees.  Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Legal Proceedings

From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business.  We do not anticipate incurring any material legal fees or other liability as a result of such litigation.

Properties

All of our offices are leased.  The operating leases contain renewal options and require us to pay property taxes and operating expenses on the properties.  Our total rental expense for each of the years ended December 31, 2011 and 2010 was $763,000 and $793,000, respectively. The aggregate net book value of our leasehold improvements, furniture and equipment was $2.4 million at December 31, 2011. See also Note 7 of the Notes to Consolidated Financial Statements.  In the opinion of management, the facilities are adequate and suitable for our current needs.  We may open additional banking offices to better serve current customers and to attract new customers in subsequent years.

The following table sets forth certain information concerning our main office and each of our branch offices at December 31, 2011.

Location	Year opened	Owned or leased	Lease expiration date
Main office:
2005 5th Avenue Seattle, WA 98121	1993	Leased	2017[1]

Branch offices:
Cedar Plaza Branch 22807 44th Avenue West Mountlake Terrace, WA 98043	2004	Leased	2015[2]

Tacoma Branch 2941 S. 38th Street Tacoma, WA 98409	2009	Leased	2014[1]

Sequim Branch 541 North 5th Avenue Sequim, WA 98382	1997	Leased	2013[3]

Port Angeles Branch 110 N. Alder Street Port Angeles, WA 98682	2010	Leased	2028[4]

_____________________

1. Lease contains no renewal option.

2. Lease provides for four five-year renewals.

3. Lease provides for two nine-year renewals.

4. Lease provides for two ten-year renewals.

We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased.  Management has a disaster recovery plan in place with respect to the data processing system, as well as our operations as a whole.

SUPERVISION AND REGULATION

General.  Set forth below is a brief description of certain laws and regulations that are applicable to Sound Financial Bancorp and Sound Community Bank.  The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.  Legislation is introduced from time to time in the United States Congress that may affect the operations of Sound Financial Bancorp and Sound Community Bank .  In addition, the regulations governing us may be amended from time to time.  Any such legislation or regulatory changes in the future could adversely affect our operations and financial condition.  See “Restrictions on Acquisitions of Sound Financial Bancorp” for information on regulatory limits and requirements on persons or companies seeking to acquire control of those entities.

The OCC has extensive enforcement authority over all federally-chartered savings associations, including Sound Community Bank.  The Federal Reserve has the same type of authority over Sound Financial Bancorp.  This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease-and-desist orders and removal orders and initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices.  Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC or Federal Reserve.  Except under certain circumstances, public disclosure of final enforcement actions by the OCC or Federal Reserve is required by law.

Regulatory Reform.  On July 21, 2010, the President signed into law the Dodd-Frank Act.  The Dodd-Frank Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions.  The following discussion summarizes significant aspects of the Dodd-Frank Act that will affect us.  Regulations implementing many of these changes have not been promulgated, so we cannot determine the full impact of the Dodd-Frank Act on our business and operations at this time.

The following aspects of the Dodd-Frank Act are related to the operations of Sound Community Bank:

•                              The OTS was merged into the OCC and the OTS’s authority to regulate and supervise federal savings associations was transferred to the OCC.  The federal thrift charter has been preserved and the Federal Reserve now has authority to regulate and supervise savings and loan holding companies.  The regulations of the OTS remain in effect except as modified by the OCC or the Federal Reserve.  There have been no substantial modifications to these regulations to date;

•                              The Consumer Financial Protection Bureau (the “CFPB”), an independent consumer compliance regulatory agency within the Federal Reserve, has been established.  The CFPB is empowered to exercise broad regulatory, supervisory and enforcement authority over financial institutions with total assets over $10 billion with respect to both new and existing consumer financial protection laws.  Smaller financial institutions, like Sound Community Bank, will be subject to supervision and enforcement by their primary federal banking regulator with respect to federal consumer financial protection laws and regulations.  The CFPB also has authority to promulgate new consumer financial protection regulations and amend existing consumer financial protection regulations;

•                              The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries;

•                              Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.  The federal banking agencies must promulgate new rules on regulatory capital for both depository institutions and their holding companies, to include leverage capital and risk-based capital measures at least as stringent as those now applicable to Sound Community Bank under the prompt corrective action regulations. To date, the federal banking agencies have not yet established such new regulatory capital requirements;

•                              The prohibition on payment of interest on demand deposits was repealed;

•                              State consumer financial protection law will be preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law.  The OCC must make a preemption determination with respect to a state consumer financial protection law on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms;

•                              Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts applies through December 31, 2012;

•                              The deposit insurance assessment base for FDIC insurance is the depository institution’s average consolidated total assets less average tangible equity during the assessment period;

•                              The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or the comparable percentage of the assessment base; however, the Federal Deposit Insurance Corporation is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.  Pursuant to the Dodd-Frank Act, the FDIC recently issued a rule setting a designated reserve ratio at 2.0% of insured deposits;

•                              Public companies are required to provide their shareholders with a non-binding vote:  (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years;

•                              A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments;

•                              Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant;

•                              Stock exchanges, not including the OTC Bulletin Board, are prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation that is based on financial information required to be reported under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information;

•                              Disclosure in annual proxy materials is required concerning the relationship between the executive compensation paid and the financial performance of the issuer; and

•                              Item 402 of Regulation S-K is amended to require companies to disclose the ratio of the median annual total compensation of all employees (excluding the Chief Executive Officer’s compensation) to the Chief Executive Officer’s annual total compensation.

Savings and loan holding companies, such as Sound Financial Bancorp, will be subject to the same capital requirements as bank holding companies in 2015.  Currently, a bank holding company with less than $500 million in assets is subject to capital requirements on a bank-only basis (except in certain unusual cases).

Regulation of Sound Community Bank

General.  Sound Community Bank, as a federally-chartered savings bank, is subject to regulation and oversight by the OCC extending to all aspects of its operations.  This regulation is intended for the protection of depositors and not for the purpose of protecting shareholders.  Sound Community Bank is required to maintain minimum levels of regulatory capital and will be subject to certain limitations on the payment of dividends to Sound Financial.  See “- Capital Requirements for Sound Community Bank” and “-Limitations on Dividends and Other Capital Distributions.”  Sound Community Bank also is subject to regulation and examination by the FDIC, which insures the deposits of Sound Community Bank to the maximum extent permitted by law.

Office of the Comptroller of the Currency.  The investment and lending authority of Sound Community Bank is prescribed by federal laws and regulations and Sound Community Bank is prohibited from engaging in any activities not permitted by such laws and regulations.

As a federally chartered savings bank, Sound Community Bank is required to meet a qualified thrift lender (“QTL”) test to avoid certain restrictions on its operations.  This test requires Sound Community Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis.  “Qualified thrift investments” means primarily securities, mortgage loans and other investments related to housing, home equity loans, credit card loans, education loans and other consumer loans up to a certain percentage of assets.  “Portfolio assets” generally means total assets of a savings association less the sum of certain specified liquid assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.  As an alternative, Sound Community Bank may also meet the QTL test by qualifying as a “domestic building and loan association” (“DBLA”) under the Internal Revenue Code of 1986.  To satisfy the DBLA test, a savings association must meet a “business operations test” and a “60 percent of assets test.”  The business operations test requires the business of a DBLA to consist primarily of acquiring the savings of the public and investing in loans.  The 60% of assets test requires that at least 60% of a DBLA’s assets consist of assets that savings associations normally hold, except for consumer loans that are not educational loans.  As of December 31, 2011, Sound Community Bank met the QTL test.

Under either test, Sound Community Bank is required to maintain a significant portion of its assets in residential-housing-related loans and investments.  Any institution that fails to meet the QTL test is subject to certain restrictions on its operations and the institution’s dividend payments are limited to amounts approved by the OCC and the Federal Reserve that are necessary to meet obligations of a company that controls the institution and would be permissible for a national bank, unless within one year it meets the test, and thereafter remains a qualified thrift lender.  An institution that fails the test a second time must be subjected to the restrictions and is subject to enforcement action.  Any holding company of an institution that fails the test and does not re-qualify within a year must become a bank holding company.  If such an institution has not converted to a bank within three years after it failed the test, it must divest all investments and cease all activities not permissible for both a national bank and a savings association.

Sound Community Bank is subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, a 20% limit on commercial loans, provided that the amount in excess of 10% of total assets can only be used for small business loans, and a 400% of capital limit on non-residential real property loans.  At December 31, 2011, Sound Community Bank had 8.6% of its assets in consumer loans, commercial paper and corporate debt securities, 3.9% of its assets in commercial loans and 213.3% of its capital in non-residential real property loans.

Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements.  In addition, the branching authority of Sound Community Bank is regulated by the OCC.  Sound Community Bank is generally authorized to branch nationwide.

Sound Community Bank is subject to a statutory lending limit on aggregate loans to one borrower or a related group of borrowers.  That limit is equal to 15% of our unimpaired capital and surplus, except that for loans fully secured by specified readily-marketable collateral, the limit is increased to 25%.  At December 31, 2011,

Sound Community Bank’s lending limit under this restriction was $5.0 million.  We have no loans in excess of our lending limit.

We are subject to periodic examinations by the OCC.  During these examinations, the examiners may require Sound Community Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings.  As a federally-chartered savings bank, Sound Community Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the OCC.

The OCC has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits.  Any institution that fails to comply with these standards must submit a compliance plan.

The OCC has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including controlling shareholders, directors, management, employees and agents, as well as independent contractors and consultants, such as attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institutions of receivership, conservatorship or termination of deposit insurance.  Civil money penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases.  The FDIC has the authority to recommend to the OCC that enforcement action be taken with respect to a particular savings association.  If action is not taken by the OCC, the FDIC has authority to take such action under certain circumstances.  Federal law also establishes criminal penalties for certain violations.

Insurance of Accounts and Regulation by the FDIC.  The Deposit Insurance Fund (“DIF”) of the FDIC insures deposit accounts in Sound Community Bank up to $250,000 per separately insured depositor.  Transaction accounts have unlimited coverage until December 31, 2012.

The FDIC assesses deposit insurance premiums on each FDIC-insured institution quarterly based on annualized rates for one of four risk categories applied to its deposits, subject to certain adjustments.  Each institution is assigned to one of four risk categories based on its capital levels, supervisory ratings and other factors.  Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I.  Risk Categories II, III and IV present progressively greater risks to the DIF.

As a result of a decline in the reserve ratio (the ratio of the net worth of the DIF to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the DIF, the FDIC adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter due on December 30, 2009).  The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance.  For purposes of calculating the prepaid amount, assessments were measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of 3 basis points effective January 1, 2011, and were based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at an annual rate of 5%.  If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 30, 2013, as applicable.  Collection of the prepayment does not preclude the FDIC from changing assessment rates or revising the risk-based assessment system in the future.

Beginning with the second quarter of 2011, the Dodd-Frank Act requires the FDIC’s deposit insurance assessments to be based on assets instead of deposits.  The FDIC has issued rules, effective as of the second quarter of 2011, which specify that the assessment base for a bank is equal to its total average consolidated assets less average tangible capital.  The FDIC assessment rates range from approximately 5 basis points to 35 basis points, depending on applicable adjustments for unsecured debt issued by an institution and brokered deposits (and to further adjustment for institutions that hold unsecured debt of other FDIC-insured institutions), until such time as the FDIC’s reserve ratio equals 1.15%. Once the FDIC’s reserve ratio reaches 1.15% and the reserve ratio for the immediately prior assessment period is less than 2.0%, the applicable assessment rates may range from 3 basis points to 30 basis points (subject to adjustments as described above).  If the reserve ratio for the prior assessment period is equal to or greater than 2.0% and less than 2.5%, the assessment rates may range from 2 basis points to 28 basis points and if the prior assessment period is greater than 2.5%, the assessment rates may range from 1 basis point to 25 basis points (in each case subject to adjustments as described above.  No institution may pay a dividend if it is in default on its federal deposit insurance assessment.

Transactions with Related Parties.  Transactions between Sound Community Bank and its affiliates are required to be on terms as favorable to Sound Community Bank as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Sound Community Bank’s capital and require eligible collateral in specified amounts.  In addition, Sound Community Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.  Sound Financial and Sound Community MHC are affiliates of Sound Community Bank.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Sound Financial to its executive officers and directors.  However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws.  Under such laws, Sound Community Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited.  The laws limit both the individual and aggregate amount of loans that Sound Community Bank may make to insiders based, in part, on Sound Community Bank’s capital level and requires that certain board approval procedures be followed.  Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.  Loans to executive officers are subject to additional limitations based on the type of loan involved.

Capital Requirements for Sound Community Bank.  Pursuant to OCC regulations, Sound Community Bank is required to maintain specified levels of regulatory capital.  The OCC regulations state that to be “adequately capitalized,” an institution must have a leverage ratio of at least 4.0% (3.0% if the institution is assigned a composite rating of 1), a Tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%.  To be “well capitalized,” an institution must have a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10.0% and the institution must not be subject to any OCC or OTS written agreement, order, capital directive or prompt corrective action directive.

The term “leverage ratio” means the ratio of Tier 1 capital to adjusted total assets.  The term “Tier 1 risk-based capital ratio” means the ratio of Tier 1 capital to risk-weighted assets.  The term “total risk-based capital ratio” means the ratio of total capital to risk-weighted assets.

The term “Tier 1 capital” generally consists of common shareholders’ equity and retained earnings and certain noncumulative perpetual preferred stock and related earnings, excluding most intangible assets.  At December 31, 2011, Sound Community Bank had no goodwill, $613,000 of core deposit intangible assets, or disallowed servicing assets, and no deferred tax assets excluded from Tier 1 capital.

“Total capital” consists of the sum of an institution’s Tier 1 capital and the amount of its Tier 2 capital up to the amount of its Tier 1 capital.  Tier 2 capital consists generally of certain cumulative and other perpetual preferred stock, certain subordinated debt and other maturing capital instruments, the amount of the institution’s allowance for loan and lease losses up to 1.25% of risk-weighted assets and certain unrealized gains on equity securities.

Risk-weighted assets are determined under the OCC capital regulations, which assign to every asset, including certain off-balance sheet items, a risk weight ranging from 0% to 200% based on the inherent risk of the asset.  The OCC is authorized to require Sound Community Bank to maintain an additional amount of total capital to account for concentrations of credit risk, levels of interest rate risk, equity investments in non-financial companies and the risks of non-traditional activities or other supervisory concerns.  Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits.

The OCC is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet the minimum ratios for an “adequately capitalized institution.” Any such institution must submit a capital restoration plan and, until such plan is approved by the OCC, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions.  The OCC is authorized to impose additional restrictions on institutions that are less than adequately capitalized.

OCC regulations state that any institution that fails to comply with its capital plan or has Tier 1 risk-based or leverage ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and is subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution.  An institution with tangible equity to total assets of less than 2.0% is “critically undercapitalized” and becomes subject to further mandatory restrictions on its operations.  The OCC generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  The imposition by the OCC of any of these measures on Sound Community Bank may have a substantial adverse effect on its operations and profitability.  In general, the FDIC must be appointed receiver for a critically undercapitalized institution whose capital is not restored within the time provided.  When the FDIC as receiver liquidates an institution, the claims of depositors and the FDIC as their successor (for deposits covered by FDIC insurance) have priority over other unsecured claims against the institution.

At December 31, 2011, Sound Community Bank was considered a “well-capitalized” institution under OCC regulations.  Regulatory capital is discussed further in Note 15 of the Notes to Consolidated Financial Statements.  New capital regulations at least as stringent as the current regulations are required by the Dodd-Frank Act, however, such new capital regulations have not yet been established by the regulatory agencies.  We cannot predict what impact such new regulations may have.

Savings and Loan Holding Company Act and Change in Bank Control Act.  Any company, except a bank holding company, that acquires control of a savings association or savings and loan holding company becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve and must obtain the prior approval of the Federal Reserve under the Savings and Loan Holding Company Act before obtaining control of a savings association or savings and loan holding company.  A bank holding company must obtain the prior approval of the Federal Reserve under the Bank Holding Company Act before obtaining control of a savings association or savings and loan holding company and remains subject to regulation under the Bank Holding Company Act.  The term “company” includes corporations, partnerships, associations, and certain trusts and other entities.  “Control” of a savings association or savings and loan holding company is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of the savings association’s voting stock or controls in any manner the election of a majority of the directors of the savings association or savings and loan holding company, and may be presumed under other circumstances, including, but not limited to, holding 10% or more of a class of voting securities if the institution has a class of registered securities, as Sound Financial Bancorp will have upon completion of the offering.  Control may be direct or indirect and may occur through acting in concert with one or more other persons.  In addition, a savings and loan holding company must obtain Federal Reserve approval prior to acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.  A provision limiting the acquisition by a bank holding company of more than 5% of the outstanding voting stock of any company is included in the Bank Holding Company Act.

Accordingly, the prior approval of the Federal Reserve Board would be required:

•                  before any savings and loan holding company or bank holding company could acquire 5% or more of the common stock of Sound Financial Bancorp or Sound Community Bank; and

•                  before any other company could acquire 25% or more of the common stock of Sound Financial Bancorp or Sound Community Bank, and may be required for an acquisition of as little as 10% of such stock.

In addition, persons that are not companies are subject to the same or similar definitions of control with respect to savings and loan holding companies and savings associations. As such, prior regulatory approval is required from the Federal Reserve in the case of control of a savings and loan holding company and from the OCC in the case of control of a savings association when a person(s) rather than a holding company seeks control of a savings and loan holding company or a savings association.

Community Reinvestment and Consumer Protection Laws.  In connection with its lending and other activities, Sound Community Bank is subject to a number of federal laws designed to protect customers and promote lending to various sectors of the economy and population.  These include the Equal Credit Opportunity Act, the Truth-in-Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Community Reinvestment Act (“CRA”).  Among other things, these laws:

•                  require lenders to disclose credit terms in meaningful and consistent ways;

•                  prohibit discrimination against an applicant in any consumer or business credit transaction;

•                  prohibit discrimination in housing-related lending activities;

•                  require certain lenders to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

•                  require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

•                  prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions;

•                  require financial institutions to implement identity theft prevention programs and measures to protect the confidentiality of consumer financial information; and

•                  prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

The CFPB has been given authority for amending existing consumer compliance regulations and implementing new such regulations.  In addition, the Bureau is charged with examining the compliance of financial institutions with assets in excess of $10 billion with these consumer protection rules.  Sound Community Bank’s compliance with consumer protection rules will be examined by the OCC since it does not meet this $10 billion asset level threshold.

In addition, federal banking regulators, pursuant to the Gramm-Leach-Bliley Act, have enacted regulations limiting the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties.  The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate income neighborhoods.  Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance” and the appropriate federal banking agency is to take this rating into account in the evaluation of certain applications of the institution, such as an application relating to a merger or the establishment of a branch.  An unsatisfactory rating may be used as the basis for the denial of such an application.  The CRA also requires that all institutions make public disclosures of their CRA ratings. Sound Community Bank received a “satisfactory” rating in its most recent CRA evaluation.

Bank Secrecy Act / Anti-Money Laundering Laws.  Sound Community Bank is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001.  These laws and regulations require Sound Community Bank to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers.  Violations of these requirements can result in substantial civil and criminal sanctions.  In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Limitations on Dividends and Other Capital Distributions.  OCC regulations impose various restrictions on the ability of savings institutions, including Sound Community Bank, to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.  Sound Community Bank must file a notice with the OCC and the Federal Reserve before making any capital distribution.  Sound Community Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution.  If Sound Community Bank, however, proposes to make a capital distribution when it does not meet its capital requirements (or will not following the proposed capital distribution) or that will exceed these net income-based limitations, it must obtain the OCC’s approval prior to making such distribution.  The OCC may object to any distribution based on safety and soundness concerns.  Additional restrictions on Sound Community Bank dividends may apply if the bank fails the QTL test.

Dividends from Sound Financial Bancorp may depend, in part, upon its receipt of dividends from Sound Community Bank.  No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.  Sound Community Bank, as a federal savings bank, must notify the Federal Reserve prior to paying a dividend to Sound Financial Bancorp.  The Federal Reserve may disapprove a dividend if, among other things, the Federal Reserve determines that the federal savings bank would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns or violates a prohibition contained in applicable statutes, regulations, enforcement actions or agreements between the institution (or its holding company) and a federal bank regulator.

Federal Home Loan Bank System.  Sound Community Bank is a member of the Federal Home Loan Bank of Seattle, one of the 12 regional Federal Home Loan Banks in the Federal Home Loan Bank System.  The Federal Home Loan Bank System provides a central credit facility for member institutions.  As a member of the Federal Home Loan Bank of Seattle, Sound Community Bank is required to hold shares of capital stock in that Federal Home Loan Bank.  Sound Community Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2011 of $2.4 million.

Regulation of Sound Financial Bancorp

Sound Financial Bancorp.  As a savings association holding company, Sound Financial Bancorp is subject to regulation, supervision and examination by the Federal Reserve.  Applicable federal law and regulations limit the activities of Sound Financial Bancorp and require the approval of the Federal Reserve for any acquisition of a subsidiary, including another financial institution or holding company thereof, or a merger or acquisition of Sound Financial Bancorp.  In addition, the Federal Reserve has enforcement authority over Sound Financial Bancorp and its non-savings institution subsidiaries.  Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to Sound Community Bank.

Permissible Activities.  Pursuant to federal law and regulations and policy, a savings and loan holding company such as Sound Financial may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve or from acquiring or retaining, with certain exceptions, more than 5% of the voting stock of a non-subsidiary holding company or savings association.  A savings and loan holding company is also prohibited from acquiring more than 5% of the voting stock of a company engaged in activities other than those authorized by federal law, from engaging in activities that would constitute a serious risk to the safety and soundness of its subsidiary bank or from acquiring or retaining control of a depository institution that is not insured by the FDIC.  In evaluating applications by holding companies to acquire savings associations, the Federal Reserve must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except:  (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings  association in another state if the laws of the state of the target savings association specifically permit such acquisitions.  The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements for Sound Financial Bancorp.  Under the Dodd-Frank Act, savings and loan holding companies will not be subject to capital requirements established by the Federal Reserve until 2015.  The Federal Reserve, however, expects Sound Financial Bancorp to support Sound Community Bank, including providing additional capital to Sound Community Bank when it does not meet its capital requirements.  Under the Dodd-Frank Act, the federal banking regulators must require any company that controls an FDIC-insured depository institution to serve as a source of strength for the institution, with the ability to provide financial assistance if the institution suffers financial distress.  These and other Federal Reserve policies may restrict Sound Financial Inc.’s ability to pay dividends.

Federal Securities Law.  The stock of Sound Financial Bancorp will be registered with the SEC under the Securities Exchange Act of 1934, as amended.  Sound Financial Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

Sound Financial Bancorp stock held by persons who are affiliates of Sound Financial Bancorp may not be resold without registration unless sold in accordance with certain resale restrictions.  For this purpose, affiliates are generally considered to be officers, directors and principal shareholders.  If Sound Financial Bancorp meets specified current public information requirements, each affiliate of Sound Financial Bancorp will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to Sound Financial Bancorp as a registered company under the Securities Exchange Act of 1934.  The stated goals of these requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.

FEDERAL AND STATE TAXATION

Federal Taxation

General.  We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Sound Financial Bancorp or Sound Community Bank.  Our federal income tax returns have never been audited by the Internal Revenue Service.

We had no unrecognized tax benefits at December 31, 2011 and at December 31, 2010.

Method of Accounting.  For federal income tax purposes, we currently report our income and expenses on the accrual method of accounting and use a fiscal year ending on December 31 for filing our federal income tax return.

Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain items of tax preference and adjustment, called alternative minimum taxable income.  Net operating losses can offset no more than 90% of alternative minimum taxable income.  The alternative minimum tax is payable to the extent that the taxpayer’s alternative minimum tax is in excess of the taxpayer’s regular tax.    Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  We have not been subject to the alternative minimum tax in prior years, nor do we have any such amounts available as credits for carryover.

Net Operating Loss Carryovers.  A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  This provision applies to losses incurred in taxable years beginning after August 6, 1997.  In 2009, Internal Revenue Code Section 172 (b) (1) was amended to allow businesses to carry back losses incurred in 2008 and 2009 for up to five years to offset 50% of the available income from the fifth year and 100% of the available income for the other four years.  At December 31, 2011, we had no net operating loss carry-forwards for federal income tax purposes.

Corporate Dividends-Received Deduction.  Sound Financial Bancorp will elect to file a consolidated return with Sound Community Bank.  Therefore any dividends Sound Financial Bancorp  receives from Sound Community Bank will not be included as income to Sound Financial Bancorp.

State Taxation

We are subject to a business and occupation tax imposed under Washington law at the rate of 1.8% of gross receipts.  Interest received on loans secured by mortgages or deeds of trust on residential properties and certain investment securities are exempt from this tax.

MANAGEMENT

Sound Financial Bancorp, Inc.

The Board of Directors of Sound Financial Bancorp consists of the eight individuals who currently serve as directors of Sound Financial, Inc., Sound Community MHC and Sound Community Bank.  The Board of Directors of Sound Financial Bancorp is divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year.  Upon completion of the conversion and offering, the directors will be elected by the shareholders of Sound Financial Bancorp annually for three-year terms, and until their successors are elected and have qualified.  The terms of the directors of each of Sound Financial Bancorp and Sound Community Bank are identical.  The executive officers of Sound Financial Bancorp will be the same as those of Sound Financial, Inc.  Executive officers of Sound Financial Bancorp are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.  We expect that Sound Financial Bancorp and Sound Community Bank will continue to have common directors until there is a business reason to establish separate management structures.

There are currently no established board committees of Sound Financial Bancorp; however, upon completion of the conversion, the Board of Directors of Sound Financial Bancorp intends to establish an Audit Committee, Nominating Committee and Compensation Committee, and will also adopt written charters governing the composition and responsibilities of these committees.

Information concerning the principal occupations, employment and compensation of the directors and executive officers of Sound Financial Bancorp is set forth below.

Sound Financial, Inc.

The following table provides the positions, ages (as of December 31, 2011), and terms of office, as applicable, of Sound Financial, Inc.’s directors and our named executive officers.

Name	Age	Position(s) Held	Director Since(1)	Term Expires

DIRECTORS
Laura Lee Stewart	62	President, Chief Executive Officer and Director	1990	2015(2)
Debra Jones	54	Director	2005	2015(2)
Rogelio Riojas	61	Director	2005	2015(2)
Tyler K. Myers	49	Chairman of the Board	1993	2013
Robert F. Carney	64	Director	1984	2013
James E. Sweeney	62	Director	1986	2013
David S. Haddad, Jr.	63	Vice Chairman of the Board	1990	2014
Milton L. McMullen	77	Director	2002	2014

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Matthew P. Deines	38	Executive Vice President, Treasurer and CFO of Sound Financial, Inc. and Sound Community Bank(3)	N/A	N/A
Matthew F. Moran	49	Executive Vice President and Chief Credit Officer of Sound Community Bank	N/A	N/A
Patricia L. Floyd	66	Corporate Secretary of Sound Financial, Inc.; Senior Vice President-Human Resources and Secretary of Sound Community Bank(3)	N/A	N/A

1.     Includes years of service on the Board of Sound Community Bank, including when it was a credit union.

2.     If elected at the annual meeting.

3.     Mr. Deines will be appointed as the Corporate Secretary of Sound Financial, Inc. and Sound Community Bank in April 2012.

Business Background of Our Directors

The Board believes that the many years of service that our directors have at Sound Financial, Sound Community Bank or at other financial institutions is one of the directors’ most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and our company.  Furthermore, their service on Board committees here or at other institutions, especially in area of audit, compliance and compensation is critical to their ability to oversee the management of Sound Community Bank by our executive officers.  Service on the Board by our President and Chief Executive Officer is critical to aiding the outside directors understand the critical and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each director of Sound Financial for at least the past five years and the experience, qualifications, attributes, skills and area of expertise of each director that supports his or her service as a director are set forth below.

Robert F. Carney.  Mr. Carney is Director of Meat and Seafood Merchandising for Scolaris Food & Drug Company in Reno, Nevada, a position he has held since February 2008.  Prior to February 2008, he was Director of Meat and Seafood Merchandising for Brown & Cole Stores in Bellingham, Washington for six years.  Mr. Carney has over 20 years experience in management positions in the food industry, including 12 years of budgeting and profit generating responsibilities.  He has an MBA from the University of Southern California and an undergraduate degree in economics and business.  Mr. Carney has attended seminars on the credit union and banking business over the years and has 27 years of experience on our Board, beginning when Sound Community Bank was a $25 million credit union.  Mr. Carney’s years of management experience, together with his educational training, has provided him with extensive experience in the area of business operations, budgeting and financial management, which knowledge is valuable to our organization.

David S. Haddad, Jr.  Mr. Haddad is Vice Chairman of the Board of Directors of Sound Community Bank.  Prior to his retirement, Mr. Haddad was an Operations Manager at Cutter and Buck, a golf apparel company from 1999 until 2003; a Senior Manager of Operations at Progressive International, a housewares wholesaler from 1995 until 1999; and a warehouse manager for Associated Grocers from 1982 until 1995.  During Mr. Haddad’s years of service at the senior management level of these companies, his responsibilities included budgeting, personnel management, contract negotiations and control of capital expenditures.  During his retirement, Mr. Haddad worked part time from 2004 until 2009 as a Customer Service Supervisor with Alaska Airlines.  Mr. Haddad’s 21 years of service as a director of Sound Community Bank (including its predecessor credit union organization) provide him with a strong knowledge and understanding of the institution’s business and history.  Mr. Haddad’s years of service at the senior management level of various companies and as a Customer Service Supervisor for Alaska Airlines has provided him with strong leadership, interpersonal, management and administrative skills which are valuable to our organization.

Debra Jones.  Ms. Jones is the Vice President of Administrative Services at Bellingham Technical College, where she is responsible for cash management, financial affairs, physical plant administration and strategic planning.  Prior to joining the college in August 2005, she served from September 2004 to May 2005 as Manager of Budget and Cash Management of Brown & Cole Stores, a retail grocer, and from 1998 to 2004 as Vice President of Administrative and Financial Services at Brown & Cole Stores.  She is a certified public accountant and has served in chief financial officer positions for over 25 years, with responsibility for financial management, risk management and business administration.  Her experience and expertise in the area of accounting, finance and human resources are all valuable skills which she brings to our Board of Directors and as our “audit committee financial expert.”

Milton L. McMullen.  Mr. McMullen has been retired since 1998.  From 1984 to 1998, he served as Regional Sales manager for FISERV Inc., a data processing provider to financial institutions.  Mr. McMullen has over 25 years experience with various mutual savings banks as a branch manager, loan officer, comptroller, chief financial officer and managing officer.  He prepared regulatory filings and conducted risk management and market assessments for other financial institutions.  Mr. McMullen was Executive Vice President and managing officer of Mt. Baker Mutual Savings Bank when he left in 1984.  He has attended many accounting, financial and management courses and seminars for management of financial institutions.  When Sound Community Bank was a credit union, Mr. McMullen served as chairman of its supervisory committee, which was responsible for overseeing audit functions.  His accounting knowledge and experience, along with his prior banking experience, provide Mr. McMullen with knowledge and an understanding of our business.

Tyler K. Myers.  Mr. Myers is the Chairman of the Board of Directors of Sound Community Bank and currently is the President and General Partner of The Myers Group, a conglomerate of retail businesses that are focused primarily in the retail grocery, hardware and fuel industries.  Mr. Myers is responsible for overseeing the success and profitability of all Myers group business and real estate operations.  Mr. Myers has been with The Myers Group since 1978.  Mr. Myers’ years of work with and running the Myers Group has provided him with strong leadership, management, financial and administrative skills, which together with his participation in the local community, brings valuable knowledge and skills to our organization.  In addition, his participation in our local business community for over 25 years brings knowledge of the local economy and business opportunities for Sound Community Bank.

Rogelio Riojas.  Mr. Riojas has served for over 30 years as the Chief Executive Officer of Sea Mar Community Health Centers, a health care and social services organization serving low-income and underserved populations in Seattle and several counties in Washington.  Mr. Riojas has extensive management and administrative skills and experience in the heavily regulated health industry, especially in our local community.  He also has experience in compensation, personnel management and human resource matters, which are valuable skills he brings to our Board of Directors.

Laura Lee Stewart.  Ms. Stewart is currently President and Chief Executive Officer of Sound Community Bank and Sound Financial, Inc.  Prior to joining Sound Community Bank as its President in 1989, when it was still a credit union, Ms. Stewart was Senior Vice President/Retail Banking at Great Western Bank.  Ms. Stewart was selected as an inaugural member of the FDIC Community Bank Advisory Board and completed her term in 2011.  She also serves on the ABA Community Bankers Council and is Vice Chair of the Washington Bankers Association.  In 2011, The American Banker honored her as one of the top 25 Women to Watch in banking.  Ms. Stewart’s many years of service in all area of the financial institution operations and her duties as President and Chief Executive Officer of Sound Community Bank bring a special knowledge of the financial, economic and regulatory challenges we face and is well suited to educating the Board on these matters.

James E. Sweeney.  Since June 2007, Mr. Sweeney has served as President and Chief Executive Officer of Super Supplements, Inc., a retail chain specializing in vitamins, health supplements and nutrition based in Seattle with twenty-one stores in Washington and Idaho.  He is responsible for daily risk management, customer relations, financial management, human resources management and business strategy.  Formerly, Mr. Sweeney was Managing Partner of Corporate Strategies and Development, LLC, a management consulting firm serving businesses in the Puget Sound area.  He brings these general business, financial and risk management skills to Sound Community Bank and has experience guiding business entities during difficult business and economic cycles.  His participation in our local business community for over 40 years brings knowledge of the local economy and business opportunities for Sound Community Bank.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers is set forth below.  Unless otherwise indicated, the executive officer has held his or her position for the past five years.

Matthew P. Deines.  Mr. Deines has served as Chief Financial Officer of Sound Community Bank since 2002 and was appointed Executive Vice President in January 2005.  Mr. Deines has also served as Chief Financial Officer and Executive Vice President of Sound Financial, Inc. since its incorporation in 2008.  Mr. Deines currently is responsible for management of our accounting, financial reporting, operations and information technology functions and is chair of Sound Community Bank’s asset-liability management committee.  Prior to joining Sound Community Bank, Mr. Deines was an Audit Supervisor with McGladrey and Pullen, LLP and received his Washington CPA certificate in 2000.  Mr. Deines received a Bachelor’s of Science Degree from Loyola Marymount University.  He received an MBA degree from the University of Washington in June 2010.

Matthew F. Moran.  Mr. Moran is Executive Vice President and Chief Credit Officer responsible for all aspects of our commercial and retail lending activity.  Mr. Moran joined Sound Community Bank in May 2007.

Prior to that, he was a Senior Examiner with the Office of Thrift Supervision (which has since been merged into the Office of the Comptroller of the Currency) for one year.  From 2004 to 2006, he was Vice President - Commercial Credit for Inland NW Bank.  From 2001 to 2004, he was Vice President and Team Leader SE Washington of Community Bancshares, a $350MM community bank where he was responsible for all new credit development in SE Washington.  Mr. Moran brings more than 20 years of banking experience to Sound Community Bank, including five years with First National Bank of Omaha as the Asset/Liability Manager for the consolidated entities under First National Nebraska, Inc. a $10 billion dollar bank holding company.  Prior to that, Mr. Moran spent six years as a National Bank Examiner with the Office of the Comptroller of the Currency, where in addition to his Safety and Soundness responsibilities he also served as a specialist in the Large Bank Capital Markets Examination Program.  In 2010, Mr. Moran graduated from the Pacific Coast Banking School, which is affiliated with the Graduate School of Business of the University of Washington.

Patricia Floyd.  Ms. Floyd is Senior Vice President – Human Resources of Sound Community Bank.  Prior to being appointed to that position in 2002, she was a human resources official for the Shanghai American School from 1988 to 2001.  Prior to that, she held various positions at Sound Community Bank when it was a credit union, including Marketing Manager, since 1986.

Director Independence

The Board applies the independence standard in the Nasdaq listing standards to its directors.  The Board has determined that seven of our eight directors, Directors Myers, Haddad, Carney, Jones, McMullen, Riojas and Sweeney, are “independent directors” as that term is defined in the those Nasdaq standards.

Executive Compensation

We use a combination of salary, incentive and deferred bonuses, stock option and restricted stock awards and other employee benefits to attract and retain qualified persons to serve as executive officers of Sound Financial and Sound Community Bank.  We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, life and long-term disability insurance, subject to certain deductibles and copayments by employees.  Senior managers, including all of the executive officers, receive additional executive medical benefits.  We also provide certain retirement benefits.   In setting compensation for executive officers, the Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business.  The Compensation Committee establishes executive officer compensation annually.

The following table sets forth a summary of certain information concerning the compensation paid by us for services rendered in all capacities during the years ended December 31, 2011 and 2010, to our President and Chief Executive Officer and our two next highest compensated executive officers, whose total compensation for 2011 exceeded $100,000.  We will use the term “named executive officers” in this report to refer to the persons listed in this table.

2011 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Laura Lee Stewart	2011	$292,248	---	---	---	$43,623	$ 18,505(1)	$354,376
President, CEO and Director	2010	$269,025	---	---	---	$90,454	$197,616	$557,095

Matthew P. Deines	2011	$160,200	$28,349	---	---	$23,320	$ 6,716(1)	$218,585
Executive Vice President and CFO	2010	$151,083	---	---	---	$50,623	$32,305	$234,011

Matthew F. Moran	2011	$149,600	$28,349	---	---	$21,777	$10,336(1)	$210,062
Executive Vice President and Chief Credit Officer	2010	$140,052	---	---	---	$47,077	$26,875	$214,004

(1)   The amounts represented for the year ended December 31, 2011, consist of the following (no executive officer received personal benefits or perquisites exceeding $10,000 in the aggregate):

Form of Compensation	Laura Lee Stewart	Matthew P. Deines	Matthew F. Moran

401(k) matching contribution	$5,285	$ ---	$3,650
Payment for executive medical benefits	2,346	3,879	3,879
Life insurance premiums(a)	734	462	432
SERP accrual	---	---	---
ESOP allocation	3,140	2,375	2,375
Matching charitable contribution(b)	7,000	---	---
Total	$18,505	$6,716	$10,336

(a)               Reflects term life insurance premiums paid in 2011 by us on behalf of the officers.

(b)              We match up to $7,000 in charitable contributions made by Ms. Stewart to charities of her choice that are tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

The following table sets forth information for each named executive officer concerning stock options and restricted stock held at December 31, 2011.

Outstanding Equity Awards at December 31, 2011

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
	Exercisable	Unexercisable(1)
Laura Lee Stewart	4,300	6,450	$7.35	01/27/2019	5,730	$42,975
	4,300	6,450	$8.50	01/27/2019
Matthew P. Deines	3,320	4,980	$7.35	01/27/2019	4,260	$31,950
	3,320	4,980	$8.50	01/27/2019
Matthew F. Moran	2,600	3,900	$7.35	01/27/2019	3,060	$22,950
	2,600	3,900	$8.50	01/27/2019

1.     Vest in three equal annual installments on January 27, 2012, 2013 and 2014.

2.     Vest in three equal annual installments on January 27, 2012, 2013 and 2014.

3.     Value is based on the $7.50 closing price of a share of Sound Financial common stock on the last trading day of 2011.

Employment Agreements.  Sound Community Bank has entered into an employment agreement with Ms. Stewart, which has a three-year term with continuing annual one-year extensions, subject to approval by the Board of Directors of Sound Community Bank.  The effective date of this agreement was January 1, 2007.  The amount of her annual salary is reviewed by the Compensation Committee each year.  The employment agreement provides for no salary reductions; participation in any stock-based compensation plans; supplemental executive retirement plan approved by the Board of Directors; and participation in any other retirement plans, group insurance and other benefits provided to our full time employees generally and in which executive officers participate.  Ms. Stewart also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to our operations, including travel costs.  Under the employment agreement, if Ms. Stewart’s employment is terminated for any reason other than cause, death, retirement, or disability, or if she resigns following certain events such as relocation or demotion, she will be entitled to her salary for the remaining term of the agreement and continued eligibility under the health benefit programs for executive officers.  Ms. Stewart’s salary for 2012 is $297,509.  The employment agreement includes an agreement not to compete with us in the delivery of financial services for a period of 18 months following termination of employment.   The value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Sound Community Bank has entered into an employment agreements with Messrs. Deines and Moran, which have a two-year term with continuing annual one-year extensions, subject to approval by the Board of Directors of Sound Community Bank.  The effective date of these agreements was November 1, 2009.  Their annual salary is reviewed by the Compensation Committee each year.  The employment agreement provides for no salary reductions, participation in any bonus plans approved by the Board of Directors and participation in any other retirement plans, group insurance and other benefits provided to our full time employees generally and in which executive officers participate.  Messrs. Deines and Moran also are entitled to expense reimbursement, professional and educational dues, expenses for programs related to Sound Community Bank operations, including travel costs.  Under the employment agreement, if either officer’s employment is terminated for any reason other than cause, death, retirement, or disability, or if either officer resigns following certain events such as relocation or demotion, he will be entitled to his then-current salary for the remaining term of the agreement and continued eligibility under the health and insurance benefit programs for executive officers.  Messrs. Deines’ and Moran’s annual salaries for 2012 are $166,000 and $159,000, respectively.  The employment agreement includes an agreement not to compete with us in the delivery of financial services for the period during which the officer receives post-termination payments under the agreement.  In the event the executive violates the non-compete provisions in the agreement, we will be entitled to liquidated damages from the executive in an amount equal to 50 percent of the executive’s then annual base salary.  The value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Annual Bonus Plans.  Our named executive officers participate in an annual incentive bonus plan (“Annual Bonus Plan”), which provides for annual cash bonuses to designated senior managers, including all the named executive officers, upon the achievement of pre-established performance goals established by the Board of Directors.  Under the Annual Bonus Plan, prior to the earnings override adjustment discussed below, Ms. Stewart, Mr. Deines and Mr. Moran are entitled to receive a bonus of up to 33% respectively, of their base salary, depending on how actual performance compares with quantitative and qualitative performance goals established by the Compensation Committee.  The performance goals under the Annual Bonus Plan are the same for all participants and are based on overall corporate performance.  The quantitative goals include performance factors relating to asset size, capital level, delinquency ratio, return on assets and equity, levels of non-interest income and non-interest expense, net interest margin, charge-offs and the size of the loan portfolio.  The qualitative goals are non-financial corporate goals that require leadership of senior management and are ranked based on their relative importance to our operations.  Participants earn credits for the quantitative factors, based on the level of importance assigned to each factor and the actual level of performance compared to the targeted goals set for each factor.  Participants also earn credits for accomplishing the qualitative goals established by the Compensation Committee.  Ms. Stewart’s bonus is based 50% on meeting qualitative goals and 50% on meeting quantitative goals, while Mr. Deines’ and Mr. Moran’s bonuses are based 40% on meeting qualitative goals and 60% on meeting quantitative goals.  Each individual’s bonus is also subject to an earnings override adjustment, based on a target net earnings level established by the Board of Directors.  An individual’s bonus, if earned, is increased or decreased, up to a maximum of 50%, by the percentage that actual net income is above or below the targeted net income set by the Board of Directors.  As a result of the earnings override adjustment, Ms. Stewart’s, Mr. Deines’ and Mr. Moran’s bonus under the Annual Bonus Plan may be as much as 49.5% of their base salary.  For the year ended December 31, 2011, Ms. Stewart, Mr. Deines and Mr. Moran earned bonuses of 14.9%, 14.6% and 14.6% of base salary, respectively.   These percentages were arrived at based on Ms. Stewart, Mr. Deines and Mr. Moran earning 69.9%, 68.2% and 68.2%, respectively, of their bonus credits available under the plan for the year, which percentages were adjusted downward by 35.3% as a result of the earnings override adjustment.

Supplemental Executive Retirement Plans.   Effective August 14, 2007, the Board of Directors adopted a supplemental executive retirement plan (“SERP 1”) for the benefit of Ms. Stewart, which is intended to be an unfunded, non-contributory defined benefit plan maintained primarily to provide her with supplemental retirement income of $121,307 per year from age 66, for the rest of her life.  Effective December 31, 2011, SERP 1 was amended to freeze benefit accruals under that agreement, entitling Ms. Stewart to $50,202 per year from age 66, for the rest of her life.  These payments are subject to a non-compete clause for the first 24 months after retirement.  If Ms. Stewart voluntarily terminates her employment with Sound Community Bank before age 66, she receives no benefit under SERP 1.  Additionally, no payments will be made under SERP 1 in the event of Ms. Stewart’s death and any payments that have commenced will cease upon death.  In the event Ms. Stewart becomes disabled or is involuntarily terminated prior to age 66, she would be entitled to receive a lump sum payment equal to the accrued liability under SERP 1.  The accrued liability balance under SERP 1 totaled $301,252 at December 31, 2011.  If Ms. Stewart is involuntarily terminated after age 66 or at anytime in connection with a change in control (as defined in SERP 1), she will be entitled to receive the annual benefit described in the second sentence of this paragraph commencing upon such termination (subject to any applicable cutback for payments after a change in control as required by Section 280G of the Internal Revenue Code).  If Ms. Stewart is terminated for cause at anytime during her employment with Sound Community Bank, she forfeits any and all rights and benefits she may have under the terms of SERP 1 and shall have no right to be paid any of the amounts which would otherwise be due or paid under SERP 1.  The cost of the benefits payable to Ms. Stewart under SERP 1 is expected to be offset by the earnings on bank-owned life insurance purchased by Sound Community Bank.  Ms. Stewart has no direct interest in these insurance policies and is a general unsecured creditor with respect to payments owed under SERP 1.

Simultaneously with the amendment to SERP 1, we adopted a second SERP (“SERP 2”) for the benefit of Ms. Stewart, which is intended to be an unfunded, non-contributory defined benefit plan maintained primarily to provide her with additional supplemental retirement income.  At that time, we also entered into a Confidentiality, Non-Competition, and Non-Solicitation Agreement which is discussed below.  Under the terms of SERP 2, upon Ms. Stewart’s termination of employment with Sound Community Bank for any reason other than death after age 65, she will be entitled to receive additional retirement benefits of $81,369 per year commencing at age 70, for the rest of her life.  If Ms. Stewart’s employment terminates for any reason other than on account of death prior to attaining age 65, or becomes disabled (as defined by SERP 2) during her employment, she will be entitled to the amount accrued for her benefit under the terms of SERP 2 at the time of her separation from service, or disability, determined using a discount rate provided for under SERP 2 (initially 5 percent), or approximately $755,000 at December 31, 2011.  In the event of Ms. Stewart’s death, her beneficiary will be entitled to a single lump sum payment within 90 days thereafter in an amount equal to the accrued retirement benefit, or approximately $1.1 million at December 31, 2011.  The benefit payable in connection with Ms. Stewart’s early retirement or disability will commence as of the second month following the date of her separation from service or disability and will be payable for 180 months.  If a change in control occurs (as defined in SERP 2), Ms. Stewart will receive her full retirement benefit under SERP 2, except that the benefit will commence upon her attaining age 65.  The cost of the benefits payable to Ms. Stewart under SERP 2 is expected to be offset through the purchase of an annuity contract by Sound Community Bank.  Ms. Stewart has no direct interest in this annuity contract and is a general unsecured creditor with respect to payments owed under SERP 2.

Confidentiality, Non-Competition, and Non-Solicitation Agreement. Effective December 30, 2011, Sound Community Bank entered into a Confidentiality, Non-Competition, and Non-Solicitation Agreement with Ms. Stewart.  The agreement commences upon Ms. Stewart’s termination of employment with us and continues for 36 months thereafter.  For that 36-month period, subject to certain tolling provisions that apply in the event of a breach of the agreement, Ms. Stewart will be subject to the confidentiality, non-competition, and non-solicitation provisions in the agreement.  In consideration of Ms. Stewart’s non-competition and non-solicitation obligations, Ms. Stewart will be entitled to receive $85,000 annually for three years, payable twice a month, following her termination of employment with us, except if her termination of employment occurs for good reason (as defined in the agreement).   In the event Ms. Stewart terminates her employment with us for good reason, she will be entitled to receive an amount equal to 150 percent of her then-base salary plus the average of her past three years short term bonus pay, or approximately $358,000 at December 31, 2011, payable in 12 monthly installments beginning on the first day of the month following her termination.  If Ms. Stewart terminates her employment with us for good reason within 24 months following a change in control (as defined in the agreement), Ms. Stewart will be entitled to receive the amount described in the preceding sentence, but payable in a lump sum.  Ms. Stewart’s benefits under this agreement are forfeited if she breaches the terms of the agreement.  No payments will be made under the agreement if Ms. Stewart’s employment ceases on account of her disability or death (and payments that have commenced will cease upon death), or if she is otherwise ineligible to work in the financial product or services industry.

Equity Incentive Plans. In November 2008, our shareholders approved the Sound Financial, Inc. 2008 Equity Incentive Plan that provides for the grant or award of stock options, stock appreciations rights, restricted stock and restricted stock units to our directors, advisory directors, officers and other employees.  Under the plan, the Compensation Committee may grant stock options and stock appreciation rights that for up to 144,455 shares of Sound Financial’s common stock, , of which options for 114,238 shares have been awarded as of December 31, 2011.  Under the plan, the Compensation Committee may grant restricted stock and restricted stock units for an aggregate of 57,782 shares of Sound Financial’s common stock, of which 46,782 shares have been awarded as of December 31, 2011.  The Compensation Committee administers this plan, determines employee eligibility, grants awards and sets the terms of awards.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to our success and growth.  The exercise price of options awarded must be no less than the fair market value of a share of Sound Financial’s common stock on the date of grant.  This plan will be in place for 10 years and all awards under the plan may not have a term in excess of 10 years.

On January 27, 2009, the Compensation Committee awarded 9,550, 7,100 and 5,100 shares of restricted stock, respectively, to Ms. Stewart, Mr. Deines and Mr. Moran.  On that same date, it granted 21,500, 16,600 and 13,000 stock options, respectively, to Ms. Stewart, Mr. Deines and Mr. Moran.  The stock options are exercisable for 10 years from the date of grant, subject to vesting.  One half of the stock options granted were at an exercise price of $7.35 per share, which was the fair market value of Sound Financial’s stock on the date of grant, and the remaining options were granted at an exercise price of $8.50 per share.  Both the restricted stock awards and stock options vest in equal annual installments over the five years following the grant date.  The vesting accelerates in the event of the director’s death or disability or a change in control of Sound Financial or Sound Community Bank.  In the event of a termination of service, all non-vested awards would be canceled and the exercise period on the remaining awards would be reduced to three months.

Other Benefits. We established an ESOP in 2008 for employees of Sound Financial and Sound Community Bank in connection with our public offering.  The ESOP purchased 115,560 shares of common stock in the offering with funds borrowed from Sound Financial.  Shares purchased by the ESOP with the proceeds of that loan will be held in a suspense account and released to participants’ accounts as debt service payments are made.  Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible ESOP participants.  Benefits are payable upon retirement or other separation from service, or upon termination of the plan.  As of December 31, 2011, 69,336 shares in the ESOP were allocated to officers and other employees.

Medical premiums for senior managers, including all named executive officers, are 100% paid by Sound Community Bank.  In addition, these individuals receive $1,000 a year to cover co-payments and other uncovered medical expenses under the comprehensive medical plan.

We offer a qualified, tax-exempt retirement plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”).  We currently match each 401(k) contribution (other than catch-up contributions) in an amount equal to 50% of the participant’s 401(k) deferrals for the year up to 7% of their salary.  We may also make a discretionary profit sharing contribution under the 401(k) Plan, although the last profit sharing contribution to the 401(k) plan was made in 2004.  Future discretionary profit sharing contributions under the 401(k) Plan are unlikely as a result of the implementation of the ESOP in 2008.

Director Compensation

Directors of Sound Community Bank (excluding Laura Lee Stewart, the President and Chief Executive Officer of Sound Community Bank, who receives no separate compensation for her service as a director) receive compensation for their service on the Board of Directors of Sound Community Bank.  They receive no separate compensation for their service on the Board of Directors of Sound Financial.  During 2011, our directors received a monthly retainer fee of $12,000 for the year, plus $1,091 for each monthly board meeting attended, for a maximum of $25,092. The directors are not paid additional fees for service on various board committees or special meetings.

The following table provides compensation information for each non-employee member of the Board of Directors during the year ended December 31, 2011:

Name(1)	Fees Earned or Paid in Cash

Tyler K. Myers	$ 25,092
David S. Haddad, Jr.	25,092
Robert F. Carney	22,910
Debra Jones	25,092
Milton L. McMullen	25,092
Rogelio Riojas	24,001
James E. Sweeney	25,092

(1)   As of December 31, 2011, each named director held 1,486 restricted shares and options to purchase 3,714 shares of Sound Financial common stock.

In November 2008, our shareholders approved the Sound Financial, Inc. 2008 Equity Incentive Plan that provides for the grant or award of stock options, stock appreciations rights, restricted stock and restricted stock units to our directors, advisory directors, officers and other employees. On January 27, 2009, the Compensation Committee awarded 2,476 restricted shares and options for 3,714 shares to each non-employee director.  One half of the stock options granted were at an exercise price of $7.35 per share, which was the fair market value of Sound Financial’s stock on the date of grant, and the remaining options were granted at an exercise price of $8.50 per share.  Both the restricted stock awards and stock options vest in 20% annual installments over the five years following the grant date.  The vesting accelerates in the event of the director’s death or disability or a change in control of Sound Financial or Sound Community Bank.  In the event of a termination of service, all non-vested awards would be canceled and the exercise period on the remaining unexercised option awards would be reduced to three months.

Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, industry conferences and continuing education seminars up to $3,500 per year, per director.  Any incremental spousal costs in connection with those meetings, conferences and seminars are paid for by the directors personally.  Sound Community Bank also pays the premiums on directors’ and officers’ liability insurance.

Benefits to be Considered Following Completion of the Conversion

Following the offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  If the stock-based incentive plan is adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plan may not exceed 10% and 4%, respectively, of the shares issued in the conversion, less the amount available under our existing stock based incentive plan.  We may exceed this limit if the plan is implemented 12 months or more following completion of the conversion.

We may fund our plans through open market purchases, as opposed to issuing common stock; however, if any options previously granted under our existing stock option plans are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances.  The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by shareholders owning a majority of the outstanding shares of Sound Financial Bancorp common stock eligible to be cast.  If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our shareholders by a majority of votes cast.  The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

•                  non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•                  no one non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plan;

•                  no one officer or employee may receive more than 25% of the options and restricted stock awards authorized under the plan;

•                  tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Sound Community Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock award plans may own up to 12% of the shares sold in the offering;

•                  stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•                  accelerated vesting is not permitted except for death, disability or upon a change in control of Sound Community Bank or Sound Financial Bancorp; and

•                  our executive officers and directors must exercise or forfeit their options in the event that Sound Community Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

In the event federal regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Transactions with Certain Related Persons

Sound Community Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them.  Except for the loans discussed below, there were no transactions of this nature, the amount of which exceeded $120,000 during 2011 or 2010.

Our directors, officers and employees are eligible for any type of credit offered by Sound Community Bank.  Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees.  In accordance with banking regulations, such loans to directors are made on substantially the same terms as those available to Sound Community Bank’s employees.  Such loans provide for a discount as to interest rate, consistent with the requirements of the Federal Reserve Board’s Regulation O.  When the director or executive officer leaves Sound Community Bank, these preferential rates return to market rates and terms in effect at the time of origination.  Except as set forth above, loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable loans with persons not related to Sound Community Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans to current directors and executive officers and their related persons totaled approximately $5.4 million at December 31, 2011, and were performing in accordance with their terms at that date.

Set forth below is information regarding loans made with preferential interest rates, as prevailing at the time for comparable loans with persons not related to Sound Community Bank, to directors and executive officers during each of the last two fiscal years who had aggregate indebtedness to Sound Community Bank that exceeded $120,000.

Name	Nature of Transaction	Interest Rate	Largest Principal Balance 01/01/11 to 12/31/11	Principal Balance at 12/31/2011	Principal Paid 01/01/11 to 12/31/11	Interest Paid 01/01/11 to 12/31/11

Laura Lee Stewart	Mortgage Loan	3.00%	$438,826	$ ---	$438,826	$243
Matthew P. Deines	Mortgage Loan	2.00%	422,114	409,658	12,455	10,764
Matthew M. Moran	Mortgage Loan	2.13%	413,867	402,015	11,853	11,328
Patricia Floyd	Mortgage Loan	2.25%	494,864	480,004	8,245	12,530
	Land Loan	6.50%	74,250	71,225	3,025	4,737
Tyler Myers	Mortgage Loan	2.38%	544,764	530,186	14,578	14,314
David Haddad	Mortgage Loan	2.38%	453,320	445,749	7,571	11,962
Robert Carney	Mortgage Loan	2.88%	269,851	263,491	6,360	7,926
Debra Jones	Mortgage Loan	3.00%	606,973	592,508	14,466	15,267
	Mortgage Loan	5.00%	239,646	---	239,646	7,067
James E. Sweeney	Mortgage Loan	2.25%	517,873	491,212	26,661	13,263

Name	Nature of Transaction	Interest Rate	Largest Principal Balance 01/01/10 to 12/31/10	Principal Balance at 12/31/2010	Principal Paid 01/01/10 to 12/31/10	Interest Paid 01/01/10 to 12/31/10

Laura Lee Stewart	Mortgage Loan	2.63%	$450,117	$438,826	$11,291	$3,103
Matthew P. Deines	Mortgage Loan	2.50%	432,374	422,114	10,260	15,061
Matthew M. Moran	Mortgage Loan	2.75%	422,979	413,867	9,112	14,673
Patricia Floyd	Mortgage Loan	3.25%	494,864	488,250	6,614	16,812
	Land Loan	6.50%	74,250	74,250	---	159
Tyler Myers	Mortgage Loan	3.50%	556,969	544,764	12,205	19,650
David Haddad	Mortgage Loan	3.50%	459,291	453,320	5,971	16,269
Robert Carney	Mortgage Loan	3.00%	275,632	269,851	5,781	9,218
Debra Jones	Mortgage Loan	2.63%	618,768	606,973	11,795	21,868
	Mortgage Loan	3.13%	246,054	239,646	6,408	7,726
James E. Sweeney	Mortgage Loan	3.13%	539,976	517,873	22,103	17,970

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of December 31, 2011, the beneficial ownership of Sound Financial, Inc.’s common stock by:

(1)          any persons or entities known by management to beneficially own more than 5% of the outstanding shares of Sound Financial Inc’s common stock;

(2)          each director and director nominee of Sound Financial Inc.;

(3)          each executive officer of Sound Financial named in the 2011 Summary Compensation Table; and

(4)          all of the directors and executive officers of Sound Financial, Inc. as a group.

An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Sound Financial, Inc..  The address of each of the beneficial owners, except where otherwise indicated, is Sound Financial Inc.’s address.  Beneficial ownership is determined in accordance with the rules of the SEC.  As of December 31, 2011, there were 2,949,045 shares of Sound Financial, Inc. common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding

Sound Community MHC	1,621,435(2)	55.0%

Stilwell Partners, L.P. and Joseph Stilwell 111 Broadway, 12th Floor New York, NY 10006	153,289(3)	5.2%

Tyler K. Myers, Chairman of the Board	30,648(4)	1.0%

David S. Haddad, Jr., Vice Chairman of the Board	19,980(5)	*

Laura Lee Stewart, President, CEO and Director	40,102 (6)	1.4%

Robert F. Carney, Director	10,705(7)	*

Debra Jones, Director	14,705 (5)	*

Milton L. McMullen, Director	15,210(8)	*

Rogelio Riojas, Director	24,705(5)	*

James E. Sweeney, Director	14,755(9)	*

Matthew P. Deines, Executive Vice President and CFO	33,114(10)	1.1%

Matthew F. Moran, Senior Vice President and Chief Credit Officer	12,212(11)	*

Directors and executive officers of Sound Financial, Inc. as a group (11 persons)	231,919(12)	7.7%

1.	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
2.

The MHC is a federally chartered mutual holding company, the principal business of which is to hold at least a majority of the outstanding shares of Sound Financial, Inc. It filed a Schedule 13D beneficial ownership report with the SEC on January 8, 2008. The executive officers and directors of MHC also are shareholders and executive officers and/or directors of Sound Financial, Inc..

3.

As reported in the Schedule 13D filed November 21, 2011, jointly by Stilwell Partners, L.P. and Joseph Stilwell, the general partner of Stilwell Partners, L.P., reporting shared voting and dispositive power with respect to all 153,289 shares.

4.

Includes 18,536 shares in his 401(k) account and 5,000 in a partnership, in which he is a partner. In addition, includes options to acquire 2,229 shares over which Mr. Myers has no voting or dispositive power and 1,486 restricted shares over which Mr. Myers has sole voting power and no dispositive power.

5.

Includes options to acquire 2,229 shares over which the individual has no voting or dispositive power and 1,486 restricted shares over which the individual has sole voting power and no dispositive power.

6.

Includes 14,938 shares in Ms. Stewart’s 401(k) account and 2,518 shares allocated to Ms. Stewart in the ESOP. In addition, includes options to acquire 12,900 shares over which Ms. Stewart has no voting or dispositive power and 5,730 restricted shares over which she has sole voting power and no dispositive power.

7.	Includes options to acquire 2,229 shares over which Mr. Carney has no voting or dispositive power and 1,486 restricted shares over which he has sole voting power and no dispositive power.
8.

Includes 9,505 shares held in a family trust. In addition, includes options to acquire 2,229 shares over which Mr. McMullen has no voting or dispositive power and 1,486 restricted shares over which he has sole voting power and no dispositive power.

9.

Includes 50 shares held by Mr. Sweeney’s child who lives with him. In addition, includes options to acquire 2,229 shares over which Mr. Sweeney has no voting or dispositive power and 1,486 restricted shares over which he has sole voting power and no dispositive power.

10.

Includes 5,000 shares pledged as security for debt, 10,885 held in Mr. Deines’ 401(k) account, 1,969 shares allocated to Mr. Deines in the ESOP and 200 shares in UTMA accounts for Mr. Deines’ sons, of which he is trustee. In addition, includes options to acquire 9,960 shares over which Mr. Deines has no voting or dispositive power and 4,260 restricted shares over which he has sole voting power and no dispositive power.

11.

Includes 1,352 shares allocated to Mr. Moran in the ESOP. In addition, includes options to acquire 7,800 shares over which Mr. Moran has no voting or dispositive power and 3,060 restricted shares over which he has sole voting power and no dispositive power.

12.

Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes options to acquire 52,083 shares over which the individuals have no voting or dispositive power and 25,972 shares of restricted stock over which they have sole voting power and no dispositive power.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Sound Financial Bancorp’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)                                   the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Sound Financial, Inc. common stock as of December 31, 2012;

(ii)                                the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscription; and

(iii)                             the total amount of Sound Financial Bancorp common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range.  See “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”  Regulations of the Federal Reserve Board prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering(2)		Total Common Stock to be Held
	Number of Exchange Shares to be Held(1)	Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding(1)
Directors:
Tyler K. Myers	24,572	5,000	$50,000	29,572	1.3
David S. Haddad, Jr.	16,019	-	$-	16,019	*
Laura Lee Stewart	32,152	5,000	$50,000	37,152	1.6
Robert F. Carney	8,583	-	$-	8,583	*
Debra Jones	11,790	5,000	$50,000	16,790	*
Milton L. McMullen	12,195	500	$5,000	12,695	*
Rogelio Riojas	19,807	1,000	$10,000	20,807	*
James E. Sweeney	11,829	500	$5,000	12,329	*

Executive Officers:
Matthew P. Deines	26,549	2,500	$25,000	29,049	1.2
Matthew F. Moran	9,791	5,000	$50,000	14,791	*
Patricia L. Floyd	12,654	-	$-	12,654	*

Total for Directors and Executive Officers	185,943	24,500	$245,000	210,443	8.7%

*                  Less than 1%.

(1)          Based on information presented in the “Beneficial Ownership of Common Stock” table above. Assumes an exchange ratio of 0.80176 shares for each share of Sound Financial, Inc. and that 2,364,423 shares will be outstanding after the conversion.

(2)         Includes proposed subscriptions, if any, by associates of the director or officer.

THE CONVERSION AND OFFERING

The Boards of Directors of Sound Financial, Inc. and Sound Community MHC have approved the plan of conversion.  The plan of conversion must also be approved by the members of Sound Community MHC (depositors of Sound Community Bank) and the shareholders of Sound Financial, Inc.  A special meeting of members of Sound Community MHC and an annual meeting of shareholders of Sound Financial, Inc. have been called for this purpose.  The Federal Reserve Board has conditionally approved the plan of conversion, however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form.  Sound Community MHC, the mutual holding company parent of Sound Financial, Inc., will be merged into Sound Financial, Inc. and Sound Community MHC will no longer exist.  Sound Financial, Inc., which owns 100% of Sound Community Bank, will be succeeded by a new Maryland corporation named Sound Financial Bancorp.  As part of the conversion, the ownership interest of Sound Community MHC in Sound Financial, Inc. will be offered for sale in the offering by Sound Financial Bancorp.  When the conversion is completed, all of the outstanding common stock of Sound Community Bank will be owned by Sound Financial Bancorp and all of the outstanding common stock of Sound Financial Bancorp will be owned by public shareholders.  A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion, each share of Sound Financial, Inc. common stock owned by persons other than Sound Community MHC will be canceled and converted automatically into shares of Sound Financial Bancorp common stock determined pursuant to an exchange ratio.  The exchange ratio will ensure that immediately after the exchange of existing shares of Sound Financial, Inc. for shares of Sound Financial Bancorp, the public shareholders will own the same percentage of outstanding common stock of Sound Financial Bancorp that they owned in Sound Financial, Inc. immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional exchange shares.

Sound Financial Bancorp intends to contribute between $7.2 million and $7.5 million of net proceeds, or $7.8 million if the offering range is increased by 15%, to Sound Community Bank and to retain between $1.6 million and $4.7 million of the net proceeds, or $6.4 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan).  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)                                   First, to depositors with accounts at Sound Community Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2010.

(ii)                                Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)                             Third, to depositors with accounts at Sound Community Bank with aggregate balances of at least $50.00 at the close of business on ____ __, 2012.

(iv)                            Fourth, to depositors of Sound Community Bank at the close of business on [VOTING RECORD DATE].

If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)                                     Natural persons and trusts of natural persons residing in the Washington counties of Clallam, King, Pierce and Snohomish; and

(ii)                                  Sound Financial, Inc.’s public shareholders as of [VOTING RECORD DATE].

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board.  See “- Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering may be offered to the general public on a best efforts basis by Keefe, Bruyette & Woods, Inc., acting as sole manager in a syndicated community offering through a syndicate of selected dealers.

We have the right to accept or reject orders received in the syndicated community offering at our sole discretion.  The syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Federal Reserve Board.  See “- Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Sound Financial Bancorp.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering.  See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion.  A copy of the plan of conversion is available for inspection at each banking office of Sound Community Bank and at the Federal Reserve Board.  The plan of conversion is also filed as an exhibit to Sound Community MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board.  The plan of conversion is also an exhibit to Sound Financial Bancorp’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position.  Completing the offering is necessary for us to continue to grow and execute our business strategy.

Our primary reasons for converting and raising additional capital through the offering are:

•                  to support organic growth by increasing our lending in the communities we serve;

•                  to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of December 31, 2011, Sound Community Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or recommendation from the OCC or the FDIC to raise capital);

•                  to finance the possible acquisition of branches from other financial institutions or build or lease new branch facilities in, or adjacent to, our market area, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•                  to enhance existing products and services, and support the development of new products and services, by investing, for example, in technology to support growth and enhanced customer service;

•                  the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional capital raising efforts; and

•                  to seek to improve the liquidity of our shares of common stock and shareholder returns through higher earnings and more flexible capital management strategies.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.  Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Sound Community MHC is required to own a majority of our shares of common stock.  Potential sellers often want stock for at least part of the purchase price.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals Required — Plan of Conversion

The affirmative vote of a majority of the total eligible votes of the members of Sound Community MHC as of [MEMBER VOTING RECORD DATE] is required to approve the plan of conversion.  By their approval of the plan of conversion, the members of Sound Community MHC (comprised of depositors of Sound Community Bank) will also be approving the merger of Sound Community MHC into Sound Financial, Inc.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Sound Financial, Inc., including shares held by Sound Community MHC, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sound Financial, Inc. held by the public shareholders as of [VOTING RECORD DATE], are also required to approve the plan of conversion.  The plan of conversion also must be approved by the Federal Reserve Board, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

Share Exchange Ratio for Current Shareholders

Federal Reserve Board regulations provide that in a conversion of a mutual holding company to fully stock form, the public shareholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable.  Each publicly held share of Sound Financial, Inc. common stock will be automatically converted into the right to receive a number of shares of Sound Financial Bancorp common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public shareholders will own the same percentage of common stock in Sound Financial Bancorp after the conversion as they held in Sound Financial, Inc. immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  The exchange ratio is not dependent on the market value of our currently outstanding Sound Financial, Inc. common stock.  The exchange ratio is based on the percentage of Sound Financial, Inc. common stock held by the public, the independent valuation of Sound Financial Bancorp prepared by RP Financial and the number of shares of common stock issued in the offering.  The exchange ratio is expected to range from approximately 0.68150 exchange shares for each publicly held share of Sound Financial, Inc. at the minimum of the offering range to 1.06033 exchange shares for each publicly held share of Sound Financial, Inc. at the adjusted maximum of the offering range.

If you are a shareholder of Sound Financial, Inc., at the conclusion of the conversion, your shares will be exchanged for shares of Sound Financial Bancorp.  The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus.  The table also shows how many whole shares of Sound Financial Bancorp a hypothetical owner of Sound Financial,

Inc. common stock would receive in the exchange for 100 shares of Sound Financial, Inc. common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of Sound Financial, Inc.		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	1,105,000	55.0%	904,760	45.0%	2,009,760	0.68150	68
Midpoint	1,300,000	55.0%	1,064,423	45.0%	2,364,423	0.80176	80
Maximum	1,495,000	55.0%	1,224,086	45.0%	2,719,086	0.92202	92
Adjusted Maximum	1,719,250	55.0%	1,407,699	45.0%	3,126,949	1.06033	106

Options to purchase shares of Sound Financial, Inc. common stock which are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Sound Financial Bancorp common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

Exchange of Existing Shareholders’ Stock Certificates

The conversion of existing outstanding shares of Sound Financial, Inc. common stock into the right to receive shares of Sound Financial Bancorp common stock will occur automatically on the effective date of the conversion.  As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public shareholder of Sound Financial, Inc. who holds stock certificates.  The transmittal forms will contain instructions on how to exchange stock certificates of Sound Financial, Inc. common stock for stock certificates of Sound Financial Bancorp common stock.  We expect that stock certificates evidencing shares of Sound Financial Bancorp common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Sound Financial, Inc. stock certificates and other required documents.  You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.  Shares held by public shareholders through a brokerage or other account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of Sound Financial Bancorp common stock will be issued to any public shareholder of Sound Financial, Inc. when the conversion is completed.  For each fractional share that would otherwise be issued to a shareholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share.  Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of a properly executed transmittal form, stock certificates and other required documents.  If your shares of common stock are held in street name (such as in a brokerage account) you will automatically receive cash in lieu of fractional exchange shares in your account.

After the conversion, Sound Financial, Inc. shareholders who hold stock certificates will not receive shares of Sound Financial Bancorp common stock and will not be paid dividends on the shares of Sound Financial Bancorp common stock until existing certificates representing shares of Sound Financial, Inc. common stock are surrendered for exchange in compliance with the terms of the transmittal form.  When shareholders surrender their certificates, any unpaid dividends will be paid without interest.  For all other purposes, however, each certificate that represents shares of Sound Financial, Inc. common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Sound Financial Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Sound Financial, Inc. common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder’s expense.

All shares of Sound Financial Bancorp common stock that we issue in exchange for existing shares of Sound Financial, Inc. common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.  While the conversion is being accomplished, the normal business of Sound Community Bank of accepting deposits and making loans will continue without interruption.  Sound Community Bank will continue to be a federally chartered savings bank and will continue to be regulated by the OCC.  After the conversion, Sound Community Bank will continue to offer existing services to depositors, borrowers and other customers.  The directors and executive officers serving Sound Financial, Inc. at the time of the conversion will be the directors and executive officers of Sound Financial Bancorp after the conversion.

Effect on Deposit Accounts.  Pursuant to the plan of conversion, each depositor of Sound Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the FDIC to the same extent as before the conversion.  Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Sound Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all depositors of Sound Community Bank are members of, and have voting rights in, Sound Community MHC as to all matters requiring membership action.  Upon completion of the conversion, depositors will cease to be members of Sound Community MHC and will no longer have voting rights, unless they purchase shares of Sound Financial Bancorp’s common stock.  Upon completion of the conversion, all voting rights in Sound Community Bank will be vested in Sound Financial Bancorp as the sole shareholder of Sound Community Bank.  The shareholders of Sound Financial Bancorp will possess exclusive voting rights with respect to Sound Financial Bancorp common stock.

Tax Effects.  We have received an opinion of counsel or a tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Sound Community MHC, Sound Financial, Inc., public shareholders of Sound Financial, Inc. (except for cash paid for fractional exchange shares), members of Sound Community MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or Sound Community Bank.  See “- Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in Sound Community Bank has both a deposit account in Sound Community Bank and a pro rata ownership interest in the net worth of Sound Community MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest may only be realized in the event of a complete liquidation of Sound Community MHC and Sound Community Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Sound Community MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Sound Community MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Sound Community MHC and Sound Community Bank are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Sound Community MHC after other claims, including claims of depositors to the amounts of their deposits and payments to certain depositors of Sound Community Bank under liquidation accounts that have been established for the benefit of such depositors, are paid.

Under the plan of conversion, however, depositors will receive rights in a liquidation account maintained by Sound Financial Bancorp representing the amount of Sound Community MHC’s ownership interest in Sound Financial, Inc.’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus.  Sound Financial Bancorp shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Account Holders who continue to maintain deposits in Sound Community Bank.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Sound Financial Bancorp and Sound Community Bank.  Specifically, in the unlikely event that Sound Financial Bancorp and Sound Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2010 and _______ __, 2012 of the liquidation account maintained by Sound Financial Bancorp.  Also, in a complete liquidation of both entities, or of just Sound Community Bank, when Sound Financial Bancorp has insufficient assets to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Sound Community Bank has positive net worth, Sound Community Bank shall immediately pay amounts necessary to fund Sound Financial Bancorp’s remaining obligations under the liquidation account.  The plan of conversion also provides that if Sound Financial Bancorp is completely liquidated or sold apart from a sale or liquidation of Sound Community Bank, then the rights of Eligible Account Holders and  Supplemental  Account Holders in the liquidation account maintained by Sound Financial Bancorp shall be surrendered and treated as a liquidation account in Sound Community Bank (the “bank liquidation account”) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Sound Financial Bancorp will eliminate or transfer the liquidation account and the interests in such account to Sound Community Bank and the liquidation account shall thereupon become the liquidation account of Sound Community Bank and not subject in any manner to the claims of Sound Financial Bancorp’s creditors.  Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Sound Financial Bancorp or Sound Community Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  Sound Community Bank and Sound Community MHC have retained RP Financial to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, RP Financial will receive a fee of $42,500 and $7,500 for expenses and an additional $5,000 for each valuation update, as necessary.  Sound Community Bank and Sound Community MHC have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering.  Consistent with the Federal Reserve Board appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between Sound Financial, Inc. and the peer group.  RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Sound Financial, Inc.  RP Financial also considered the following factors, among others:

•                  the present results and financial condition of Sound Financial, Inc. and the projected results and financial condition of Sound Financial Bancorp;

•                  the economic and demographic conditions in Sound Financial, Inc.’s existing market area;

•                  certain historical, financial and other information relating to Sound Financial, Inc.;

•                  the impact of the offering on Sound Financial Bancorp’s shareholders’ equity and earnings potential;

•                  the proposed dividend policy of Sound Financial Bancorp; and

•                  the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Sound Financial Bancorp after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 0.52% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price.  See “Pro Forma Data” for additional information concerning these assumptions.  The use of different assumptions may yield different results.

The independent valuation states that as of March 9, 2012, the estimated pro forma market value, or valuation range, of Sound Financial Bancorp ranged from a minimum of $20.1 million to a maximum of $27.2 million, with a midpoint of $23.6 million and an adjusted maximum of $31.3 million.  The Board of Directors of Sound Financial Bancorp decided to offer the shares of common stock for a price of $10.00 per share.  The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of Sound Financial, Inc. common stock owned by Sound Community MHC.  The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share.  Based on the valuation range, the 55.0% of Sound Financial, Inc. common stock owned by Sound Community MHC and the $10.00 price per share, the minimum of the offering range will be 1,105,000 shares, the midpoint of the offering range will be 1,300,000 shares and the maximum of the offering range will be 1,495,000 shares of common stock, with an adjusted maximum of 1,719,250 shares.

The Board of Directors of Sound Financial Bancorp reviewed the independent valuation and, in particular, considered the following:

•                  Sound Financial, Inc.’s financial condition and results of operations;

•                  a comparison of financial performance ratios of Sound Financial to those of other financial institutions of similar size;

•                  market conditions generally and in particular for financial institutions; and

•                  the historical trading price of the publicly held shares of Sound Financial, Inc. common stock.

All of these factors are set forth in the independent valuation.  The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the Board believes that these assumptions were reasonable.  The offering range may be amended with the approval of the Federal Reserve Board, if required, as a result of subsequent developments in the financial condition of Sound Financial, Inc. or Sound Community Bank or market conditions generally.  In the event the independent valuation is updated to amend the pro forma market value of Sound Financial Bancorp to less than $20.1 million or more than

$31.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Sound Financial Bancorp registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock.  RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities.  The independent valuation considers Sound Community Bank as a going concern and should not be considered as an indication of the liquidation value of Sound Community Bank.  Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $31.3 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,719,250 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers.  The subscription price of $10.00 per share of common stock will remain fixed.  See “- Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range to up to 1,719,250 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $31.3 million and a corresponding increase in the offering range to more than 1,719,250 shares, or a decrease in the minimum of the valuation range to less than $20.1 million and a corresponding decrease in the offering range to fewer than 1,105,000 shares, then, after consulting with the Federal Reserve Board, we may terminate the plan of conversion, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Sound Community Bank’s regular savings rate.  Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board in order to complete the offering.  In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at Sound Community Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [DATE 3], 2014 which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Sound Financial Bancorp’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis.  A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Sound Financial Bancorp’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis.  For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Sound Community Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each Sound Community Bank depositor with an aggregate deposit account balance of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $300,000 (30,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of Sound Financial, Inc., Sound Community Bank and Sound Community MHC or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2010.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee stock benefit plans (other than our 401(k) plan) will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering.  As a tax-qualified employee stock benefit plan, our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering.  If market conditions warrant, in the judgment of its trustees and with the approval of the Federal Reserve Board, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.  Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion.  If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription.  If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Sound Community Bank depositor, other than directors and officers of Sound Financial, Inc., Sound Community Bank or Sound Community MHC, with a Qualifying Deposit at the close of business on ____ __, 2012 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $300,000 (30,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at ____ __, 2012.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Sound Community Bank as of the close of business on [VOTING RECORD DATE] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [MEMBER VOTING RECORD DATE].  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The subscription offering will expire at noon, Pacific time, on [DATE 1], 2012, unless extended by us for up to 45 days.  This extension may be made without notice to you, except that extensions beyond [DATE 2], 2012 will require the approval of the Federal Reserve Board and a resolicitation of subscribers in the offering.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range.  Subscription rights which have not been exercised prior to the expiration date will become void.  Subscription rights will expire whether or not each eligible depositor can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of conversion to members of the general public in a community offering.  Shares would be offered with the following preferences:

(i)                                     Natural persons and trusts of natural persons residing in the Washington counties of Clallam, King, Pierce and Snohomish;

(ii)                                  Sound Financial, Inc.’s public shareholders as of [VOTING RECORD DATE]; and

(iii)                               Other members of the general public.

Purchasers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares.  The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in the Washington counties of Clallam, King, Pierce and Snohomish, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription occurs due to the orders of public shareholders of Sound Financial, Inc. as of [VOTING RECORD DATE], the allocation procedures described above will apply to the stock orders of such persons.  In the event of an oversubscription among members of the general public, these same allocation procedures will also apply.  In connection with the allocation process, unless the Federal Reserve Board permits otherwise, orders received for Sound Financial Bancorp common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Washington counties of Clallam, King, Pierce and Snohomish; and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident.  In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering.  Sound Financial Bancorp may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [DATE 2], 2012, in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock.  If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.”  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Federal Reserve Board permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be.  Unless the syndicated community offering begins during the subscription offering and/or the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Normal customer ticketing will be used for orders through Keefe, Bruyette & Woods, Inc. or other participating broker-dealers.  Alternatively, order forms may be used to purchase shares of common stock in the syndicated offering.  Investors in the syndicated offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offering.  See “- Procedure for Purchasing Shares in the Subscription and Community Offerings.”

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings.  Under these rules, Keefe, Bruyette & Woods, Inc. and the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement or on a delivery versus payment basis through the facilities of the Depository Trust Company.  Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date.  Such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the closing date.  If the closing of the offering does not occur, either as a result of not confirming receipt of $11,050,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Sound Financial Bancorp, Sound Financial, Inc., Sound Community MHC and Sound Community Bank on the one hand and Keefe, Bruyette & Woods, Inc. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Federal Reserve Board and Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)                                   No person may purchase fewer than 25 shares of common stock;

(ii)                                The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 30,000 shares;

(iii)                             Our tax-qualified employee stock benefit plans, including our employee stock ownership plan (but excluding our 401(k) plan), may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares sold and issued in the event of an increase in the offering range of up to 15%;

(iv)                            Except for the tax-qualified employee stock benefit plans described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $300,000 (30,000 shares) of common stock in all categories of the offering combined;

(v)                               Current shareholders of Sound Financial, Inc. are subject to an ownership limitation.  As previously described, current shareholders of Sound Financial, Inc. will receive shares of Sound Financial Bancorp common stock in exchange for their existing shares of Sound Financial, Inc. common stock at the conclusion of the offering.  The number of shares of common stock that a shareholder may purchase in the offering, together with associates or persons acting in concert with such shareholder, when combined with the shares that the shareholder and his or her associates will receive in exchange for existing Sound Financial, Inc. common stock, may not exceed 5% of the shares of common stock of Sound Financial Bancorp to be issued and outstanding at the completion of the conversion; and

(vi)                            The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Sound Community Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 29% of the shares of Sound Financial Bancorp common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Federal Reserve Board and without further approval of members of Sound Community MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Sound Financial Bancorp common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range to up to 1,719,250 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)                                   to fill subscriptions by the tax-qualified employee stock benefit plans, including the employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering;

(ii)                                in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)                             to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in the Washington counties of Clallam, King Pierce and Snohomish, then to Sound Financial, Inc.’s public shareholders as of [VOTING RECORD DATE] and then to members of the general public.

The term “associate” of a person means:

(i)                                     any corporation or organization, other than Sound Community MHC, Sound Financial, Inc., Sound Community Bank or a majority-owned subsidiary of Sound Financial, Inc. or Sound Community Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(ii)                                  any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Sound Community Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Sound Community MHC, Sound Financial, Inc. or Sound Community Bank the term “associate” does not include any tax-qualified employee stock benefit plan of Sound Community Bank; and

(iii)                               any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Sound Community MHC, Sound Financial, Inc. or Sound Community Bank.

The term “acting in concert” means:

(i)                                     knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)                                  a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors.  Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Sound Financial Bancorp or Sound Community Bank and except as described below.  Any purchases made by any associate of Sound Financial Bancorp or Sound Community Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “- Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Sound Financial Bancorp”

Marketing Arrangements

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc. will:

(i)                                   provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

(ii)                                assist in structuring our stock offering, including developing and assisting in implementing a marketing strategy for the stock offering;

(iii)                             review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(iv)                            assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

(v)                               assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

(vi)                            assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

(vii)                         meet with the board of directors and management to discuss any of these services; and

(viii)                      provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments of $12,500 commencing February 2012, and a success fee of (i) 1% of the aggregate dollar amount of the common stock sold in the subscription offering and (ii) 2% of the aggregate dollar amount of the common stock sold in the community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  The management fee will be credited against the success fee payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc.  In such capacity Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers.  Neither Keefe, Bruyette & Woods, Inc. nor any other registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6% of the aggregate dollar amount of the common stock sold in the syndicated community offering.  This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above.  Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $15,000.  In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $75,000.  The reasonable out-of-pocket expenses of Keefe, Bruyette & Woods, Inc. and the fees and expenses of its counsel may be increased by an additional $5,000 and $25,000, respectively, in the event of a delay, resolicitation or other unusual circumstance with the offerings.  If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts.  Keefe, Bruyette & Woods, Inc. will not receive any compensation in connection with the Sound Financial Bancorp shares issued in exchange for existing Sound Financial, Inc. shares.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock.  Other regular employees of Sound Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.  The offering will also comply with Rule 10b-9 under the Securities Exchange Act of 1934.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering.  In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will provide the following services (i) consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements; (ii) create the master file of account holders; (iii) provide software for the operation of the Stock Information Center, including subscription management and proxy solicitation efforts; (iv) assist our financial printer with labeling of proxy materials for voting and subscribing for stock; (v) provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials; (vi) proxy and ballot tabulation; (vii) assist the Inspector of Election for the special meeting of members, if requested; (viii) assist in establishing and managing the Stock Information Center; (ix) provide supporting account information to our legal counsel for ‘blue sky’ research and applicable registration; (x) assist the our transfer agent with the generation and mailing of stock certificates; (xi) perform interest and refund calculations and provide a file to enable us to generate interest and refund checks; and (xii) create 1099-INT forms for interest reporting, as well as magnetic media reporting to the IRS, for subscribers paid $10 or more in interest for subscriptions paid by check.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000. In the event of any material changes in applicable regulations on the plan of conversion, or delays requiring duplicate or replacement processing due to changes to the record dates, an additional fee not to exceed $5,000 may also be due to Keefe, Bruyette & Woods, Inc. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $25,000.  The expense cap may be increased by an additional $10,000 in the event of a resolicitation.  We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the offering.  Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We and each of our directors and executive officers, have agreed, for a period beginning on the date of this prospectus and ending 90 days after completion of the offering and conversion, without the prior written consent of Keefe, Bruyette & Woods, Inc., directly or indirectly, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.  The restricted period described above is subject to extension under limited circumstances.  In the event that either (1) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that is 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Offering Deadline

The subscription and community offerings will expire at noon, Pacific time, on [DATE 1], 2012, unless extended, without notice to you, for up to 45 days.  Any extension of the subscription and/or community offering beyond [DATE 2], 2012 would require the Federal Reserve Board’s approval.  In such event, we would conduct a resolicitation.  Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Sound Community Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled.  We will not execute orders until at least the minimum number of shares offered has been sold.  If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [DATE 3], 2014 which is two years after the special meeting of members to vote on the conversion.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Sound Community Bank’s regular savings rate from the date of receipt.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date.  Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8.  Order forms will only be distributed with or preceded by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms.  In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment.  Incomplete stock order forms or stock order forms that are not signed are not required to be accepted.  We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms.  All stock order forms must be received (not postmarked) prior to noon Pacific time, on [DATE 1], 2012.  We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  We are not required to notify purchasers of incomplete or improperly executed stock order forms.  We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.  You may submit your stock order form by overnight courier to the indicated address on the stock order form, by hand delivery to our Stock Information Center, which is located at 2005 5th Avenue, Suite 200, Seattle, Washington, or by mail using the stock order reply envelope provided.  Stock order forms also may be delivered to Sound Community Bank’s full service banking offices.  Once tendered, a stock order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Sound Community Bank or any federal or state government, and that you received a copy of this prospectus.  However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  You may not submit cash or wire transfers.  Payment for shares may be made by:

(i)                                   personal check, bank check or money order, made payable to “Sound Financial Bancorp, Inc.”; or

(ii)                                authorization of withdrawal from the types of Sound Community Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Sound Community Bank are provided on the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor.  Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current regular savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Sound Community Bank or another depository institution and will earn interest calculated at Sound Community Bank’s regular savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not designate withdrawal from accounts with check-writing privileges; instead, please submit a check.  If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  Additionally, you may not remit Sound Community Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Sound Financial Bancorp.  You may not designate on your stock order form a direct withdrawal from a Sound Community Bank retirement account.  See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds.  Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [DATE 2], 2012, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Sound Community Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Sound Financial Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Sound Community Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [DATE 1], 2012 offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a Sound Community Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

If you are currently a shareholder of Sound Financial, Inc., see “- Exchange of Existing Shareholders’ Stock Certificates.”

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares.  The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific time.  You may also meet in person with a representative by visiting our Stock Information Center located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on ____ and ____ between __ a.m. and __ p.m. Pacific time.  The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event of a complete liquidation of Sound Community MHC or Sound Financial, Inc. prior to the conversion, all claims of creditors of Sound Financial, Inc., including those of depositors of Sound Community Bank (to the extent of their deposit balances), would be paid first.  Thereafter, if there were any assets of Sound Financial, Inc. remaining, these assets would be distributed to shareholders, including Sound Community MHC.  Then, if there were any assets of Sound Community MHC remaining, members of Sound Community MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Sound Community Bank immediately prior to liquidation.

Liquidation following the conversion.  In the unlikely event that Sound Financial Bancorp and Sound Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Sound Financial Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Sound Financial Bancorp as the holder of Sound Community Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” by Sound Financial Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Sound Community MHC’s ownership interest in the total shareholder’s equity of Sound Financial, Inc. as of the date of its latest balance sheet contained in this prospectus.  The plan of conversion also provides that Sound Financial Bancorp shall cause the establishment of a bank liquidation account.

The liquidation account to be established by Sound Financial Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Sound Financial Bancorp and Sound Community Bank.  Specifically, in the unlikely event that Sound Financial Bancorp and Sound Community Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Sound Financial Bancorp.  In a liquidation of both entities, or of Sound Community Bank, when Sound Financial Bancorp has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Sound Community Bank has positive net worth, Sound Community Bank shall pay amounts necessary to fund Sound Financial Bancorp’s remaining obligations under the liquidation account.  The plan of conversion also provides that if Sound Financial Bancorp is sold or liquidated apart from a sale or liquidation of Sound Community Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Sound Financial Bancorp shall be surrendered and treated as a liquidation account in Sound Community Bank.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Sound Financial Bancorp will eliminate or transfer the liquidation account and the interests in such account to Sound Community Bank and the liquidation account shall thereupon become the liquidation account of Sound Community Bank and not be subject in any manner or amount to Sound Financial Bancorp’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Sound Financial Bancorp or Sound Community Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Sound Community Bank on December 31, 2010, or ____________ __, 2012.  Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2010 or ____ __, 2012 bears to the balance of all deposit accounts in Sound Community Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2010 or _______ __, 2012 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed.  In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Sound Financial Bancorp as the sole shareholder of Sound Community Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers.  Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Washington tax laws to the effect that no gain or loss will be recognized by Sound Community MHC, Sound Financial, Inc. or Sound Community Bank as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We have received an opinion from Silver, Freedman & Taff, L.L.P. as to the federal tax consequences of the conversion.  We have also received an opinion from Porter, Kohli & LeMaster P.S. to the effect that, more likely than not, the income tax consequences under Washington law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman & Taff, L.L.P. has issued an opinion to Sound Community MHC, Sound Community Bank and Sound Financial Bancorp that for federal income tax purposes:

1.                                       The merger of Sound Community MHC with and into Sound Financial, Inc. will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.                                       The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in Sound Community MHC for liquidation interests in Sound Financial, Inc. in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.                                       Sound Community MHC will not recognize any gain or loss on the transfer of its assets to Sound Financial, Inc. and Sound Financial, Inc.’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Sound Financial, Inc. or on the constructive distribution of such liquidation interests to the members of Sound Community MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of Sound Community Bank.  (Section 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

4.                                       No gain or loss will be recognized by Sound Financial, Inc. upon the receipt of the assets of Sound Community MHC in the merger in exchange for the constructive transfer of liquidation interests in Sound Financial, Inc. to the members of Sound Community MHC who are Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 1032(a) of the Internal Revenue Code.)

5.                                       Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Sound Financial, Inc. in exchange for their voting and liquidation rights in Sound Community MHC.  (Section 354(a) of the Internal Revenue Code.)

6.                                       The basis of the assets of Sound Community MHC to be received by Sound Financial, Inc. in the merger will be the same as the basis of such assets in the hands of Sound Community MHC immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code.)

7.                                       The holding period of the assets of Sound Community MHC to be received by Sound Financial, Inc. in the merger will include the holding period of those assets in the hands of Sound Community MHC immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code.)

8.                                       The merger of Sound Financial, Inc. with and into Sound Financial Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

9.                                       The exchange of common stock of Sound Financial, Inc. held by shareholders other than Sound Community MHC for Sound Financial Bancorp common stock and the constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Sound Financial, Inc. for interests in the liquidation account of Sound Financial Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.                                 Sound Financial, Inc. will not recognize any gain or loss on the transfer of its assets to Sound Financial Bancorp and Sound Financial Bancorp’s assumption of its liabilities in the merger pursuant to which shares of common stock will be received by shareholders of Sound Financial, Inc. other than Sound Community MHC in exchange for their shares of Sound Financial, Inc. common stock and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Sound Financial Bancorp in exchange for their liquidation interests in Sound Financial, Inc.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

11.                                 No gain or loss will be recognized by Sound Financial Bancorp upon the receipt of the assets of Sound Financial, Inc. in the merger.  (Section 1032(a) of the Internal Revenue Code.)

12.                                 Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Sound Financial, Inc. for interests in the liquidation account of Sound Financial Bancorp.  (Section 354 of the Internal Revenue Code.)

13.                                 No gain or loss will be recognized by shareholders of Sound Financial, Inc. other than Sound Community MHC upon their exchange of shares of Sound Financial, Inc. common stock for Sound Financial Bancorp common stock in the merger, except for cash paid in lieu of fractional share interests.  (Section 354 of the Internal Revenue Code.)

14.                                 The basis of the assets of Sound Financial, Inc. to be received by Sound Financial Bancorp in the merger will be the same as the basis of those assets in the hands of Sound Financial, Inc. immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code.)

15.                                 The holding period of the assets of Sound Financial, Inc. to be received by Sound Financial Bancorp in the merger will include the holding period of those assets in the hands of Sound Financial, Inc. immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code.)

16.                                 It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Sound Financial Bancorp common stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Sound Financial Bancorp common stock.  (Section 356(a) of the

Internal Revenue Code.)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

17.                                 It is more likely than not that the fair market value of the benefit provided by the liquidation account of Sound Community Bank supporting the payment of the liquidation account of Sound Financial Bancorp in the event Sound Financial Bancorp lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Sound Financial Bancorp or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of Sound Community Bank or any deemed distribution to Sound Financial Bancorp, Eligible Account Holders and/or Supplemental Eligible Account Holders of rights in the liquidation account of Sound Community Bank in the merger.  (Section 356(a) of the Internal Revenue Code.)

18.                                 Each shareholder’s aggregate basis in his or her Sound Financial Bancorp common stock received in exchange for shares of Sound Financial, Inc. common stock in the merger will be the same as the aggregate basis of the shares surrendered in exchange therefor, subject to the cash in lieu of the fractional share interest provisions of Paragraph 23 below.  (Section 358(a) of the Internal Revenue Code.)

19.                                 It is more likely than not that the basis of the Sound Financial Bancorp common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Internal Revenue Code.)

20.                                 Each shareholder’s holding period in his or her Sound Financial Bancorp common stock received in exchange for shares in Sound Financial, Inc. common stock in the merger will include the period during which these shares were held, provided that the shares are a capital asset in the hands of the shareholder on the date of the exchange.  (Section 1223(1) of the Internal Revenue Code.)

21.                                 The holding period of the Sound Financial Bancorp common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Internal Revenue Code.)

22.                                 No gain or loss will be recognized by Sound Financial Bancorp on the receipt of money in exchange for Sound Financial Bancorp common stock sold in the offering.  (Section 1032 of the Internal Revenue Code.)

23.                                 The payment of cash to former holders of Sound Financial, Inc. common stock in lieu of fractional share interests of Sound Financial Bancorp will be treated as though fractional share interests of Sound Financial Bancorp common stock were distributed as part of the merger and then redeemed by Sound Financial Bancorp.  The cash payments will be treated as distributions in full payment for the fractional share interests deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional share interests.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Sound Community MHC, Sound Financial, Inc., Sound Community Bank, Sound Financial Bancorp, persons receiving subscription rights and shareholders of Sound Financial, Inc.  The tax opinion as to items 16 and 19 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised.  In this regard, Silver, Freedman & Taff, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights in this type of transaction have value.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value.  However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.  If the subscription rights in this type of transaction granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.  This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

The tax opinion as to item 17 above is based on the position that the benefit provided by the Sound Community Bank liquidation account supporting the payment of the liquidation account in limited circumstances where Sound Financial Bancorp lacks sufficient net assets has a fair market value of zero.  We understand that:  (i) there is no history of any holder of an interest in this type of a liquidation account receiving any payment attributable to such liquidation account interest; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Sound Community Bank are reduced; and (iv) the Sound Community Bank liquidation account payment obligation arises only if there is a complete liquidation of Sound Community Bank, or a complete liquidation of Sound Community Bank and Sound Financial Bancorp at a time when Sound Community Bank has a positive net worth and Sound Financial Bancorp has insufficient net assets to fully fund the distributions due with respect to the liquidation account.

In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the Sound Community Bank liquidation account supporting the payment of the liquidation account in the limited circumstances described above does not have any economic value at the time of the merger of Sound Financial, Inc. and Sound Financial Bancorp.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes it is more likely than not that such rights or deemed rights in the Sound Community Bank liquidation account have no value.  If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of Sound Financial, Inc. and Sound Financial Bancorp.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein.  Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions.  In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Sound Financial Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of Sound Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.  The directors and executive officers of Sound Financial Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

Federal Reserve Board regulations prohibit Sound Financial Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the Federal Reserve Board does not impose any repurchase restrictions.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING
SHAREHOLDERS OF SOUND FINANCIAL, INC.

General.  As a result of the conversion, existing shareholders of Sound Financial, Inc. will become shareholders of Sound Financial Bancorp.  There are differences in the rights of shareholders of Sound Financial, Inc. and shareholders of Sound Financial Bancorp caused by differences between federal and Maryland law and regulations and differences in Sound Financial, Inc.’s federal stock charter and bylaws and Sound Financial Bancorp’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the material differences and similarities affecting the rights of shareholders.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of Sound Financial Bancorp’s articles of incorporation and bylaws.

Authorized Capital Stock.  The authorized capital stock of Sound Financial, Inc. consists of 24,000,000 shares of common stock, $0.10 par value per share, and 1,000,000 shares of preferred stock, par value $0.10 per share.

The authorized capital stock of Sound Financial Bancorp consists of 40,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Under the Maryland General Corporation Law and Sound Financial Bancorp’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without shareholder approval.  Shareholder approval is required to increase or decrease the number of authorized shares of Sound Financial, Inc.

Sound Financial, Inc.’s charter and Sound Financial Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control.  We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock.  Pursuant to applicable laws and regulations, Sound Community MHC is required to own not less than a majority of the outstanding shares of Sound Financial, Inc. common stock.  Sound Community MHC will no longer exist following consummation of the conversion.

Sound Financial Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Sound Financial, Inc.’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by a majority of the total votes eligible to be cast at a legal shareholders’ meeting.  However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Sound Financial Bancorp shareholders due to requirements of the Nasdaq Capital Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights.  Neither Sound Financial, Inc.’s stock charter or bylaws nor Sound Financial Bancorp’s articles of incorporation or bylaws provide for cumulative voting for the election of directors.  For additional information regarding voting rights, see “- Limitations on Voting Rights of Greater-than-10% Shareholders” below.

Payment of Dividends.  Sound Financial, Inc.’s ability to pay dividends depends on the cash available at Sound Financial, Inc. and/or Sound Community Bank’s ability to pay dividends to Sound Financial, Inc.  The Federal Reserve Board regulations state, in part, that dividends may be declared and paid by Sound Community Bank only out of accumulated net earnings.  A dividend may not be declared or paid unless the surplus, prior to the transfer of net earnings, would not be reduced by the payment of the dividend.  Dividends may also not be declared or paid if Sound Community Bank is in default in payment of any assessment due to the FDIC.

The same restrictions will apply to Sound Community Bank’s payment of dividends to Sound Financial Bancorp.  In addition, Maryland law generally provides that Sound Financial Bancorp is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors.  Sound Financial, Inc.’s bylaws and Sound Financial Bancorp’s articles of incorporation and bylaws require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Sound Financial, Inc.’s bylaws, any vacancies on the board of directors of Sound Financial, Inc. may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors.  Persons elected by the board of directors of Sound Financial, Inc. to fill vacancies may only serve until the next annual meeting of shareholders.  Under Sound Financial Bancorp’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Under Sound Financial, Inc.’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares.  Sound Financial Bancorp’s articles of incorporation provide that any director may be removed for cause by the holders of at least a majority of the outstanding voting shares of Sound Financial Bancorp.

Limitations on Liability.  The charter and bylaws of Sound Financial, Inc. do not limit the personal liability of directors.

Sound Financial Bancorp’s articles of incorporation provide that directors will not be personally liable for monetary damages to Sound Financial Bancorp for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law.  These provisions might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Sound Financial Bancorp.

Indemnification of Directors, Officers, Employees and Agents.  Under current Federal Reserve Board regulations, Sound Financial, Inc. shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving the person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor.  In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that the person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Sound Financial, Inc. or its shareholders.  Sound Financial, Inc. also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that the person may ultimately be entitled to indemnification.  Before making any indemnification payment, Sound Financial, Inc. is required to notify the Federal Reserve Board of its intention, and such payment cannot be made if the Federal Reserve Board objects to such payment.

The articles of incorporation of Sound Financial Bancorp provide that it shall indemnify its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses.  Maryland law allows Sound Financial Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Sound Financial Bancorp.  No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if the person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.  The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Shareholders.  Sound Financial, Inc.’s bylaws provide that special meetings of Sound Financial, Inc.’s shareholders may be called by the Chairman, the president, a majority of the members of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of Sound Financial, Inc. entitled to vote at the meeting.  Sound Financial Bancorp’s bylaws provide that special meetings of the shareholders of Sound Financial Bancorp  may be called by the president, by a majority vote of the total authorized directors, or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Shareholder Nominations and Proposals.  Sound Financial, Inc.’s bylaws generally provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Sound Financial, Inc. at least five days before the date of the meeting.

Sound Financial Bancorp’s bylaws generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to Sound Financial Bancorp at least 90 days prior and not earlier than 120 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, the written notice must be submitted by a shareholder not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Management believes that it is in the best interests of Sound Financial Bancorp and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors.  This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of shareholders generally.  Similarly, adequate advance notice of shareholder proposals will give management time to study the proposals and to determine whether to recommend to the shareholders that the proposals be adopted.  In certain instances, the provisions could make it more difficult to oppose management’s nominees or proposals, even if shareholders believe the nominees or proposals are in their best interests.

Shareholder Action Without a Meeting.  The bylaws of Sound Financial, Inc. provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote.  The bylaws of Sound Financial Bancorp do not provide for action to be taken by shareholders without a meeting.  Under Maryland law, action may be taken by shareholders without a meeting if all shareholders entitled to vote on the action consent to taking the action without a meeting.

Shareholder’s Right to Examine Books and Records.  A federal regulation which is applicable to Sound Financial, Inc. provides that shareholders may inspect and copy specified books and records after proper written notice for a proper purpose.  Maryland law provides that a shareholder may inspect a company’s bylaws, shareholder minutes, annual statement of affairs and any voting trust agreements.  However, only a shareholder or group of shareholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of shareholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Shareholders.  Sound Financial Bancorp’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.  Sound Financial, Inc.’s charter does not provide such a limit on voting common stock.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Sound Financial Bancorp’s equity securities without the prior written approval of the Federal Reserve Board.  Where any person acquires beneficial ownership of more than 10% of a class of Sound Financial Bancorp’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Mergers, Consolidations and Sales of Assets.  A federal regulation applicable to Sound Financial, Inc. generally requires the approval of two-thirds of the board of directors of Sound Financial, Inc. and the holders of two-thirds of the outstanding stock of Sound Financial, Inc. entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Sound Financial, Inc.’s assets.  Such regulation permits Sound Financial, Inc. to merge with another corporation without obtaining the approval of its shareholders if:

(i)                                     it does not involve an interim savings institution;

(ii)                                  Sound Financial, Inc.’s federal stock charter is not changed;

(iii)                               each share of Sound Financial, Inc.’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Sound Financial, Inc. after such effective date; and

(iv)                              either:

(a)                                  no shares of voting stock of Sound Financial, Inc. and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)                                 the authorized but unissued shares or the treasury shares of voting stock of Sound Financial, Inc. to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Sound Financial, Inc. outstanding immediately prior to the effective date of the transaction.

Sound Financial Bancorp’s articles of incorporation require the approval of the board of directors and the affirmative vote of a majority of the votes entitled to be cast by all shareholders entitled to vote thereon.  However, Maryland law provides that:

•                  a merger of a 90% or more owned subsidiary with and into its parent may be approved without shareholder approval; provided, however that:  (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock; and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

•      a share exchange need not be approved by the shareholders of the successor;

•      a transfer of assets need not be approved by the shareholders of the transferee; and

•      a merger need not be approved by the shareholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter, and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Shareholders.  The articles of incorporation of Sound Financial Bancorp require the approval of the holders of at least 80% of Sound Financial Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under Sound Financial Bancorp’s articles of incorporation, the term “interested shareholder” means any person who or which is:

•      the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of Sound Financial Bancorp;

•      an affiliate of Sound Financial Bancorp who or which at any time in the two-year period before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Sound Financial Bancorp; or

•      an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•      any merger or consolidation of Sound Financial Bancorp or any of its subsidiaries with:  (1) any interested shareholder; or (2) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•      any sale, lease, exchange or other disposition to or with any interested shareholder, or any affiliate of any interested shareholder, of any assets of Sound Financial Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Sound Financial Bancorp and its subsidiaries;

•      the issuance or transfer by Sound Financial Bancorp or any of its subsidiaries of any securities of Sound Financial Bancorp or any of its subsidiaries to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Sound Financial Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of Sound Financial Bancorp or any of its subsidiaries;

•      the adoption of any plan for the liquidation or dissolution of Sound Financial Bancorp proposed by or on behalf of any interested shareholder or any affiliate or associate of such interested shareholder; or

•      any reclassification of securities, or recapitalization of Sound Financial Bancorp, or any merger or consolidation of Sound Financial Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Sound Financial Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

Neither the charter and bylaws of Sound Financial, Inc. nor the federal laws and regulations applicable to Sound Financial, Inc. contain a provision that restricts business combinations between Sound Financial, Inc. and any interested shareholder in the manner set forth above.

Evaluation of Offers.  The articles of incorporation of Sound Financial Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Sound Financial Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Sound Financial Bancorp and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•      the economic effect, both immediate and long-term, upon Sound Financial Bancorp’s shareholders, including shareholders, if any, who do not participate in the transaction;

•      the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Sound Financial Bancorp and its subsidiaries and on the communities in which Sound Financial Bancorp and its subsidiaries operate or are located;

•      whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Sound Financial Bancorp;

•      whether a more favorable price could be obtained for Sound Financial Bancorp’s stock or other securities in the future;

•      the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Sound Financial Bancorp and its subsidiaries;

•      the future value of the stock or any other securities of Sound Financial Bancorp or the other entity to be involved in the proposed transaction;

•      any antitrust or other legal and regulatory issues that are raised by the proposal;

•      the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•      the ability of Sound Financial Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Sound Financial, Inc.’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal.  A federal regulation that is applicable to Sound Financial, Inc. generally provides that a shareholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from the institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements.  The regulation also provides, however, that a shareholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

Under Maryland law, shareholders of Sound Financial Bancorp will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Sound Financial Bancorp is a party as long as the common stock of Sound Financial Bancorp is listed on the Nasdaq Capital Market or any other national securities exchange.

Amendment of Governing Instruments.  No amendment of Sound Financial, Inc.’s stock charter may be made unless it is first proposed by the board of directors of Sound Financial, Inc., then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.

Sound Financial Bancorp’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the shareholders, by the affirmative vote of at least a majority of the outstanding shares of common stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the votes eligible to be cast by shareholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors and shareholders to amend and repeal the bylaws;

(vi)	The authority of the board of directors to provide for the issuance of preferred stock;

(vii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(viii)	The number of shareholders constituting a quorum or required for shareholder consent;

(ix)	The indemnification of current and former directors and officers, as well as employees and other agents, by Sound Financial Bancorp;

(x)	The limitation of liability of officers and directors to Sound Financial Bancorp for money damages;

(xi)	The inability of shareholders to cumulate their votes in the election of directors;

(xii)	The advance notice requirements for shareholder proposals and nominations; and

(xiii)

The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF SOUND FINANCIAL BANCORP

Although the Board of Directors of Sound Financial Bancorp is not aware of any effort that might be made to obtain control of Sound Financial Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Sound Financial Bancorp’s articles of incorporation to protect the interests of Sound Financial Bancorp and its shareholders from takeovers which our Board of Directors might conclude are not in the best interests of Sound Community Bank, Sound Financial Bancorp or Sound Financial Bancorp’s shareholders.

The following discussion is a general summary of the material provisions of Sound Financial Bancorp’s articles of incorporation and bylaws, Sound Community Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  Sound Financial Bancorp’s articles of incorporation and bylaws are included as part of Sound Community MHC’s application for conversion filed with the Federal Reserve Board and Sound Financial Bancorp’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of Sound Financial Bancorp

Sound Financial Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts.  As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the board of directors or management of Sound Financial Bancorp more difficult.

Directors.  The board of directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our board of directors.  Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.  The articles of incorporation and bylaws provide that special meetings of shareholders can be called by the President, by a majority of the whole board of directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares.  After the conversion, Sound Financial Bancorp will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of Sound Financial Bancorp Following the Conversion.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock.  Sound Financial Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of Sound Financial Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Sound Financial Bancorp.  The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.  A list of these provisions is provided under “Comparison of Shareholders’ Rights For Existing Shareholders of Sound Financial Bancorp—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Sound Financial Bancorp’s directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Business Combinations with Interested Shareholders.  The articles of incorporation require the approval of the holders of at least 80% of Sound Financial Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Sound Financial Bancorp’s board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares.  In each such case, where shareholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Sound Financial Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Sound Financial Bancorp.

A “business combination” includes:

•      any merger or consolidation of Sound Financial Bancorp or any of its subsidiaries with any interested shareholder or affiliate of an interested shareholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•      any sale or other disposition to or with any interested shareholder of 25% or more of the assets of Sound Financial Bancorp or combined assets of Sound Financial Bancorp and its subsidiaries;

•      the issuance or transfer to any interested shareholder or its affiliate by Sound Financial Bancorp (or any subsidiary) of any securities of Sound Financial Bancorp (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Sound Financial Bancorp;

•      the adoption of any plan for the liquidation or dissolution of Sound Financial Bancorp proposed by or on behalf of any interested shareholder or its affiliate; and

•      any reclassification of securities, recapitalization, merger or consolidation of Sound Financial Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Sound Financial Bancorp or subsidiary owned directly or indirectly, by an interested shareholder or its affiliate.

Control Share Acquisitions.  Maryland corporate law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation.  Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•      20% or more but less than 33⅓%;

•      33⅓ or more but less than a majority; or

•      a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained shareholder approval.  A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special shareholders’ meeting to consider the voting rights of the shares.  The meeting must be held within 50 days of the demand.  If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved.  This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any shareholders’ meeting at which the voting rights of the shares are considered and not approved.  If voting rights for “control shares” are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition.  The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation.  The bylaws of Sound Financial Bancorp include a provision opting out of this provision of Maryland General Corporation Law.

Evaluation of Offers.  The articles of incorporation of Sound Financial Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Sound Financial Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Sound Financial Bancorp and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•      the economic effect, both immediate and long-term, upon Sound Financial Bancorp’s shareholders, including shareholders, if any, who do not participate in the transaction;

•      the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Sound Financial Bancorp and its subsidiaries and on the communities in which Sound Financial Bancorp and its subsidiaries operate or are located;

•      whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Sound Financial Bancorp;

•      whether a more favorable price could be obtained for Sound Financial Bancorp’s stock or other securities in the future;

•      the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Sound Financial Bancorp and its subsidiaries;

•      the future value of the stock or any other securities of Sound Financial Bancorp or the other entity to be involved in the proposed transaction;

•      any antitrust or other legal and regulatory issues that are raised by the proposal;

•      the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•      the ability of Sound Financial Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Sound Financial Bancorp’s Articles of Incorporation and Bylaws.  Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors.  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  Our board of directors believes these provisions are in the best interests of Sound Financial Bancorp and its shareholders.  Our board of directors believes that it will be in the best position to determine the true value of Sound Financial Bancorp and to negotiate more effectively for what may be in the best interests of its shareholders.  Accordingly, our board of directors believes that it is in the best interests of Sound Financial Bancorp and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.  It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Sound Financial Bancorp and that is in the best interests of all shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Sound Financial Bancorp for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Sound Financial Bancorp’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of Sound Financial Bancorp’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions will also make it more difficult to remove our board of directors and management.  Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of Sound Financial Bancorp contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of Sound Financial Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Charter of Sound Community Bank

The charter of Sound Community Bank provides that for a period of five years from the closing of the conversion and offering, no person other than Sound Financial Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Sound Community Bank.  This provision does not apply to any tax-qualified employee benefit plan of Sound Community Bank or Sound Financial Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Sound Financial Bancorp or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Sound Community Bank.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Regulatory Restrictions

Savings and Loan Holding Company Act and Change in Bank Control Act.  Any company, except a bank holding company, that acquires control of a savings association or savings and loan holding company becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve and must obtain the prior approval of the Federal Reserve under the Savings and Loan Holding Company Act before obtaining control of a savings association or savings and loan holding company.  A bank holding company must obtain the prior approval of the Federal Reserve under the Bank Holding Company Act before obtaining control of a savings association or savings and loan holding company and remains subject to regulation under the Bank Holding Company Act.  The term “company” includes corporations, partnerships, associations, and certain trusts and other entities.  “Control” of a savings association or savings and loan holding company is deemed to exist if a company has voting control, directly or indirectly of more than 25% of any class of the savings association’s voting stock or controls in any manner the election of a majority of the directors of the savings association or savings and loan holding company, and may be presumed under other circumstances, including, but not limited to, holding 10% or more of a class of voting securities if the institution has a class of registered securities, as Sound Financial Bancorp will have.  Control may be direct or indirect and may occur through acting in concert with one or more other persons.  In addition, a savings and loan holding company must obtain Federal Reserve approval prior to acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.  A similar provision limiting the acquisition by a bank holding company of 5% or more of a class of voting stock of any company is included in the Bank Holding Company Act.

Accordingly, the prior approval of the Federal Reserve Board would be required:

•              before any savings and loan holding company or bank holding company could acquire 5% or more of the common stock of Sound Financial Bancorp; and

•              before any other company could acquire 25% or more of the common stock of Sound Financial Bancorp, and may be required for an acquisition of as little as 10% of such stock.

Restrictions applicable to the operations of savings and loan holding companies may deter companies from seeking to obtain control of Sound Financial Bancorp. See “Supervision and Regulation.”

In addition, persons that are not companies are subject to the same or similar definitions of control with respect to savings and loan holding companies and savings associations and requirements for prior regulatory approval by the Federal Reserve in the case of control of a savings and loan holding company or by the OCC in the case of control of a savings association not obtained through control of a holding company of such savings association.

DESCRIPTION OF CAPITAL STOCK OF SOUND FINANCIAL BANCORP
FOLLOWING THE CONVERSION

General

Sound Financial Bancorp is authorized to issue 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.  Sound Financial Bancorp currently expects to issue in the offering up to 1,719,250 shares of common stock, and up to 1,407,699 shares, in exchange for the publicly held shares of Sound Financial, Inc.  Sound Financial Bancorp will not issue shares of preferred stock in the conversion.  Each share of Sound Financial Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Sound Financial Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends.  Sound Financial Bancorp may pay dividends in an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors.  The payment of dividends by Sound Financial Bancorp is subject to limitations that are imposed by law and applicable regulation.  The holders of common stock of Sound Financial Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If Sound Financial Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  Upon consummation of the conversion, the holders of common stock of Sound Financial Bancorp will have exclusive voting rights in Sound Financial Bancorp.  They will elect Sound Financial Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Sound Financial Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Sound Financial Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require an 80% shareholder vote.

As a federally chartered stock savings bank, corporate powers and control of Sound Community Bank are vested in its board of directors, who elect the officers of Sound Community Bank and who fill any vacancies on the board of directors.  Voting rights of Sound Community Bank are vested exclusively in the owners of the shares of capital stock of Sound Community Bank, which will be Sound Financial Bancorp and voted at the direction of

Sound Financial Bancorp’s board of directors.  Consequently, the holders of the common stock of Sound Financial Bancorp will not have direct control of Sound Community Bank.

Liquidation.  Sound Financial Bancorp will own 100% of the common stock of Sound Community Bank.  In the event of a liquidation or dissolution of Sound Financial Bancorp or Sound Community Bank, certain rights would be available to shareholders of Sound Financial Bancorp and Eligible Account Holders and Supplemental Eligible Account Holders of Sound Community Bank.  See “The Conversion and Offering - Effects of Conversion on Depositors, Borrowers and Members - Effect on Liquidation Rights.”

Preemptive Rights.  Holders of the common stock of Sound Financial Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Sound Financial Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion.  Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine.  Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Sound Financial Bancorp’s common stock will be is Broadridge Corporate Issuer Solutions, Inc., Philadelphia, Pennsylvania.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering.  As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

EXPERTS

The consolidated financial statements of Sound Financial, Inc. and subsidiary as of December 31, 2011 and 2010, and for the years then ended, have been included herein in reliance upon the report of Moss Adams LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Sound Financial Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the offering and its letter with respect to subscription rights.

LEGAL MATTERS

The legality of our common stock has been passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C.  The federal income tax consequences of the conversion have been opined upon by Silver, Freedman & Taff, L.L.P.   Porter, Kohli & LeMaster, P.S. has provided an opinion to us regarding the Washington income tax consequences of the conversion.  Silver, Freedman & Taff, L.L.P. and Porter, Kohli & LeMaster, P.S. have consented to the references to their opinions in this prospectus.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Vedder Price P.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in the offering and in exchange for shares of Sound Financial, Inc. common stock.  This prospectus forms a part of the registration statement.  The registration statement, including the exhibits, contains additional relevant information about us and our common stock.  The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.  You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Sound Community MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Board Bank of San Francisco, 101 Market Street, San Francisco, California  94105.

A copy of the plan of conversion is available without charge from Sound Community Bank.

The appraisal report of RP Financial been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board.  The appraisal report was filed electronically with the Securities and Exchange Commission and is available on its Web site as described above.  The entire appraisal report is also available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
SOUND FINANCIAL, INC. AND SUBSIDIARY

***

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Sound Financial, Inc.

We have audited the accompanying consolidated balance sheets of Sound Financial, Inc. and Subsidiary (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sound Financial, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Everett, Washington

March 23, 2012

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands except share amounts)

	DECEMBER 31,
	2011	2010
ASSETS
Cash and cash equivalents	$ 17,031	$ 9,092
Available-for-sale securities, at fair value	2,992	4,541
Federal Home Loan Bank (“FHLB”) stock, at cost	2,444	2,444
Loans held for sale	1,807	901
Loans	300,096	299,246
Less allowance for loan losses	(4,455)	(4,436)
Total loans, net	295,641	294,810

Accrued interest receivable	1,234	1,280
Premises and equipment, net	2,385	3,295
Bank-owned life insurance, net	6,981	6,729
Mortgage servicing rights, at fair value	2,437	3,200
Other real estate owned and repossessed assets, net	2,821	2,625
Other assets	3,967	5,722
Total assets	$339,740	$334,639

LIABILITIES
Deposits
Interest-bearing	$269,421	$251,424
Noninterest-bearing demand	30,576	27,070
Total deposits	299,997	278,494
Borrowings	8,506	24,849
Accrued interest payable	84	121
Other liabilities	2,149	4,020
Advance payments from borrowers for taxes and insurance	291	252
Total liabilities	311,027	307,736

COMMITMENTS AND CONTINGENCIES (NOTE 17)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 1,000,000 shares authorized	-	-
Common stock, $0.01 par value, 24,000,000 shares authorized, 2,949,045 and 2,954,295 issued and outstanding as of December 31, 2011 and 2010, respectively	30	30
Additional paid-in capital	11,939	11,808
Unearned shares - Employee Stock Ownership Plan (ESOP)	(693)	(809)
Retained earnings	18,096	16,545
Accumulated other comprehensive loss, net of tax	(659)	(671)
Total stockholders’ equity	28,713	26,903
Total liabilities and stockholders’ equity	$339,740	$334,639

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	YEARS ENDED DECEMBER 31,
	2011	2010
INTEREST INCOME
Loans, including fees	$18,285	$18,843
Interest and dividends on investments, cash and cash equivalents	234	471
Total interest income	18,519	19,314

INTEREST EXPENSE
Deposits	2,501	3,701
Borrowings	280	587
Total interest expense	2,781	4,288

NET INTEREST INCOME	15,738	15,026

PROVISION FOR LOAN LOSSES	4,600	4,650

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,138	10,376

NONINTEREST INCOME
Service charges and fee income	2,052	2,182
Earnings on cash surrender value of bank owned life insurance	253	266
Mortgage servicing income	418	624
Fair value adjustment on mortgage servicing rights	(422)	103
(Loss) gain on sale of securities	(34)	64
Other-than-temporary impairment losses on securities	(96)	(98)
Loss on sale of assets	(80)	-
Gain on sale of loans	501	785
Total noninterest income	2,592	3,926

NONINTEREST EXPENSE
Salaries and benefits	4,997	5,864
Operations	2,530	3,035
Regulatory assessments	510	852
Occupancy	1,162	1,334
Data processing	938	880
Losses and expenses on other real estate owned and repossessed assets	1,394	461
Total noninterest expense	11,531	12,426

INCOME BEFORE PROVISION FOR INCOME TAXES	2,199	1,876

PROVISION FOR INCOME TAXES	648	545

NET INCOME	$ 1,551	$ 1,331
BASIC EARNINGS PER SHARE	$0.53	$0.45
DILUTED EARNINGS PER SHARE	$0.53	$0.45

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

	YEARS ENDED DECEMBER 31,
	2011	2010

Net Income	$1,551	$1,331

Other comprehensive income, net of tax

Unrealized gain (loss) on securities
Unrealized holding gain (loss), net of taxes of $(39) and $132, respectively	(73)	247
Reclassification adjustments for (gains) losses on sales of securities, net of taxes of $12 and $(22), respectively	22	(42)
Reclassification adjustments for other-than-temporary impairment on securities, net of taxes of $33 and $34, respectively	63	64

Other comprehensive income	12	269

Comprehensive income	$1,563	$1,600

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Shares	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Loss, net of tax	Total Stockholders’ Equity
Balances at December 31, 2009	2,954	$30	$11,688	$(925)	$15,215	$(940)	$25,068

Adoption of fair value option on mortgage servicing rights, net of tax of $13					26		26

Net income					1,331		1,331

Net unrealized gain in fair value of available for sale securities, net of tax of $138						269	269

Cash dividend declared and paid (0.02 per share)					(27)		(27)

Share-based compensation			132				132

Allocation of ESOP shares			(12)	116			104

SOUND FINANCIAL, INC. AND SUBSIDIARY

 Consolidated Statements of Stockholders’ Equity (continued)

(in thousands)

Balances at December 31, 2010	2,954	$30	$11,808	$(809)	$16,545	$(671)	$26,903

Net income					1,551		1,551

Net unrealized gain in fair value of available for sale securities, net of tax of $6						12	12

Forfeited restricted shares	(5)

Share-based compensation			132				132

Allocation of ESOP shares			(1)	116			115

Balances at December 31, 2011	2,949	$30	$11,939	$(693)	$18,096	$(659)	$28,713

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Dollars in thousands)

	YEAR ENDED DECEMBER 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 1,551	$ 1,331
Adjustments to reconcile net income to net cash from operating activities
Accretion of net premium on investments	-	(232)
Loss (gain) on sale of available for sale securities	34	(64)
Other-than-temporary impairment on available for sale securities	96	98
Provision for loan losses	4,600	4,650
Depreciation and amortization	374	480
Share-based compensation	132	132
Fair value adjustment on mortgage servicing rights	422	(103)
Additions to mortgage servicing rights	(539)	(634)
Amortization of mortgage servicing rights	880	903
Increase in cash surrender value of bank owned life insurance	(252)	(266)
Deferred income tax	215	(273)
Proceeds from sale of loans held for sale	53,684	61,442
Originations of loans held for sale	(54,088)	(58,701)
Loss on sale of other real estate owned and repossessed assets	964	461
Loss on sale of fixed assets	80	-
Gain on sale of loans held for sale	(501)	(785)
(Decrease) increase in operating assets and liabilities
Accrued interest receivable	46	25
Other assets	1,442	(989)
Accrued interest payable	(37)	(46)
Other liabilities	(1,871)	(647)

Net cash from operating activities	7,232	6,782

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and sales of available for sale investments	1,528	11,752
Purchase of available for sale investments	-	(5,832)
Net increase in loans	(9,072)	(16,783)
Improvements to OREO and repossessed assets	(221)	-
Proceeds from sale of OREO and repossessed assets	2,702	1,977
Proceeds from sale of premises and equipment	643	-
Purchases of premises and equipment	(187)	(252)

Net cash from investing activities	(4,607)	(9,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	21,503	(9,070)
Proceeds from borrowings	61,700	94,000
Repayment of borrowings	(78,043)	(89,151)
Cash dividends paid	-	(26)
ESOP Shares released	115	104
Net change in advances from borrowers for taxes and insurance	39	(88)
Net cash from financing activities	5,314	(4,231)

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,939	(6,587)

CASH AND CASH EQUIVALENTS, beginning of year	9,092	15,679

CASH AND CASH EQUIVALENTS, end of year	$17,031	$ 9,092

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$ 780	$ 825
Interest paid on deposits and borrowings	$ 2,819	$ 4,333
Adoption of fair value option on mortgage servicing rights	$ -	$ 39
Transfer from loans to other real estate owned and repossessed assets	$ 3,641	$ 3,679

See notes to consolidated financial statements

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Organization and significant accounting policies

Sound Financial, Inc. (the “Company”) is a federally chartered stock holding company and is subject to regulation by the Office of the Controller of the Currency (“OCC”).  Sound Financial, Inc. was organized on January 8, 2008, as part of Sound Community Bank’s (the “Bank”) reorganization into the mutual holding company form of organization.  As part of the reorganization, Sound Community Bank (i) converted to a stock savings bank as the successor to Sound Community Bank in its mutual form (which was originally chartered as a credit union in 1953); (ii) organized Sound Financial, Inc., which owns 100% of the common stock of Sound Community Bank; and (iii) organized Sound Community MHC, a federal mutual holding company (the “MHC”), which currently owns 55% of the common stock of Sound Financial, Inc.  The MHC has no other activities or operations other than its ownership of Sound Financial, Inc.  Sound Community Bank succeeded to the business and operations of the Company in its mutual form and Sound Financial, Inc. has no significant assets other than all of the outstanding shares of common stock of Sound Community Bank, its loan to the Sound Financial, Inc.’s Employee Stock Ownership Plan, and certain liquid assets.

Unless the context otherwise requires, references in this document to the “Company” or “Sound Financial” refer to Sound Financial, Inc. and references to the “Bank” refer to Sound Community Bank (in its stock or mutual form as the context requires).  References to “we,” “us,” and “our” means Sound Financial, Inc. or Sound Community Bank, unless the context otherwise requires.

In connection with the above-mentioned reorganization, Sound Financial sold 1,297,148 shares of common stock in a subscription offering that closed on January 8, 2008.  Those shares constitute 44.0% of the outstanding shares of common stock of Sound Financial.  Sound Financial also issued 29,480 shares of common stock to Sound Community Foundation, a charitable foundation created by Sound Community Bank in connection with the mutual holding Company reorganization and subscription offering.  The remaining 1,621,435 shares of common stock of Sound Financial outstanding were issued in accordance with federal law to the MHC.

Substantially all of Sound Financial’s business is conducted through the Bank, which is a federal savings bank subject to extensive regulation by the OCC.  Sound Community Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).  The shares of Sound Financial are traded on the Over-the-Counter Electronic Bulletin Board under the symbol “SNFL.”  Our executive offices are located at 2005 5th Avenue – 2nd Floor, Seattle, Washington, 98121.

Use of estimates in the preparation of financial statements – The accompanying consolidated financial statements include the accounts of the Company and the Bank.  All significant intercompany accounts have been eliminated in the consolidation.  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, mortgage servicing rights, other-than-temporary impairment (“OTTI”), other real estate owned and deferred taxes.

Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.  Cash equivalents have an original maturity of three months or less and may exceed federally insured limits.

Securities available-for-sale - Securities available-for-sale consist of debt securities that the Company has the intent and ability to hold for an indefinite period, but not necessarily to maturity. Such securities may be sold to implement the Company’s asset/liability management strategies and in response to changes in interest rates and similar factors. Securities available-for-sale are reported at fair value.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of equity entitled “accumulated other comprehensive loss, net of tax.” Realized gains and losses on securities available-for-sale, determined using the specific identification method, are included in earnings.  Amortization of premiums and accretion of discounts are recognized as adjustments to interest income using the interest method.

We review investment securities on an ongoing basis for the presence of OTTI, taking into consideration current market conditions, fair value in relation to cost, extent and nature of the change in fair value, issuer rating changes and trends, whether we intend to sell a security or if it is likely that we will be required to sell the security before recovery of our amortized cost basis of the investment, which may be maturity, and other factors.  For debt securities, if we intend to sell the security or it is likely that we will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI.  If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security but we do not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings.  The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected.  Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI.  The remaining impairment related to all other factors, the difference between the present value of the cash flows expected to be collected and the fair value, is recognized as a charge to other comprehensive income (“OCI”).  Impairment losses related to all other factors are presented as separate categories within OCI.  We do not intend to sell these securities and it is more likely than not that we will not be required to sell the securities before anticipated recovery of the remaining amortized cost basis.  We closely monitor our investment securities for changes in credit risk.  The current market environment significantly limits our ability to mitigate our exposure to valuation changes in these securities by selling them.  Accordingly, if market conditions deteriorate further and we determine our holdings of these or other investment securities are OTTI, our future earnings, stockholders’ equity, regulatory capital and continuing operations could be materially adversely affected.

Loans held-for-sale – To mitigate interest rate sensitivity, from time to time, certain fixed rate loans are identified as held-for-sale in the secondary market.  Accordingly, such loans are classified as held-for-sale in the consolidated balance sheets and are carried at the lower of aggregate cost or estimated market value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Mortgage loans held-for-sale are generally sold with the mortgage servicing rights retained by the Company.  Gains or losses on sales of loans are recognized based on the difference between the selling price and the carrying value of the related loans sold based on the specific identification method.

Loans - The Company grants mortgage, commercial, and consumer loans to clients.  A substantial portion of the loan portfolio is represented by mortgage loans throughout the Puget Sound region and in Clallam County of Washington State.  The ability of the Company’s debtors to honor their contracts is dependent upon employment, real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on origination of loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the contractual life of the loan for term loans or the straight-line method for open ended loans.

The accrual of interest is discontinued at the time the loan is three months past due unless the credit is well secured and in process of collection.  Loans are typically charged off no later than 120 days past due, unless secured by collateral.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current, future payments are reasonably assured and payments have been received for six consecutive months.

Allowance for loan losses - The allowance for loan losses is maintained at a level sufficient to provide for probable credit losses based upon evaluating known and inherent risks in the loan portfolio.  The allowance is provided based upon management’s continuing analysis of the pertinent factors underlying the quality of the loan portfolio.  These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectability may not be assured.  The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment.  The allowance consists of specific, general, and unallocated components.  The specific component relates to loans that are classified as doubtful, substandard, or special mention.

For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan.  The general component covers non-classified loans and is based upon historical loss experience adjusted for qualitative factors.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The appropriateness of the allowance for loan losses is estimated based upon those factors and trends identified by management at the time consolidated financial statements are prepared.  When available information confirms that specific loans or portions thereof are uncollectible, identified amounts are charged against the allowance for loan losses.

The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not demonstrated the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

A loan is considered impaired when it is probable that the Company will be unable to collect all amounts (principal and interest) due according to the contractual terms of the loan agreement.  When a loan has been identified as being impaired, the amount of the impairment is measured by using discounted cash flows, except when, as a practical expedient, the current fair value of the collateral, reduced by costs to sell, is used.  When the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest), impairment is recognized by creating or adjusting an allocation of the allowance for loan losses.

The provision for loan losses is charged against income and is added to the allowance for loan losses based on quarterly assessments of the loan portfolio.  The allowance for loan losses is allocated to certain loan categories based on the relative risk characteristics, asset classifications, and actual loss experience of the loan portfolio. Although management has allocated the allowance for loan losses to various loan portfolio segments, the allowance is general in nature and is available to the loan portfolio in its entirety.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The ultimate recovery of all loans is susceptible to future market factors beyond the Company’s control. These factors may result in losses or recoveries differing significantly from those provided in the consolidated financial statements.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Transfers of financial assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage servicing rights Mortgage Servicing Rights (“MSR”)—The Company determines its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets.  The Company measures its residential mortgage servicing assets at fair value and reports changes in fair value through earnings.  Fair value adjustments that encompass market-driven valuation changes and the runoff in value that occurs from the passage of time, are each separately reported.  Under the fair value method, the MSR is carried in the balance sheet at fair value and the changes in fair value are reported in earnings under the caption mortgage banking revenue in the period in which the change occurs.  Retained mortgage servicing rights are measured at fair value as of the date of sale. We use quoted market prices when available.  Subsequent fair value measurements are determined using a discounted cash flow model. In order to determine the fair value of the MSR, the present value of expected future cash flows is estimated.  Assumptions used include market discount rates, anticipated prepayment speeds, delinquency and foreclosure rates, and ancillary fee income.  This model is periodically validated by an independent external model validation group.  The model assumptions and the MSR fair value estimates are also compared to observable trades of similar portfolios as well as to MSR broker valuations and industry surveys, as available.  Key assumptions used in measuring the fair value of MSR as of December 31 were as follows:  The expected life of the loan can vary from management’s estimates due to prepayments by borrowers, especially when rates fall.  Prepayments in excess of management’s estimates would negatively impact the recorded value of the mortgage servicing rights.  The value of the mortgage servicing rights is also dependent upon the discount rate used in the model, which we base on current market rates.  Management reviews this rate on an ongoing basis based on current market rates.  A significant increase in the discount rate would reduce the value of mortgage servicing rights.

Premises and equipment - Leasehold improvements and furniture and equipment are carried at cost, less accumulated depreciation and amortization.  Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 1 to 10 years.  The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. The assets are reviewed for impairment when events indicate their carrying value may not be recoverable. If management determines impairment exists, the asset is reduced with an offsetting charge to expense. There were no impairment charges recognized in income in 2011 or 2010.

Cash surrender value of bank owned life insurance - The carrying amount of bank owned life insurance approximates its fair value, and is estimated using the cash surrender value, net of any surrender charges.

Federal Home Loan Bank stock - The Company is a member of the Federal Home Loan Bank of Seattle (“FHLB”).  FHLB stock represents the Company’s investment in the FHLB and is carried at par value, which reasonably approximates its fair value.  As a member of the FHLB, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets, or FHLB advances.  At December 31, 2011, the Company’s minimum required investment in FHLB stock was $383,000.  Typically the Company may request redemption at par value of any stock in excess of the minimum required investment.  Stock redemptions are at the discretion of the FHLB.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Management evaluates FHLB stock for impairment.  The determination of whether this investment is impaired is based on our assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as: (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB and (4) the liquidity position of the FHLB.

On October 25, 2010, the FHLB agreed to the stipulation and issuance of a Consent Order by its primary regulator the Federal Housing Finance Agency (“FHFA”).  The Consent Order sets forth requirements for capital management, asset composition and other operational and risk management improvements.  Additionally, the FHFA and the FHLB have agreed to a Stabilization Period that ends upon the filing of the FHLB’s June 30, 2011 financial statements.  During this period, the FHLB’s classification as undercapitalized will remain in place.  Subsequently, the FHLB may begin repurchasing member stock at par and paying dividends, upon achieving and maintaining financial thresholds established by the FHFA as part of the agency’s supervisory process, subject to FHFA’s approval.

Under FHFA regulations, a FHLB that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock in excess of what is required for members’ current loans.  Based upon an analysis by Standard and Poor’s regarding the Federal Home Loan Banks, they stated that the FHLB System has a special public status (organized under the Federal Home Loan Bank Act of 1932) and because of the extraordinary support offered to it by the U.S. Treasury in a crisis, (though not used), it can be considered an extension of the government.  We believe the U.S. government would almost certainly support the credit obligations of the FHLB System.  We have determined there is not an other-than-temporary impairment on our FHLB stock investment as of December 31, 2011.

OREO (“OREO”) and repossessed assets - OREO and repossessed assets represent real estate and other assets which the Company has taken control of in partial or full satisfaction of loans. At the time of foreclosure, OREO are recorded at their fair market value less costs to sell, which becomes the new basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan and lease losses.  After foreclosure, management periodically performs valuations such that the property is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.  Revenue and expenses from operations and subsequent adjustments to the carrying amount of the property are included in other non-interest expense in the consolidated statements of income.

In some instances, the Company may make loans to facilitate the sales of other real estate owned.  Management reviews all sales for which it is the lending institution.  Any gains related to sales of other real estate owned may be deferred until the buyer has a sufficient investment in the property.

Income Taxes - Income taxes are accounted for using the asset and liability method.  Under this method a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in the Company’s income tax returns.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation allowances are established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not, that all or some portion of the potential deferred tax asset will not be realized.

Segment reporting - The Company operates in one segment and makes management decisions based on consolidated results.  The Company’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Off-balance-sheet credit-related financial instruments - In the normal course of operations, the Company engages in a variety of financial transactions that are not recorded in our financial statements.  These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks.  These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit.  Such financial instruments are recorded when they are funded.

Advertising costs - The Company expenses advertising costs as they are incurred.  Advertising expenses were $98,000 and $124,000, respectively, for the years ended December 31, 2011 and 2010.

Comprehensive income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale investments, are reported as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.

Intangible assets – At December 31, 2011 and 2010, we had $875,000 and $997,000, respectively, of identifiable intangible assets included in other assets as a result of the acquisition of deposits from another institution.  This asset is amortized using the straight-line method over a period of 9.5 years and is periodically assessed for impairment.

Employee stock ownership plan - The Company sponsors a leveraged ESOP.  As shares are committed to be released, compensation expense is recorded equal to the market price of the shares, and the shares become outstanding for purposes of earnings per share calculations. Cash dividends on allocated shares (those credited to ESOP participants’ accounts) are recorded as a reduction of retained earnings and distributed directly to participants’ accounts. Cash dividends on unallocated shares (those held by the ESOP not yet credited to participants’ accounts) are used to pay administrative expenses and debt service requirements of the ESOP.  At December 31, 2011, there were 69,336 unallocated shares in the plan.  Shares released on December 31, 2011 totaled 11,556 and will be credited to plan participants’ accounts in 2012.

Share-Based Payment - The Company accounts for stock options and stock awards in accordance with the Compensation—Stock Compensation topic of the FASB ASC.  Authoritative guidance requires the Company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or stock awards, based on the fair value of the award on the grant date.  This cost must be recognized in the consolidated statements of income over the vesting period of the award.  The Company issues restricted stock awards which generally vest over a four- or five-year period during which time the holder receives dividends and has full voting rights.  Restricted stock is valued at the closing price of the Company’s stock on the date of an award.

Earnings Per Share – According to the revised provisions of FASB ASC 260, Earnings Per Share, which became effective January 1, 2009, nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of EPS pursuant to the two-class method.  The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.  Certain of the Company’s nonvested restricted stock awards qualify as participating securities.  ESOP shares are considered outstanding for basic and diluted earnings per share when the shares are committed to be released.

Net income, less any preferred dividends accumulated for the period (whether or not declared), is allocated between the common stock and participating securities pursuant to the two-class method,  based on their rights to receive dividends, participate in earnings or absorb losses.  Basic earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period, excluding participating nonvested restricted shares.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Diluted earnings per common share is computed in a similar manner, except that first the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares, excluding the participating securities, were issued using the treasury stock method.  For all periods presented, warrants, stock options, certain restricted stock awards and restricted stock units are the only potentially dilutive non-participating instruments issued by the Company.  Next, we determine and include in diluted earnings per common share calculation the more dilutive effect of the participating securities using the treasury stock method or the two-class method.  Undistributed losses are not allocated to the nonvested share-based payment awards (the participating securities) under the two-class method as the holders are not contractually obligated to share in the losses of the Company.

Fair value - Fair value is defined as the price that would be received when an asset is sold or a liability is transferred in an orderly transaction between market participants at the measurement date.  The standard establishes a consistent framework for measuring fair value and expands fair value measurement disclosure requirements.

Fair values of our financial instruments are based on the fair value hierarchy which requires an entity to maximize the use of observable inputs, typically market data obtained from third parties, and minimize the use of unobservable inputs, which reflects our estimates for market assumptions, when measuring fair value.

Three levels of valuation inputs are ranked in accordance with the prescribed fair value hierarchy as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Assets or liabilities whose significant value drivers are unobservable

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements.  In certain cases, the inputs used to measure fair value of an asset or liability may fall into different levels of the fair value hierarchy.  The level within which the fair value measurement is categorized is based on the lowest level unobservable input that is significant to the fair value measurement in its entirety.  Therefore, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Subsequent events – Subsequent events are events or transactions that occur after the date of the statement of financial condition but before financial statements are issued.  Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the statement of financial condition, including the estimates inherent in the process of preparing financial statements.  Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the statement of financial condition but arose after that date.

Reclassifications - Certain amounts reported in prior years’ financial statements have been reclassified to conform to the current presentation.  The results of the reclassifications are not considered material and have no effect on previously reported net income and earnings per share.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 2 – Accounting Pronouncements Recently Issued or Adopted

In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.  The Update provides additional guidance relating to when creditors should classify loan modifications as troubled debt restructurings. The ASU also ends the deferral issued in January 2010 of the disclosures about troubled debt restructurings required by ASU No. 2010-20.  The provisions of ASU No. 2011-02 and the disclosure requirements of ASU No. 2010-20 are effective for the Company’s interim reporting period ending September 30, 2011.  The guidance applies retrospectively to restructurings occurring on or after January 1, 2011.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements.  The Update amends existing guidance to remove from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and, as well, the collateral maintenance implementation guidance related to that criterion. ASU No. 2011-03 is effective for the Company’s reporting period beginning on or after December 15, 2011.  The guidance applies prospectively to transactions or modification of existing transactions that occur on or after the effective date and early adoption is not permitted.  The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The Update amends existing guidance regarding the highest and best use and valuation premise by clarifying these concepts are only applicable to measuring the fair value of nonfinancial assets.  The Update also clarifies that the fair value measurement of financial assets and financial liabilities which have offsetting market risks or counterparty credit risks that are managed on a portfolio basis, when several criteria are met, can be measured at the net risk position.  Additional disclosures about Level 3 fair value measurements are required including a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, a description of the valuation process in place, and discussion of the sensitivity of fair value changes in unobservable inputs and interrelationships about those inputs as well disclosure of the level of the fair value of items that are not measured at fair value in the financial statements but disclosure of fair value is required.  The provisions of ASU No. 2011-04 are effective for the Company’s reporting period beginning after December 15, 2011 and should be applied prospectively.  The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income.  The Update amends current guidance to allow a company the option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The provisions do not change the items that must be reported in other comprehensive income or when an item of other comprehensive must to reclassified to net income.  The amendments do not change the option for a company to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense (benefit) related to the total of other comprehensive income items. The amendments do not affect how earnings per share is calculated or presented. The provisions of ASU No. 2011-05 are effective for the Company’s reporting period beginning after December 15, 2011 and should be applied retrospectively.  Early adoption is permitted and there are no required transition disclosures. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers indefinitely the requirement to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities.  The update requires an entity to offset, and present as a single net amount, a recognized eligible asset and a recognized eligible liability when it has an unconditional and legally enforceable right of setoff and intends either to settle the asset and liability on a net basis or to realize the asset and settle the liability simultaneously.  The ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013.  The Company is currently in the process of evaluating the ASU but does not expect it will have a material impact on the Company’s consolidated financial statements.

Note 3 – Restricted Cash

Federal Reserve Board regulations require that the Company maintain certain minimum reserve balances either as cash on hand or on deposit with the Federal Reserve Bank, based on a percentage of deposits.  The reserve balances were $1.1 million and $145,000 at December 31, 2011 and 2010, respectively.

Note 4 – Available-for-Sale Securities

The amortized cost and fair value of our AFS securities and the corresponding amounts of gross unrealized gains and losses were as follows:

		Gross Unrealized			Estimated
	Amortized		Losses 1 Year	Losses Greater	Fair
	Cost	Gains	Or Less	Than 1 Year	Value
December 31, 2011	(in thousands)
Agency mortgage-backed securities	$ 53	$6	$-	$ -	$ 59
Non-agency mortgage-backed securities	3,939	-	-	(1,006)	2,933

Total	$3,992	$6	$-	$(1,006)	$2,992

		Gross Unrealized			Estimated
	Amortized		Losses 1 Year	Losses Greater	Fair
	Cost	Gains	Or Less	Than 1 Year	Value
December 31, 2010	(in thousands)
Agency mortgage-backed securities	$ 54	$7	$-	$ -	$ 61
Non-agency mortgage-backed securities	5,543	2	-	(1,065)	4,480

Total	$5,597	$9	$-	$(1,065)	$4,541

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The amortized cost and fair value of mortgage-backed securities by contractual maturity, at December 31, 2011, are shown below.  Expected maturities of mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2011
	Amortized Cost	Fair Value
Due after ten years	$3,992	$2,992

Securities with an amortized cost of $53,000 and fair value of $59,000 at December 31, 2011 were pledged to secure Washington State Public Funds.  Additionally, the Company has letters of credit with a notional amount of $24.0 million to secure public deposits.

Sales of available for sale securities were as follows:

	Year Ended December 31,
	2011	2010
	(in thousands)
Proceeds	$1,118	$11,688
Gross gains	3	90
Gross losses	(37)	(26)

The following table summarizes the aggregate fair value and gross unrealized loss by length of time those investments have been continuously in an unrealized loss position:

	December 31, 2011
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2011	(in thousands)
Non-agency mortgage-backed securities	$-	$-	$2,933	$(1,006)	$2,933	$(1,006)
Total	$-	$-	$2,933	$(1,006)	$2,933	$(1,006)

	December 31, 2010
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2010	(in thousands)
Non-agency mortgage-backed securities	$-	$-	$3,842	$(1,065)	$3,842	$(1,065)
Total	$-	$-	$3,842	$(1,065)	$3,842	$(1,065)

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table presents the cumulative roll forward of credit losses recognized in earnings relating to the Company’s non-U.S. agency mortgage backed securities:

	Year Ended
	December 31,
	2011	2010
	(in thousands)
Estimated credit losses, beginning balance	$160	$ 62
Additions for credit losses not previously recognized	96	98
Reduction for increases in cash flows	-	-
Reduction for realized losses	-	-
Estimated credit losses, ending balance	$256	$160

As of December 31, 2011, our securities portfolio consisted of two U.S. agency and five non-U.S. agency mortgage backed securities with a fair value of $3.0 million. All five non-U.S. agency securities, totaling $2.9 million, were in an unrealized loss position.  The unrealized losses were caused by changes in interest rates and market illiquidity causing a decline in the fair value subsequent to the purchase.  The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par.  While management does not intend to sell the non-agency mortgage backed securities, and it is not more likely than not that the Company will be required to sell these securities before recovery of its amortized cost basis, management’s impairment evaluation indicates that certain securities possess qualitative and quantitative factors that suggest an other-than-temporary impairment.  These factors include, but are not limited to: the length of time and extent of the fair value declines, ratings agency down grades, the potential for an increased level of actual defaults, and the extension in duration of the securities.

In addition to the qualitative factors, management’s evaluation includes an assessment of quantitative evidence that involves the use of cash flow modeling and present value calculations as determined by considering the applicable OTTI accounting guidance.  The Company compares the present value of the current estimated cash flows to the present value of the previously estimated cash flows.  Accordingly, if the present value of the current estimated cash flows is less than the present value of the previous period’s present value, an adverse change is considered to exist and the security is considered OTTI.  The associated “credit loss” is the amount by which the security’s amortized cost exceeds the present value of the current estimated cash flows.  Based upon the results of the cash flow modeling as of December 31, 2011, three securities reflected OTTI during the twelve month period ended December 31, 2011. Estimating the expected cash flows and determining the present values of the cash flows involves the use of a variety of assumptions and complex modeling.  In developing its assumptions, the Company considers all available information relevant to the collectability of the applicable security, including information about past events, current conditions, and reasonable and supportable forecasts.  Furthermore, the Company asserts that the cash flows used in the determination of OTTI are its “best estimate” of cash flows.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 5 – Loans

The composition of the loan portfolio, including loans held for sale, is as follows:

	December 31,
	2011	2010
	(in thousands)
Real Estate Loans:
One-to four- family	$ 96,305	$ 99,215
Home equity	39,656	44,829
Commercial and multifamily	106,016	93,053
Construction and land	17,805	16,650
Total real estate loans	259,782	253,747

Consumer loans:
Manufactured homes	18,444	20,043
Other consumer	10,920	12,110
Total consumer loans	29,364	32,153

Commercial business loans	13,163	14,678

Total loans	302,309	300,578
Deferred fees	(406)	(431)
Loans held for sale	(1,807)	(901)
Total loans, gross	300,096	299,246
Allowance for loan losses	(4,455)	(4,436)
Total loans, net	$295,641	$294,810

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011:

	One- to four- family	Home equity	Commercial and multifamily	Construction and land	Manufactured homes	Other consumer	Commercial business	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$ 541	$ 447	$ 38	$ 37	$ 11	$ 48	$ 132	$ -	$ 1,254
Ending balance: collectively evaluated for impairment	576	979	931	68	279	165	122	81	3,201
Ending balance	$ 1,117	$ 1,426	$ 969	$ 105	$ 290	$ 213	$ 254	$81	$ 4,455

Loans receivable:
Ending balance: individually evaluated for impairment	$8,260	$1,784	$ 2,003	$ 902	$ 122	$ 101	$ 447	$ -	$ 13,619
Ending balance: collectively evaluated for impairment	88,045	37,872	104,013	16,903	18,322	10,819	12,716	-	288,690
Ending balance	$96,305	$39,656	$106,016	$17,805	$18,444	$10,920	$13,163	$ -	$302,309

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	One- to four- family	Home equity	Commercial and multifamily	Construction and land	Manufactured homes	Other consumer	Commercial business	Unallocated	Total
			(In thousands)
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$ 504	$ 509	$ 39	$ -	$ 58	$ 6	$ 1	$ -	$ 1,117
Ending balance: collectively evaluated for impairment	405	971	625	205	235	303	162	413	3,319
Ending balance	$ 909	$ 1,480	$ 664	$ 205	$ 293	$ 309	$ 163	$413	$ 4,436

Loans receivable:
Ending balance: individually evaluated for impairment	$ 6,676	$ 1,894	$ 2,782	$ -	$ 118	$ 38	$ 222	$ -	$ 11,730
Ending balance: collectively evaluated for impairment	92,539	42,935	90,271	16,650	19,925	12,072	14,456	-	288,848
Ending balance	$99,215	$44,829	$93,053	$16,650	$20,043	$12,110	$14,678	$ -	$300,578

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table summarizes the activity in loan losses for the year ended December 31, 2011:

	Beginning Allowance	Charge-offs	Recoveries	Provision	Ending Allowance
	(in thousands)
One-to four- family	$ 909	$ (834)	$ 11	$1,031	$1,117
Home equity	1,480	(1,652)	10	1,588	1,426
Commercial and multifamily	664	(1,353)	96	1,562	969
Construction and land	205	(159)	-	59	105
Manufactured homes	293	(239)	8	228	290
Other consumer	309	(255)	53	106	213
Commercial business	163	(310)	43	358	254
Unallocated	413	-	-	(332)	81
	$4,436	$(4,802)	$221	$4,600	$4,455

The following table summarizes the activity in loan losses for the year ended December 31, 2010:

Balance
(in thousands)
Balance, beginning of period	$3,468
Provision for loan losses	4,650
Recoveries	262
Charge-offs	(3,944)
Balance, end of period	$4,436

Credit Quality Indicators.  Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful or loss.  An asset is considered substandard if it is inadequately protected by the current net worth and pay capacity of the borrower or of any collateral pledged.  Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all the weaknesses of currently existing facts, conditions and values.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without establishment of a specific loss reserve is not warranted.

When we classify problem assets as either substandard or doubtful, we may establish a specific allowance in an amount we deem prudent to address the risk specifically or we may allow the loss to be addressed in the general allowance.  General allowances represent loss reserves which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been specifically allocated to particular problem assets.  When an insured institution classifies problem assets as a loss, it is required to charge off such assets in the period in which they are deemed uncollectible.  Assets that do not currently expose us to sufficient risk to warrant classification as substandard or doubtful but possess identified weaknesses are required to be classified as either watch or special mention assets.  Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the OCC, which can order the establishment of additional loss allowances.

Early indicator loan grades are used to identify and track potential problem loans which do not rise to the levels described for substandard, doubtful or loss.  The grades for watch and special mention are assigned to loans which have been criticized based upon known characteristics such as periodic payment delinquency or stale financial information from the borrower and/or guarantors.  Loans identified as criticized (watch and special mention) or classified (substandard, doubtful, or loss) are subject to monthly problem loan reporting.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table represents the internally assigned grades as of December 31, 2011 by type of loan:

	One-to four- family	Home equity	Commercial and multifamily	Commercial Business	Construction and land	Manufactured homes	Other consumer	Total
Grade:	(in thousands)
Pass	$70,392	$31,943	$100,002	$10,331	$16,087	$16,062	$ 9,507	$254,324
Watch	18,088	6,138	4,048	2,385	778	2,260	1,312	35,009
Special Mention	1,505	183	-	11	-	-	4	1,703
Substandard	6,320	1,392	1,966	436	940	122	97	11,273
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total	$96,305	$39,656	$106,016	$13,163	$17,805	$18,444	$10,920	$302,309

The following table represents the internally assigned grades as of December 31, 2010 by type of loan:

	One-to four- family	Home equity	Commercial and multifamily	Commercial Business	Construction and land	Manufactured homes	Other consumer	Total
Grade:	(in thousands)
Pass	$92,702	$43,015	$90,271	$14,456	$16,650	$19,925	$12,072	$289,091
Watch	2,749	447	-	-	-	-	-	3,196
Special Mention	326	124	676	167	-	-	5	1,298
Substandard	3,438	1,243	2,106	55	-	118	33	6,993
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total	$99,215	$44,829	$93,053	$14,678	$16,650	$20,043	$12,110	$300,578

Nonaccrual and Past Due Loans.  Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due.  Loans are automatically placed on nonaccrual once the loan is 90 days past due or if, in management’s opinion, the borrower may be unable to meet payment of obligations as they become due, as well as when required by regulatory provisions.

The following table presents the recorded investment in nonaccrual loans as of December 31, 2011 and 2010 by type of loan:

	2011	2010
	(in thousands)
One- to four- family	$3,124	$2,506
Home equity	731	392
Commercial and multifamily	1,299	-
Construction and land	-	-
Other consumer	64	-
Total	$5,218	$2,898

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table represents the aging of the recorded investment in past due loans as of December 31, 2011 by type of loan:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Recorded Investment > 90 Days and Accruing	Total Past Due	Current	Total Loans
	(in thousands)
One- to four- family	$4,321	$ 935	$2,683	$-	$ 7,939	$ 88,366	$ 96,305
Home equity	583	176	683	-	1,442	38,214	39,656
Commercial and multifamily	-	-	-	-	-	106,016	106,016
Construction and land	-	123	80	-	203	17,602	17,805
Manufactured homes	327	7	-	-	334	18,110	18,444
Other consumer	172	3	-	-	175	10,745	10,920
Commercial business	669	-	-	-	669	12,494	13,163
Total	$6,072	$1,244	$3,446	$-	$10,762	$291,547	$302,309

The following table represents the aging of the recorded investment in past due loans as of December 31, 2010 by type of loan:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Recorded Investment > 90 Days and Accruing	Total Past Due	Current	Total Loans
	(in thousands)
One- to four- family	$ -	$182	$2,506	$-	$2,688	$ 96,527	$ 99,215
Home equity	895	116	392	-	1,403	43,426	44,829
Commercial and multifamily	-	367	-	-	367	92,686	93,053
Construction and land	-	-	-	-	-	16,650	16,650
Manufactured homes	307	224	-	-	531	19,512	20,043
Other consumer	162	18	-	-	180	11,930	12,110
Commercial business	-	-	-	-	-	14,678	14,678
Total	$1,364	$907	$2,898	$-	$5,169	$295,409	$300,578

Nonperforming Loans.  Loans are considered nonperforming when they are 90 days past due, placed on nonaccrual, or when they are past due troubled debt restructurings.

The following table represents the credit risk profile based on payment activity as of December 31, 2011 by type of loan:

	One- to four- family	Home equity	Commercial and multifamily	Commercial Business	Construction and land	Manufactured homes	Other consumer	Total
(in thousands)
Performing	$91,904	$38,783	$104,797	$13,163	$17,725	$18,444	$10,856	$295,672
Nonperforming	4,401	873	1,219	-	80	-	64	6,637
Total	$96,305	$39,656	$106,016	$13,163	$17,805	$18,444	$10,920	$302,309

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table represents the credit risk profile based on payment activity as of December 31, 2010 by type of loan:

	One-to four- family	Home equity	Commercial and multifamily	Commercial Business	Construction and land	Manufactured homes	Other consumer	Total
(in thousands)
Performing	$96,486	$44,312	$93,053	$14,678	$16,650	$20,043	$12,110	$297,332
Nonperforming	2,729	517	-	-	-	-	-	3,246
Total	$99,215	$44,829	$93,053	$14,678	$16,650	$20,043	$12,110	$300,578

Impaired Loans.  A loan is considered impaired when we have determined that we may be unable to collect payments of principal or interest when due under the terms of the loan.  In the process of identifying loans as impaired, we take into consideration factors which include payment history and status, collateral value, financial condition of the borrower, and the probability of collecting scheduled payments in the future.  Minor payment delays and insignificant payment shortfalls typically do not result in a loan being classified as impaired.  The significance of payment delays and shortfalls is considered on a case by case basis, after taking into consideration the totality of circumstances surrounding the loans and the borrowers, including payment history and amounts of any payment shortfall, length and reason for delay, and likelihood of return to stable performance.  Impairment is measured on a loan by loan basis for all loans in the portfolio.

The following table presents loans individually evaluated for impairment as of December 31, 2011 by type of loan:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:	(in thousands)
One-to four-family	$ 3,104	$ 3,104	$ -	$ 2,338	$ 80
Home equity	773	773	-	641	17
Commercial and multifamily	1,784	1,784	-	1,151	3
Construction and land	779	785		195	39
Manufactured homes	-	-	-	42	-
Other consumer	14	55	-	44	3
Commercial business	233	233	-	135	2
Total	$ 6,687	$ 6,734	$ -	$ 4,546	$144

With an allowance recorded:
One-to four-family	$ 5,156	$ 5,280	$ 541	$ 3,819	$110
Home equity	1,011	1,038	447	864	11
Commercial and multifamily	219	219	38	1,847	6
Construction and land	123	178	37	112	8
Manufactured homes	122	122	11	97	13
Other consumer	87	87	48	52	2
Commercial business	214	214	132	178	3
Total	$ 6,932	$ 7,138	$1,254	$ 6,969	$153

Totals:
One-to four- family	$ 8,260	$ 8,384	$ 541	$ 6,157	$190
Home equity	1,784	1,811	447	1,505	28
Commercial and multifamily	2,003	2,003	38	2,998	9
Construction and land	902	963	37	307	47
Manufactured homes	122	122	11	139	13
Other consumer	101	142	48	96	5
Commercial business	447	447	132	313	5
Total	$13,619	$13,872	$1,254	$11,515	$297

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment as of December 31, 2010 by type of loan:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:	(in thousands)
One-to four-family	$ 1,414	$ 1,414	$ -
Home equity	452	452	-
Commercial and multifamily	509	509	-
Commercial business	138	138	-
Construction and land	-	-	-
Manufactured homes	-	-	-
Other consumer	23	23	-
Total	$ 2,536	$ 2,536	$ -

With an allowance recorded:
One-to four-family	$ 5,262	$ 5,427	$ 504
Home equity	1,442	1,442	509
Commercial and multifamily	2,273	2,273	39
Commercial business	84	84	1
Construction and land	-	-	-
Manufactured homes	118	118	58
Other consumer	15	15	6
Total	$ 9,194	$ 9,359	$1,117

Totals:
One-to four-family	$ 6,676	$ 6,841	$ 504
Home equity	1,894	1,894	509
Commercial and multifamily	2,782	2,782	39
Commercial Business	222	222	1
Construction and land	-	-	-
Manufactured homes	118	118	58
Other consumer	38	38	6
Total	$11,730	$11,895	$1,117

The average investment in impaired loans was $11.5 million and $13.4 million at December 31, 2011 and 2010, respectively.  Interest income on recognized on impaired loans was $297,000 and $419,000 at December 31, 2011 and 2010, respectively.  Forgone interest on nonaccrual loans was $306,000 and $259,000 at December 31, 2011 and 2010, respectively.  There were no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual, TDR or impaired at December 31, 2011 and 2010.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Troubled debt restructurings.  Loans classified as troubled debt restructurings totaled $6.9 million and $4.5 million at December 31, 2011 and 2010, respectively.  A troubled debt restructuring is a loan to a borrower that is experiencing financial difficulty that has been modified from its original terms and conditions in such a way that the Company is granting the borrower a concession of some kind.  The Company has granted a variety of concessions to borrowers in the form of loan modifications.  The modifications granted can generally be described in the following categories:

Rate Modification: A modification in which the interest rate is changed.

Term Modification: A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Payment Modification: A modification in which the dollar amount of the payment is changed.  Interest only modifications in which a loan in converted to interest only payments for a period of time are included in this category.

Combination Modification:  Any other type of modification, including the use of multiple categories above.

The following table presents newly restructured loans by type of modification:

	Year ended December 31, 2011
	Number of Contracts	Rate Modifications	Term Modifications	Interest Only Modifications	Payment Modifications	Combination Modifications	Total Modifications
	(in thousands)
One-to four-family	5	$1,350	$-	$-	$-	$-	$1,350
Home equity	2	391	-	-	-	-	391
Commercial and multifamily	3	1,963	-	-	-	-	1,963
Commercial business	1	26	-	-	-	-	26
Other consumer	1	4	-	-	-	-	4
Total	12	$3,734	$	$-	$-		$$3,734

There were no post-modification changes that were recorded as a result of the troubled debt restructurings for the year ended December 31, 2011 and 2010.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table represents all loans modified as troubled debt restructurings for which there was a payment default:

Year ended December 31, 2011
(in thousands)
One-to four-family	$2,882
Home equity	955
Commercial and multifamily	1,357
Construction and Land	80
Commercial business	26
Total	$5,300

For the preceding table, a loan is considered in default when a payment is 30 days or more past due.  Two of the one- to four- family first mortgages have reached 90 days past due and are therefore on nonaccrual.

The Company had no commitments to extend additional credit to borrowers owing receivables whose terms have been modified in troubled debt restructurings.  All troubled debt restructurings are also classified as impaired loans and are included in the loans individually evaluated for impairment in the calculation of the allowance for loan losses.

In the ordinary course of business, the Company makes loans to its directors and officers.  Certain loans to directors, officers, and employees are offered at discounted rates as compared to other customers as permitted by federal regulations.  Employees, officers, and directors are eligible for mortgage loans with an adjustable rate that resets annually to 1% over the rolling cost of funds.  Employees and officers are eligible for consumer loans that are 1% below the market loan rate at the time of origination.  Director and officer loans are summarized as follows:

	December 31,
	2011	2010
	(in thousands)
Balance, beginning of period	$5,695	$5,804
Advances	1,269	75
Repayments	(1,588)	(184)
Balance, end of period	$5,376	$5,695

At December 31, 2011 and 2010, respectively, loans totaling $1.5 million and $2.4 million represent real estate secured loans that have loan-to-value ratios above 100%.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 6 – Mortgage Servicing Rights

The unpaid principal balances of loans serviced for Federal National Mortgage Association (FNMA) at December 31, 2011 and 2010, totaled approximately $393.1 million and $438.7 million, respectively, and are not included in the Company’s financial statements.

A summary of the change in the balance of mortgage servicing assets is as follows (in thousands):

Beginning balance as of January 1, 2011	$3,200
Servicing rights that result from transfers of financial assets	539
Changes in Fair Value(1)	(422)
Other(2)	(880)
Fair Value as of December 31, 2011	$2,437

Beginning balance as of January 1, 2010	$3,327
Adoption of fair value option on mortgage servicing rights	39
Fair Value as of January 1, 2010	3,366
Servicing rights that result from transfers of financial assets	634
Changes in Fair Value(1)	103
Other(2)	(903)
Fair Value as of December 31, 2010	$3,200

(1)        Represents changes due to principal collections over time

(2)        Primarily relates to changes in prepayment speeds, duration and discount rate

The key economic assumptions used in determining the fair value of mortgage servicing rights are as follows:

	2011	2010
Prepayment speed (PSA)	342%	280%
Weighted-average life (years)	3.5	4.6
Yield to maturity discount rate	9.0%	9.0%

The amount of contractually specified servicing, late and ancillary fees earned, recorded in mortgage servicing income on the Consolidated Income Statements were $418,000 and $624,000, respectively, for the years ended December 31, 2011 and 2010.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 7 – Premises and Equipment

Premises and equipment are summarized as follows at December 31:

	2011	2010
	(in thousands)
Land	$-	$350
Buildings	-	400
Leasehold improvements	$2,790	3,002
Furniture and equipment	1,650	1,251
	4,440	5,003
Accumulated depreciation and amortization	(2,055)	(1,708)
	$2,385	$3,295

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 amounted to $374,000 and $480,000 respectively.

The Company leases office space in several buildings. Generally, operating leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses over base period amounts. All rental payments are dependent only upon the lapse of time.

Minimum rental payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Year ended
December 31,	AMOUNT
(in thousands)
2012	$ 770
2013	773
2014	723
2015	680
2016	667
Thereafter	1,250
$4,863

The total rental expense for the years ended December 31, 2011 and 2010 for all facilities leased under operating leases was approximately $763,000 and $793,000, respectively.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 8 – Other Real Estate Owned and Repossessed Assets

The following table presents activity related to OREO and repossessed assets for the periods shown:

	December 31,
	2011	2010
	(in thousands)
Beginning balance	$2,625	$1,384
Additions to OREO and repossessed assets	3,641	3,679
Capitalized improvements	221	-
Paydowns/Sales	(2,702)	(1,977)
Write-downs/Losses	(964)	(461)
	$2,821	$2,625

Note 9- Deposits

A summary of deposit accounts with the corresponding weighted average cost of funds are presented below:

	As of December 31, 2011		As of December 31, 2010
	(in thousands)
	Deposit Balance	Wtd Avg Rate	Deposit Balance	Wtd Avg Rate
Checking (non-interest)	$ 26,907	0.00%	$ 22,148	0.00%
NOW (interest)	22,332	0.09%	22,186	0.10%
Savings	22,092	0.10%	21,598	0.11%
Money Market	95,029	0.58%	77,257	0.54%
Time Deposits	129,968	1.53%	130,383	1.84%
Escrow(1)	3,669	0.00%	4,922	0.00%
Total	$299,997	0.87%	$278,494	1.03%

(1) Escrow balances shown in noninterest-bearing deposits on the balance sheet.

Scheduled maturities of time deposits are as follows:

Year ended
December 31,	AMOUNT
(in thousands)
2012	$ 71,826
2013	41,160
2014	7,647
2015	2,956
Thereafter	6,379
$129,968

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Savings accounts, checking accounts, money market accounts, and individual retirement savings accounts have no contractual maturity.  Certificate accounts have maturities of five years or less.

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2011 and 2010 was approximately $74.9 million and $68.6 million, respectively.  Deposits in excess of $250,000 are not federally insured, except for non-interest demand deposits, which are fully insured until December 31, 2012.

Deposits from related parties held by the Company at December 31, 2011 and 2010, respectively, were $7.3 million and $6.2 million.

Note 10 – Borrowings

The Company utilizes a loan agreement with the FHLB of Seattle.  The terms of the agreement call for a blanket pledge of a portion of the Company’s mortgage and commercial and multifamily portfolio based on the outstanding balance.  At December 31, 2011, the amount available to borrow under this agreement is approximately 35% of total assets, or up to $118.9 million subject to the availability of eligible collateral.  Based on eligible collateral, the total amount available under this agreement as of December 31, 2011 and 2010 was $83.5 million and $136.4 million, respectively.  The Company had outstanding borrowings under this arrangement of $8.5 million and $24.8 million at December 31, 2011 and 2010, respectively. Additionally, the Company has outstanding letters of credit from the FHLB with a notional amount of $24.0 million and $17.0 million at December 31, 2011 and 2010, respectively, to secure public deposits. The net remaining amounts available as of December 31, 2011 and 2010, were $51.0 million and $94.6 million, respectively.

Contractual principal repayments are as follows:

Year ended
December 31,	Amount
(in thousands)
2012	$ 643
2013	5,643
2014	643
2015	643
2016	643
2017	291
$8,506

	For the year ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Maximum balance:
FHLB advances	$24,596	$33,550	$41,950
Federal Reserve Bank advances	$ -	$2,400	$ 8,000
Average balances:
FHLB advances	$14,249	$23,478	$28,364
Federal Reserve Bank advances	$ -	$ 66	$ 1,100
Weighted average interest rate:
FHLB advances	1.97%	2.52%	3.29%
Federal Reserve Bank advances	NM	0.75%	0.50%

The Company participates in the Federal Reserve Bank’s Borrower-in-Custody program, which gives the Company access to the discount window.  The terms of the program call for a pledge of specific assets.  The Company had unused borrowing capacity of $21.9 million and $24.9 and no outstanding borrowings under this program at December 31, 2011 and 2010, respectively.

SOUND FINANCIAL, INC. AND SUBSIIARY

Notes to Consolidated Financial Statements

The Company has access to an unsecured line of credit from an unaffiliated financial institution.  The line has a one-year term maturing on June 30, 2012 and is renewable annually.  As of December 31, 2011, the amount available under this line of credit is $2.0 million.  There was no balance on this line of credit as of December 31, 2011 and 2010, respectively.

Note 11 – Fair Value Measurements

The following table presents the balance of assets measured at fair value on a recurring basis:

	Fair Value at December 31, 2011
Description	Total	Level 1	Level 2	Level 3
	(in thousands)
Agency mortgage-backed securities	$ 59	$-	$ 59	$ -
Non-agency mortgage-backed securities	2,933	-	2,933	-
Mortgage servicing rights	2,437	-	-	2,437

	Fair Value at December 31, 2010
Description	Total	Level 1	Level 2	Level 3
	(in thousands)
Agency mortgage-backed securities	$ 61	$-	$ 61	$ -
Non-agency mortgage-backed securities	4,480	-	4,480	-
Mortgage servicing rights	3,200	-	-	3,200

For the year ended December 31, 2011 there were no transfers between Level 1 and Level 2 or between Level 2 and Level 3.

The following table presents the balance of assets measured at fair value on a nonrecurring basis and the total losses resulting from these fair value adjustments:

	Fair Value at December 31, 2011				Year Ended December 31, 2011
Description	Total	Level 1	Level 2	Level 3	Total Losses
OREO and repossessed assets	$2,821	$-	$-	$ 2,821	$ 964
Impaired loans	13,619	-	-	13,619	4,802

	Fair Value at December 31, 2010				Year Ended December 31, 2010
Description	Total	Level 1	Level 2	Level 3	Total Losses
OREO and repossessed assets	$ 2,625	$-	$-	$ 2,625	$ 461
Impaired loans	11,730	-	-	11,730	3,944

There were no liabilities carried at fair value, measured on a recurring or nonrecurring basis, at December 31, 2011 or December 31, 2010.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

A description of the valuation methodologies used for impaired loans and OREO is as follows:

Impaired Loans - The fair value of collateral dependent loans is based on the current appraised value of the collateral or internally developed models utilizing a calculation of expected discounted cash flows which contain management’s assumptions.  These assets are classified as level 3 and are measured on a nonrecurring basis.

Other Real Estate Owned (“OREO”) and Repossessed Assets - OREO and repossessed assets consist principally of properties acquired through foreclosure and are carried at the lower of cost or estimated market value less selling costs.  The fair value is based on current appraised value or other sources of value

The estimated fair value of the Company’s financial instruments is summarized as follows:

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$ 17,031	$ 17,031	$ 9,092	$ 9,092
AFS Securities	2,992	2,992	4,541	4,541
FHLB Stock	2,444	2,444	2,444	2,444
Loans held for sale	1,807	1,807	902	902
Loans, net	295,641	297,358	294,810	295,161
Accrued interest receivable	1,234	1,234	1,280	1,280
Bank-owned life insurance, net	6,981	6,981	6,729	6,729
Mortgage servicing rights	2,437	2,437	3,200	3,200

Financial liabilities:
Demand deposits	$170,029	$170,029	$148,111	$148,111
Time deposits	129,968	130,672	130,383	131,503
Borrowings	8,506	8,451	24,849	24,624
Accrued interest payable	84	84	121	121
Advance payments from borrowers for taxes and insurance	291	291	252	252

The following methods and assumptions were used to estimate fair value of each class of financial instruments listed above:

Cash and cash equivalents, accrued interest receivable and payable, and advance payments from borrowers for taxes and insurance - The estimated fair value is equal to the carrying amount.

AFS Securities – AFS securities are recorded at fair value based on quoted market prices, if available. If quoted market prices are not available, management utilizes third-party pricing services or broker quotations from dealers in the specific instruments.  Level 1 securities include those traded on an active exchange, as well as U.S. government and its agencies securities.  Level 2 securities include private label mortgage-backed securities.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Loans - The estimated fair value for all fixed rate loans is determined by discounting the estimated cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities.  The estimated fair value for variable rate loans is the carrying amount.  The fair value for all loans also takes into account projected loan losses as a part of the estimate.

Loans Held for Sale - Residential mortgage loans held for sale are recorded at the lower of cost or fair value. The fair value of fixed-rate residential loans is based on whole loan forward prices obtained from government sponsored enterprises. At December 31, 2011, loans held for sale were carried at cost.

Mortgage Servicing Rights – Mortgage servicing rights represent the value associated with servicing residential mortgage loans, when the mortgage loans have been sold into the secondary market and the related servicing has been retained by us.  The value is determined though a discounted cash flow analysis, which uses interest rates, prepayment speeds and delinquency rate assumptions as inputs. All of these assumptions require a significant degree of management judgment.  Servicing rights and the related mortgage loans are segregated into categories of homogeneous pools based upon common characteristics.  Mortgage servicing rights are classified as Level 3.

FHLB stock - The estimated fair value is equal to the par value of the stock, which approximates fair value.

Bank-owned Life Insurance - The estimated fair value is equal to the cash surrender value of policies, net of surrender charges.

Deposits - The estimated fair value of deposit accounts (savings, demand deposit, and money market accounts) is the carrying amount.  The fair value of fixed-maturity time certificates of deposit are estimated by discounting the estimated cash flows using the current rate at which similar certificates would be issued.

Borrowings - The fair value of borrowings are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance-sheet financial instruments - The fair value for the Company’s off-balance-sheet loan commitments are estimated based on fees charged to others to enter into similar agreements taking into account the remaining terms of the agreements and credit standing of the Company’s customers.  The estimated fair value of these commitments is not significant.

We assume interest rate risk (the risk that general interest rate levels will change) as a result of our normal operations.  As a result, the fair values of our financial instruments will change when interest rate levels change, which may be favorable or unfavorable to us.  Management attempts to match maturities of assets and liabilities to the extent necessary or possible to minimize interest rate risk.  However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.  Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by establishing early withdrawal penalties for certificates of deposit, creating interest rate floors for certain variable rate loans, adjusting terms of new loans and deposits, by borrowing at fixed rates for fixed terms and investing in securities with terms that mitigate our overall interest rate risk.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 12 – Earnings Per Share

Earnings per share are summarized in the following table (all figures in thousands except earnings per share):

	Years Ended December 31,
	2011	2010
Net income	$1,551	$1,331
Less net income attributable to participating securities(1)	14	19
Net income available to common shareholders	$1,537	$1,312

Weighted average number of shares outstanding, basic	2,925	2,913

Earnings per share, basic	$0.53	$0.45
Earnings per share, diluted	$0.53	$0.45

For the year ended December 31, 2011 and 2010, all option shares were considered antidilutive and excluded in the calculation for earnings per share.

(1)          Represents dividends paid and undistributed earnings allocated to nonvested restricted stock awards.

Note 13 – Employee Benefits

The Company has a 401(k) pension plan that allows employees to defer a portion of their salary into the 401(k) plan.  The Company matches a portion of employees’ salary deferrals. Pension costs are accrued and funded on a current basis.  The Company contributed $68,000 and $100,000 to the plan for the years ended December 31, 2011 and 2010, respectively.

The Company also offers a deferred compensation plan for designated senior managers, which provides benefits payable at age 65. Under certain circumstances, benefits are payable to designated beneficiaries.  Contributions to the plan are discretionary, and monies set aside to fund the plan are currently held in certificate of deposit accounts at the Company and at December 31, 2011 and 2010 approximated $141,000 and $149,000, respectively.  The Company made a $20,000 contribution to the plan for the year ended December 31, 2011 and no contributions to the plan for the year ended December 31, 2010.

Effective in 2007, the board of directors adopted a supplemental executive retirement plan (SERP) to provide certain members of senior management with additional retirement income. These payments are subject to a non-compete clause. The SERP is an unfunded, non-contributory defined benefit plan evidenced by an Executive Long Term Compensation Agreement (“Agreement”) between the recipients and the Company. The SERP is subject to a vesting schedule and payments do not begin until after retirement. The SERP provides for earlier payments in the event of death or disability. In the event of an involuntary termination without cause or a change in control of the Company, the recipients are entitled immediately to the accrued liability under the SERP (with any applicable cutback for payments after a change in control as required by Section 280(G) of the Internal Revenue Code). As of December 31, 2011 and 2010, the accrued liability for the SERP was $403,000 and $552,000, respectively, and is included in other liabilities on the consolidated balance sheets.  As of December 30, 2011 an amendment to freeze benefits under the Agreement was adopted.  A reduction of expense of $149,000 was recognized for the year ended December 31, 2011.  The expense was $154,000 for the year ended December 31, 2010.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Stock Options and Restricted Stock

In 2008, the Board of Directors adopted and shareholders approved an Equity Incentive Plan (the “Plan”).  Under the Plan 144,455 shares of common stock were approved for awards for stock options and stock appreciation rights and 57,782 shares of common stock were approved for awards for restricted stock and restricted stock units.

On January 27, 2009, the Compensation Committee of the Board of Directors of the Company awarded shares of restricted stock and stock options to directors, executive officers and employees of the Company and the Bank, pursuant to the Plan.  During the periods ended December 31, 2011 and 2010, share based compensation expense totaled $132,000.

All of the awards will vest in 20 percent annual increments commencing one year from the grant date. The options are exercisable for a period of 10 years from the date of grant, subject to vesting. The vesting date for options and restricted stock is accelerated in the event of the grantee’s death, disability or a change in control of the Company.

The following is a summary of the Company’s stock option plan awards during the period ended December 31, 2011:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term In Years	Aggregate Intrinsic Value
	(all figures shown as actual)
Outstanding at January 1, 2011	108,398	$7.93	8	$-
Granted	-	-
Exercised	-	-
Forfeited or expired	12,960	7.93
Outstanding at December 31, 2011	95,438	$7.93	7	$-
Exercisable at December 31, 2011	43,360	$7.93	7	$-
Expected to vest, assuming a 0% forfeiture rate over the vesting term	95,438	$7.93	7	$-

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

As of December 31, 2011, there was $97,000 of total unrecognized compensation cost related to non-vested stock options granted under the Plan.  The cost is expected to be recognized over the remaining weighted-average vesting period of 2 years.

Restricted Stock Awards

The fair value of the restricted stock awards is equal to the fair value of the Company’s stock at the date of grant.  Compensation expense is recognized over the vesting period that the awards are based. Shares awarded as restricted stock vest ratably over a five-year period beginning at the grant date with 20% vesting on the anniversary date of each grant date.

The following is a summary of the Company’s non-vested restricted stock awards for the period ended December 31, 2011:

Non-vested Shares	Shares	Weighted- Average Grant- Date Fair Value Per Share	Aggregate Intrinsic Value Per Share
	(all figures shown as actual)
Non-vested at January 1, 2011	41,627	$7.35
Granted	-	-
Vested	10,405	$7.35
Forfeited	5,250	7.35
Non-vested at December 31, 2011	25,972	$7.35	$7.50

Expected to vest assuming a 0% forfeiture rate over the vesting term	25,972	$7.35	$7.50

The aggregate intrinsic value of the non-vested restricted stock awards as of December 31, 2011 and 2010 were $195,000 and $200,000, respectively

As of December 31, 2011, there was $140,000 of unrecognized compensation cost related to non-vested restricted stock granted under the Plan remaining.  The cost is expected to be recognized over the weighted-average vesting period of 2 years.

The fair value of restricted shares vested in 2011 and 2010 was $52,000 and $40,000, respectively.

Employee Stock Ownership Plan

In January 2008, the ESOP borrowed $1,155,600 from the Company to purchase common stock of the Company. The loan is being repaid principally from the Company’s contributions to the ESOP over a period of ten years. The interest rate on the loan is fixed at 4.0% per annum.  As of December 31, 2011, the remaining balance of the ESOP loan was $751,000.  Neither the loan nor the related interest is reflected on the consolidated financial statements.

At December 31, 2011, the ESOP was committed to release 11,556 shares of the Company’s common stock to participants and held 69,336 unallocated shares remaining to be released in future years.  The fair value of the 69,336 restricted shares held by the ESOP trust was $520,000 at December 31, 2011.  ESOP compensation expense included in salaries and benefits was $85,000 and $70,000 for the years ended December 31, 2011 and 2010, respectively.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 14 – Income Taxes

The provision for income taxes is as follows:

	2011	2010
	(in thousands)
Current	$433	$818
Deferred	215	(273)
Total tax expense	$648	$545

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

Provision at statutory rate	$747	$638
Tax-exempt income	(106)	(110)
Other	7	17
	$648	$545

Federal Tax Rate	34.0%	34.0%
Tax exempt rate	-4.9%	-5.9%
Other	0.3%	0.9%
Effective tax rate	29.4%	29.0%

Significant components of the Company’s deferred tax assets are as follows:

Deferred tax assets
Deferred compensation & supplemental retirement	$ 209	$ 257
Other, net	161	30
Unrealized loss on securities	340	359
Equity based compensation	47	59
Allowance for loan losses	755	953
Total deferred tax assets	1,512	$1,658
Deferred tax liabilities
Prepaid expenses	(55)	(50)
Deferred loan fee income	-	(15)
FHLB stock dividends	(142)	(142)
Depreciation	(3)	17
Intangible assets	(30)	(52)
Deferred loan costs	(268)	(168)
Total deferred tax liabilities	(498)	(410)
Net deferred tax asset	$1,014	$1,248

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

As of December 31, 2011, we had no unrecognized tax benefits.  The Company recognizes interest accrued and penalties related to unrecognized tax benefits in “Provision for income taxes” in the Consolidated Statements of Income.  During the years ended December 31, 2011 and 2010, the Company recognized no interest and penalties.

The Company or its subsidiary files an income tax return in the U.S. federal jurisdiction, and various states.  With few exceptions, the Company is no longer subject to U.S. federal or state/local income tax examinations by tax authorities for years before 2008.

Note 15 – Minimum Regulatory Capital Requirements

The Bank is subject to minimum capital requirements imposed by the Office of the Comptroller of the Currency (OCC).  Based on its capital levels at December 31, 2011, the Company exceeded these regulatory requirements as of that date and continues to exceed them as of the date of this filing.  Consistent with our goals to operate a sound and profitable organization, our policy is for the Bank to maintain a “well-capitalized” status under the capital categories of the OCC.  Based on capital levels at December 31, 2011, the Bank was considered to be well-capitalized as determined by existing OCC written guidelines.  Management monitors the capital levels of the Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and Tier 1 capital to average assets (as defined). Management believes that, as of December 31, 2011 and 2010, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Company’s category.

As previously reported, the Company and the Bank were each under an MOU with the OTS (which was merged with and into the OCC on July 21, 2011) to address the regulator’s concerns about certain deficiencies or weaknesses at the Bank.  During July 2011, the Company’s MOU was lifted and the Bank’s MOU was modified to remove the prohibition relating to the Bank’s ability to pay dividends to the Company.  One of the requirements under the Bank’s MOU is that it must continue to maintain an 8.0% core capital ratio and a 12.0% total risk-based capital ratio, after funding an adequate allowance for loan and lease losses.  At December 31, 2011, the Bank’s core and total risk-based capital ratios were 8.33% and 12.03%, respectively.  The Board of Directors believes that the Bank MOU will not constrain the Bank’s or the Company’s business.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2011 and 2010 are presented in the following table:

						To Be Well Capitalized
			For Capital			Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2011

Tier 1 Capital to total adjusted assets(1)	$28,283	8.33%	$13,588	>	4.0%	$16,985	>	5.0%

Tier 1 Capital to risk-weighted assets(2)	$28,283	10.78%	$10,498	>	4.0%	$15,747	>	6.0%

Total Capital to risk-weighted assets(2)	$31,564	12.03%	$20,995	>	8.0%	$26,244	>	10.0%

As of December 31, 2010

Tier 1 Capital to total adjusted assets(1)	$26,407	7.9%	$13,389	>	4.0%	$16,736	>	5.0%

Tier 1 Capital to risk-weighted assets(2)	$26,407	10.4%	$10,135	>	4.0%	$15,202	>	6.0%

Total Capital to risk-weighted assets(2)	$29,574	11.7%	$20,269	>	8.0%	$25,337	>	10.0%

1.  Based on total adjusted assets of $339,691 at December 31, 2011.

2.  Based on risk-weighted assets of $262,443 at December 31, 2011.

Regulatory capital levels reported above differ from the Bank’s total capital, computed in accordance with accounting principles generally accepted in the United States as follows:

	2011	2010
	(in thousands)
Equity	$28,237	$26,394
Accumulated other comprehensive loss	659	671
Core deposit intangible	(613)	(658)
Total Tier 1 capital	$28,283	$26,407

Allowance for loan and lease losses,
limited to 1.25% of risk-weighted assets	3,281	3,167
Unrealized gain on AFS securities	-	-
Total capital	$31,564	$29,574

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 16 – Concentrations of Credit Risk

Most of the Company’s business activity is with customers located in the state of Washington. A substantial portion of the loan portfolio is represented by one- to four-family mortgage loans throughout western Washington. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area. Loans to one borrower are limited by federal banking regulations to 15% of the Company’s equity, excluding accumulated other comprehensive loss.

Note 17 – Commitments and Contingent Liabilities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally represent a commitment to extend credit in the form of loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established by the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Financial instruments whose contract amount represents credit risk were as follows:

	2011	2010
	(in thousands)
Unused home equity lines of credit	$14,455	$17,906
Unused personal line of credit	2,515	2,516
Unused business line of credit	10,593	9,690
Undisbursed portion of loans closed	4,875	3,972
Irrevocable letters of credit	578	265
Residential mortgage commitments	2,229	4,624
	$35,245	$38,973

At December 31, 2011, fixed rate loan commitments totaled $2.2 million and had a weighted average interest rate of 3.8%. At December 31, 2010, fixed rate loan commitments totaled $4.6 million and had a weighted average interest rate of 4.6%.

Commitments for credit may expire without being drawn upon.  Therefore, the total commitment amount does not necessarily represent future cash requirements of the Company.  These commitments are not reflected in the financial statements.

SOUND FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

In the ordinary course of business, the Company sells loans without recourse that may have to be subsequently repurchased due to defects that occurred during the origination of the loan.  The defects are categorized as documentation errors, underwriting errors, early payment defaults, and fraud.  When a loan sold to an investor without recourse fails to perform, the investor will typically review the loan file to determine whether defects in the origination process occurred.  If a defect is identified, the Company may be required to either repurchase the loan or indemnify the investor for losses sustained.  If there are not defects, the Company has no commitment to repurchase the loan.  As of December 31, 2011 and 2010, the maximum amount of these guarantees totaled $393.1 million and $438.7 million, respectively.  These amounts represent the unpaid principal balances of the Company’s loans serviced for others’ portfolios.  No loans were repurchased for the years ended December 31, 2011 and 2010.

The Company pays certain medical, dental, prescription, and vision claims for its employees, on a self-insured basis.  The Company has purchased stop-loss insurance to cover claims that exceed stated limits and has recorded estimated reserves for the ultimate costs for both reported claims and claims incurred but not reported, which are not considered significant at December 31, 2011 and 2010.

At various times, the Company may be the defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Company will not be materially adversely affected by the outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.

Note 18 – Subsequent Events

On January 27, 2012, the Company announced its intention to reorganize from a two-tier mutual holding company to a full stock holding company and to undertake a “second-step” offering of additional shares of common stock.  The reorganization and offering, subject to regulatory, stockholder and depositor approval, is expected to be completed during the summer of 2012.  As part of the reorganization, the Bank will become a wholly-owned subsidiary of a to-be-formed stock corporation, Sound Financial Bancorp, Inc.  Shares of common stock of the Company, other than those held by Sound Community MHC, will be converted into shares of common stock in Sound Financial Bancorp, Inc. using an exchange ratio designed to preserve current percentage ownership interests.  Shares owned by Sound Community MHC will be retired, and new shares representing that ownership will be offered and sold to the Bank’s eligible depositors, the Bank’s tax-qualified employee benefit plans and members of the general public as set forth in the Plan of Conversion and Reorganization of Sound Community MHC (the “Plan”).

The Plan provides for the establishment, upon the completion of the reorganization, of a special “liquidation account” for the benefit of certain depositors of Sound Community Bank in an amount equal to the product of Sound Community MHC’s ownership interest in the Company and the Company’s stockholders’ equity as of the date of the latest balance sheet contained in the prospectus.  Following the completion of the reorganization, under the rules of the Federal Reserve Board, Sound Community Bank will not be permitted to pay dividends on its capital stock to Sound Financial Bancorp, Inc., its sole stockholder, if Sound Community Bank’s stockholders’ equity would be reduced below the amount of the liquidation account.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering.  In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through December 31, 2011, the Company had not expensed any amounts related to the conversion and offering and had capitalized $80,000 in related costs.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Sound Financial Bancorp or Sound Community Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Sound Financial Bancorp or Sound Community Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,495,000 Shares

(Subject to Increase to up to 1,719,250 Shares)

SOUND FINANCIAL BANCORP, INC.

(Proposed Holding Company for

Sound Community Bank)

COMMON STOCK

par value $0.01 per Share

PROSPECTUS

KEEFE, BRUYETTE & WOODS

______, 2012.

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until _______, 2012, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Registrant’s Counsel Fees and Expenses	$ 425,000
Registrant’s Accounting Fees and Expenses	130,000
Business plan preparation fees and expenses	35,000
Appraisal Fees and Expenses	55,000
Conversion Agent and Data Processing Fees and Expenses	50,000
Selling Agent Fees(1)	500,000
Selling Agent Expenses (Including Legal Fees and Expenses)	90,000
Proxy Solicitor Fee	10,000
Printing, EDGAR, Postage and Mailing	225,000
Filing Fees (FINRA, Nasdaq, SEC)	55,000
Blue Sky Fees	5,000
Transfer Agent and Registrar Fees and Expenses	5,000
Certificate Printing	5,000
Other	5,000
TOTAL	$1,595,000

(1)  Sound Financial Bancorp, Inc. has retained Keefe, Bruyette & Woods to assist in the sale of common stock on a best efforts basis in the offerings, and to serve as conversion agent in connection with the conversion and offering.  Fees are estimated at the maximum, as adjusted, of the offering range, assuming 40% of the shares are sold in the Subscription Offering (including approximately 9.2% to directors, executive officers and tax-qualified employee benefit plans), 25% in the Community Offering and the remaining 35% of the shares are sold in the Syndicated Offering.

Item 14.  Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of Sound Financial Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 12.  Indemnification, etc. of Directors and Officers.

A.  Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.  Procedure.  If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C.  Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E.  Miscellaneous.  The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 15.  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules

(a) List of Exhibits:  See the Exhibit Index filed as part of this Registration Statement.

(b) Financial Statement Schedules:  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein:

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)           The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Seattle, State of Washington, on May 3, 2012.

SOUND FINANCIAL BANCORP, INC.

By:	/s/ Laura Lee Stewart
Laura Lee Stewart, President and Chief Executive Officer (Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura Lee Stewart and Matthew P. Deines, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Laura Lee Stewart	Date: May 3, 2012
Laura Lee Stewart, President, Chief Executive Officer and Director (Duly authorized representative and Principal Executive Officer)

/s/ Tyler K. Myers	Date: May 3, 2012
Tyler K. Myers, Chairman of the Board and Director

/s/ Robert F. Carney	Date: May 3, 2012
Robert F. Carney, Director

/s/ Milton L. McMullen	Date: May 3, 2012
Milton M. McMullen, Director

/s/ James E. Sweeney	Date: May 3, 2012
James E. Sweeney, Director

/s/ David S. Haddad, Jr.	Date: May 3, 2012
David S. Haddad, Jr., Director

/s/ Debra Jones	Date: May 3, 2012
Debra Jones, Director

/s/ Rogelio Riojas	Date: May 3, 2012
Rogelio Riojas, Director

/s/ Matthew P. Deines	Date: May 3, 2012
Matthew P. Deines, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibits:

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc.*
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.

2.0	Plan of Conversion and Reorganization (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 30, 2012 (File No. 000-52889))

3.1	Articles of Incorporation of Sound Financial Bancorp, Inc.*
3.2	Bylaws of Sound Financial Bancorp, Inc.*
4.0	Form of Common Stock Certificate of Sound Financial Bancorp, Inc.*
5.0	Opinion of Silver, Freedman & Taff L.L.P. regarding legality of securities being registered*
8.1	Opinion of Silver, Freedman & Taff L.L.P. regarding Federal tax matters*
8.2	Opinion of Porter, Kohli & LeMaster, P.S. re: State Tax Matters*

10.1

Employment Agreement by and between Sound Community Bank and Laura Lee Stewart (incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on September 20, 2007 (File No. 333-146196))

10.2

Executive Long Term Compensation Agreement effective August 14, 2007 by and between Sound Community Bank and Laura Lee Stewart (incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on September 20, 2007 (File No. 333-146196))

10.3

Amendment to Freeze Benefit Accruals Under the Executive Long Term Compensation Agreement effective August 14, 2007, by and between Sound Community Bank (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 5, 2012 (File No. 000-52889))

10.4

Supplemental Executive Long Term Compensation Agreement effective December 31, 2011 by and between Sound Community Bank and Laura Lee Stewart (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 5, 2012 (File No. 000-52889))

10.5

Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Sound Community Bank and Laura Lee Stewart (incorporated herein by reference to the Report on Form 8-K filed with the SEC on January 5, 2012 (File No. 000-52889))

10.6

Employment Agreement by and between Sound Community Bank and Matthew Deines (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on November 5, 2009 (File No. 000-52889))

10.7

Employment Agreement by and between Sound Community Bank and Matthew Moran (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on November 5, 2009 (File No. 000-52889))

10.8

Addendums to the Employment Agreements by and between Sound Community Bank and each of Matthew Deines and Matthew Moran (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 3, 2012 (File No. 000-52889))

10.9	Summary of Director Board Fee Arrangements (incorporated herein by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2011 (File No. 000-52889))
10.10	Sound Financial, Inc. 2008 Equity Incentive Plan (incorporated herein by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2009 (File No. 000-52889))
10.11

Forms of Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement and Restricted Stock Agreements under the 2008 Equity Incentive Plan (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 29, 2009 (File No. 000-52889))

10.12	Summary of Annual Bonus Plan (incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on September 20, 2007 (File No. 333-146196))
21	Subsidiaries of Registrant (incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on September 20, 2007 (File No. 333-146196))

23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in Opinions included as Exhibits 5 and 8.1)*
23.2	Consent of Porter, Kohli & LeMaster, P.S. (contained in Opinion included as Exhibits 8.2)*

23.3	Consent of Moss Adams LLP

23.4	Consent of RP Financial LC*
24	Power of Attorney (set forth on signature page)*
99.1	Appraisal Agreement with RP Financial LC*
99.2	Appraisal Report of RP Financial LC*
99.3	Letter of RP Financial LC re: Subscription Rights*
99.4	Letter of RP Financial, Inc. re: Liquidation Account*
99.5	Subscription Order Form and Instructions*
99.6	Additional Solicitation Material*
99.7	Form of Proxy for Sound Financial, Inc. stockholders*

*       Previously filed.